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As filed with the Securities and Exchange Commission on September 18, 2003

Registration No. 333-106381

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DECRANE AIRCRAFT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3728 (Primary Standard Industrial Classification Number)	34-1645569 (I.R.S. Employer Identification No.)
2361 Rosecrans Avenue, Suite 180 El Segundo, California 90245 (310) 725-9123 (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Richard J. Kaplan
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
DeCrane Aircraft Holdings, Inc.
2361 Rosecrans Avenue, Suite 180
El Segundo, California 90245
(310) 725-9123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael P. Kaplan Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Stephen A. Silverman Spolin Silverman Cohen & Bartlett LLP 1620 26th Street, Suite 2000 North Santa Monica, California 90404 (310) 586-2400

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Registration Fee Amount of

12% Series B Senior Subordinated Notes due 2008	(1)	$0(2)

Guarantees thereof by the Additional Registrants	(1)	$0(3)

(1)
Pursuant to Rule 457(q), this Registration Statement registers an indeterminate number of securities to be offered solely for market-making purposes by an affiliate of the Registrant.

(2)
Pursuant to Rule 457(q), no filing fee is required.

(3)
Pursuant to Rule 457(n), no filing fee is required.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

        The following direct and indirect subsidiaries of DeCrane Aircraft Holdings, Inc. are co-registrants, as guarantors of the notes registered hereby:

Co-Registrants	State of Incorporation or Organization	I.R.S. Employer Identification Number	Co-Registrants	State of Incorporation or Organization	I.R.S. Employer Identification Number

Audio International, Inc.	Arkansas	71-0640962	DeCrane Cabin Interiors, LLC	Delaware	75-2973281

Carl F. Booth & Co., LLC	Delaware	31-1706019	Hollingsead International, Inc.	California	95-2500766

Custom Woodwork & Plastics, LLC	Delaware	94-3369982	PATS, Inc.	Maryland	52-1067232

DAH-IP Holdings, Inc.	Delaware	74-2936057	PCI Newco, Inc.	Delaware	74-2931488

DAH-IP Infinity, Inc.	Delaware	75-2850564	PPI Holdings, Inc.	Kansas	74-2814579

DeCrane Aircraft Furniture Co., L.P.	Texas	74-2961069	Precision Pattern, Inc.	Kansas	48-0759147

DeCrane Aircraft Seating Company, Inc.	Wisconsin	39-1422413	The Infinity Partners, Ltd.	Texas	74-2936058

EXPLANATORY NOTE

        This Registration Statement is being filed for purposes of permitting market-making by Credit Suisse First Boston LLC, which is an affiliate of the Registrant. The Registrant had previously filed a Registration Statement for market-making on Form S-3. This new Registration Statement is being filed because (i) the Registrant is not currently eligible to use Form S-3 and (ii) additional guarantors have been added as registrants, while other entities that previously guaranteed the Notes have been liquidated or sold and released as guarantors.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2003

PROSPECTUS

DeCrane Aircraft Holdings, Inc.
12% Series B Senior Subordinated Notes due 2008

        Interest on the notes is payable on March 30 and September 30 of each year. We have the right to redeem any notes at any time beginning September 30, 2003 at the redemption prices stated in this prospectus, plus accrued interest. We will also have the right to redeem, and you will have the right to require us to purchase, the notes upon the occurrence of certain change of control events.

        The notes rank junior to our senior indebtedness and secured debt, including the debt owed under our senior bank credit facility. The notes are unconditionally guaranteed on a senior subordinated basis by all of our existing subsidiaries, and rank junior to the guarantors' senior and secured debt and equally with their future unsecured, senior subordinated debt.

Investing in the notes involves a high degree of risk.
See "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse First Boston LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Credit Suisse First Boston LLC has advised us that it intends to make a market in the notes; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

Credit Suisse First Boston

                                , 2003

        You should rely only on the information contained in this prospectus and any supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully. In this prospectus, "DeCrane," "DeCrane Aircraft," the "Company," "we," "us" or "our" refers to DeCrane Aircraft Holdings, Inc. and its subsidiaries, except where the context makes clear that the reference is only to DeCrane Aircraft Holdings, Inc. itself and not its subsidiaries.

Our Company

        DeCrane Aircraft Holdings, Inc., a Delaware corporation founded in 1989, is a provider of integrated assemblies, sub-assemblies and component parts to the aerospace industry. Since our founding in 1989, we have experienced both internal growth and external growth by identifying fragmented, high-growth niche segments within the aerospace industry and acquiring market-leading companies in those niches. Today, we have product capability within two specific segments of the aerospace industry: cabin management for business, VIP and head-of-state aircraft and systems integration services. Within these markets, our customers include original manufacturers of business, VIP and head-of-state aircraft, commonly referred to as OEM's, and aircraft repair and modification centers.

Our Operating Groups

        We are organized into two operating groups, consistent with the segments in which we operate: Cabin Management and Systems Integration. Through our operating groups, we offer a complete line of cabinetry, galleys, seating and cabin management systems for business, VIP and head-of-state aircraft, as well as systems integration services.

        Prior to May 23, 2003, we also had a third strategic business, the Specialty Avionics Group. As described in "Recent Developments—Sale of the Specialty Avionics Group," we sold our equity interests in the companies comprising this group and, as a result, the financial position, results of operations and cash flows of this group are reflected as a discontinued operation in this prospectus.

Cabin Management Group

        DeCrane's Cabin Management Group contributed approximately 75% of our revenues for the year ended December 31, 2002 and 69% for the six months ended June 30, 2003.

        Our Cabin Management Group is a leading independent provider of cabin products, with a primary focus on serving the business, VIP and head-of-state aircraft market. Since 1997, our Cabin Management Group has acquired nine companies involved in the engineering, manufacturing and assembly of the key components for the interior of a business, VIP and head-of-state aircraft, including cabin interior furnishings, veneer, cabin management systems, seating and composite components. Our Cabin Management Group serves major manufacturers of business, VIP and head-of-state aircraft, including Boeing Business Jet, Bombardier, Cessna, Dassault, Gulfstream and Raytheon.

        The Cabin Management Group introduced the concept of modularity to the business, VIP and head-of-state aircraft market by offering totally integrated interior products. In our view, one of the greatest challenges facing the industry's aircraft manufacturers is minimizing the lead-time necessary to complete an unfinished "green" aircraft. We believe our distinctive approach of delivering integrated assemblies and sub-assemblies addresses this challenge by providing our customers with entire pre-engineered, pre-wired and pre-plumbed modular cabin interiors and management systems ready for final integration into the aircraft. We believe our totally integrated interior products enable our customers to reduce their lead times, supplier base and overall costs.

Systems Integration Group

        DeCrane's Systems Integration Group contributed approximately 25% of our revenues for the year ended December 31, 2002 and 31% for the six months ended June 30, 2003.

        Our Systems Integration Group provides a range of aircraft retrofit, completion and refurbishment services, from conceptual design to Federal Aviation Administration certification, including engineering, manufacturing and installation. One of our largest businesses in this group is the design, production and installation of auxiliary fuel systems, which extend the range of an aircraft. We have an exclusive long-term contract through December 31, 2004 with Boeing Business Jet ("BBJ") (which may be cancelled by BBJ at any time upon prior written notice) to design, manufacture and install auxiliary fuel systems on the BBJ, a Boeing 737-700IGW, and the BBJ2, a Boeing 737-800, and are one of only four world-wide approved BBJ/BBJ2 service centers. During 2002, we delivered our first business, VIP and head-of-state aircraft interior completion on a BBJ2 aircraft and are under contract to perform an interior completion on a BBJ aircraft for delivery in 2003.

        We also focus on regulatory authority safety mandates and believe we are the major supplier of integration kits for smoke detection and fire suppression in the cargo hold, and perform structural, avionics and mechanical systems modifications, including FAA certification of those modifications before returning an aircraft to service.

Industry Overview and Trends

        We compete in the aircraft products and services market of the aerospace industry. The market for our products and services is largely driven by demand in the three civil aircraft markets: business, VIP and head-of-state aircraft and, to a lesser extent, commercial and regional aircraft. Weak global economic conditions, which were exacerbated by the September 11, 2001 terrorist attack on the United States, ongoing concerns about global terrorism, the current Middle Eastern military conflicts and the Severe Acute Respiratory Syndrome, or SARS, epidemic are all adversely impacting the aerospace industry and have led to a decrease in demand for business, VIP and head-of-state aircraft.

        The business, VIP and head-of-state aircraft portion of our business experienced weakness during 2002 and will continue to experience weakness throughout 2003 as evidenced by various manufacturers' announced plans to temporarily suspend production at various times throughout the year in response to the weak demand for new aircraft. However, we believe business, VIP and head-of-state aircraft deliveries may experience a modest recovery in 2004 and continuing recovery thereafter. The commercial aircraft portion of our business, which subsequent to the sale of the Specialty Avionics Group accounts for less than 5% of consolidated revenues, also experienced significant weakness in 2002 and the first half of 2003 and we believe this condition will continue through 2003 and into 2004, with potential recovery not expected to occur until at least 2005. Our beliefs are based on the assumptions that we will experience economic recovery and there are no further negative geo-political developments affecting our industry.

Risk Factors

        See "Risk Factors" of a discussion of various risks associated with an investment in the notes.

        Our principal executive offices are located at 2361 Rosecrans Avenue, Suite 180, El Segundo, CA 90245 and our telephone number is (310) 725-9123. See also "Available Information" for information on how to obtain additional information.

The Notes

        The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the more specific details contained in "Description of the Notes."

Securities Offered	12% Series B Senior Subordinated Notes due 2008.
Maturity	September 30, 2008.
Interest	Interest will be payable in cash on March 30 and September 30 of each year.
Optional Redemption
We may redeem any of the notes beginning on September 30, 2003. The initial redemption price is 106% of their principal amount, plus accrued interest. The redemption price will decline each year thereafter and will be 100% of their principal amount, plus accrued interest, beginning on September 30, 2006.
Change of Control
Upon a change of control (as defined under "Description of the Notes"), we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase plus accrued interest. In addition, at any time prior to September 30, 2003, we may redeem the notes upon a change of control at a price equal to 100% of their principal amount plus a "make-whole" premium and accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes).
Guarantees
The notes are guaranteed by all of our existing subsidiaries. The notes will also be guaranteed by our future wholly-owned domestic restricted subsidiaries that guarantee our senior bank credit facility.
Ranking
The notes and the guarantees rank junior to our senior indebtedness and secured debt, including the debt owed under our senior bank credit facility. The notes will also effectively rank junior to all liabilities of our future subsidiaries that do not guarantee the notes. As of the date of this prospectus, all of our subsidiaries guarantee the notes. As of June 30, 2003, we had senior indebtedness and secured debt outstanding of approximately $159.9 million.
Restrictive Covenants	The terms of the notes restrict our ability and the ability of certain of our subsidiaries (as described in "Description of Notes") to:
• incur additional indebtedness;
• create liens;
• engage in sale-leaseback transactions;
• pay dividends or make distributions in respect of capital stock;

	•	purchase or redeem capital stock;
	•	make investments or certain other restricted payments;
	•	sell assets;
	•	issue or sell stock of restricted subsidiaries;
	•	enter into transactions with stockholders or affiliates; or
	•	effect a consolidation or merger.
However, these limitations will be subject to a number of important qualifications and exceptions.
Use of Proceeds
We will not receive any proceeds from the offering of notes. See "Use of Proceeds." The notes were originally issued in October 1998 in a private placement in an aggregate principal amount of $100.0 million to refinance a bridge loan borrowed in connection with the acquisition of us by our principal stockholders, DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities. We received net proceeds from the sale of the notes of approximately $96.0 million.

 Summary Selected Consolidated Financial Data

        The following table presents selected historical consolidated financial data for DeCrane Aircraft Holdings, Inc. The data as of and for the each of the three years in the period ended December 31, 2002 were derived from the audited consolidated financial statements and related notes for those periods. The data as of and for each of the six month periods ended June 30, 2003 and 2002 were derived from the unaudited consolidated financial statements for those periods which, in the opinion of management, are presented on a basis consistent with the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented. All information in this table and the accompanying notes should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited historical consolidated financial statements and related notes included in this prospectus.

	(1)
	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Statement of Operations Data:
Revenues	$86,013	$122,112	$229,841	$272,112	$236,501
Cost of sales (2)	76,286	92,212	170,485	196,866	155,134

Gross profit	9,727	29,900	59,356	75,246	81,367
Selling, general and administrative expenses (3)	14,477	24,247	40,318	45,429	33,345
Impairment of goodwill (4)	34,000	—	—	8,583	—
Amortization of intangible assets (5)	1,826	1,717	3,540	12,436	10,628

Operating income (loss)	(40,576)	3,936	15,498	8,798	37,394
Interest expense (6)	12,337	12,082	25,376	29,645	27,181
Other expenses, net	746	199	505	634	277

Loss from continuing operations before provision for income taxes	(53,659)	(8,345)	(10,383)	(21,481)	9,936
Provision for income taxes (benefit) (7)	(10,630)	(3,191)	(3,621)	(3,933)	4,607

Income (loss) from continuing operations	(43,029)	(5,154)	(6,762)	(17,548)	5,329
Income (loss) from discontinued operations, net of tax (8)	(5,650)	(35,702)	(41,396)	3,546	(1,727)
Cumulative effect of change in accounting principle (9)	—	(17,828)	(17,828)	—	—

Net income (loss)	$(48,679)	$(58,684)	$(65,986)	$(14,002)	$3,602

Net income (loss) applicable to common stockholder	$(51,933)	$(61,499)	$(71,827)	$(19,063)	$1,328

Other Financial Data:
Restructuring, asset impairment and other related charges (10)	$54,894	$11,709	$17,255	$25,834	$—
Depreciation and amortization (11)	4,967	5,447	10,612	20,364	15,086
Capital expenditures:
Paid in cash	2,002	2,024	4,356	10,191	20,193
Financed with capital lease obligations	40	22	67	4,376	105
Ratio of earning to fixed charges (12):
Ratio	—	—	—	—	1.4	x
Deficiency of earnings to fixed charges	$53,659	$8,345	$10,383	$21,481	$—
Other Operating Data:
Bookings (13)	$93,282	$109,231	$197,132	$252,800	$238,546
Backlog at end of period (14)	74,075	86,369	66,805	99,518	118,830

	(1)
	As of June 30,		As of December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,673	$8,589	$12,421	$9,478	$7,706
Working capital (15)	50,179	200,301	196,176	81,656	61,398
Total assets (15)	322,646	562,926	548,967	645,711	664,254
Total debt (16)	259,857	403,888	381,017	399,268	381,513
Mandatorily redeemable securities (17)	37,335	31,055	34,081	28,240	23,179
Stockholder's equity (deficit)	(17,059)	40,628	34,951	102,390	121,442

See accompanying Notes to Summary Selected Consolidated Financial Data.

Notes to Summary Selected Consolidated Financial Data:

(1)
Reflects historical selected consolidated financial data derived from the audited and unaudited consolidated financial statements and related notes for the periods, reclassified to reflect the Specialty Avionics Group as a discontinued operation.

  Also reflects the results of operations and financial position of companies we acquired for all periods subsequent to their respective acquisition dates as follows:

Company Acquired		Date Acquired
•	Coltech (a component of discontinued operations)	August 31, 2000
•	DeCrane Aircraft Seating Co. (formerly ERDA)	June 30, 2000
•	Carl F. Booth & Co.	May 11, 2000
(2)
Includes charges related to our restructuring activities to reflect:

•
a $6.3 million noncash write-off of curtailed product development costs, a $3.1 million noncash inventory write-down and a $3.4 million charge for lease termination and severance costs during the six months ended June 30, 2003;

•
a $6.9 million noncash inventory write-down, a $2.6 million charge for estimated losses on uncompleted long-term contracts and $1.2 million of other charges during the twelve months ended December 31, 2002 (charges totaling $5.9 million were reflected during the six months ended June 30, 2002); and

•
a $1.8 million noncash inventory write-down, a noncash write-off of $7.9 million of curtailed product development costs and charges totaling $3.9 million for the realignment of production programs between facilities during the twelve months ended December 31, 2001.

(3)
Includes charges related to our restructuring activities of:

•
$0.6 million during the six months ended June 30, 2003 for lease termination, severance and other related costs;

•
$6.5 million during the year ended December 31, 2002, $3.9 million of which was a noncash asset impairment write-down (charges totaling $5.8 million were reflected during the six months ended June 30, 2002); and

•
$3.7 million during the year ended December 31, 2001, $1.3 million of which was a noncash asset impairment write-down.

(4)
Reflects noncash goodwill impairment charges, including charges resulting from our restructuring activities.

(5)
For the three years ended December 31, 2002 and the six months ended June 30, 2003 and 2002, reflects the amortization of identifiable intangible assets. For periods prior to January 1, 2002, also reflects the amortization of goodwill as follows: 2001—$9.1 million; and 2000—$7.8 million. Starting January 1, 2002, goodwill is no longer amortized but instead subject to annual impairment testing with a loss charged to operations in the period in which impairment occurs, as required by SFAS No. 142, "Goodwill and Other Intangible Assets."

(6)
Excludes interest expense attributable to the Specialty Avionics Group, which is classified as a component of the income or loss from discontinued operations, as described in Note 8 below.

(7)
For the six months ended June 30, 2003, includes a $13.1 million charge for a valuation allowance established on the net deferred tax assets which may not be realized in the future. Excluding the valuation allowance, the provision for income taxes differs from the amount determined by applying the applicable U.S. statutory federal rate to the income before income taxes primarily due to the effects of state income taxes and non-deductible expenses, principally goodwill impairment charges and amortization (for periods prior to January 1, 2002). The difference in the effective tax rates between periods is mostly a result of the relationship of non-deductible expenses to the loss before income taxes.

(8)
Reflects the net income or loss of the Specialty Avionics Group, which was sold on May 23, 2003 and therefore is classified as a discontinued operation during the periods and includes charges to reflect:

•
a $39.3 million noncash charge during the six months ended June 30, 2002 and the year ended December 31, 2002 to reflect the cumulative effect of the change in accounting principle for the impairment of goodwill upon adoption of SFAS No. 142 on January 1, 2002; and

•
interest expense attributable to the Specialty Avionics Group as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2003(a)	2002	2002	2001	2000
	(In thousands)
Interest expense associated with:
Senior bank credit facility debt required to be repaid (b)	$2,952	$3,674	$7,720	$8,439	$13,337
Debt obligations assumed by the buyer	270	402	798	917	1,105

Interest expense attributable to discontinued operations	$3,222	$4,076	$8,518	$9,356	$14,442

    (a)
    Reflects the period from January 1, 2003 through Mary 23, 2003, the date of sale.

    (b)
    Reflects allocated interest expense attributable to $130.0 million of senior bank credit facility debt which was required to be repaid with the proceeds from the sale. Interest expense was based on the historical interest rates charged during each of the periods.

(9)
Reflects the noncash charge, net of $0.9 million tax benefit, for the impairment of goodwill upon adoption of SFAS No. 142 on January 1, 2002.

(10)
Reflects the total restructuring, asset impairment and other related charges incurred during the periods related to our restructuring activities.

(11)
Reflects depreciation and amortization of plant and equipment, goodwill (for periods prior to the January 1, 2002 adoption of SFAS No. 142) and other intangible assets. Excludes amortization of deferred financing costs and debt discounts, which are classified as a component of interest expense.

(12)
For the purpose of calculating the ratio of earning to fixed charges, earnings represent net income from continuing operations before income taxes, extraordinary items and fixed charges.

•
interest, whether expensed or capitalized;

•
amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and

•
one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

(13)
Bookings represent the total invoice value of purchase orders received during the period.

(14)
Backlog represents the total invoice value of unfilled purchase orders at the end of the period. Orders may be subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of our receipt of orders and the speed with which those orders are filled.

(15)
Includes amounts attributable to the Specialty Avionics Group, which is reflected as a discontinued operation, as follows:
	Historical
	As of June 30,		As of December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Working capital:
Continuing operations	$50,179	$45,561	$55,363	$39,862	$20,480
Discontinued operations	—	154,740	140,813	41,794	40,918

Total	$50,179	$200,301	$196,176	$81,656	$61,398

Total assets:
Continuing operations	$322,646	$385,735	$388,226	$423,272	$429,812
Discontinued operations	—	177,191	160,741	222,439	234,442

Total	$322,646	$562,926	$548,967	$645,711	$664,254

(16)
Total debt is defined as long-term debt, including current portion. Total debt as of June 30, 2003 reflects the repayment of $130.0 million of senior credit facility debt with the proceeds from the sale of the Specialty Avionics Group.

(17)
Reflects mandatorily redeemable 16% preferred stock.

RISK FACTORS

        You should carefully consider the following information as part of your evaluation of our company and its business before making an investment in the offered securities.

Risks Relating to Our Substantial Debt

Our substantial levels of debt could adversely affect our financial health and prevent us from fulfilling our obligations under the debt agreements.

        As of June 30, 2003, we had total consolidated indebtedness of approximately $259.9 million and we had $24.4 million of additional revolving line of credit borrowings available under our senior bank credit facility, subject to customary funding conditions. We also had $37.3 million of mandatorily redeemable preferred stock as of June 30, 2003. The senior bank credit facility and the indenture under which our notes are issued each also permit us to incur significant amounts of additional debt and to secure that debt with some of our assets.

        The amount of debt we carry could have important consequences:

  •
  It may limit the cash flow available for general corporate purposes and acquisitions. Interest payments on our debt were $27.6 million for the year ended December 31, 2002 and $16.9 million for the six months ended June 30, 2003. Earnings from continuing operations were insufficient to cover fixed charges by $10.4 million for the year ended December 31, 2002 and $53.7 million during the six months ended June 30, 2003.

  •
  It may limit our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions.

  •
  It may limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally.

  •
  It may expose us to increased interest expenses, when interest rates fluctuate, because some of our borrowing may be, and in recent years most of it has been, at variable "floating" rates.

  •
  It may limit our ability to respond to changes in our markets or exploit business opportunities.

Our operations and those of our subsidiaries are restricted by the terms of the notes and our senior bank credit facility.

        The indenture under which the notes are issued and our senior bank credit facility limit our flexibility in operating our businesses, including our ability and the ability of our subsidiaries to:

  •
  incur debt;

  •
  issue preferred stock;

  •
  repurchase capital stock or subordinated debt;

  •
  enter into transactions with affiliates;

  •
  enter into sale and leaseback transactions;

  •
  create liens or allow them to exist;

  •
  pay dividends or other distributions;

  •
  make investments;

  •
  sell assets; and

  •
  enter into mergers and consolidations.

        In addition, our senior bank credit facility requires that we satisfy several tests of financial condition. See "Description of the Senior Bank Credit Facility." Our ability to do so can be affected by events beyond our control, and we cannot assure you that we will meet those tests. Our failure to do so could result in a default under our senior bank credit facility, which would permit the lenders to terminate their commitments and accelerate all debt and would trigger an event of default under the notes. Although we were in compliance with these covenants as of June 30, 2003, we have required amendments on several occasions in recent years to avoid potential defaults and we may not be able to comply with these tests in the future.

        The senior bank credit facility is secured by substantially all our material assets. If we default under our senior debt agreements, the lenders could choose to declare all outstanding amounts immediately due and payable, and seek foreclosure of the assets we granted to them as collateral. We cannot assure you that, if our senior bank credit facility were accelerated, our assets would be sufficient to repay all of our debt, including the notes, in full.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could intensify the risks described above.

        DeCrane Aircraft and its subsidiaries may be able to incur substantial additional indebtedness in the future. The amount of this potential additional indebtedness varies from time to time depending on our financial condition and results of operations relative to our covenants. As of June 30, 2003, the covenants in our credit agreement, our most restrictive debt instrument, would have permitted us to incur additional debt of $19.3 million based on our financial condition and results of operations as of such date relative to our covenants. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

Your rights under the notes are subordinated to substantially all our existing debt.

        The notes and the subsidiary guarantees are general unsecured obligations of DeCrane Aircraft and its subsidiaries that have provided note guarantees. The notes and the subsidiary guarantees rank lower in right of payment than most of the debt of those companies, including the amounts owed under the senior bank credit facility. As of June 30, 2003, DeCrane Aircraft and the guarantor subsidiaries had outstanding about $159.9 million of senior debt. The senior creditors have rights that might reduce the payments made to you as a holder of the notes:

  •
  We would be required to pay the applicable holders of this senior debt in full before paying the holders of the notes if DeCrane Aircraft or one of the guarantor subsidiaries, as applicable, suffers a bankruptcy filing, insolvency, liquidation or similar event, or if such senior debt is accelerated.

  •
  We are blocked from paying holders of the notes whenever there is a payment default on specified senior debt and principal and premium payments may also be blocked for up to 179 days while there is a non-payment default on such senior debt.

        See "Description of the Notes—Subordination" for the terms of this subordination.

Our ability to repay the notes and our other debt depends on cash flow from our subsidiaries; our non-guarantor subsidiaries' liabilities will be effectively senior to the notes.

        We conduct all of our operations through subsidiaries. We have no material operations or assets other than the capital stock of our operating subsidiaries. Consequently, we depend on distributions or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. We cannot assure you that the operating results of our subsidiaries will be sufficient to enable us to make payments on the notes. State law may limit the amount of the dividends that any of our subsidiaries are permitted to pay to us.

        In addition, the liabilities of any future non-guarantor subsidiary will be effectively senior to the notes. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our non-guarantor subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors.

We will require a significant amount of cash to service our debt and to fund our operations and planned capital expenditures. Our ability to generate cash depends on cash flows from our subsidiaries and many factors beyond our control.

        We will be required to repay $26.9 million of senior bank credit facility borrowings in 2004 and substantial amounts thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Disclosure of Contractual Obligations and Commitments" for additional information. Our ability to satisfy our debt obligations and to fund our operations and planned capital expenditures will depend on our ability to generate cash in the future and access to our revolving credit facility, which will terminate in September 2004. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our operating cash flow will be sufficient to meet our anticipated future operating and capital expenditures and debt payments as they become due or that future borrowings will be available to us for such purposes. While we generated cash from operations in 2002, we used $19.9 million for operating activities during the first six months of 2003. If our cash flow in future periods is lower than we expect, we might be forced to reduce or delay acquisitions or capital expenditures, sell assets and/or reduce operating expenses in order to make all required debt service payments. Alternatively, we may have to refinance all or a portion of our debt on or before maturity. A reduction in our operating expenses might reduce important efforts, such as selling and marketing programs, management information system upgrades and new product development. In addition, we may not be able to refinance our debt on commercially reasonable terms or at all.

        For example, we reported a net loss of $66.0 million for the year ended December 31, 2002 and a loss of $48.7 million for the six months ended June 30, 2003. The 2002 loss includes $17.8 million as a result of a cumulative effect of change in accounting principle, a $41.4 million loss attributable to discontinued operations and $17.2 million of pre-tax restructuring and long-lived asset impairment charges we recorded resulting from restructuring activities we implemented in response to the adverse impact the September 11th terrorist attack and its aftermath is having on our business. The 2003 loss includes a $34.0 million goodwill impairment charge, $13.4 million of additional restructuring charges and a $5.7 million loss attributable to discontinued operations. See "—Risks Related to Our Business" for additional information.

We may not be able to purchase your notes upon a change of control due to restrictions in our senior bank credit facility and limited financial resources.

        If we experience a change of control of the types described in "Description of Notes—Repurchase at the Option of Holders," you will have the right to require us to repurchase all or any part of your notes at an offer price in cash equal to 101% of the aggregate principal amount, plus accrued interest to the date of repurchase. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation to every note holder following a change of control.

        Our senior bank credit facility prohibits us from purchasing the notes, and makes change of control events a default. The terms of any other future senior debt may contain similar restrictions. If a change of control occurs while any senior debt prohibits us from purchasing the notes, we could seek the consent of the senior lenders to the purchase, or attempt to refinance the debt that prohibits it.

However, we cannot assure you that those attempts would be successful. If they are not, we would still be prohibited from repurchasing the notes. Our failure to do so would result in a default under the indenture, which could also result in a default in the senior debt, and therefore block any payments to you under the "blocking" covenants described in "Description of Notes—Subordination."

Federal and state "fraudulent transfer" statutes allow courts to order noteholders to return payments already made, or void guarantees, if the issuer's or guarantor's financial condition meets specific tests.

        Your rights to repayment of the notes, and to retain amounts already paid under the notes, could be affected by the application of federal or state "fraudulent transfer" laws. These statutes permit obligations to be undone or rescinded if tests having to do with the obligation, the person's intent and the person's financial condition are satisfied. Our repayment obligations to you under the notes could be impaired by those laws if a court determined that, when we issued or exchanged the notes, or, in some states, when payments become due on the notes, we either:

  •
  had the actual intent to hinder, delay or defraud current or future creditors, or

  •
  received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes, and we either:

  •
  were insolvent or were rendered insolvent by reason of the incurrence, or

  •
  were engaged, or about to engage, in a business or transaction for which our remaining unencumbered assets were unreasonably small, or

  •
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Based on such a finding, a court could void all or a portion of our obligations to you, subordinate your right to repayment to our other existing and future senior debt, in which case those other creditors would be paid in full before any payment could be made on the notes, and take other action detrimental to your rights, including invalidating the notes. A court would likely find that we received less than fair consideration or reasonably equivalent value for our obligations under the notes to the extent that we used the proceeds from the original issuance of the notes for the acquisition of DeCrane Aircraft by DLJ Merchant Banking. We cannot assure you that, if that occurred, you would ever recover any repayment on your notes.

        In addition, the obligations of our subsidiary guarantors under their subsidiary guarantees may be subject to review under the same laws. In that event, if a court were to find that when a subsidiary guarantor issued its subsidiary guarantee (or, in some jurisdictions, when it became obligated to make payments thereunder), the factors set forth above applied to that subsidiary guarantor, a court could avoid the subsidiary guarantee and the subsidiary guarantor's obligations thereunder and direct the return of any amount paid to you pursuant to that subsidiary guarantee. A court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its obligations under the subsidiary guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. If a court were to avoid a subsidiary guarantee of any subsidiary guarantor, holders of notes would retain their rights against us and the other subsidiary guarantors, although those entities' assets may be insufficient to pay the notes in full.

        The definition of insolvency used in the foregoing tests varies among jurisdictions, depending upon the court and the law that is being applied. A given court might apply different standards in determining whether we were insolvent on a particular date, or regarding other grounds that might lead it to take the actions noted above. Generally, however, an entity would be considered insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, were greater than the fair saleable value of all of its assets; or

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent and unliquidated liabilities, as they become absolute and mature.

We cannot assure you that a market for the notes will continue.

        We cannot assure you about your ability to sell the notes or the price at which you may be able to sell them. The notes may trade at prices that may be higher or lower, and have recently traded at prices lower than their initial offering price. The notes were issued at a price equal to 100% of their principal in an aggregate principal amount of $100.0 million in October 1998 and had a market value of approximately $47.0 million at June 30, 2003, representing a 53% decline in value. The trading price depends on many factors, including prevailing interest rates, our operating results and the market for similar securities. Credit Suisse First Boston LLC intends to make a market in the notes. However, Credit Suisse First Boston LLC is not obligated to do so and it may discontinue or interrupt any such market-making at any time without notice.

        Because Credit Suisse First Boston LLC may be deemed to be our "affiliate" (as defined in the Securities Act), we maintain a registration statement that allows CSFB to engage in market-making transactions in the notes and CSFB delivers a prospectus in connection with its market-making activities. If at any time the market-making prospectus is not in compliance with the disclosure obligations of the Securities Act, Credit Suisse First Boston LLC may be unable to engage in market-making activities until the prospectus is brought into compliance. There are no other market-makers in the notes.

Risk Related to Our Control by Principal Stockholders

We are controlled by principal stockholders who are affiliated with our lenders and may have economic interests which differ or conflict with yours.

        DeCrane Aircraft is a wholly-owned subsidiary of DeCrane Holdings, and a significant amount of DeCrane Holding's common stock outstanding is held by our principal stockholders, DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities. As a result of the 2000 acquisition by Credit Suisse First Boston of Donaldson, Lufkin & Jenrette, CSFB became an affiliate of our principal stockholders. The CSFB affiliates beneficially own approximately 95% of DeCrane Holding's common stock. As a result of their stock ownership, the CSFB affiliates control DeCrane Holdings and DeCrane Aircraft and have the power to approve all matters requiring approval of the common stockholders, including electing all of their directors, appointing new management, and approving sales of all or substantially all of the assets of the companies. The directors elected by the CSFB affiliates will have the ability to control decisions affecting our capital structure, including issuing additional capital stock, establishing stock purchase programs and declaring dividends.

        Credit Suisse First Boston, which is an agent and lender under our senior bank credit facility, is also an affiliate of DLJ Merchant Banking Partners II, L.P., but does not own any equity securities of DeCrane Aircraft or DeCrane Holdings.

        The interests of the principal stockholders could conflict with your interests as a holder of the notes. For example, those stockholders may have an interest in pursuing transactions that they believe enhance the value of their equity investment in DeCrane Aircraft or DeCrane Holdings, even though the transactions involve risks to your investment in the notes.

Risks Related to Our Business

The aerospace industry is cyclical and affected by many factors beyond our control, including geo-political and global economic conditions.

        We compete in the aircraft products and services market of the aerospace industry. The market for our products and services is largely driven by demand in the civil aircraft markets, principally for business, VIP and head-of-state aircraft and, to a lesser extent, commercial and regional aircraft. The September 11, 2001 terrorist attack on the United States, ongoing concerns about global terrorism, the current Middle-Eastern military conflicts, the Severe Acute Respiratory Syndrome (SARS) epidemic and weak global economic conditions are all adversely impacting the aerospace industry and our business.

        Based on industry and market data, we believe the business, VIP and head-of-state aircraft portion of our business will experience weakness throughout 2003 as evidenced by various manufacturers' announced plans to temporarily suspend production at various times throughout the year in response to the weak demand for new aircraft. We believe aircraft deliveries may reflect a modest recovery in 2004 and show continuing recovery thereafter. We also believe the commercial aircraft portion of our business will experience significant weakness during 2003 and 2004, with potential recovery not expected to occur until at least 2005. Our beliefs are based on the assumptions we will experience economic recovery and there are no further negative geo-political developments affecting our industry.

        Further or prolonged decreases in demand for new business, VIP and head-of-state and commercial aircraft, as well as related component parts (which occur for a variety of reasons, including those described above), would result in additional decreases in demand for our products and services, and, correspondingly, our revenues, thereby adversely affecting our financial condition. In addition, further deterioration or prolonged decreases in demand could result in further restructurings of our business.

We receive a significant portion of our revenues from a small group of key customers, and we are vulnerable to changes in their economic condition and purchasing plans.

        A significant decline in business from any one of our key customers could have a material adverse effect on our business. Our three largest customers accounted for 56.3% of our consolidated revenues from continuing operations for the year ended December 31, 2002 as follows: Textron (which includes Cessna)—23.5%; Bombardier—17.4%; and Boeing—15.4%. During the six months ended June 30, 2003, our revenues from those customers accounted for 52.3% of our consolidated revenues from continuing operations as follows: Textron—18.8%; Bombardier—7.4%; and Boeing—26.1%. The decrease in revenues from Textron and Bombardier was a result of a temporary suspension in their production due to industry weakness. We also expect a further decline in revenues from Textron during the third quarters of fiscal 2003 as a result of their additional planned shut downs. Some of our customers also have the in-house capabilities to perform the services and provide many of the products we offer and, accordingly, could discontinue outsourcing their business to us.

        In addition, significant portions of our revenues from our major customers are pursuant to contracts that may include a variety of terms favorable to the customer. Such terms may include our agreement to one or more of the following:

  •
  the customer is not required to make purchases, and may terminate such contracts at any time;

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  we make substantial expenditures to develop products for customers that we may not recoup if we do not receive sufficient orders;

  •
  on a prospective basis, we must extend to the customers any reductions in prices or lead times that we provide to other customers;

  •
  we must match other suppliers' price reductions or delete the affected products from the contract; and

  •
  we must grant irrevocable non-exclusive worldwide licenses to use our designs, tooling and other intellectual property rights to products sold to a customer if we default, or suffer a bankruptcy filing, or transfer our manufacturing rights to a third party.

Our total assets include a substantial amount of intangible assets. The write-off of a significant portion of intangible assets would negatively affect our results of operations.

        As of June 30, 2003, goodwill and other intangible assets represented approximately 59% of our total assets. Intangible assets consist of goodwill and other identifiable intangible assets associated with our acquisitions, representing the excess of cost over the fair value of tangible assets we have acquired. We may not be able to realize the value of these assets. Goodwill is not amortized but is subject to annual testing for impairment. Identifiable intangible assets with finite lives are amortized over their individual useful lives and are also subject to annual impairment testing. Simply stated, if the carrying value of the asset exceeds the estimated undiscounted future cash flows from the operating activities of the related business, impairment is deemed to have occurred. In this event, the amount is written down accordingly. Under current accounting rules, this would result in a charge against income from operations. We have recorded goodwill asset impairment charges from continuing operations totaling $34.0 million during the six months ended June 30, 2003 and $8.6 million during the year ended December 31, 2001. In addition, we recorded a transitional goodwill impairment charge of $17.8 million from continuing operations as of January 1, 2002 in connection with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

        Any future impairment testing resulting in the write-off of a significant portion of goodwill or identifiable intangible assets will have an adverse impact on our results of operations and total capitalization, the effect of which could be material.

We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do.

        We operate in highly competitive markets within the aerospace industry. Our competitors include business aircraft manufacturers, independent completion and modification companies and other independent service organizations, including some of our customers, many of whom may have significantly greater financial, technological, manufacturing and marketing resources than we do. The niche markets within the aerospace industry that we serve are relatively fragmented, with several competitors offering the same products and services we provide. Due to the global nature of the aerospace industry, competition comes from both U.S. and foreign companies.

        We believe our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing, superior customer service and support and continued certification under customer quality requirements and assurance programs. There can be no assurance that we will be able to compete successfully with respect to these factors in the future.

Our acquisition of other companies may pose certain risks.

        We consider and take advantage of selected opportunities to grow by acquiring other businesses whose operations or product lines complement our existing businesses. Our ability to implement this growth strategy will depend on finding suitable acquisition candidates at acceptable prices and obtaining the required financing. Any acquisition we may make in the future could be subject to a number of risks, including:

  •
  our ability to integrate the operations and personnel of the acquired company;

  •
  our failure to identify liabilities of the acquired company for which we may be responsible as a successor owner or operator;

  •
  the loss of key personnel in the acquired company; and

  •
  the impact on our financial position, results of operations and cash flows resulting from additional acquisition indebtedness.

        Our inability to adequately manage these or other risks could have an adverse effect on our business.

The FAA closely regulates many of our operations. If we fail to comply with its many standards, or if those standards change, we could lose installation or certification capabilities, which are important to our business.

        The aerospace industry is highly regulated in the United States by the Federal Aviation Administration to ensure that aviation products and services meet stringent safety and performance standards. The FAA prescribes standards and licensing requirements for aircraft components, issues designated alteration station authorizations, and licenses private repair stations. We hold various FAA authorizations and licenses, including a Designated Alteration Station authorization, which gives one of our subsidiaries the authority to certify some aircraft design modifications on behalf of the FAA. Our business depends on our continuing access to, or use of, these FAA authorizations and licenses, and our employment of, or access to, FAA-certified individual engineering professionals.

        We cannot assure you that we will continue to have adequate access to those authorizations, licenses and certified professionals, the loss or unavailability of which could adversely affect our operations. The FAA could also change its policies regarding the delegation of inspection and certification responsibilities to private companies, which could adversely affect our business.

Some of our operations and facilities generate waste or have done so in the past, which may result in unknown future liabilities for environmental remediation.

        Environmental laws, particularly the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), may impose strict, retroactive and joint and several liability upon persons responsible for releases or potential releases of hazardous substances and other parties who have some relationship to a site or a source of waste, such as a current or former owner or operator of real property or a party who arranges to transport wastes to a third-party site. We have sent waste to treatment, storage or disposal facilities that have been designated as National Priority List (more commonly known as Superfund) sites under CERCLA or equivalent listings under state laws. We have received requests for information or allegations of potential responsibility from the U.S. Environmental Protection Agency regarding our use of several of these sites. Given the potentially retroactive nature of environmental liability, it is possible that we will receive additional notices of potential liability relating to current or former activities. We may incur costs in the future for prior waste disposal by us or former owners of our subsidiaries or our facilities. Some of our operations are also located on properties that are contaminated to varying degrees. We may incur costs in the future to address existing or future contamination. If we incur significant costs in connection with these or other environmental issues, our business and financial condition could be adversely affected.

We could sustain losses in excess of our insurance for liability claims.

        Our business exposes us to possible claims for damages resulting from the manufacture, installation and use of our products. Many factors beyond our control could lead to such claims, such as the failure of an aircraft on which our products have been installed, the reliability and skill of the operators of such aircraft and the maintenance performed on such aircraft. We carry aircraft products and grounding liability insurance for this purpose, but we cannot assure you that our insurance coverage will be adequate to cover claims that may arise or that we will be able to renew our coverage in the future at commercially reasonable rates.

We need to retain the services of our key employees.

        Our success and growth depends in large part on the skills and efforts of our management team and on our ability to attract and retain qualified personnel experienced in the various operations of our business. The loss of key personnel, including our founder, R. Jack DeCrane, combined with the failure to attract additional qualified personnel for whatever reason, could delay implementation of our business plan or otherwise adversely affect our operations. We do not have employment contracts with our key personnel, other than Mr. DeCrane. We do not carry key man life insurance on any members of our management team.

Special Note Regarding Forward-Looking Statements

        All statements other than statements of historical facts included in this prospectus, including statements about our future performance and liquidity and future industry performance, are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to known and unknown risks, uncertainties and other factors, which are difficult to predict. Some of those risks are specifically described above, but we are also vulnerable to a variety of elements that affect many businesses, such as:

  •
  fuel prices and general economic conditions that affect demand for aircraft and air travel, which in turn affect demand for our products and services;

  •
  acts and ongoing threats of global terrorism, military conflicts and health epidemics that affect demand for aircraft and air travel, which in turn affect demand for our products and services;

  •
  inflation, and other general changes in costs of goods and services;

  •
  price and availability of raw materials, component parts and electrical energy;

  •
  liability and other claims asserted against us that exceeds our insurance coverage;

  •
  the ability to attract and retain qualified personnel;

  •
  labor disturbances;

  •
  changes in operating strategy, or our acquisition and capital expenditure plans; and

  •
  the risks described in "Risk Factors."

        Changes in such factors could cause our actual results to differ materially from those expressed or implied in this prospectus. Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will prove to be correct. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not rely on our forward-looking statements as if they were certainties.

RECENT DEVELOPMENTS

Sale of the Specialty Avionics Group

        On March 14, 2003, we entered into a definitive agreement to sell our equity interests in the companies comprising the Specialty Avionics Group to Wings Holdings, Inc., an affiliate of Odyssey Investment Partners, LLC. On March 28, 2003, we received requisite lender approval to amend our senior bank credit facility to permit the sale, provided that net proceeds of at least $130.0 million from the sale were used to repay borrowings under the credit facility by June 30, 2003. The amendment also revised various financial covenants for 2003 and beyond, decreased by $10.0 million the maximum permitted revolving line of credit borrowings to $40.0 million, increased the prime rate and LIBOR interest margins by 1.5% and permitted the issuance of specified types of additional indebtedness and the repurchase of up to $20.0 million aggregate principal amount of the 12% senior subordinated notes with the proceeds from the sale of junior securities. Junior securities means: (i) senior subordinated notes issued by us that are unsecured and do not provide for any scheduled redemptions or prepayments or any sinking fund installment payments or maturities prior to the termination of the senior credit facility, or other indebtedness subordinated in right of payment to our obligations under the senior credit facility, and whose material terms are satisfactory to the lenders; and (ii) equity securities issued by us. See "Description of the Senior Bank Credit Facility" for additional information.

        Our failure to consummate the sale of the Specialty Avionics Group by June 30, 2003 would have been an event of default under the amended senior credit facility. As a result, our independent accountants expressed substantial doubt about our ability to continue as a going concern in their report on our consolidated financial statements for the year ended December 31, 2002.

        On May 23, 2003, we consummated the sale. The aggregate selling price was $140.0 million in cash, subject to a post-closing selling price adjustment based on the amount of working capital at closing. We used $130.0 million of the proceeds from the sale to repay borrowings under the senior credit facility, as amended. Consummation of the sale and repayment of $130.0 million of borrowings alleviated our independent accountants doubt about our ability to continue as a going concern. As a result, our independent accountants revised and reissued their report on our consolidated financial statements included in this prospectus, which reflects the removal of their doubt about our ability to continue as a going concern. In addition, all financial data included in this prospectus, including our audited consolidated financial statements for the year ended December 31, 2002, have been revised to reflect the Specialty Avionics Group as a discontinued operation for all periods presented.

        The Specialty Avionics Group consisted of Avtech Corporation of Seattle, Washington, Aerospace Display Systems, LLC of Hatfield, Pennsylvania, and Tri-Star Electronics International, Inc. of El Segundo, California. The group provides aviation electronic components to the aircraft industry, primarily the commercial original equipment and aftermarket segments, specializing in assembling design, engineering and manufacturing capabilities in several avionic categories, including flight deck and cabin audio management systems, flight deck visual display and communication systems including SELCAL, power and control devices, specialty interconnect solutions, as well as a leading manufacturer of high quality electrical contacts for military and aviation applications.

INDUSTRY AND MARKET DATA

        The industry and market data we use in this prospectus is based on the good faith estimates of our management, which estimates are based primarily upon internal management information and, to the extent available, independent industry publications and other publicly available information. However, the nature of the aerospace industry and competition in our markets results in limited availability of reliable, independent data. Although we believe that the sources we have used are reliable, we do not guarantee, and have not independently verified, the accuracy and completeness of the information.

CAPITALIZATION

        The following table reflects the consolidated cash and cash equivalents and total capitalization of DeCrane Aircraft as of June 30, 2003. This table should be read in conjunction with DeCrane Aircraft's consolidated audited and unaudited financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

As of June 30, 2003
(In thousands)
Cash and cash equivalents	$3,673

Total capitalization:
Total debt:
Senior bank credit facility:
Term facility	$134,925
Revolving credit facility	15,250
Senior Subordinated Notes due 2008	100,000
Other debt	9,682

Total debt	259,857
Mandatorily redeemable preferred stock	37,335
Stockholder's equity (deficit)	(17,059)

Total capitalization	$280,133

USE OF PROCEEDS

        This prospectus is being delivered in connection with the sale of the notes by Credit Suisse First Boston Corporation in market-making transactions. We have not received and will not receive any of the proceeds from such transactions. The notes were originally issued in October 1998 in a private placement in an aggregate principal amount of $100.0 million to refinance a bridge loan borrowed in connection with the acquisition of us by our principal stockholders, DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities. We received approximately $96.0 million of net proceeds from the sale of the notes.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents selected historical consolidated financial data for DeCrane Aircraft Holdings, Inc. The data as of and for the each of the five years in the period ended December 31, 2002 were derived from the audited consolidated financial statements and related notes for those periods. The data as of and for each of the six month periods ended June 30, 2003 and 2002 were derived from the unaudited consolidated financial statements for those periods, which, in the opinion of management, are presented on a basis consistent with the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented. The information in this table and the accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited consolidated financial statements and related notes included in this prospectus.

	(1)
			Year Ended December 31,					1998
	Six Months Ended June 30,
								Four Months Ended December 31, 1998	Eight Months Ended August 31, 1998
	2003	2002	2002	2001	2000		1999
	(Successor)(2)								(Predecessor)(2)
	(In thousands)
Statement of Operations Data:
Revenues	$86,013	$122,112	$229,841	$272,112	$236,501		$131,547	$17,945	$27,518
Cost of sales(3)	76,286	92,212	170,485	196,866	155,134		90,103	12,011	17,759

Gross profit	9,727	29,900	59,356	75,246	81,367		41,444	5,934	9,759
Selling, general and administrative expenses(4)	14,477	24,247	40,318	45,429	33,345		26,812	5,442	14,188
Impairment of goodwill(5)	34,000	—	—	8,583	—		—	—	—
Amortization of intangible assets(6)	1,826	1,717	3,540	12,436	10,628		5,938	748	615

Operating income (loss)	(40,576)	3,936	15,498	8,798	37,394		8,694	(256)	(5,044)
Interest expense(7)	12,337	12,082	25,376	29,645	27,181		15,889	5,672	512
Other expenses, net(8)	746	199	505	634	277		855	64	595

Income (loss) from continuing operations before provision for income taxes	(53,659)	(8,345)	(10,383)	(21,481)	9,936		(8,050)	(4,992)	(6,151)
Provision for income taxes (benefit)(9)	(10,630)	(3,191)	(3,621)	(3,933)	4,607		(2,102)	(3,861)	(2,172)

Income (loss) from continuing operations	(43,029)	(5,154)	(6,762)	(17,548)	5,329		(5,948)	(1,131)	(3,979)
Income (loss) from discontinued operations, net of tax(10)	(5,650)	(35,702)	(41,396)	3,546	(1,727)		1,578	807	7,168
Cumulative effect of change in accounting principle(11)	—	(17,828)	(17,828)	—	—		—	—	—
Extraordinary loss from debt refinancing(12)	—	—	—	—	—		—	(2,229)	—

Net income (loss)	$(48,679)	$(58,684)	$(65,986)	$(14,002)	$3,602		$(4,370)	$(2,553)	$3,189

Net income (loss) applicable to common stockholder	$(51,933)	$(61,499)	$(71,827)	$(19,063)	$1,328		$(4,370)	$(2,553)	$3,189

Other Financial Data:
Restructuring, asset impairment and other related charges(13)	$54,894	$11,709	$17,255	$25,834	$—		$9,935	$—	$—
Depreciation and amortization(14)	4,967	5,447	10,612	20,364	15,086		8,315	1,004	1,279
Capital expenditures:
Paid in cash	2,002	2,024	4,356	10,191	20,193		4,077	801	272
Financed with capital lease obligations	40	22	67	4,376	105		1,012	—	—
Ratio of earnings to fixed charges(15):
Ratio	—	—	—	—	1.4	x	—	—	—
Deficiency of earnings to fixed charges	$53,659	$8,345	$10,383	$21,481	$—		$8,050	$4,992	$6,151
Other Operating Data:
Bookings(16)	$93,282	$109,231	$197,132	$252,800	$238,546		$170,547	$19,759	$31,660
Backlog at end of period(17)	74,075	86,369	66,805	99,518	118,830		107,634	20,888	19,583

	(1)
	As of June 30,		As of December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Successor)(2) (In thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,673	$8,589	$12,421	$9,478	$7,706	$7,899	$3,831
Working capital(18)	50,179	200,301	196,176	81,656	61,398	32,412	49,033
Total assets(18)	322,646	562,926	548,967	645,711	664,254	531,842	330,927
Total debt(19)	259,857	403,888	381,017	399,268	381,513	314,936	185,807
Mandatorily redeemable securities(20)	37,335	31,055	34,081	28,240	23,179	—	—
Stockholder's equity (deficit)	(17,059)	40,628	34,951	102,390	121,442	107,773	97,667

See accompanying Notes to Selected Consolidated Financial Data.

Notes to Selected Consolidated Financial Data:

(1)
Reflects historical selected consolidated financial data derived from the audited and unaudited consolidated financial statements and related notes for the periods, reclassified to reflect the Specialty Avionics Group as a discontinued operation.

  Also reflects the results of operations and financial position of companies we acquired for all periods subsequent to their respective acquisition dates as follows:

Company Acquired		Date Acquired
•	Coltech (a component of discontinued operations)	August 31, 2000
•	DeCrane Aircraft Seating Co. (formerly ERDA)	June 30, 2000
•	Carl F. Booth & Co.	May 11, 2000
•	Infinity	December 17, 1999
•	International Custom Interiors	October 8, 1999
•	PCI NewCo	October 6, 1999
•	Custom Woodwork	August 5, 1999
•	Precision Pattern	April 23, 1999
•	PATS	January 22, 1999
•	Dettmers	June 30, 1998
•	Avtech (a component of discontinued operations)	June 26, 1998
(2)
Reflects our results of operations and financial position prior to (predecessor) and subsequent to (successor) our acquisition by DLJ.

(3)
Includes charges to reflect:

•
our restructuring activities as follows:

•
a $6.3 million noncash write-off of curtailed product development costs, a $3.1 million noncash inventory write-down and a $3.4 million charge for lease termination and severance costs during the six months ended June 30, 2003;

•
a $6.9 million noncash inventory write-down, a $2.6 million charge for estimated losses on uncompleted long-term contracts and $1.2 million of other charges during the twelve months ended December 31, 2002 (charges totaling $5.9 million were reflected during the six months ended June 30, 2002);

•
a $1.8 million noncash inventory write-down, a noncash write-off of $7.9 million of curtailed product development costs and charges totaling $3.9 million for the realignment of production programs between facilities during the twelve months ended December 31, 2001; and

•
a $6.0 million noncash inventory write-down during the twelve months ended December 31, 1999; and

•
cost of sales based on the fair value of inventory acquired of $1.6 million during the twelve months ended December 31, 1999 in connection with the Precision Pattern and Custom Woodworks acquisitions and $0.7 million during the four months ended December 31, 1998 in connection with the DLJ acquisition.

(4)
Includes charges of:

•
our restructuring activities as follows:

•
$0.6 million during the six months ended June 30, 2003 for lease termination, severance and other related costs;

•
$6.5 million during the year ended December 31, 2002, $3.9 million of which was a noncash asset impairment write-down (charges totaling $5.8 million were reflected during the six months ended June 30, 2002);

•
$3.7 million during the year ended December 31, 2001, $1.3 million of which was a noncash asset impairment write-down;

•
$3.9 million during the year ended December 31, 1999, $1.3 million of which was a noncash asset impairment write-down; and

•
$3.6 million during the eight months ended August 31, 1998 for non-capitalized transaction costs associated with the DLJ acquisition.

(5)
Reflects noncash goodwill impairment charges, including charges resulting from our restructuring activities.

(6)
For the five years ended December 31, 2002 and the six months ended June 30, 2003 and 2002, reflects the amortization of identifiable intangible assets. For periods prior to January 1, 2002, also reflects the amortization of goodwill as follows: 2001—$9.1 million; 2000—$7.8 million; 1999—$3.8 million; 1998—$0.5 million (four months) and $0.6 million (eight months). Starting January 1, 2002, goodwill is no longer amortized but instead subject to annual impairment testing with a loss charged to operations in the period in which impairment occurs, as required by SFAS No. 142, "Goodwill and Other Intangible Assets."

(7)
Excludes interest expense attributable to the Specialty Avionics Group, which is classified as a component of the income or loss from discontinued operations, as described in Note 10 below.

(8)
For the eight months ended August 31, 1998, reflects a $0.6 million charge for costs incurred in connection with a debt offering terminated as a result of the DLJ acquisition.

(9)
For the six months ended June 30, 2003, includes a $13.1 million charge for a valuation allowance established on the net deferred tax assets which may not be realized in the future. For the four months ended December 31, 1998, includes a $2.6 million benefit from the reduction of the deferred tax valuation allowance. Excluding the effect of the valuation allowances, the four months ended December 31, 1998, includes a $2.6 million benefit from the reduction of the deferred tax valuation allowance. The provision for income taxes differs from the amount determined by applying the applicable U.S. statutory federal rate to the income before income taxes primarily due to the effects of state income taxes and non-deductible expenses, principally goodwill impairment charges and amortization (for periods prior to January 1, 2002). The difference in the effective tax rates between periods is mostly a result of the relationship of non-deductible expenses to the loss before income taxes.

(10)
Reflects the net income or loss of the Specialty Avionics Group, which was sold on May 23, 2003 and therefore is classified as a discontinued operation during the periods and includes charges to reflect:

•
a $39.3 million noncash charge during the six months ended June 30, 2002 and the year ended December 31, 2002 to reflect the cumulative effect of the change in accounting principle for the impairment of goodwill upon adoption of SFAS No. 142 on January 1, 2002; and

  •
  interest expense attributable to the Specialty Avionics Group as follows:

			Year Ended December 31,				1998
	Six Months Ended June 30,
							Four Months Ended December 31, 1998	Eight Months Ended August 31, 1998
	2003(a)	2002	2002	2001	2000	1999
	(Successor)							(Predecessor)
	(In thousands)
Interest expense associated with:
Senior bank credit facility debt required to be repaid (b)	$2,952	$3,674	$7,720	$8,439	$13,337	$10,875	$1,739	$1,077
Debt obligations assumed by the buyer	270	402	798	917	1,105	1,154	441	761

Interest expense attributable to discontinued operations	$3,222	$4,076	$8,518	$9,356	$14,442	$12,029	$2,180	$1,838

  (a)
  Reflects the period from January 1, 2003 through Mary 23, 2003, the date of sale.

  (b)
  Reflects allocated interest expense attributable to senior bank credit facility debt which was required to be repaid with the proceeds from the sale. For the four years ended December 31, 2002 and the six months ended June 30, 2003 and 2003, the allocation is computed on $130.0 million of debt repaid. For the four months ended December 31, 1998, the allocation is computed on $63.3 million of debt attributable to the group subsequent to the DLJ acquisition. For the eight months ended August 31, 1998, the allocation is computed on $83.6 million of debt attributable to the Avtech acquisition on June 26, 1998. Interest expense was based on the historical interest rates charged during each of the periods.

(11)
Reflects the noncash charge, net of $0.9 million tax benefit, for the impairment of goodwill upon adoption of SFAS No. 142 on January 1, 2002.

(12)
Reflects the write-off of deferred financing costs, net of an income tax benefit, as a result of the repayment of our then existing indebtedness in connection with the DLJ acquisition and the refinancing of the bridge notes during the four months ended December 31, 1998.

(13)
Reflects the total restructuring, asset impairment and other related charges incurred during the periods related to our restructuring activities.

(14)
Reflects depreciation and amortization of plant and equipment, goodwill (for periods prior to the January 1, 2002 adoption of SFAS No. 142) and other intangible assets. Excludes amortization of deferred financing costs and debt discounts, which are classified as a component of interest expense.

(15)
For the purposes of calculating the ratio of earning to fixed charges, earnings represent net income or loss from continuing operations before income taxes, extraordinary items and fixed charges. Fixed charges consist of:

•
interest, whether expensed or capitalized;

•
amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and

•
one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

(16)
Bookings represent the total invoice value of purchase orders received during the period.

(17)
Backlog represents the total invoice value of unfilled purchase orders at the end of the period. Orders may be subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of our receipt of orders and the speed with which those orders are filled.

(18)
Includes amounts attributable to the Specialty Avionics Group, which is reflected as a discontinued operation, as follows:

	As of June 30,		As of December 31,
(In thousands)
	2003	2002	2002	2001	2000	1999	1998
Working capital:
Continuing operations	$50,179	$45,561	$55,363	$39,862	$20,480	$(1,992)	$14,850
Discontinued operations	—	154,740	140,813	41,794	40,918	34,404	34,183

Total	$50,179	$200,301	$196,176	$81,656	$61,398	$32,412	$49,033

Total assets:
Continuing operations	$322,646	$385,735	$388,226	$423,272	$429,812	$305,685	$95,640
Discontinued operations	—	177,191	160,741	222,439	234,442	226,157	235,287

Total	$322,646	$562,926	$548,967	$645,711	$664,254	$531,842	$330,927

(19)
Total debt is defined as long-term debt, including current portion. Total debt as of June 30, 2003 reflects the repayment of $130.0 million of senior credit facility debt with the proceeds from the sale of the Specialty Avionics Group.

(20)
Reflects mandatorily redeemable 16% preferred stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussions should be read in conjunction with our audited and unaudited consolidated financial statements and accompanying notes included in this prospectus.

Recent Developments

        On May 23, 2003, we consummated the sale of our equity interests in the subsidiaries comprising the Specialty Avionics Group to Wings Holdings, Inc., an affiliate of Odyssey Investment Partners, LLC, for $140.0 million in cash. Proceeds of $130.0 million from the sale were used to repay senior credit facility borrowings, in accordance with the facility's terms which were amended to permit the sale. The sale of the Specialty Avionics Group is not expected to affect the operations of the remaining operating groups. As a result of the sale, the Specialty Avionics Group is presented as a discontinued operation in our consolidated financial statements and our discussion below of our results of operations reflects only continuing operations for all periods. See "—Liquidity and Capital Resources—Recent Developments Affecting Financial Condition and Liquidity" below for additional information.

Industry Overview and Trends

        We compete in the aircraft products and services market of the aerospace industry. The market for our products and services is largely driven by demand in the three civil aircraft markets: business, VIP and head-of-state aircraft and, to a lesser extent, commercial and regional aircraft. Weak global economic conditions, which were exacerbated by the September 11, 2001 terrorist attack on the United States, ongoing concerns about global terrorism, the current Middle Eastern military conflicts and the Severe Acute Respiratory Syndrome, or SARS, epidemic are all adversely impacting the aerospace industry and have led to a decrease in demand for business, VIP and head-of-state aircraft. In response to certain of these adverse conditions, we have announced and implemented a series of restructuring activities designed to reduce expenses and conserve working capital. See "—Restructuring, Asset Impairment and Other Related Charges" below for additional information.

        The business, VIP and head-of-state aircraft portion of our business experienced weakness during 2002 and will continue to experience weakness throughout 2003 as evidenced by various manufacturers' announced plans to temporarily suspend production at various times throughout the year in response to the weak demand for new aircraft. However, we believe business, VIP and head-of-state aircraft deliveries may experience a modest recovery in 2004 and continuing recovery thereafter. The commercial aircraft portion of our business, which subsequent to the sale of the Specialty Avionics Group accounts for less than 5% of consolidated revenues, also experienced significant weakness in 2002 and the first half of 2003 and we believe this condition will continue through 2003 and into 2004, with potential recovery not expected to occur until at least 2005. Our beliefs are based on the assumptions that we will experience economic recovery and there are no further negative geo-political developments affecting our industry.

Results of Operations

Performance Measures

        The following discussion of our results of operations includes discussions of financial measures and operating statistics we use to evaluate the performance of, and trends in, our businesses. We believe the presentation of these measures and statistics are relevant and useful to investors because it allows them to view performance and trends in a manner similar to the methods we use. These measures and statistics, and why they are important to us and could be of interest to you, are described below.

        Adjusted EBITDA.    Our discussion of the results of operations includes discussions of financial measures determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") as well as the financial measure Adjusted EBITDA, which excludes certain charges reflected in our GAAP basis financial statements. Our presentation of Adjusted EBITDA is in accordance with the GAAP requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires us to report the primary measure of segment performance we use to evaluate and manage our businesses.

        We utilize more than one measurement to evaluate segment performance and allocate resources among our operating segments; however, we consider Adjusted EBITDA, as defined below, to be the primary measurement of overall operating segment core economic performance and return on invested capital. We also use Adjusted EBITDA in the annual budgeting and planning for future periods, as one of the decision-making criteria for funding discretionary capital expenditure and product development programs and as the measure for determining the value of acquisitions and dispositions. Our board of directors uses Adjusted EBITDA as one of the performance metrics for determining the amount of bonuses awarded to pursuant to the cash incentive bonus plan and as an indicator of enterprise value used in determining the exercise price of stock options granted and the acceleration of stock option vesting pursuant the incentive stock option plan.

        We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, restructuring, asset impairment and other related charges, acquisition related charges not capitalized and other noncash and nonoperating charges. We believe the presentation of this measure is relevant and useful to investors because it allows investors and analysts to view segment performance in a manner similar to the method we use, helps improve their ability to understand our core segment performance, adjusted for items we believe are unusual, and makes it easier to compare our results with other companies that have different financing, capital structures and tax rates. In addition, we believe these measures are consistent with the manner in which our lenders and investors measure our overall performance and liquidity, including our ability to service debt and fund discretionary capital expenditure and product development programs.

        Our method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance GAAP, such as net income (loss), the nearest comparable GAAP financial measure. Adjusted EBITDA should not be viewed as substitutes for or superior to net income (loss), cash flow from operations or other data prepared in accordance with GAAP as a measure of our profitability or liquidity. The notes to our financial statements include information about our operating segments, including Adjusted EBITDA, and should be read in conjunction with the discussions presented herein. The notes to our financial statements also include a reconciliation of Adjusted EBITDA to net income (loss) to clarify the differences between these financial measures.

        Bookings and Backlog.    Bookings and backlog are operating statistics we use as leading trend indicators of future demand for our products and services. Bookings and backlog are based upon the value of purchase orders received from our customers, which will result in revenues, if and when such orders are filled.

        Bookings represent the total invoice value of purchase orders received during the period and backlog represents the total invoice value of unfilled purchase orders as of the end of a period. Orders may be subject to change or cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of our receipt of orders and the speed with which those orders are filled.

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

        Our results of operations have been affected by restructuring, asset impairment and other related charges relating to a series of restructuring activities and goodwill impairment charges. These charges, which affect the comparability of our reported results of operations between periods, are more fully described in "—Restructuring, Asset Impairment and Other Related Charges" and "—Goodwill Impairment Charges" below.

        Revenues.    Revenues decreased $36.1 million, or 29.6%, to $86.0 million for the six months ended June 30, 2003 from $122.1 million for the six months ended June 30, 2002. By segment, revenues changed as follows:

	Increase (Decrease) From 2002
	Amount	Percent
	(In millions)
Cabin Management	$(33.8)	(36.0)%
Systems Integration	(1.5)	(5.1)
Inter-group elimination	(0.8)

Total	$(36.1)

        Cabin Management.    Revenues decreased by $33.8 million, or 36.0% compared to the prior year. The decrease, which is across substantially all of our product and services categories, is caused by the ongoing adverse impact of weak global economic conditions which reduces the affordability of business, VIP and head-of-state aircraft and therefore demand for the products and services we provide. The 2003 decrease consists of:

  •
  a $29.5 million decrease in aircraft furniture and related products revenues;

  •
  a $2.8 million decrease in cabin management and entertainment systems revenues; and

  •
  a $1.8 million decrease in seating products revenues; offset by,

  •
  a $0.3 million increase in other product and services revenues.

        The revenue decrease was caused by lower order volume from our customers as opposed to a loss of customers or price reductions. The decrease in order volume is attributable to weak global economic conditions and the impact these conditions are having on manufacturers of business, VIP and head-of-state aircraft and therefore demand for the products and services we provide to them. Weak global economic conditions have reduced the amount of discretionary income available to purchase and operate these types of aircraft. As a result, the manufacturers of these aircraft have experienced a decrease in orders for new aircraft which, in turn, reduces the orders our customers place with us.

        Revenues from Textron and Bombardier, our principal customers, decreased $24.4 million compared to the prior year as a result of the decrease in orders and resulting lower production of aircraft they are experiencing due to the economic downturn. Both companies temporarily suspended production of various models of aircraft for several weeks during fiscal 2003 in response to their low order backlog resulting from the weak demand for new aircraft. We also expect a further decline in revenues from Textron during the third quarter of fiscal 2003 as a result of their additional planned shut downs. We also experienced similar volume decreases from our other customers during the period.

        Systems Integration.    Revenues decreased by $1.5 million, or 5.1% compared to the prior year, due to:

  •
  $1.3 million decrease in the commercial aircraft systems integration engineering services provided in the aftermath of September 11th and resulting down-turn in the commercial airline industry; the airline industry's corresponding reduction in the size of its operating fleet and the delay or postponement of retrofit and refurbishment programs for the remaining operational fleet reduced demand for our integration and engineering services; and

  •
  a $2.3 million decrease resulting from reduced production and delivery of business, VIP and head-of-state aircraft products and services due to the adverse impact weak global economic conditions are having on the demand for those types of aircraft; offset by

  •
  a $2.1 million increase resulting from revenue pursuant to the "take-or-pay" provisions of a major supply contract.

        Gross profit.    Gross profit decreased $20.2 million, or 67.5%, to $9.7 million for the six months ended June 30, 2003 from $29.9 million for the same period last year. By segment, gross profit changed as follows:

	Increase (Decrease) From 2002
	Amount	Percent
	(In millions)
Cabin Management	$(16.3)	(93.1)%
Systems Integration	(3.9)	(32.3)

Total	$(20.2)

        Cabin Management.    Gross profit decreased by $16.3 million, or 93.1% compared to the prior year, primarily due to:

  •
  a $9.8 million decrease in profit margins due to lower volume for our business, VIP and head-of-state aircraft furniture and seating products; and

  •
  a $1.0 million decrease in gross profit related to lower volume for our cabin management and entertainment systems; and

  •
  a $6.9 million increase caused by restructuring charges incurred in 2003 as compared to those recorded in 2002 related to the consolidation of our seating and related manufacturing operations; offset by

  •
  a $1.4 million increase in other products and services. $0.2 million of the increase is the result of an increase in revenues and the remaining increase of $1.2 million is due to a $2.1 million decrease in materials costs, offset by a $0.9 million increase in direct labor and overhead costs.

        Systems Integration.    Gross profit decreased by $3.9 million, or 32.3% compared to the prior year, primarily due to:

  •
  a $3.0 million decrease resulting from lower revenues and unfavorable overhead absorption as a result of lower production and a change in product delivery mix; and

  •
  a $0.9 million decrease in the commercial aircraft systems integration engineering services provided.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $9.8 million, or 40.3%, to $14.5 million for the six months ended June 30, 2003, from $24.3 million for the same period last year. By segment, SG&A expenses changed as follows:

	Increase (Decrease) From 2002
	Amount	Percent
	(In millions)
Cabin Management	$(7.5)	(47.5)%
Systems Integration	(2.0)	(47.2)
Corporate	(0.3)

Total	$(9.8)

        Cabin Management.    SG&A expenses decreased by $7.5 million, or 47.5% compared to the prior year, due to:

  •
  a $5.3 million reduction caused by restructuring charges incurred in 2003 as compared to those recorded in 2002 related to the consolidation of our seating and related manufacturing operations; and

  •
  a $2.2 million decrease in expenses resulting from cost reduction measures implemented in response to lower sales volume resulting from the weak global economic conditions.

        Systems Integration.    SG&A expenses decreased by $2.0 million, or 47.2% compared to the prior year, due to lower labor and employee benefit costs resulting from workforce reductions in 2003.

        Impairment of goodwill.    During the six months ended June 30, 2003, a $34.0 million charge was recorded to reflect the additional impairment of goodwill in connection with the impairment testing provision of SFAS No. 142, "Goodwill and Other Intangible Assets." The additional impairment results from continued weak global economic conditions which reduces the affordability of business, VIP and head-of-state aircraft and therefore demand for the products and services we provide. The impairment charge pertains to our furniture manufacturing reporting unit within our Cabin Management Group. See "—Goodwill Impairment Charges" below for additional information.

        Depreciation and amortization of intangibles.    Depreciation and amortization expense decreased $0.5 million to $5.0 million for the six months ended June 30, 2003 from $5.5 million for the same period last year, primarily resulting from reduced capital expenditures and a lower depreciable base resulting from impairment charges recorded during 2002 as follows.

	Increase (Decrease) From 2002
	Amount	Percent
	(In millions)
Depreciation charged to:
Cost of sales	$(0.3)	(11.9)%
Selling, general and administrative expense	(0.3)	(21.4)
Amortization of intangible assets	0.1	6.3

Total	$(0.5)

        Adjusted EBITDA.    As described above in "—Performance Measures—Adjusted EBITDA," we use this financial measure to evaluate the core economic performance of our operating segments. The notes to our financial statements include additional information about Adjusted EBITDA, and should be read in conjunction with the discussions presented herein. The notes to our financial statements also include a reconciliation of Adjusted EBITDA to net income (loss), a GAAP financial measure, to clarify the differences between these two measures.

        Cabin Management.    Adjusted EBITDA decreased by $7.6 million, or 46.3% compared to the prior year primarily due to:

  •
  a $7.7 million decrease in gross profit related to our business/VIP aircraft furniture and seating operations; and

  •
  a $1.0 million decrease in gross profit related our cabin management and entertainment systems; offset by,

  •
  a $1.4 million increase in gross profit related to our other products and services.

        Systems Integration.    Adjusted EBITDA decreased by $2.1 million, or 24.5% over the prior year, due to lower sales volume partially offset by reduced SG&A spending resulting from workforce reductions.

        Operating income.    Operating income decreased $44.5 million to a loss of $40.6 million for the six months ended June 30, 2003, from operating income of $3.9 million for the same period last year. By segment, operating income changed as follows:

	Increase (Decrease) From 2002
	Amount	Percent
	(In millions)
Cabin Management	$(43.2)	792.5%
Systems Integration	(1.9)	(27.8)
Corporate	0.6

Total	$(44.5)

        Cabin Management.    Operating income decreased by $43.2 million, or 792.5% compared to the prior year, due to:

  •
  a $1.6 million increase in restructuring charges incurred in 2003 as compared to those recorded in 2002 related to the consolidation of our seating and related manufacturing operations; and

  •
  a $34.0 million increase in goodwill impairment charges; and

  •
  a $9.8 million decrease in gross profit, primarily due to lower revenues related to our furniture and seating operations; offset by

  •
  a $2.2 million decrease in expenses resulting from cost reduction measures implemented in response to lower sales volume resulting from the weak global economic conditions.

        Systems Integration.    Operating income decreased by $1.9 million, or 27.8% compared to the prior year, due primarily to lower revenues, offset by reduced SG&A spending.

        Interest expense.    Interest expense increased $0.3 million, or 2.1%, to $12.3 million for the six months ended June 30, 2003 compared to $12.0 million for the same period last year. The increase is attributable to a 1.5% increase in interest rate margins charged by our lenders pursuant to the March 28, 2003 senior bank credit facility amendment, partially offset by lower principal balances outstanding.

        Provision for income taxes.    The provision for income taxes, based on the reported consolidated pre-tax loss, differs from the amount determined by applying the applicable U.S. statutory federal rate to the pre-tax loss primarily due to the effects of state and foreign income taxes and the non-deductible portion of goodwill impairment charges.

        During the six months ended June 30, 2003, we established a $13.1 million valuation allowance for the net deferred tax assets which may not be realized in the future. We evaluated our deferred assets for expected recoverability based on the nature of the item, the associated taxing jurisdictions, the applicable expiration dates and future taxable income forecasts that would impact utilization. Based on our evaluation, we determined that recovery was not likely in certain taxing jurisdictions and applied our judgment in estimating the amount of valuation allowance necessary under the circumstances to reduce the assets carrying value to realizable value. We will reduce the valuation allowance in the future for each item at such time when we determine that recoverability is more likely than not.

        Loss from continuing operations.    The loss from continuing operations increased $37.9 million to a loss of $43.0 million for the six months ended June 30, 2003 compared to a loss of $5.1 million for the same period last year, primarily due to:

  •
  a $44.5 million decrease in operating income resulting, in part, from a $34.0 million goodwill impairment charge; and

  •
  a $0.2 million increase in interest and other expenses (net); offset by

  •
  a $7.4 million increase in the provision for income tax benefit.

        Loss from discontinued operations.    Loss from discontinued operations decreased $30.0 million, to a loss of $5.7 million for the six months ended June 30, 2003 compared to a loss of $35.7 million for the same period last year. The decrease is primarily due to:

  •
  a $39.4 million charge in 2002 to reflect the cumulative effect on discontinued operations of the change in accounting principle associated with initial adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" as described below; offset by

  •
  a $7.5 million charge in 2003 to the impairment of goodwill to reduce the carrying value of assets sold to their estimated net realizable value; and

  •
  the result of the disposition of the Specialty Avionics Group on May 22, 2003 as compared to a full six months of results included in the prior year.

        The loss from discontinued operations for the six months ended June 30, 2003 is net of a modest $0.7 million gain, net of tax, on the sale of the group.

        Cumulative effect of change in accounting principle.    The $17.8 million charge in 2002 to reflect the cumulative effect on continuing operations of the change in accounting principle was a result of transitional goodwill impairment charges recognized upon initial adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Including the $39.4 million charged to discontinued operations, the total charge to reflect the cumulative effect of the change in accounting principle was $57.2 million.

        Net loss.    Net loss decreased $10.0 million to a net loss of $48.7 million for the six months ended June 30, 2003 compared to a net loss of $58.7 million for the same period last year. The decrease is attributable to:

  •
  an increase in loss from continuing operations of $37.8 million; offset by

  •
  a decrease in loss from discontinued operations of $30.0 million; and

  •
  a decrease in cumulative effect of change in accounting principle of $17.8 million.

        Net loss applicable to common stockholder.    Net loss applicable to DeCrane Holdings, our common stockholder, decreased $9.6 million to a net loss of $51.9 million for the six months ended June 30, 2003 compared to a net loss of $61.5 million for the same period last year. The decrease in the net loss applicable to our common stockholder is attributable to:

  •
  a $10.0 million decrease in our net loss; offset by

  •
  a $0.4 million increase in accrued 16% mandatorily redeemable preferred stock dividends resulting from the quarterly compounding of accrued dividends.

        Bookings.    Bookings decreased $15.9 million, or 14.6%, to $93.3 million for the six months ended June 30, 2003 compared to $109.2 million for the same period last year. The decrease in bookings for 2003 is due to decreases in orders for all of our business segments.

        Backlog at end of period.    Backlog increased $7.3 million to $74.1 million as of June 30, 2003 compared to $66.8 million as of December 30, 2002.

        As described in "—Industry Overview and Trends," the acts and ongoing threats of global terrorism, the current military conflicts, SARS epidemic and weak global economic conditions are having an adverse impact on our business, resulting in the decrease in bookings during 2003 and related backlog at the end of the period. In addition, we believe that some of our customers have substantially reduced their order lead times which may have adversely affected bookings during the period.

        We are not able to predict the continuing impact these events will have on bookings and backlog in future periods. However, given the magnitude of these events, the adverse impact could be material.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Our results of operations have been affected by restructuring, asset impairment and other related charges relating to a series of restructuring activities and goodwill impairment charges. These restructuring charges, which affect the comparability of our reported results of operations between periods, are more fully described in "—Restructuring, Asset Impairment and Other Related Charges" and "Goodwill Impairment Charges" below.

        Revenues.    Revenues decreased $42.3 million, or 15.5%, to $229.8 million for the year ended December 31, 2002 from $272.1 million for the year ended December 31, 2001. By segment, revenues changed as follows:

	Increase (Decrease) From 2001
	Amount	Percent
	(In millions)
Cabin Management	$(33.2)	(16.1)%
Systems Integration	(9.5)	(14.0)
Inter-group elimination	0.4

Total	$(42.3)

        Cabin Management.    Revenues decreased by $33.2 million, or 16.1% compared to the prior year. The decrease, which is across most of our product and services categories, is caused by the ongoing adverse impact of weak global economic conditions which reduces the affordability of business, VIP and head-of-state aircraft and therefore demand for the products and services we provide. The 2002 decrease consists of:

  •
  a $22.4 million decrease in aircraft furniture and related products revenues;

  •
  a $9.8 million decrease in cabin management and entertainment systems revenues; and

  •
  a $6.1 million decrease in seating products revenues; offset by

  •
  a $5.1 million increase in other product and services revenues.

        The revenue decrease was caused by lower order volume from our customers as opposed to a loss of customers or price reductions. The decrease in order volume is attributable to weak global economic conditions and the impact these conditions are having on manufacturers of business, VIP and head-of-state aircraft and therefore demand for the products and services we provide to them. Weak global economic conditions have reduced the amount of discretionary income available to purchase and operate these types of aircraft. As a result, the manufacturers of these aircraft have experienced a decrease in orders for new aircraft which, in turn, reduces the orders our customers place with us.

        Revenues from Textron and Bombardier, our principal customers, decreased $15.0 million compared to the prior year as a result of the decrease in orders and resulting production of aircraft they are experiencing due to the economic downturn. We also experienced similar volume decreases from our other customers during the period.

        Systems Integration.    Revenues decreased by $9.5 million, or 14.0% compared to the prior year, due to:

  •
  a $7.5 million decrease in the commercial aircraft systems integration and engineering services we provide resulting from the aftermath of September 11th, and resulting down-turn in the commercial airline industry; the airline industry's corresponding reduction in the size of its operating fleet and the delay or postponement retrofit and refurbishment programs for the remaining operational fleet reduced demand for our integration and engineering services; and

  •
  a $2.0 million decrease resulting from reduced demand for our business, VIP and head-of-state aircraft products and services due to the adverse impact weak global economic conditions are having on the demand for those types of aircraft as follows:

  •
  a $5.6 million decrease in BBJ auxiliary fuel systems revenues; offset by

  •
  a $3.6 million increase in our aircraft completion and modification revenues, principally resulting for our first aircraft interior completion during 2002.

        Gross profit.    Gross profit decreased $15.9 million, or 21.1%, to $59.3 million for the year ended December 31, 2002 from $75.2 million for the same period last year. By segment, gross profit changed as follows:

	Increase (Decrease) From 2001
	Amount	Percent
	(In millions)
Cabin Management	$(10.7)	(21.7)%
Systems Integration	(5.3)	(20.3)
Inter-group elimination	0.1

Total	$(15.9)

        Cabin Management.    Gross profit decreased by $10.7 million, or 21.7% compared to the prior year, primarily due to:

  •
  a $6.6 million net decrease caused by charges related to our 2001 and 2002 restructuring activities;

  •
  a $3.8 million decrease in profit margins due to lower volume for our business, VIP and head-of-state aircraft furniture and seating products, and

  •
  a $0.3 million decrease in gross profit related to lower volume for our cabin management and entertainment systems.

        Systems Integration.    Gross profit decreased by $5.3 million, or 20.3% compared to the prior year, primarily due to $4.1 million of other asset impairment related charges and lower sales volume.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased $5.1 million, or 11.3%, to $40.3 million for the year ended December 31, 2002, from $45.4 million for the same period last year. By segment, SG&A expenses changed as follows:

	Increase (Decrease) From 2001
	Amount	Percent
	(In millions)
Cabin Management	$(1.9)	(7.3)%
Systems Integration	(2.1)	(22.0)
Corporate	(1.1)

Total	$(5.1)

        Cabin Management.    SG&A expenses decreased by $1.9 million, or 7.3% compared to the prior year, due to:

  •
  a $4.7 million decrease in expenses as a result of cost reduction measures implemented in 2001 and 2002 in response to lower sales volume resulting from the weak global economic conditions; offset by

  •
  a $2.8 million increase caused by charges relating to our 2001 and 2002 restructuring activities.

        Systems Integration.    SG&A expenses decreased by $2.1 million, or 22.0% compared to the prior year, due to lower labor and employee benefit costs resulting from workforce reductions implemented during the fourth quarter of fiscal 2001.

        Corporate.    SG&A expenses decreased by $1.1 million compared to the prior year, primarily due to workforce and travel expense reductions offset by increases in insurance and employee benefit costs.

        Impairment of goodwill.    In 2001, an $8.6 million impairment charge was recognized pursuant to the provisions of SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to reflect the impairment resulting from our restructuring activities. See "—Goodwill Impairment Charges" below for additional information.

        Depreciation and amortization of intangibles.    Depreciation and amortization expense decreased $9.8 million to $10.6 million for the year ended December 31, 2002 compared to $20.4 million for the same period last year, primarily resulting from the adoption of new accounting standards as follows:

	Increase (Decrease) From 2002
(In millions)
	Amount	Percent
Depreciation charged to:
Cost of sales	$(0.7)	(14.2)%
Selling, general and administrative expense	(0.2)	(5.1)
Amortization of intangible assets:
Goodwill	(9.1)	(100.0)
Identifiable intangible assets	0.2	5.0

Total	$(9.8)

        Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and the provisions of SFAS No. 141, "Business Combinations," which were required to be adopted concurrent with the adoption of SFAS No. 142. Under these new standards, goodwill is deemed to be an indefinite-lived asset and, as a result, the recording of periodic goodwill amortization charges was discontinued effective January 1, 2002. In addition, SFAS No. 141 requires that intangible assets relating to acquired assembled workforce intangibles not meeting the criteria for recognition apart from goodwill be reclassified to goodwill. Goodwill amortization was $9.1 million for the year ended December 31, 2001, which includes $1.6 million of assembled workforce amortization, now deemed part of goodwill. See "—Goodwill Impairment Charges" below for additional information.

        Excluding the effect of the accounting change, depreciation and amortization decreased $0.9 million as a result of lower depreciable costs resulting from the impairment of long-lived assets recorded during the fourth quarter of fiscal 2001 and 2002, partially offset by additional depreciation resulting from capital expenditures during the period.

        Adjusted EBITDA.    As described above in "—Performance Measures—Adjusted EBITDA," we use this financial measure to evaluate the core economic performance of our operating segments. The notes to our financial statements include additional information about Adjusted EBITDA, and should be read in conjunction with the discussions presented herein. The notes to our financial statements also include a reconciliation of Adjusted EBITDA to net income (loss), a GAAP financial measure, to clarify the differences between these two measures.

        Cabin Management.    Adjusted EBITDA decreased by $12.9 million, or 28.3% compared to the prior year, primarily due to:

  •
  a $9.3 million decrease related principally to lower revenues in our business, VIP and head-of-state aircraft furniture and seating operations; and

  •
  a $3.6 million decrease resulting from lower sales volume for our cabin management and entertainment systems.

        Systems Integration.    Adjusted EBITDA increased by $0.9 million, or 5.4% compared to the prior year, primarily the result of reduced SG&A spending resulting from workforce reductions.

        Operating income.    Operating income increased $6.7 million to $15.5 million for the year ended December 31, 2002, from $8.8 million for the same period last year. Operating income changed as follows:

	Increase (Decrease) From 2001
	Amount	Percent
	(In millions)
Cabin Management	$2.7	55.9%
Systems Integration	1.4	18.1
Corporate	2.5
Inter-group elimination	0.1

Total	$6.7

        Cabin Management.    Operating income increased by $2.7 million, or 55.9% compared to the prior year, primarily due to:

  •
  a $10.7 million decrease in gross profit primarily caused by charges related to our restructuring activities and due to lower volume for our business, VIP and head-of-state aircraft furniture and seating products; offset by

  •
  a $1.9 million decrease in SG&A resulting from cost reduction measures and restructuring charges;

  •
  a $5.0 million decrease in goodwill impairment; and

  •
  a $6.7 million decrease in amortization of intangibles.

        Systems Integration.    Operating income increased by $1.4 million, or 18.1% compared to the prior year, primarily due to:

  •
  a $5.2 million decrease in gross profit due to other asset impairment related charges and lower sales volumes; offset by

  •
  a $2.2 million decrease in SG&A resulting from lower labor and employee benefit costs;

  •
  a $3.5 million decrease in goodwill impairment; and

  •
  a $0.9 million decrease in amortization of intangibles.

        Corporate.    Operating income increased $2.5 million compared to the prior year, due to principally to reduced SG&A spending.

        Interest expense.    Interest expense decreased $4.3 million, or 14.4%, to $25.4 million for the year ended December 31, 2002 compared to $29.7 million for the same period last year due almost entirely to lower average interest rates charged by our lenders.

        Provision for income taxes.    The provision for income taxes differs from the amount determined by applying the applicable U.S. statutory federal rate to the income before income taxes primarily due to the effects of state and foreign income taxes and non-deductible expenses, principally goodwill impairment charges and amortization (for periods prior to the January 1, 2002 adoption of SFAS No. 142). The difference in the effective tax rates between periods is mostly the result of the adoption of SFAS No. 142.

        Loss from continuing operations.    Loss from continuing operations decreased $10.8 million to a loss of $6.8 million for the year ended December 31, 2002, compared to a loss of $17.6 million for the same period last year. The decrease in loss from continuing operations is attributable to:

  •
  an $8.9 million decrease in amortization of goodwill and intangible assets resulting from the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002;

  •
  an $8.6 million decrease in goodwill impairment charges; and

  •
  a $4.3 million decrease in interest expense; offset by

  •
  an $11.0 million loss increase principally resulting from reduced profits caused by lower revenues.

        Income (loss) from discontinued operations.    Income from discontinued operations decreased $44.9 million to a loss of $41.4 million for the year ended December 31, 2002 compared to income of $3.5 million for the same period last year. The change in income (loss) from discontinued operations is attributable to:

  •
  a $39.4 million charge in 2002 to reflect the cumulative effect on discontinued operations of the change in accounting principle associated with initial adoption of SFAS No. 142, "Goodwill and Other Intangible Assets"; and

  •
  a $7.7 million charge in 2002 to reflect the additional impairment of goodwill in connection with the annual impairment testing provisions of SFAS No. 142; and

  •
  a $3.1 million loss increase principally resulting from reduced profits caused by lower revenues; offset by

  •
  a $5.3 million reduction in goodwill amortization expense resulting from discontinuance of periodic amortization charges pursuant to SFAS No. 142.

        The $39.4 million and $7.7 million charges in 2002 are attributable to the goodwill impairment of one of the three reporting units within the Specialty Avionics Group. Aggregate goodwill was $126.5 million as of December 31, 2001 and $80.7 million as of December 31, 2002, after the $47.1 million 2002 impairment charges and a $1.3 million reclassification of intangible assets in connection with the adoption of SFAS No. 142. See "—Goodwill Impairment Charges" below for additional information.

        Cumulative effect of change in accounting principle.    The $17.8 million charge to reflect the cumulative effect of change in accounting principle for the year ended December 31, 2002 was a result of transitional goodwill impairment charges recognized upon initial adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." See "—Goodwill Impairment Charges" below for additional information.

        Net income (loss).    Net loss increased $52.0 million to a net loss of $66.0 million for the year ended December 31, 2002 compared to a net loss of $14.0 million for the same period last year. The increase over the prior year is a result of a $10.7 million decrease in loss from continuing operations offset by an increase in loss from discontinued operations of $44.9 million and the cumulative effect of change in accounting principle of $17.8 million.

        Net income (loss) applicable to common stockholder.    Net loss applicable to DeCrane Holdings, our common stockholder, increased $52.7 million to a net loss of $71.8 million for the year ended December 31, 2002 compared to a net loss of $19.1 million for the same period last year. The increase in the net loss applicable to our common stockholder is attributable to:

  •
  a $52.0 million net loss increase; and

  •
  a $0.7 million increase in accrued 16% mandatorily redeemable preferred stock dividends resulting from the quarterly compounding of accrued dividends.

        Bookings.    Bookings decreased $55.7 million, or 22.0%, to $197.1 million for the year ended December 31, 2002 compared to $252.8 million for the same period last year. The decrease in bookings for 2002 is due to decreases in orders for all of our business segments.

        Backlog at end of period.    Backlog decreased $32.7 million to $66.8 million as of December 31, 2002 compared to $99.5 million as of December 31, 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Our results of operations have been affected by acquisitions during 2000 and, as a result, affect the comparability of our historical results. The year 2000 acquisitions, which affect the comparability of the historical results of operations described herein, are within our Cabin Management Group and include Carl F. Booth & Co., acquired on May 11, 2000, and DeCrane Aircraft Seating Co. (formerly ERDA), acquired on June 30, 2000. Our historical financial statements reflect the financial position and results of operations of these acquired businesses subsequent to their respective acquisition dates.

        Our results of operations have also been affected by restructuring, asset impairment and other related charges relating to a series of restructuring activities and goodwill impairment charges. These charges, which affect the comparability of our reported results of operations between periods, are more fully described in "—Restructuring, Asset Impairment and Other Related Charges" and "—Goodwill Impairment Charges" below.

        Revenues.    Revenues increased $35.6 million, or 15.5%, to $272.1 million for the year ended December 31, 2001 from $236.5 million for the year ended December 31, 2000. By segment, revenues changed as follows:

	Increase (Decrease) From 2000
	Amount	Percent
	(In millions)
Cabin Management	$31.3	17.9%
Systems Integration	4.5	7.2
Inter-group elimination	(0.2)

Total	$35.6

        Cabin Management.    Revenues increased by $31.3 million, or 17.9% over the prior year, due to:

  •
  the inclusion of $23.8 million of revenues resulting from our acquisitions of Carl F. Booth & Co. and DeCrane Aircraft Seating Co. in 2000; and

  •
  a $7.5 million increase in cabin furniture and related products revenues.

        Systems Integration.    Revenues increased by $4.5 million, or 7.2% over the prior year, due to:

  •
  a $9.3 million increase in auxiliary fuel system and power unit revenues; offset by

  •
  a $4.8 million decrease in cabin and flight deck systems integration revenues resulting from reducing the number of product offerings to focus on our core product lines.

        Gross profit.    Gross profit decreased $6.1 million, or 6.8%, to $75.2 million for the year ended December 31, 2001, from $81.3 million of the same period last year. By segment, gross profit changed as follows:

	Increase (Decrease) From 2000
	Amount	Percent
	(In millions)
Cabin Management	$(9.5)	(15.9)%
Systems Integration	3.5	15.7
Inter-group elimination	(0.1)

Total	$(6.1)

        Cabin Management.    Gross profit decreased by $9.5 million, or 15.9% compared to prior year, primarily due to:

  •
  a $13.6 million decrease caused by 2001 restructuring charges relating to the curtailment and resulting write-off of inventoried costs for several product development programs, realignment of production programs between facilities and inventory write-downs, and

  •
  a $4.3 million decrease in profit margins associated with higher manufacturing costs for business, VIP and head-of-state aircraft furniture related to large airframe models; offset by

  •
  a $7.1 million increase in gross profit related to our 2000 acquisitions; and

  •
  a $1.3 million increase in gross profit related to higher product volume for business, VIP and head-of-state aircraft furniture.

        Systems Integration.    Gross profit increased by $3.5 million, or 15.7% over the prior year, due to:

  •
  a $3.1 million increase due to higher auxiliary fuel systems volume and favorable manufacturing efficiencies; and

  •
  a $1.2 million increase resulting, in part, from improved operating results subsequent to our fourth quarter 1999 restructuring activities; offset by

  •
  a $0.8 million decrease resulting from lower cabin and flight deck systems integration services volume.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased $12.1 million, or 36.2%, to $45.4 million for the year ended December 31, 2001, from $33.3 million for the same period last year. By segment, SG&A expenses changed as follows:

	Increase (Decrease) From 2000
	Amount	Percent
	(In millions)
Cabin Management	$10.3	65.0%
Systems Integration	1.0	12.0
Corporate	0.8	10.1

Total	$12.1

        Cabin Management.    SG&A expenses increased by $10.3 million, or 65.0% over the prior year, due to:

  •
  a $3.7 million increase caused by 2001 restructuring and asset impairment charges relating to severance, lease termination and other related costs;

  •
  a $3.5 million increase in expenses to support increased production and new programs; and

  •
  a $3.1 million increase in expenses resulting from our 2000 acquisitions.

        Systems Integration.    SG&A expenses increased by $1.0 million, or 12.0% over the prior year, due to an increase in expenses associated with refocusing our cabin and flight deck systems integration services to product offerings requiring higher levels of sales and marketing, program management and customer service support.

        Corporate.    SG&A expenses increased by $0.8 million, or 10.1% over the prior year, primarily due to increased depreciation expense.

        Impairment of goodwill.    In 2001, an $8.6 million impairment charge was recognized pursuant to the provisions of SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to reflect the impairment resulting from our restructuring activities. See "—Goodwill Impairment Charges" below for additional information.

        Depreciation and amortization of intangibles.    Depreciation and amortization expense, which includes amortization of goodwill and identifiable intangible assets, increased $5.3 million, or 35.0%, for the year ended December 31, 2001. The increase results from the inclusion of $2.2 million of depreciation and amortization expense in 2001 from companies we acquired during 2000 and additional depreciation resulting from our capital expenditures during the period.

        Adjusted EBITDA.    As described above in "—Performance Measures—Adjusted EBITDA," we use this financial measure to evaluate the core economic performance of our operating segments. The notes to our financial statements include additional information about Adjusted EBITDA, and should be read in conjunction with the discussions presented herein. The notes to our financial statements also include a reconciliation of Adjusted EBITDA to net income (loss), a GAAP financial measure, to clarify the differences between these two measures.

        Cabin Management.    Adjusted EBITDA decreased by $0.5 million, or 1.1% compared to the prior year, primarily due to:

  •
  a $5.5 million decrease primarily resulting from higher manufacturing costs for business, VIP and head-of-state aircraft furniture related to the large airframe models; offset by

  •
  a $5.0 million increase resulting from our 2000 acquisitions.

        Systems Integration.    Adjusted EBITDA increased by $2.1 million, or 14.1% over the prior year, due principally to higher auxiliary fuel systems revenues and favorable manufacturing efficiencies.

        Operating income.    Operating income decreased $28.6 million to $8.8 million for the year ended December 31, 2001, from $37.4 million for the same period last year. By segment, operating income changed as follows:

	Increase (Decrease) From 2000
	Amount	Percent
	(In millions)
Operating income:
Cabin Management	$(26.5)	(74.3)%
Systems Integration	(1.1)	(10.3)
Corporate	(0.6)	(8.4)
Inter-group elimination	(0.4)

Total Operating income	$(28.6)

        Cabin Management.    Operating income decreased by $26.5 million, or 74.3% compared to the prior year, primarily due to:

  •
  a $9.5 million decrease in gross profit primarily caused by 2001 restructuring charges and lower profit margins associated with higher manufacturing costs; and

  •
  a $10.3 million increase in SG&A resulting from restructuring and other related charges and expenses to support increased production and new programs and a full year of operations for our 2000 acquisitions;

  •
  a $5.6 million increase in impairment charges; and

  •
  a $1.1 million increase in amortization of intangibles.

        Systems Integration.    Operating income decreased by $1.1 million, or 10.3% over the prior year, due to the following:

  •
  a $3.5 million increase in gross profit resulting from higher auxiliary fuel systems volume and favorable manufacturing efficiencies and improved operations; offset by

  •
  a $1.0 million increase in SG&A due to higher levels of sales and marketing, program management and customer service support; and

  •
  a $3.6 million increase in impairment charges.

        Interest expense.    Interest expense was $29.6 million for the year ended December 31, 2001 compared to $27.2 million for the year ended December 31, 2000, a reduction of $2.4 million due to the following:

  •
  a $4.2 million decrease resulting from lower average interest rates charged by our lenders during 2001; offset by

  •
  a $1.8 million increase resulting from higher levels of indebtedness.

        Provision for income taxes.    The provision for income taxes differs from the amount determined by applying the applicable U.S. statutory federal rate to the income before income taxes primarily due to the effects of state and foreign income taxes and non-deductible expenses, principally goodwill amortization. The difference in the effective tax rates between periods is mostly a result of the relationship of non-deductible expenses to income before income taxes.

        Loss from continuing operations.    Loss from continuing operations increased $22.9 million to a loss of $17.5 million for the year ended December 31, 2001, compared to income of $5.4 million for the same period last year. The change in the loss from continuing operations is principally attributable to:

  •
  a $25.9 million charge for restructuring, asset impairment and other related charges in 2001;

  •
  a $5.3 million increase in depreciation and amortization;

  •
  a $2.6 million decrease in income from operations; offset by

  •
  a $8.5 million increase in benefit from income taxes; and

  •
  a $2.4 million decrease in interest expense.

        Income (loss) from discontinued operations.    Income from discontinued operations increased $5.3 million to $3.6 million for the year ended December 31, 2002 compared to a loss of $1.7 million for the same period last year.

        Net income (loss).    Net income decreased $17.6 million to a net loss of $14.0 million for the year ended December 31, 2001 compared to net income of $3.6 million for the same period last year.

        Net income (loss) applicable to common stockholder.    Net income applicable to DeCrane Holdings, our common stockholder, decreased $20.4 million to a net loss of $19.1 million for the year ended December 31, 2001 compared to net income of $1.3 million for the same period last year. The increase is attributable to:

  •
  a $17.6 million net loss increase; and

  •
  a $2.8 million increase in accrued dividends and redemption value accretion resulting from the issuance of 16% mandatorily redeemable preferred stock on June 30, 2000.

        Bookings.    Bookings increased $14.3 million, or 6.0%, to $252.8 million for the year ended December 31, 2001 compared to $238.5 million for the same period last year. The increase in bookings for 2001 results from:

  •
  a $22.5 million increase associated with companies we acquired during 2000 that are included for a full year in our 2001 results; offset by

  •
  an $8.2 million decrease resulting from the adverse impact the events of September 11th and its aftermath and the weakening global economic conditions are having on our businesses.

        Backlog at end of period.    Backlog decreased $19.3 million to $99.5 million as of December 31, 2001 compared to $118.8 million as of December 31, 2000. The decrease in backlog for 2001 primarily results from the adverse impact the events of September 11th and its aftermath and the weakening global economic conditions are having on our businesses.

Restructuring, Asset Impairment and Other Related Charges

        The following discussion should be read in conjunction with the Note 3 accompanying both our audited and unaudited financial statements included in this prospectus.

        During the each of the two years in the period ended December 31, 2002 and the six months ended June 30, 2003, we recorded restructuring, asset impairment and other related pre-tax charges, principally related to our restructuring activities. These charges are summarized in the table below.

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(In millions)
Nature of charges:
Seating Product Line and Furniture Manufacturing Facilities Restructuring	$13.4	$—	$—	$—	$—
Seat Manufacturing Facilities Restructuring	—	6.3	6.3	—	—
Asset Realignment Restructuring	—	5.4	6.9	20.1	—
Goodwill impairment charges	41.5	—	7.7	8.6	—
Other asset impairment related charges	—	—	4.3	—	—

Total pre-tax charges	$54.9	$11.7	$25.2	$28.7	$—

Business segment recording the charges:
Cabin Management	$47.4	$11.7	$13.2	$22.4	$—
Systems Integration	—	—	4.0	3.5	—

Total charged to continuing operations	47.4	11.7	17.2	25.9
Specialty Avionics (discontinued operations)	7.5	—	8.0	2.8	—

Total pre-tax charges	$54.9	$11.7	$25.2	$28.7	$—

Charged to operations:
Cost of sales	$12.8	$5.9	$10.7	$13.6	$—
Selling, general and administrative expenses	0.6	5.8	6.5	3.7	—
Impairment of goodwill	34.0	—	—	8.6	—

Total charged to continuing operations	47.4	11.7	17.2	25.9
Charged to discontinued operations	7.5	—	8.0	2.8	—

Total pre-tax charges	$54.9	$11.7	$25.2	$28.7	$—

Components of charges:
Noncash charges	$43.9	$5.9	$11.4	$19.6	$—
Cash charges	3.5	5.8	5.8	6.3	—

Total charged to continuing operations	47.4	11.7	17.2	25.9
Charged to discontinued operations	7.5	—	8.0	2.8	—

Total pre-tax charges	$54.9	$11.7	$25.2	$28.7	$—

Seating Product Line and Furniture Manufacturing Facilities Restructuring

        During the second quarter of fiscal 2003, we consolidated our seating product line offerings and adopted a restructuring plan to down-size a furniture manufacturing facility in response to continuing weakness in the business, VIP and head-of-state aircraft market. These actions were designed to reduce engineering, production and inventory carrying costs by supporting fewer product offerings and achieve profitability at the furniture manufacturing facility based on its lower production levels. In connection with these actions, we recorded pre-tax charges to operations totaling $13.4 million during the second quarter of fiscal 2003, of which $9.9 million were noncash charges.

        The charges are comprised of the write-off of inventoried costs related to discontinued product offerings, lease termination and related charges, excess and obsolete inventory write-downs and severance and other compensation costs. As required by SFAS No. 146, the charges recorded were discounted by $0.6 million to initially measure and reflect the liabilities incurred as a result of the restructuring plan at their fair value as of June 30, 2003. The cumulative effect of a changes resulting from revisions to either the timing or the amount of estimated cash flows will be recognized as an adjustment to the liability in the period of the change.

        These restructuring activities were substantially completed during the second quarter of fiscal 2003. A $3.3 million restructuring reserve remains as of June 30, 2003 for lease termination and related costs. The manufacturing facilities were closed during June 2003. The future cash payments will be funded from existing cash balances and internally generated cash from operations.

Seat Manufacturing Facilities Restructuring

        In 2002, we announced we would consolidate the production of four seating and related manufacturing facilities into two, resulting in the permanent closure of two facilities. This program was designed to improve manufacturing efficiencies and to further reduce costs and conserve working capital. In connection with these restructuring activities, we recorded pre-tax charges to operations totaling $6.3 million during the year ended December 31, 2002, of which $3.6 million were noncash charges, for restructuring, asset impairment and other related restructuring charges.

        The restructuring, asset impairment and other related expenses are comprised of charges for current asset write-downs, the impairment of long-lived assets, severance and lease termination costs and other restructuring-related expenses pertaining to FAA retesting and recertification, moving, transportation and travel costs and shutdown and startup costs.

        These restructuring activities were substantially completed during the second quarter of fiscal 2002. A $0.1 million restructuring reserve remains as of December 31, 2002 for lease termination and other related costs. The manufacturing facilities were closed during June 2002.

Asset Realignment Restructuring

        During the second quarter of fiscal 2001, we adopted a restructuring program to realign aircraft furniture production programs among our manufacturing facilities. In addition, and in response to the adverse impact on the aerospace industry resulting from the September 11th terrorist attack and its aftermath, as well as the weakening of global economic conditions, we announced and implemented a further restructuring program in December 2001 designed to reduce costs and conserve working capital. This program included permanently closing one manufacturing facility and idling a second facility for an indefinite period, curtailing several product development programs and instituting workforce reductions. This program primarily affected our Cabin Management and Specialty Avionics Groups.

        In connection with these restructuring activities, we recorded pre-tax charges to operations of $28.7 million in fiscal 2001, of which $22.1 million were noncash charges, for the impairment of long-lived assets and restructuring costs related to write-downs and write-offs of inventoried costs, costs associated with the realignment of aircraft furniture production programs among facilities, severance, lease termination and other related costs. During 2001, we paid $5.0 million of costs related to this restructuring in cash and a $1.6 million restructuring reserve remained as of December 31, 2001 solely for severance, lease termination and other related costs.

        Due to the ongoing weakness of the business, VIP and head-of-state aircraft market, we decided during the second quarter of fiscal 2002 to permanently close the temporarily idled manufacturing facility. In connection with this decision, we recorded additional pre-tax charges to operations totaling $6.9 million during the year ended December 31, 2002, of which $3.8 million were noncash charges, for restructuring, asset impairment charges and other related expenses. During 2002, we paid $4.6 million of costs related to this restructuring in cash and a $0.1 million restructuring reserve remained as of December 31, 2002 solely for the remaining lease termination and other related costs. The restructuring activities relating to leased facilities were completed during the second quarter of fiscal 2002.

Goodwill Impairment Charges

        Six Months Ended June 30, 2003.    We recorded two goodwill impairment charges during the period.

        As a result of the continuing weakness in the business, VIP and head-of-state aircraft market and the decision to down-size a furniture manufacturing facility, the goodwill associated with the furniture manufacturing reporting unit was tested for recoverability and found to be impaired. As a result, $34.0 million of goodwill associated with our Cabin Management Group was written off and charged to operations.

        During the first quarter of fiscal 2003, we entered into a definitive agreement to sell the Specialty Avionics Group. Based upon the fair value of the group implied in the definitive agreement, we determined that the carrying value of one of the reporting unit's net assets was not fully recoverable. As a result, we recorded a goodwill impairment charge of $7.5 million to reduce the carrying value to the estimated net realizable value established by the definitive agreement.

        Year Ended December 31, 2002.    Due to continued weakness in the commercial aircraft portion of our business, in the fourth quarter of fiscal 2002 we recorded a pre-tax charge of $7.7 million related to our annual goodwill impairment testing pursuant to SFAS No. 142. The impairment charge pertained to the Specialty Avionics Group.

        Year Ended December 31, 2001.    Prior to adoption of SFAS No. 142, impairment testing was in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In 2001, we recorded an $8.6 million pre-tax charge to operations to reflect the impairment loss resulting from our restructuring activities. The impairment charge pertained to our Cabin Management and Systems Integration Groups.

        See "—Goodwill Impairment Charges" below for additional information on all of the impairment charges.

Other Asset Impairment Related Charges

        Due to continued weakness in the commercial aircraft portion of our business, in the fourth quarter of fiscal 2002 we recorded a pre-tax charge to cost of good sold of $4.3 million related to inventories. Of this amount, charges totaling $0.3 million pertained to the Specialty Avionics Group.

Goodwill Impairment Charges

        The following discussion should be read in conjunction with Notes 3 and 7 accompanying our audited financial statements and Notes 2, 3 and 5 accompanying our unaudited financial statements included in this prospectus.

        Our results of operations for each of the years in the two year period ended December 31, 2002 and the six months ended June 30, 2003 and 2002 have been affected by the adoption of SFAS No. 142,

"Goodwill and Other Intangible Assets," and goodwill impairment charges. The tables below summarize the changes in goodwill during the periods.

	Continuing Operations				Discontinued Operations
(In millions)	Cabin Management Group	Systems Integration Group	Corporate	Total	Specialty Avionics Group
Balance, December 31, 2000	$187.8	$33.0	$4.1	$224.9	$131.5
Contingent consideration earned	3.8	—	—	3.8	—
Amortization during the period	(6.6)	(1.2)	(0.2)	(8.0)	(4.7)
Impairment charge (a)	(5.1)	(3.5)	—	(8.6)	—
Cash received upon settlement of asserted claims	(1.2)	—	—	(1.2)	—
Foreign currency translation	—	—	—	—	(0.3)

Balance, December 31, 2001	178.7	28.3	3.9	210.9	126.5
Adoption of SFAS 141 and 142:
Reclassification of intangible assets	3.1	0.4	0.1	3.6	1.3
Transitional impairment charge (b)	(8.5)	(7.9)	(2.3)	(18.7)	(39.4)
Contingent consideration earned	0.6	—	—	0.6	—
Impairment charge (c)	—	—	—	—	(7.7)

Balance, December 31, 2002	173.9	20.8	1.7	196.4	80.7
Impairment charges (d)	(34.0)	—	—	(34.0)	(7.5)
Sale of Specialty Avionics Group	—	—	—	—	(73.2)

Balance, June 30, 2003	$139.9	$20.8	$1.7	$162.4	$—

(a)
Reflects a goodwill impairment charge to operations during the year ended December 31, 2001 and reflected as a component of our restructuring, asset impairment and other related charges. See "—Restructuring, Asset Impairment and Other Related Charges" above.

(b)
Reflects a goodwill impairment charge recorded (before $0.9 million of income tax benefit) during the six months ended June 30, 2002 and the year ended December 31, 2002 as the cumulative effect of change in accounting principle in accordance with the transitional provisions of adopting SFAS No. 142, "Goodwill and Other Intangible Assets."

(c)
Reflects a goodwill impairment charge to operations during the year ended December 31, 2002 and reflected as a component of our restructuring, asset impairment and other related charges. See "—Restructuring, Asset Impairment and Other Related Charges" above.

(d)
Reflects a goodwill impairment charges during the six months ended June 30, 2003 and reflected as a component of our restructuring, asset impairment and other related charges. See "—Restructuring, Asset Impairment and Other Related Charges" above.

        Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and the provisions of SFAS No. 141, "Business Combinations," which were required to be adopted concurrent with the adoption of SFAS No. 142. Adoption of these accounting pronouncements resulted in the following:

  •
  Reclassification of Intangible Assets. Intangible assets relating to acquired assembled workforce intangibles not meeting the criteria for recognition apart from goodwill were reclassified to goodwill, net of deferred income taxes.

  •
  Discontinuance of Goodwill Amortization. Goodwill is deemed to be an indefinite-lived asset. As a result, and in accordance with SFAS No. 142, the recording of periodic goodwill amortization charges was discontinued effective January 1, 2002.

  •
  Annual Testing for Goodwill Impairment. In lieu of periodic goodwill amortization charges, SFAS No. 142 requires goodwill to be tested annual for impairment, or when events or changes in circumstances indicate the carrying value may not be recoverable.

        During 2002, we completed the transitional impairment testing of goodwill recorded as of January 1, 2002 as required under SFAS No. 142. Fair value of each reporting unit was determined using a discounted cash flow approach taking into consideration projections based on the individual characteristics of the reporting units, historical trends, market multiples for comparable businesses and independent appraisals. Our Cabin Management Group consists of three reporting units, our Systems Integration Group consists of two and the Specialty Avionics consists of three. Unallocated goodwill was allocated to the reporting units for impairment testing purposes. The results indicated that the carrying value of goodwill was impaired at one of the reporting units within each of our operating groups. The resulting impairment was primarily attributable to a change in the evaluation criteria for goodwill utilized under previous accounting guidance to the fair value approach stipulated in SFAS No. 142. In accordance with the transitional provision of SFAS No. 142, we recorded a $17.8 million noncash write-down of goodwill (net of $0.9 million income tax benefit) as of January 1, 2002 as a cumulative effect of a change in accounting principle. An additional $39.4 million noncash write-down of goodwill pertained to the Specialty Avionics Group and is included in the loss from discontinued operations.

        During the fourth quarter of fiscal 2002, we performed our annual impairment testing and recorded an additional $7.7 million impairment charge related to one of the reporting units within the Specialty Avionics Group. The charge was primarily the result of a decrease in fair value caused by using lower cash flow forecasts for the commercial aircraft portion of our business, which experienced further weakness during 2002. This charge is included as a component of income (loss) from discontinued operations.

        During the first quarter of fiscal 2003, we entered into a definitive agreement to sell the Specialty Avionics Group. Based upon the fair value of the group implied in the definitive agreement, we determined that the carrying value of the group's net assets was not fully recoverable. As required by SFAS No. 142, we recorded a goodwill impairment charge of $7.5 million to reduce the carrying value to the estimated net realizable value established by the definitive agreement. We recorded a modest $0.7 million gain on the sale during the second quarter of fiscal 2003, based on the actual financial position of the group on the date of sale. However, the ultimate gain or loss on the sale is subject to finalizing the post-closing adjustment, which is not expected to be material, if any.

        As required by SFAS No. 142, we test goodwill for impairment annually, on October 31st of each year, or when events or changes in circumstances indicate the carrying amount may not be recoverable. The goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related reporting units that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The amount by which carrying value exceeds fair value represents the amount of goodwill impairment.

        As a result of the continuing weakness in the business, VIP and head-of-state aircraft market and our decision to down-size a furniture manufacturing facility in the second quarter of fiscal 2003, we determined that we should reevaluate the carrying value of our goodwill prior to the annual October 31st testing date. Accordingly, we performed a step-one test of goodwill associated with our furniture manufacturing reporting unit for recoverability and found the goodwill to be impaired. As a result, we recorded a pre-tax charge to operations of $34.0 million during the three months ended June 30, 2003 based on a comparison of the estimated book value of the net assets of the reporting unit to its fair value. The charge was primarily a result of a decrease in fair value caused by using lower cash flow forecasts based on the most recently reduced industry estimates of aircraft deliveries resulting from overall industry weakness. The amount recorded is an estimate and may be revised during the third quarter of fiscal 2003 upon completion of step two of the goodwill impairment model, which measures the amount of impairment.

        Prior to adoption of SFAS No. 142, impairment testing was in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In 2001, we recorded an $8.6 million pre-tax charge to operations to reflect the impairment loss resulting from our restructuring activities to close a manufacturing facility.

Liquidity and Capital Resources

        Our principal cash needs are for debt service, working capital, capital expenditures and possible strategic acquisitions, as well as to provide DeCrane Holdings with cash to finance its needs, which consists primarily of cash dividends on its preferred stock beginning in 2005. Our principal sources of liquidity are expected to be cash flow from operations, potential capital market transactions and third party borrowings, principally under our senior credit facility.

Cash Flows During the Six Months Ended June 30, 2003

        Net cash used by operating activities was $19.9 million for the six months ended June 30, 2003 and consisted of $4.1 million of cash used by operations after adding back depreciation, amortization, the noncash portion of our restructuring and asset impairment charges and other noncash items and $21.0 million used for working capital, offset by a $5.2 million increase in other liabilities. The following factors contributed to the $21.0 million working capital increase:

  •
  a $12.7 million inventory increase principally related to long-term contracts;

  •
  a $13.0 million decrease in accounts payable and accrued expenses, primarily resulting from reduced purchasing commensurate with lower revenues; offset by,

  •
  a $0.5 million decrease in prepaid expenses and other assets; and

  •
  a $4.2 million decrease in accounts receivables.

        We expect working capital increases, if any, to moderate during the remainder of 2003.

        Net cash provided by investing activities was $130.2 million for the six months ended June 30, 2003 and consisted of:

  •
  $132.8 million of net proceeds from the sale of the Specialty Avionics Group; offset by,

  •
  $2.0 million used for capital expenditures; and

  •
  $0.6 million used for the payment of contingent acquisition consideration.

        We anticipate spending approximately $4.0 to $4.5 million for capital expenditures in 2003. As of June 30, 2003, there are no remaining acquisition contingent consideration payment obligations.

        Net cash used by financing activities was $121.2 million for the six months ended June 30, 2003. Cash of $9.3 million was provided by revolving line of credit borrowings under our senior credit facility. Cash of $130.5 million was used for principal payments on our senior term debt, capitalized lease obligations and other debt.

Cash Flows During the Year Ended December 31, 2002

        Net cash provided by operating activities was $11.7 million for the year ended December 31, 2002 and consisted of $18.8 million of cash provided by operations after adding back depreciation, amortization, the noncash portion of our restructuring and asset impairment charges and other noncash items, and $7.1 million used for working capital. The following factors contributed to the $7.1 million working capital increase:

  •
  a $17.9 million decrease in accounts payable and accrued expenses, primarily resulting from reduced purchasing commensurate with lower revenues; and

  •
  a $4.8 million inventory increase principally related to program costs on long-term contracts; offset by

  •
  a $15.0 million accounts receivable decrease resulting from decreased revenues as well as timing differences relating to progress and final billings on long-term contracts; and by

  •
  a $0.2 million decrease in prepaid expenses and other assets; and further offset by

  •
  a $0.4 million increase in income taxes payable.

        Net cash used for investing activities was $10.2 million for the year ended December 31, 2002 and consisted of:

  •
  $5.9 million of contingent acquisition consideration paid during 2002; and

  •
  $4.3 million for capital expenditures.

        Net cash used for financing activities was $15.4 million for the year ended December 31, 2002. Cash of $21.5 million was used for net repayments of our revolving line of credit borrowings under our senior credit facility, principal payments on our term debt, capitalized lease obligations and other debt, financing costs associated with amending our senior credit facility and the repurchase of stock and options from former management members. Cash of $6.1 million was provided by a $5.0 million capital contribution from DeCrane Holdings and $1.1 million of additional long-term borrowings.

Capital Resources and Debt Obligations as of June 30, 2003

        As of June 30, 2003, we had $50.2 million of working capital, compared to $55.4 million as of December 31, 2002, excluding assets and liabilities of the discontinued operations we sold in 2003. As of June 30, 2003, we also had $24.4 million of borrowings available under our revolving line of credit, as amended in March 2003 and described below, compared to $43.6 million available as of December 31, 2002. Our revolving line of credit expires in September 2004. We may not be able to replace it on commercially acceptable terms, or at all. As of June 30, 2003, our senior credit facility borrowings totaling $150.2 million are at variable interest rates based on defined margins over the current prime rate or LIBOR, compared to $270.2 million as of December 31, 2002. We also had $100.0 million of 12% senior subordinated notes as of June 30, 2003 and December 31, 2002 and other indebtedness totaling $9.7 million outstanding as of June 30, 2003 compared to $10.8 million as of December 31, 2002.

        The senior credit facility and senior subordinated notes indenture impose restrictive and financial covenants on us. In the first quarter of fiscal 2003, terms and financial covenants contained in our senior credit facility were amended to, among other things, permit the sale of the Specialty Avionics Group which was consummated on May 23, 2003. As required by the amendment, we repaid $130.0 million of senior credit facility borrowings with the proceeds from the sale. See "—Recent Developments Affecting Financial Condition and Liquidity" below for additional information.

Recent Developments Affecting Financial Condition and Liquidity

        As more fully described in "—Industry Overview and Trends," the acts and ongoing threats of global terrorism, the current military conflicts, SARS epidemic and weak global economic conditions are all adversely impacting our business. In response, we have implemented a series of restructuring activities, as described in "—Restructuring, Asset Impairment and Other Related Charges," designed to reduce costs and conserve working capital.

        During the fourth quarter of fiscal 2002, we further assessed our long-term business strategies in light of current aerospace industry conditions. In addition, we subsequently determined that we would likely not be in compliance with our senior credit facility's financial covenants in 2003. We believe that when the aerospace industry recovers, the demand for our Cabin Management and Systems Integration groups' products and services for business, VIP and head-of-state aircraft will return to historical levels and, accordingly, we decided to focus our resources in these market segments. To accomplish this objective, we embarked on a plan to sell the Specialty Avionics Group, which is highly dependent on the commercial airline industry.

        We consummated the sale of the Specialty Avionics Group on May 23, 2003 and, as required by the senior credit facility amendment, used $130.0 million of the proceeds from the sale to repay senior credit facility borrowings. The senior credit facility amendment also relaxes various financial covenants for 2003 and beyond, decreases by $10.0 million the maximum permitted revolving line of credit borrowings to $40.0 million, increases the prime rate and LIBOR interest margins by 1.5% and permits the issuance of specified types of additional indebtedness and the repurchase of up to $20.0 million aggregate principal amount of our 12% senior subordinated notes with the proceeds from the sale of junior securities. Junior securities means: (i) senior subordinated notes issued by us that are unsecured and do not provide for any scheduled redemptions or prepayments or any sinking fund installment payments or maturities prior to the termination of the senior credit facility, or other indebtedness subordinated in right of payment to our obligations under the senior credit facility, and whose material terms are satisfactory to the lenders; and (ii) equity securities issued by us.

        We believe our expected operating cash flows, together with borrowings under our senior credit facility ($24.4 million of which was available as of June 30, 2003, the commitment for which expires in September 2004), will be sufficient to meet our future short- and long-term operating expenses, working capital requirements, capital expenditures and debt service obligations for the next twelve months. However, our ability to comply with our debt financial covenants, pay principal or interest and satisfy our other debt obligations will depend on our future operating performance as well as competitive, legislative, regulatory, business and other factors beyond our control. See "Risk Factors." Although we cannot be certain, we expect to be in compliance with the revised financial covenants through the end of the year based on our current operating plan.

        In addition, we are continually considering acquisitions that complement or expand our existing businesses or that may enable us to expand into new markets, some of which may be material. Future acquisitions may require additional debt, equity financing or both. We may not be able to obtain any additional financing on acceptable terms. We are not currently party to any definitive acquisition agreements.

Disclosure of Contractual Obligations and Commitments

        The following table summarizes our known contractual obligations to make future cash payments as of December 31, 2002, as well an estimate of the periods during which these payments are expected to be made. We have also reflected the changes in those obligations during the six months ended June 30, 2003, which includes reflecting the repayment of $130.0 million of senior credit facility borrowings with the proceeds from the May 23, 2003 sale of the Specialty Avionics Group.

		Years Ending December 31,
	Total	2003	2004 and 2005	2006 and 2007	2008 and Beyond
	(In millions)
Obligations as of December 31, 2002:
Long-term debt(a):
Senior credit facility	$270.2	$14.7	$149.3	$106.2	$—
12% senior subordinated notes	100.0	—	—	—	100.0
Capital lease obligations	4.0	0.6	1.1	0.7	1.6
Other indebtedness	6.8	1.0	1.2	0.9	3.7

Total long-term debt	381.0	16.3	151.6	107.8	105.3
Operating lease obligations	15.4	1.8	3.2	2.5	7.9
Mandatorily redeemable preferred stock redemption obligation(b)	37.0	—	—	—	37.0

Total obligations	433.4	18.1	154.8	110.3	150.2

Increase (decrease) during the six months ended June 30, 2003:
Senior credit facility:
Repayment with proceeds from sale	(130.0)	(11.4)	(68.9)	(49.7)	—
Revolving line of credit borrowings	13.3	—	13.3	—	—
Term debt repayments	(3.3)	(3.3)	—	—	—
Capital and operating lease obligations and other indebtedness repayments	(1.9)	(1.9)	—	—	—
Mandatorily redeemable preferred stock redemption obligation (c)	3.0	—	—	—	3.0

Net increase (decrease)	(118.9)	(16.6)	(55.6)	(49.7)	3.0

Total obligations as of June 30, 2003	$314.5	$1.5	$99.2	$60.6	$153.2

(a)
Excludes interest payments. Interest on the 12% senior subordinated notes is payable semiannually. The senior credit facility bears interest at a variable rate and therefore the amount of future interest payments are uncertain. See "Description of the Senior Bank Credit Facility."

(b)
Dividends accrue quarterly at the annual rate of 16% and are payable, at our option, either in cash or by the issuance of additional shares of preferred stock. Since the issuance of the preferred stock in June 2000, we have elected to issue additional shares in lieu of cash dividend payments and may continue to do so until June 2005, after which time we are required to pay quarterly dividends in cash. If we elect to continue issuing additional shares until June 2005, our mandatory redemption obligation on March 31, 2009, the mandatory redemption date, will be $54.8 million and our annual cash dividend payment obligation will be $8.8 million, payable quarterly, commencing September 2005.

(c)
Reflects the accrual of dividends payable by the issuance of additional preferred stock.

Disclosure About Off-Balance Sheet Commitments and Indemnities

        We are a wholly-owned subsidiary of DeCrane Holdings, whose capital structure also includes mandatorily redeemable preferred stock. Since we are DeCrane Holdings' only operating subsidiary and source of cash, we may be required to fund DeCrane Holdings' redemption obligation in the future, subject to limitations contained in our senior credit agreement and the senior subordinated notes indenture. The DeCrane Holdings preferred stock has a total redemption value of $66.7 million as of June 30, 2003 and $62.2 million as of December 31, 2002, the increase reflecting an increase in its redemption value in lieu of cash dividend payments. DeCrane Holdings' preferred stock is mandatorily redeemable on September 30, 2009.

        During our normal course of business, we have entered into agreements containing indemnities pursuant to which we may be required to make payments in the future. These indemnities are in connection with facility leases and liabilities for specified claims arising from investment banking services our financial advisors provide to us. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. Substantially all of these indemnities provide no limitation on the maximum potential future payments we could be obligated to make and is not quantifiable. We have not recorded any liability for these indemnities since no claims have been asserted to date.

        In connection with the sale of the Specialty Avionics Group, we made indemnities to the buyer with respect to a number of customary, and certain other specific, representations and warranties. Our indemnities with respect to some of these matters are limited in terms of duration with the maximum of potential future payments capped at $14.0 million and our indemnities with respect to specified environmental matters will expire not later than October 2010 and provides for a maximum liability of $5.0 million, while others will have no limitations. In addition, the $140.0 million selling price is subject to a potential post-closing adjustment related to the amount of working capital at closing. Although we cannot be certain, we believe the potential adjustment will not be material. The post-closing adjustment, if any, would be payable by us in cash upon its final determination.

        As of March 31, 2003 and December 31, 2002, we also had an irrevocable standby letter of credit in the amount of $0.4 million issued and outstanding under our senior credit facility.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. Our preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

        We evaluate our estimates on an on-going basis. We base our estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant estimates and judgments used in the preparation of our financial statements.

        Allowance for uncollectible accounts receivable.    Accounts receivable are reduced by an allowance for amounts that are deemed uncollectible. The estimated allowance for uncollectible amounts is based primarily on our evaluation of the financial condition of each of our customers and their payment history. We also provide an allowance based on the age of all receivables for which we have not established a customer-specific allowance. Generally, we do not require collateral or other security to support accounts receivable, however, under certain circumstances, we require deposits or cash-on-delivery terms. While our losses have been within our expectations, a deterioration of our customers' financial condition may require that we provide additional allowances, reducing our operating income in future periods. Our customers operate in the business, VIP and head-of-state and commercial aircraft industry throughout the world and are being adversely impacted by the acts and ongoing threats of global terrorism, the current military conflicts, SARS epidemic and weak global economic conditions. Accounts receivable of $22.4 million as of June 30, 2003 and $27.6 million as of December 31, 2002 are reduced by an allowance for uncollectible accounts of $1.7 million as of June 30, 2003 and $1.2 million as of December 31, 2002.

        Work-in-process inventory—deferred program costs.    We incur product development costs, comprised principally of engineering costs, relative to programs and contracts with long production cycles. In accordance with industry practice, we defer these costs in inventory. Program costs are charged to cost of sales over the production cycle of the program. Periodically, we assess the recoverability of the deferred program costs based on existing order backlog and our estimate of future orders. We reduce the deferred program costs to estimated realizable value in the period in which recoverability becomes uncertain. For example, in connection with our restructuring activities, we reassessed and elected to curtail several programs. As a result, we wrote off program costs totaling $6.3 million during the six months ended June 30, 2003 and $7.9 million during the year ended December 31, 2001. Deferred program costs included in work-in-process inventory are $12.7 million as of June 30, 2003 and $14.8 million as of December 31, 2002.

        Allowance for excess and obsolete inventory.    Inventories are reduced by an allowance for estimated excess and obsolete inventory. The allowance is the difference between the cost of the inventory and its estimated market value. Our market value estimates are based upon existing order backlog, our assumptions about market conditions, including future orders and market pricing. While our products are not subject to rapid technological obsolescence, we also consider this factor in determining our market value estimates. If our customers cancel existing orders or actual market conditions, including future orders, are less favorable than we projected, we may provide additional allowances, reducing our gross profit in future periods. Inventories of $67.7 million as of June 30, 2003 and $63.1 million as of December 31, 2002 are reduced by an allowance for excess and obsolete inventory of $4.6 million as of June 30, 2003 and $3.8 million as of December 31, 2002.

        Goodwill impairment.    On January 1, 2002, we began accounting for goodwill under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires an impairment-only approach to accounting for goodwill. Because of our history of acquisitions, goodwill constitutes a significant portion of our long-term assets. As a result of the adoption of SFAS No. 142, we recorded a transitional goodwill impairment charge of $17.8 million in 2002 as the cumulative effect of the change in accounting principle. An additional $39.3 million transitional impairment charge pertained to the Specialty Avionics Group and is included in the loss from discontinued operations.

        The SFAS No. 142 goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the reporting units that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The amount by which carrying value exceeds fair value represents the amount of goodwill impairment. SFAS No. 142 requires goodwill to be tested for impairment annually at the same time every year, and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist. We have selected October 31st as our annual testing date.

        We estimate the fair values of our reporting units using a discounted cash flow approach, taking into consideration projections based on the individual characteristics of the reporting units, historical trends, market multiples for comparable businesses and independent appraisals. The forecasts of future cash flows are based on our best estimate of future revenues and operating costs, based primarily on existing backlog, expected future bookings and general market conditions. Changes in these forecasts could cause a particular reporting unit to either pass or fail the first step in the goodwill impairment mode, which could significantly change the amount of impairment recorded.

        As a result of our first required annual testing, as of October 31, 2002, we recorded an additional $7.7 million pre-tax impairment charge pertaining to the Specialty Avionics Group which is reflected as a component of the net loss from discontinued operations. The charge was primarily the result of using lower cash flow forecasts for the commercial aircraft portion of our business.

        As a result of the continuing weakness in the business, VIP and head-of-state aircraft market and our decision to down-size a furniture manufacturing facility in the second quarter of fiscal 2003, we determined that we should reevaluate the carrying value of our goodwill prior to the next annual October 31st testing date. Accordingly, we performed a step-one test of goodwill associated with our Cabin Management Group for recoverability and found the goodwill to be impaired. As a result, we recorded an additional pre-tax charge to operations of $34.0 million in fiscal 2003. The charge was primarily a result of a decrease in fair value caused by using lower cash flow forecasts based on the most recently reduced industry estimates of aircraft deliveries resulting from overall industry weakness.

        Goodwill pertaining to continuing operations with an aggregate book value of $162.4 million remains as of June 30, 2003 (compared to $196.4 million as of December 31, 2002) and will be subject impairment testing in October 2003, or sooner, if additional events occur or circumstances change such that it is reasonably possible that further impairment may exist.

        Valuation of long-lived assets and other intangible assets.    In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we review long-lived assets and other identifiable intangible assets for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Factors we consider important, which could trigger an impairment review, include significant:

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  underperformance relative to expected future operating results;

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  changes in the manner of our use of the acquired assets;

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  changes in our business strategy; or

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  negative aerospace industry or global economic conditions.

        Our impairment review consists of comparing the sum of the expected undiscounted future cash flows resulting from the use of the asset to the carrying value of the assets. When we determine that the carrying value may not be recoverable, we record an impairment loss equal to the excess of the asset's carrying value over its fair value. We measure fair value based on a projected discounted cash flow method using a discount rate we believe to be commensurate with the risk inherent in our current business model. Net long-lived assets and intangible assets, excluding goodwill, amounted to $62.1 million as of June 30, 2003 and $65.2 million as of December 31, 2002.

        Accounting for income taxes.    As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing permanent and temporary differences resulting from differing treatment of items, such as amortization of assets and other nondeductible expenses, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our statement of financial position. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance which increases our provision for income taxes in our statement of operations.

        For example, we have $26.1 million of deferred tax assets as of June 30, 2003, which includes $14.8 million of federal and state loss carryforwards. During the six months ended June 30, 2003, we evaluated our deferred assets for expected recoverability based on the nature of the item, the associated taxing jurisdictions, the applicable expiration dates and future taxable income forecasts that would impact utilization. Based on this evaluation, we determined that recovery was not likely in certain taxing jurisdictions and applied our judgment in estimating the amount of valuation allowance necessary under the circumstances to reduce the assets carrying value to realizable value. As a result, we established a $13.1 valuation allowance for the net deferred tax assets which may not be realized in the future.

        In the event actual results differ from our estimates or we adjust these estimates in future periods, we may need to provide an additional valuation allowance in the period such determination is made, which would increase our provision for income taxes.

        Revenue and profit recognition under long-term contracts.    Because of relatively long production cycles, a portion of our revenues and profits are recognized under percentage-of-completion method of accounting using total contract price, actual costs incurred to date and an estimate of the completion costs for each contract. We use this method because reasonably accurate estimates of the revenue and costs applicable to the various stages of a contract can be made. Recognized revenues and profits on each contract are subject to revisions as the contract progresses towards completion. Revisions to revenue and profit estimates are made in the period in which the facts that give rise to the revision become known. Provisions for estimated losses on uncompleted contracts are fully recognized in the period in which such losses are determined. During the year ended December 31, 2002, approximately 28.9% of our revenues and 25.2% of our gross profit was recognized under the percentage-of-completion method of accounting. During the six months ended June 30, 2003, approximately 27.4% of our revenues and 26.2% of our gross profit (excluding restructuring charges) was recognized under the percentage-of-completion method of accounting.

        Litigation.    We evaluate contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." We establish reserves for estimated loss contingencies when it is our assessment that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are charged against income in the period in which different facts or information becomes known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon our assumptions and estimates, advice of legal counsel or other third parties regarding the probable outcomes of the matter. Should the outcome differ from the assumptions and estimates, revisions to the estimated reserves for contingent liabilities would be required.

        As described in "Business—Legal Proceedings" and Note 13 accompanying our audited financial statements and Note 11 accompanying our unaudited financial statements included in this prospectus, we are involved in legal proceedings for which no reserves for estimated loss contingencies have been established. Our current evaluation of these matters is that it is probable we will prevail and therefore are not required to accrue estimated losses in accordance with SFAS No. 5. However, there is a possibility that we may ultimately be required to pay all or a portion of the contingent liabilities related to these matters, which may have an adverse impact on our business, financial position, results of operations or cash flows in future periods.

        Restructuring of our businesses.    As described in "—Restructuring, Asset Impairment and Other Related Charges," we recorded charges totaling $13.4 million during the six months ended June 30, 2003, $17.2 million during 2002 and $25.9 million during 2001 in response to the adverse aerospace industry impact the acts and ongoing threats of global terrorism and the current weak global economic conditions are having on our businesses. These charges are based on our present estimates of the impact these events are having on our businesses and the future recovery of the aerospace industry.

Actual results and future recovery could differ from these estimates, potentially resulting in further restructuring, asset impairment and other related charges.

Recently Issued Accounting Pronouncements

SFAS No. 145

        In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." Among other things, SFAS No. 145 rescinds various pronouncements regarding early extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning January 1, 2003. Adoption of this new standard in 2003 did not have an impact on our business, consolidated financial position, results of operations or cash flow.

SFAS No. 146

        In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

        SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions to either the timing or the amount of estimated cash flows is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan.

        The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. SFAS No. 146 affects the timing of recognizing restructuring costs, as well as the amounts recognized, depending on the nature of the exit, disposal or restructuring activity and the timing of the related estimated cash flows. As required by SFAS No. 146, we applied its provisions to the restructuring activities initiated in June 2003.

FIN No. 45

        In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable to us on a prospective basis to guarantees issued or modified after December 31, 2002. However, the disclosure requirements in FIN No. 45 are effective for our financial statements for periods ending after December 15, 2002.

        We are not a party to any agreement in which it is a guarantor of indebtedness of others therefore the interpretation is not expected to have a material effect on our financial position, results of operations or cash flows. We have adopted the disclosure requirements of this interpretation as of December 31, 2002.

SFAS No. 148

        In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation," to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        For non-compensatory stock options, we have elected to continue to account for our stock-based compensation plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma effect of the plan on net income as provided by SFAS No. 123, "Accounting for Stock-Based Compensation." Therefore, at this time, adoption of this statement will not have a material impact on our financial position, results of operations or cash flows.

        The SFAS No. 148 pro forma disclosures were effective for our fiscal year ended December 31, 2002 and for interim financial statements beginning in 2003. The pro forma disclosures are in the notes accompanying the financial statements included in this prospectus.

FIN No. 46

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or "SPEs"). We do not have any variable interest entities as defined in FIN No. 46.

SFAS No. 150

        In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires classification of financial instruments within its scope as a liability, including financial instruments issued in the form of shares that are mandatorily redeemable, because those financial instruments are deemed to be, in essence, obligations of the issuer. We are currently evaluating the impact this new standard will have on our financial position, results of operations and cash flows. However, we believe we will be required to reclassify our mandatorily redeemable preferred stock as a liability commencing July 1, 2003 and reflect its 16% per annum dividend as a charge against pre-tax income. Our mandatorily redeemable preferred stock will have a redemption value of $40.0 million on July 1, 2003.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including interest rates and changes in foreign currency exchange rates. Market risk is the potential loss arising from adverse changes in prevailing market rates and prices. From time to time, we use derivative financial instruments to manage and reduce risks associated with these factors. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

        Interest Rate Risk.    A significant portion of our capital structure is comprised of long-term variable and fixed-rate debt.

        Market risk related to our variable-rate debt is estimated as the potential decrease in pre-tax earnings resulting from an increase in interest rates. The interest rates applicable to variable-rate debt are, at our option, based on defined margins over the current prime rate or LIBOR. See "Description of the Senior Bank Credit Facility." As of June 30, 2003, the current prime rate was 4.00% and the current LIBOR was 1.12%. Based on $150.2 million of variable-rate debt outstanding as of June 30, 2003, a hypothetical one percent rise in interest rates, to 5.00% for prime rate borrowings and 2.12% for LIBOR borrowings, would reduce our pre-tax earnings by $1.5 million annually.

        To limit a portion of our exposure related to rising interest rates, we have entered into an interest rate swap contract to effectively convert $4.5 million of variable-rate industrial revenue bonds to 4.2% fixed-rate debt until maturity in 2008. The contract is considered to be a hedge against changes in the amount of future cash flows associated with interest payments on this portion of our variable-rate debt. Market risk related to this interest rate swap contract is estimated as the potential higher interest expense we will incur if the variable interest rate decreases below the 4.2% fixed rate. Based on the $3.3 million of variable-rate debt converted to fixed-rate debt outstanding as of June 30, 2003, a hypothetical one percent decrease in the variable interest rate to 3.2%, would reduce our pre-tax earnings by less than $0.1 million annually.

        The estimated fair value of our $100.0 million fixed-rate long-term debt increased $7.0 million, or 17.5%, to approximately $47.0 million at June 30, 2003 from $40.0 million as of December 31, 2002. Although we cannot be certain, we believe the increase may have been a result of the sale of the Specialty Avionics Group. Market risk related to our fixed-rate debt is deemed to be the potential increase in fair value resulting from a decrease in interest rates. For example, a hypothetical ten percent decrease in the interest rates, from 12.0% to 10.8%, would increase the fair value of our fixed-rate debt by approximately $7.0 million.

        Foreign Currency Exchange Rate Risk.    Our foreign customers are located in various parts of the world, primarily Canada, the Far and Middle East and Western Europe, and we have subsidiaries with manufacturing facilities in Mexico. To limit our foreign currency exchange rate risk related to sales to our customers, orders are almost always valued and sold in U.S. dollars. We have entered into forward foreign exchange contracts in the past, primarily to limit the Specialty Avionics Group's exposure related to foreign inventory procurement and operating costs. While we have not entered into any such contracts since 1998, we may do so in the future depending on the volume of non-U.S. dollar denominated transactions and our assessment of future foreign exchange rate trends.

BUSINESS

        DeCrane Aircraft Holdings, Inc., a Delaware corporation founded in 1989, is a provider of integrated assemblies, sub-assemblies and component parts to the aerospace industry. Since our founding in 1989, we have experienced both internal growth and external growth by identifying fragmented, high-growth niche segments within the aerospace industry and acquiring market-leading companies in those niches. Today, we have product capability within two specific segments of the aerospace industry: cabin management for business, VIP and head-of-state aircraft and systems integration services. Within these markets, our customers include original manufacturers of business, VIP and head-of-state aircraft, commonly referred to as OEM's, and aircraft repair and modification centers.

Our Operating Groups

        We are organized into two operating groups, consistent with the segments in which we operate: Cabin Management and Systems Integration. Through our operating groups, we offer a complete line of cabinetry, galleys, seating and cabin management systems for business, VIP and head-of-state aircraft, as well as systems integration services.

        Prior to May 23, 2003, we also had a third strategic business, the Specialty Avionics Group. As described in "Recent Developments," we sold our equity interests in the companies comprising this group to an affiliate of Odyssey Investment Partners, LLC. As a result of the sale, the Specialty Avionics Group is presented as a discontinued operation in our consolidated financial statements and our discussion below reflects only our continuing operations for all periods. Our historical financial position and results of operations have also been affected by our history of acquisitions. See "—Other Information—Acquisitions and Dispositions" below for additional information.

Cabin Management Group

        DeCrane's Cabin Management Group contributed approximately 75% of our revenues for the year ended December 31, 2002 and 69% for the six months ended June 30, 2003.

Business Description

        Our Cabin Management Group is a leading independent provider of cabin products, with a primary focus on serving the business, VIP and head-of-state aircraft market. Since 1997, our Cabin Management Group has acquired nine companies involved in the engineering, manufacturing and assembly of the key components for the interior of a business, VIP and head-of-state aircraft, including cabin interior furnishings, veneer, cabin management systems, seating and composite components. Our Cabin Management Group serves major manufacturers of business, VIP and head-of-state aircraft, including Boeing Business Jet, Bombardier, Cessna, Dassault, Gulfstream and Raytheon.

        The Cabin Management Group introduced the concept of modularity to the business, VIP and head-of-state aircraft market by offering totally integrated interior products. In our view, one of the greatest challenges facing the industry's aircraft manufacturers is minimizing the lead-time necessary to complete an unfinished "green" aircraft. We believe our distinctive approach of delivering integrated assemblies and sub-assemblies addresses this challenge by providing our customers with entire pre-engineered, pre-wired and pre-plumbed modular cabin interiors and management systems ready for final integration into the aircraft. We believe our totally integrated interior products enable our customers to reduce their lead times, supplier base and overall costs.

        The Cabin Management Group is guided by our overall strategy to gain market leadership positions in high-growth segments of the aerospace industry by building more related product capabilities than any other company in the industry. To that end, our Cabin Management Group has focused on pursuing two, closely related, strategic imperatives:

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  Building Critical Mass in Cabin Interior Furnishings, Cabin Management Systems and Seating for the Business, VIP and Head-of-State Aircraft Markets.    Our Cabin Management Group is aggressively focused on broadening and deepening its product offerings to the business, VIP and head-of-state aircraft markets. As a result of this strategy, we have increased revenue content per plane with our existing customer base and have successfully attracted new customers.

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  Developing Capabilities to Provide Modular "Total Cabin Solutions" to the Business, VIP and Head-of-State Aircraft Market.    Consistent with our overall corporate strategy to build integrated system solutions, the Cabin Management Group is focused on aggregating its capabilities to provide partial or fully assembled modular business, VIP and head-of-state aircraft cabin interiors to its customers.

        In order to meet these strategic objectives, we have aggressively pursued growth in our Cabin Management Group through selective acquisitions.

Products and Services

        Our Cabin Management Group designs, engineers and manufactures a full line of customized, pre-fit products and provides related services. Approximately 55% of our Cabin Management Group's revenues in 2002 were from two customers, Textron and Bombardier (43% for the six months ended June 30, 2003). Our products and services are in four broad categories, as summarized below.

Interior Furnishings		Seating
•	entertainment and refreshment centers	•	executive track and swivel seats
•	conference tables	•	jump-seats
•	hi-low dining and coffee tables	•	divans, including models that convert to beds
•	end tables		or contain storable tables
•	cabinets	•	upholstery services
•	arm and side ledges
•	galleys	Cabin Management Systems
•	lavatories	•	in-flight entertainment systems
•	vanities	•	in-flight data network and communication
•	room enclosures		systems
•	cabinetry refurbishment services	•	cabin controls
•	veneers	•	switches
Composite Components
•	sound-dampening side walls and headliners	•	environmental (HVAC) ducting
•	passenger service units	•	closets

        Our interior furnishings products and services provided approximately 47% of our consolidated revenues during each of the years in the three year period ended December 31, 2002 and approximately 37% during the six months ended June 30, 2003 compared to approximately 49% for the same six month period in 2002. Seating provided approximately 10% of our consolidated revenues during each of the years in the three year period ended December 31, 2002 and approximately 11% during the six months ended June 30, 2003 compared to approximately 10% during the same six month period in 2002. In addition, cabin management systems provided approximately 13% our consolidated revenues during the year ended December 31, 2000 compared to approximately 10% in 2001 and 7% in 2002. Cabin management systems, as a percent of consolidated revenues, decreased subsequent to 2000 primarily as a result of the interior furnishings and seating companies we acquired during 2000.

Competition

        The markets served by our Cabin Management Group are fragmented, with several competitors offering similar products and services. Due to the global nature of the aerospace industry, competition comes from both U.S. and foreign companies. Our Cabin Management Group generally faces competition from a group of smaller companies and enterprises, except for the business, VIP and head-of-state aircraft manufacturers and independent completion centers. We believe that the principal competitive factors in the markets we serve are quality, price, timely deliveries and overall customer service. Our principal competitors are summarized below.

Interior Furnishings		Cabin Management Systems
•	BE Aerospace	•	DPI Labs
•	C & D Interiors	•	Honeywell Cabin Management Systems and
•	Global Technology		Services
•	Hiller	•	IEC, International
•	The Nordam Group	•	Rockwell Collins / Airshow
•	Independent completion centers
•	Business, VIP and head-of-state aircraft	Composite Components
	manufacturers and completion centers	•	AAR
		•	Fibre Art
Seating		•	Plastic Fab
•	BE Aerospace	•	Scale Composite Works
•	Fisher (Germany)	•	The Nordam Group

Systems Integration Group

        DeCrane's Systems Integration Group contributed approximately 25% of our revenues for the year ended December 31, 2002 and 31% for the six months ended June 30, 2003.

Business Description

        Our Systems Integration Group provides a range of aircraft retrofit, completion and refurbishment services, from conceptual design to Federal Aviation Administration certification, including engineering, manufacturing and installation. One of our largest businesses in this group is the design, production and installation of auxiliary fuel systems, which extend the range of an aircraft. We have an exclusive long-term contract through December 31, 2004 with Boeing Business Jet ("BBJ") (which may be cancelled by BBJ at any time upon prior written notice) to design, manufacture and install auxiliary fuel systems on the BBJ, a Boeing 737-700IGW, and the BBJ2, a Boeing 737-800, and are one of only four world-wide approved BBJ/BBJ2 service centers. During 2002, we delivered our first business, VIP and head-of-state aircraft interior completion on a BBJ2 aircraft and are under contract to perform an interior completion on a BBJ aircraft for delivery in 2003.

        We also focus on regulatory authority safety mandates and believe we are the major supplier of integration kits for smoke detection and fire suppression in the cargo hold, and perform structural, avionics and mechanical systems modifications, including FAA certification of those modifications before returning an aircraft to service.

        The aerospace industry is highly regulated in the United States by the FAA and similar regulatory agencies abroad, such as the European Joint Aviation Authorities (commonly referred to as the JAA), to ensure that aviation products and services meet stringent safety and performance standards. As of July 29, 2003, there are only 23 companies world-wide that have the necessary Designated Alteration Station authorization to offer aircraft certification on behalf of the FAA. Our Systems Integration

Group is authorized to provide the full spectrum of services, from design to FAA certification, needed for timely retrofitting of an aircraft, thus providing a significant competitive advantage.

        Our Systems Integration Group has adopted a two-pronged strategic approach to managing its operations:

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  Develop the Most Comprehensive Integrated Retrofit Offering.    For the last twelve years, our Systems Integration Group has focused on developing the capabilities necessary to provide a fully integrated offering with respect to aircraft refurbishing and aircraft retrofitting with FAA mandated changes and technological innovations. Through several related acquisitions and aggressive internal product development, our Systems Integration Group has become one of the few non-OEM related operations with the authority to provide alteration services and to offer FAA certification of aircraft that undergo overhaul. This certification ability represents a significant competitive advantage, as we can offer all the products and services required to re-commission an aircraft in a timely and cost efficient manner. We believe we have developed the most comprehensive offering in retrofitting aircraft with auxiliary fuel systems in the industry.

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  Target Development of Specialty Products and Services Relating to Regulatory Authority Mandates.    Consistent with its first strategic imperative, our Systems Integration Group is also growing its capabilities in providing solution "kits" in response to FAA and JAA mandated aircraft upgrades. Our Systems Integration Group has demonstrated the ability to identify and quickly respond to probable new regulatory authority mandates. For example:

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  Many domestic commercial airlines believe the FAA will issue a safety mandate requiring cockpit door video surveillance on every commercial aircraft traveling in U.S. domestic airspace in 2003 by no later than a specific compliance date. In response, we consulted with commercial airlines and developed what we believe to be a low-cost, high quality cockpit door video surveillance system. Our Sentry One™ system is based on an in-house developed camera control unit with integral power supplies and is combined with state-of-the-art extreme low light cameras and 5.6" video monitors. Some airlines are voluntarily electing to install surveillance systems on their aircraft prior to the expected FAA mandate. We have already received FAA approval for our Sentry One™ system on Boeing 737 aircraft and believe we will be successful in obtaining FAA approval for our system on other types of aircraft as well.

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  We believe the JAA will mandate new fire safety measures for all aircraft in Europe, similar to the FAA mandate in the United States. We expect to develop a stand-alone kit, similar to our FAA approved kit, which can be quickly incorporated into an aircraft to ensure compliance with the JAA ruling with minimal downtime.

Products and Services

        Our Systems Integration Group provides auxiliary fuel systems, auxiliary power units and system integration services, including engineering, kit manufacturing, installation and certification. Customers include Boeing (Boeing Business Jet, Boeing's Commercial Airplane Group and Boeing Integrated Defense Systems), Bombardier, Cessna, Gulfstream, Honeywell, Raytheon and Rockwell Collins. Approximately 56% of our Systems Integration Group's revenues in 2002 were from Boeing. During the six months ended June 30, 2003, approximately 71% of the group's revenues were from Boeing, with the percentage increase resulting from a decrease in revenues from our other customers. The products and services we provide are described below.

        Auxiliary Fuel Systems and Power Units.    We design, engineer, manufacture and install auxiliary fuel systems for business, VIP, head-of-state and commercial aircraft. Our unique design and construction have made us a leader in the auxiliary fuel system market. We also manufacture auxiliary power units, which provide ground power to business jets made by Bombardier, Cessna, Gulfstream and Raytheon. These products and services provided approximately 15% of our consolidated revenues during the year ended December 31, 2002 and 14% during each of the years in the two year period ended December 31, 2001. During the six months ended June 30, 2003, these products and services provided approximately 18% of our consolidated revenues compared to 15% during the same period in 2002.

        Cabin and Flight Deck Systems Integration.    We have designed and patented avionics support structures we sell under the Box-Mount™ name. These structures are used to support and environmentally cool avionics equipment, including navigation, communication and flight control equipment. These support structures are sold to aircraft and related electronics manufacturers, airlines and major modification centers. In addition, these products are essential components of the installation kits used in our systems integration operations.

        Aircraft Completion and Modification Services.    We are one of only three world-wide approved Boeing Business Jet Service Centers providing extensive completion, modification and integration services to the business, VIP and head-of-state aircraft market.

        Retrofit and Refurbishment Services.    We also provide retrofit and refurbishment services, including engineering, kit manufacturing, installation and certification, to both commercial and business, VIP and head-of-state aircraft customers.

Competition

        The markets served by our Systems Integration Group are fragmented with several competitors offering similar products and services. Due to the global nature of the aerospace industry, competition comes from both U.S. and foreign companies. Our Systems Integration Group generally faces competition from a group of smaller companies and enterprises, except for the business, VIP and head-of-state aircraft manufacturers and independent completion centers. We believe that the principal competitive factors in the markets we serve are quality, price, timely deliveries and overall customer service. Our principal competitors are summarized below.

Auxiliary Fuel Systems and Power Units		Cabin and Flight Deck Systems Integration and
•	Marshalls (United Kingdom)	Retrofit and Refurbishment Services
•	Pfalz Flugewerke (Germany)	•	ARINC
		•	Aviation Sales
Auxiliary Power Units (Integration Only)		•	Boeing Aircraft Services
•	Honeywell	•	Flight Structures
•	Sundstrand	•	In-house engineering departments of commercial airlines
Aircraft Modification Services		•	Numerous independent airframe maintenance
•	Associated Air Center		and modification companies
•	Jet Aviation (United States and Switzerland)
•	Lufthansa Technik (Germany)

Other Information

Acquisitions and Dispositions

Disposition of the Specialty Avionics Group

        On May 23, 2003, we consummated the sale of our equity interests in the companies comprising the Specialty Avionics Group to Wings Holdings, Inc., an affiliate of Odyssey Investment Partners,

LLC. The aggregate selling price was $140.0 million in cash, subject to a post-closing selling price adjustment for the amount of working capital at closing. We used $130.0 million of the proceeds from the sale to repay borrowings under our senior credit facility, as amended. The sale of the Specialty Avionics Group is not expected to affect the operations of our remaining operating groups. The Specialty Avionics Group is reflected as a discontinued operation in this prospectus. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

        The Specialty Avionics Group consisted of Avtech Corporation of Seattle, Washington, Aerospace Display Systems, LLC of Hatfield, Pennsylvania, and Tri-Star Electronics International, Inc. of El Segundo, California.

Companies Acquired by DeCrane Aircraft

        During the five years ended December 31, 2002, DeCrane Aircraft has acquired the stock or assets of eight significant businesses, as such term is defined by Securities and Exchange Commission rules, as follows:

  Cabin Management Group

  •
  all of the common stock of Precision Pattern, Inc., a Kansas-based designer and manufacturer of interior furniture components for business, VIP and head-of-state aircraft, on April 23, 1999;

  •
  substantially all of the assets of Custom Woodwork & Plastics, Inc., a Georgia-based designer and manufacturer of interior furniture components for business, VIP and head-of-state aircraft, on August 5, 1999;

  •
  substantially all of the assets of PCI NewCo, Inc., a Kansas-based manufacturer of composite material and components for business, VIP and head-of-state aircraft, on October 6, 1999;

  •
  substantially all of the assets of The Infinity Partners, Ltd., a Texas-based designer and manufacturer of interior furniture components for middle-and high-end business, VIP and head-of-state aircraft, on December 17, 1999;

  •
  substantially all of the assets of Carl F. Booth & Co., an Indiana-based manufacturer of wood veneer panels primarily used in aircraft interior cabinetry, on May 11, 2000;

  •
  all of the common stock of ERDA, Inc. (subsequently renamed DeCrane Aircraft Seating Co., Inc.), a Wisconsin-based designer and manufacturer of aircraft seating, on June 30, 2000;

  Specialty Avionics Group (Discontinued Operation)

  •
  all of the common stock of Avtech Corporation, a Washington-based designer and manufacturer of avionics components for commercial and business, VIP and head-of-state aircraft, on June 26, 1998; and

  Systems Integration Group

  •
  all of the common stock of PATS, Inc., a Maryland-based designer, manufacturer and installer of auxiliary fuel systems for business, VIP and head-of-state aircraft and a manufacturer of aircraft auxiliary power units, on January 22, 1999.

        All of the acquisitions were accounted for as purchases. We have used the acquired assets to manufacture products similar to those previously manufactured by the companies prior to their acquisition. Our financial statements reflect the acquired companies subsequent to their respective acquisition dates. Our more recent acquisitions are described in Note 2 accompanying our consolidated financial statements included in this prospectus.

        We continue to explore potential acquisitions, some of which may be material. We are not currently party to any definitive acquisition agreements.

DeCrane Holdings' Acquisition of DeCrane Aircraft

        DeCrane Holdings Co. and DLJ Merchant Banking Partners II, L.P. and affiliated entities acquired all of the stock of DeCrane Aircraft in August 1998 for $186.3 million. This acquisition is referred to in this prospectus as the DLJ acquisition. As a result of the DLJ acquisition, DeCrane Aircraft presents its financial information on a predecessor/successor basis.

        In November 2000, Credit Suisse First Boston, Inc. acquired Donaldson, Lufkin & Jenrette, Inc. As a result, DLJ Merchant Banking Partners II, L.P. and other entities affiliated with Donaldson Lufkin & Jenrette, Inc. became indirect affiliates of Credit Suisse First Boston, Inc. and Credit Suisse Group. The combined operations of the DLJ entities and Credit Suisse First Boston are commonly referred to collectively as Credit Suisse First Boston. See "Certain Relationships and Related Transactions—Acquisition of Donaldson, Lufkin & Jenrette, Inc. by Credit Suisse Group" for additional information.

Customers

        We estimate that our Cabin Management Group currently sells its products and services to approximately 800 customers and our Systems Integration Group sells its products and services to approximately 200 customers. Our primary customers include manufacturers of business, VIP and head-of-state aircraft, airlines and aircraft repair and modification companies.

        The following customers accounted for 10% or more of our consolidated revenues for the year ended December 31, 2002. Historical data for the three years ended December 31, 2002 is presented in

Note 17 accompanying our consolidated financial statements included in this prospectus. Comparable data for the six months ended June 30, 2003 is also presented.

Significant Customers	Cabin Management Group	Systems Integration Group	Consolidated Total
Percent of consolidated revenues:
Six months ended June 30, 2003:
Textron(1)	18.8%	—%	18.8%
Bombardier	6.6	0.8	7.4
Boeing(2)	4.1	22.0	26.1

Consolidated revenues	29.5%	22.8%	52.3%

Year ended December 31, 2002:
Textron(1)	23.5%	—%	23.5%
Bombardier	16.0	1.4	17.4
Boeing(2)	1.4	14.0	15.4

Consolidated revenues	40.9%	15.4%	56.3%

Percent of group revenues(3):
Six months June 30, 2003:
Textron(1)	27.2%	—%
Bombardier	9.5	2.9
Boeing(2)	6.0	70.9

Group revenues	42.7%	73.8%

Year ended December 31, 2002:
Textron(1)	31.3%	—%
Bombardier	21.4	5.4
Boeing(2)	1.9	56.0

Group revenues	54.6%	61.4%

(1)
Includes Cessna.

(2)
Reflects only our direct revenues from Boeing. Our Systems Integration Group's revenues from Boeing result from auxiliary fuel systems for the Boeing Business Jet.

(3)
Inter-group revenues are eliminated against the group originating the sale.

        Revenues from Textron and Bombardier, as a percentage of total consolidated revenues, decreased during the six months ended June 30, 2003 compared to our revenues from these customers during the year ended December 31, 2002. The decrease is caused by both companies temporarily suspending production of various models of aircraft for several weeks during fiscal 2003 in response to their low order backlog resulting from the weak demand for new aircraft as described in "—Backlog" below. We also expect a further decline in revenues from Textron during the third quarter of fiscal 2003 as a result of their additional planned shut downs. Complete loss of any of the customers identified above could have a significant adverse impact on our results of operations expected in future periods.

        Significant portions of our revenues from our major customers are pursuant to contracts that may include a variety of terms favorable to the customer. Such terms may include our agreement to one or more of the following:

  •
  the customer is not required to make purchases, and may terminate such contract at any time;

  •
  we make substantial expenditures to develop products for customers that we may not recoup if we do not receive sufficient orders;

  •
  on a prospective basis, we must extend to the customers any reductions in prices or lead times that we provide to other customers;

  •
  we must match other suppliers' price reductions or delete the affected products from the contract; and

  •
  we must grant irrevocable non-exclusive worldwide licenses to use our designs, tooling and other intellectual property rights to products sold to a customer if we default, or suffer a bankruptcy filing, or transfer our manufacturing rights to a third party.

Backlog

        As of June 30, 2003, we had an aggregate sales order backlog of $74.1 million compared to $66.8 million as of December 31, 2002, $86.4 million as of June 30, 2002 and $99.5 million as of December 31, 2001, as follows:

	June 30,		December 31,
	2003	2002	2002	2001
	(In thousands)
Cabin Management	$33,835	$36,722	$31,679	$43,653
Systems Integration	40,240	49,647	35,126	55,865

Consolidated totals	$74,075	$86,369	$66,805	$99,518

        Orders are usually filled within twelve months; however, backlog totaling $3.9 million as of June 30, 2003 is scheduled for delivery during the third quarter of fiscal 2004 and beyond as follows: Cabin Management—$1.3 million; and Systems Integration—$2.6 million. Orders may be subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date will be materially affected by when we receive orders and how fast we fill them. Period-to-period comparisons of backlog figures may not be meaningful. For that reason, our backlogs do not necessarily accurately predict actual shipments or sales for any future period.

        As described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Industry Overview and Trends," the acts and ongoing threats of global terrorism, the current military conflicts, SARS epidemic and weak global economic conditions are all adversely impacting the aerospace industry. We are not able to predict the continuing impact these events will have in future periods. However, given the magnitude of these events, the adverse impact could be material.

Employees

        As of August 31, 2003, we had 1,221 employees: 936 in our Cabin Management Group; 274 in our Systems Integration Group; and 11 in our corporate office. None of our employees is subject to a collective bargaining agreement, and we have not experienced any material business interruption as a result of labor disputes. We believe that we generally have a good relationship with our employees.

Research and Development

        We continually evaluate opportunities to improve our product offerings and develop new products that incorporate new technologies to meet the demands of our customers and the FAA. Total expenditures were $0.1 million for the year ended December 31, 2002, $0.7 million during the year ended December 31, 2001 and $1.6 million during the year ended December 31, 2000.

Financial Information About Geographic Areas

        Financial information about our revenues and assets by geographic area are included in Note 17 accompanying our audited consolidated financial statements included in this prospectus.

Seasonality

        Our businesses generally are not seasonal in nature.

Sales and Marketing

        Our Cabin Management Group has designated relationship managers who are responsible for maintaining and cultivating relationships with customers. In addition, a dedicated sales force is utilized for some of our products and services.

        Our Systems Integration Group has a dedicated sales force that handles most of its sales activities.

        We are continuously seeking opportunities to combine our sales efforts across all of our operating groups in order to ensure that all sales opportunities are explored and that we maximize our revenue content per plane. We may also assign marketing and sales responsibilities for key customers to one of our senior corporate executives.

Raw Materials and Component Parts

        The components we manufacture require the use of various raw materials including aluminum, hardwoods and plastics. The availability and prices of these materials may fluctuate. The cost of such raw materials is a significant component in, and part of, the sales price of many of our products. Although some of our contracts have prices tied to raw material prices, we cannot always recover raw material price increases in our product sale price. We also purchase a variety of manufactured sub-component parts from various suppliers. Raw materials and component parts are generally available from multiple suppliers at competitive prices. However, any delay in our ability to obtain necessary raw materials and component parts may affect our ability to meet customer production needs.

Intellectual Property and Proprietary Information

        We have various trade secrets, proprietary information, trademarks, tradenames, patents, copyrights and other intellectual property rights we believe are important to our business in the aggregate, but not individually.

Government Regulation

Federal Aviation Administration

        The aerospace industry is highly regulated in the United States by the Federal Aviation Administration and in other countries by similar agencies to ensure that aviation products and services meet stringent safety and performance standards. In addition, many of our customers impose their own compliance and quality requirements on us. The FAA prescribes standards and licensing requirements for aircraft components, issues designated alteration station authorizations, and licenses private repair stations. We hold various FAA approvals and licenses, which may only be used by our subsidiary obtaining such approval. If material FAA or customer authorizations or approvals were revoked or suspended, our operations could be adversely affected.

        The FAA can authorize or deny authorization of many of the services and products we provide. Any such denial would preclude our ability to provide the pertinent service or product. If we failed to comply with applicable FAA standards or regulations, the FAA could exercise a wide range of remedies, including a warning letter, a letter of correction, a civil penalty action, and emergency or non-emergency suspension or revocation of a certificate or approval.

        Each type of aircraft operated by airlines in the United States must possess an FAA type certificate, generally held by the aircraft manufacturer, indicating that the type design meets applicable airworthiness standards. When someone else develops a major modification to an aircraft already type-certificated, that person must obtain an FAA-issued Supplemental Type Certificate for the modification. Historically, we have obtained several hundred of these Supplemental Type Certificates, most of which we obtained on behalf of our customers as part of our systems integration services. Some of these certificates we obtain were or eventually will be transferred to our customers. As of June 30, 2003, we own and/or manage on behalf of our customers approximately 300 Supplemental Type Certificates. Many are multi-aircraft certificates, which apply to all of the aircraft of a single type. We foresee the need to obtain additional Supplemental Type Certificates so that we can expand the services we provide and the customers we serve and believe we will be able to obtain such certificates as the need arises.

        Supplemental Type Certificates can be issued for proposed aircraft modifications directly by the FAA, or on behalf of the FAA by a Designated Alteration Station. The FAA designates what types of Supplemental Type Certificates can be issued by each Designated Alteration Station. A subsidiary within our Systems Integration Group is an FAA-authorized Designated Alteration Station and can directly issue many of the Supplemental Type Certificates our customers and we require for our systems integration operations.

        After obtaining a Supplemental Type Certificate, a manufacturer must apply for a Parts Manufacturer Approval from the FAA, or a supplement to an existing Parts Manufacturer Approval, which permits the holder to manufacture and sell installation kits according to the approved design and data package. As of June 30, 2003, we have six Parts Manufacturer Approvals and approximately 160 supplements to those approvals. In general, each initial Parts Manufacturer Approval is an approval of a manufacturing or modification facility's production quality control system. Each Parts Manufacturer Approval supplement authorizes the manufacture of a particular part in accordance with the requirements of the corresponding Supplemental Type Certificate. We routinely apply for and receive such Parts Manufacturer Approval supplements. In order to perform the actual installations of a modification, we are also required to have FAA approval. This authority is contained either in our Parts Manufacturer Approvals and related supplements, or in our repair station certificates. In order for a company to perform most kinds of repair, engineering, installation or other services on aircraft, its facility must be designated as an FAA-authorized repair station. As of June 30, 2003, we had seven authorized repair stations and employed over 100 FAA certified representatives.

Occupational Safety and Health Administration

        Our manufacturing operations in the United States are subject to a variety of worker and community safety laws. The Occupational Safety and Health Act of 1970 mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of hazardous and toxic substances and has established specific safety standards for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with OSHA's health and safety requirements.

Environmental Matters

        Our facilities and operations are subject to various federal, state, local, and foreign environmental laws and regulations, including those relating to discharges to air, water, and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. In addition, some environmental laws, such as the federal Comprehensive Environmental Response,

Compensation and Liability Act, as amended ("CERCLA") and similar state laws, impose strict liability upon persons responsible for releases or potential releases of hazardous substances. That liability generally is retroactive, and may create "joint and several" liability among multiple parties who have some relationship to a site or a source of waste, such as a current or former owner or operator of real property or a party who arranges to transport wastes to a third-party site. We have sent waste to treatment, storage, or disposal facilities that have been designated as National Priority List sites under CERCLA or equivalent listings under state laws. We have received CERCLA requests for information or allegations of potential responsibility from the Environmental Protection Agency regarding our use of several of those sites. In addition, some of our operations are located on properties that are contaminated to varying degrees.

        We have not incurred, nor do we expect to incur, liabilities in any significant amount as a result of the foregoing matters because in most of these cases other entities have been held primarily responsible, the levels of contamination are sufficiently low so as not to require remediation, or we are indemnified against such costs. However, in a few cases, we do not have sufficient information to assess our potential liability, if any. In addition, it is possible, given the potentially retroactive nature of environmental liability, that we will receive additional notices of potential liability relating to current or former activities.

        We believe that we have no liabilities under environmental laws and regulations, except for liabilities which we do not expect would likely have a material adverse effect on our business, financial position, results of operations or cash flows. However, some risk of environmental liability is inherent in the nature of our business, and we might in the future incur material costs to meet current or more stringent compliance, cleanup, or other obligations pursuant to environmental laws and regulations.

        In connection with the sale of the Specialty Avionics Group, we have agreed to indemnify the buyer for all pre-closing releases of hazardous materials at any of Avtech's facilities up to a maximum amount of $5.0 million.

Properties

        We operate in a number of manufacturing, engineering and office facilities in the United States and abroad. As of June 30, 2003, we utilized approximately 0.8 million square feet of floor space, approximately 95% of which is located in the United States. We believe that our facilities are in good condition and are adequate to support our operations for the foreseeable future. All of our owned properties are pledged as collateral under our senior credit facility. Our operating groups' facilities at June 30, 2003 are summarized below.

	Leased	Owned	Total
	(In thousands of square feet)
Cabin Management	372	205	577
Systems Integration	114	150	264
Corporate	8	—	8

Total in use	494	355	849
Not in use:
Available for sublease to others (1)	151	—	151
Held for sale	—	104	104
Subleased to others (2)	84	—	84

Total	729	459	1,188

(1)
Reflects facilities vacated in connection with our June 2003 restructuring activities that we believe we may be able to sublease to others.

(2)
Reflects facilities vacated and subleased in connection with our restructuring activities.

Legal Proceedings

        As part of its investigation of the crash of Swissair Flight 111 off the Canadian coast on September 2, 1998, the Canadian Transportation Safety Board (the "CTSB") initially notified us that it recovered burned wire that was attached to the in-flight entertainment system installed on some of Swissair's aircraft by one of our subsidiaries. Our subsidiary has worked vigorously over the last five years with the CTSB investigators in the fact-finding investigation of this catastrophic incident. On March 27, 2003, the CTSB released its final report on its investigation. This report indicated that the CTSB was unable to conclusively determine the cause of the fire which led to the crash of the aircraft.

        We were a defendant in most, but not all, of the actions brought by the estates of the 229 victims of the crash. The actions, which sought damages and costs in unstated amounts, claimed negligence, strict liability, and breach of warranty. Virtually all of the cases have been settled by Boeing and Swissair's insurers and both assignment of the claims against, and releases in favor, of us have been obtained by the Boeing and Swissair insurers.

        Boeing and Swissair have made a claim (but have not commenced litigation) against us to contribute to the amounts paid to settle the cases. As there is no litigation pending, no discovery has been taken by either side as to liability for the crash. We believe that our subsidiary is not responsible for the crash and, in any event, we maintain insurance for such matters. We further believe that any loss we may sustain upon the ultimate resolution of this matter, if any, will not exceed the amount of insurance coverage maintained. Accordingly, no accrual for loss has been recorded in our financial statements.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information concerning each person who is currently a director or executive officer of DeCrane Aircraft and its parent company, DeCrane Holdings.

Name	Age	DeCrane Aircraft	DeCrane Holdings
R. Jack DeCrane(1)	56	Director and Chief Executive Officer	Vice Chairman of the Board of Directors and Chief Executive Officer
Richard J. Kaplan	60	Director, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	Director, Chief Financial Officer and Assistant Secretary
Robert G. Martin	66	Senior Vice President and Group President	—
Jeffrey A. Nerland	46	Senior Vice President and Group President	—
Thompson Dean	45	Chairman of the Board of Directors	Chairman of the Board of Directors
James A. Quella	53	Director	Director
Susan C. Schnabel(1)(2)	41	Director	Director
Albert E. Suter(1)(2)	67	Director	Director

(1)
Member of the Compensation Committee; Ms. Schnabel serves as the committee's chairperson.

(2)
Member of the Audit Committee; Mr. Suter serves as the committee's chairman.

        R. Jack DeCrane is the founder of DeCrane Aircraft. Mr. DeCrane served as President from the time DeCrane Aircraft was founded in December 1989 until April 1993, when he was elected to the newly created office of Chief Executive Officer. In August 2002, Mr. DeCrane was also appointed Chief Executive Officer of DeCrane Holdings. He has served on the board of directors of DeCrane Aircraft and DeCrane Holdings since their inceptions.

        Richard J. Kaplan has been the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of DeCrane Aircraft and Assistant Treasurer and Assistant Secretary (principal accounting officer) of DeCrane Holdings since March 1999. In August 2002, Mr. Kaplan was appointed Chief Financial Officer and Assistant Secretary of DeCrane Holdings. From April 1998 to March 1999, he served as Executive Vice President and Chief Operating Officer of Developers Diversified Realty Corporation. From 1977 to 1998, he was a partner with Price Waterhouse LLP, having joined the firm in 1964. He became a director of DeCrane Aircraft and DeCrane Holdings in 2000.

        Robert G. Martin has been our Senior Vice President and President of the Systems Integration Group since October 1999. Mr. Martin also served as President of PATS since we acquired it in January 1999 through December 2002 and as President of Aerospace Display Systems from September 1992 until October 1999.

        Jeffrey A. Nerland has been our Senior Vice President and President of the Cabin Management Group since December 2001. From January 1999 until December 2001, Mr. Nerland served as Vice President, Business Development, and was appointed Senior Vice President in March 2001. Mr. Nerland also served as President of Cabin Management Group's Seating Division from June 2000 through December 2001. From July 1994 through December 1998, he was President of The Nerland Group and a partner with Budetti, Harrison, Nerland and Associates, a consulting and interim management firm.

        Thompson Dean has been a director of DeCrane Aircraft and DeCrane Holdings in 1998. Mr. Dean also served are President of DeCrane Holdings from its inception in 1998 through August 2002. Mr. Dean has also been the Managing Partner of DLJ Merchant Banking, Inc. since November 1995. In November 2000, Credit Suisse First Boston, Inc. acquired Donaldson, Lufkin & Jenrette, Inc. As a result, DLJ Merchant Banking, Inc. became an indirect affiliate of Credit Suisse First Boston, Inc. and Credit Suisse Group. Mr. Dean serves as a director of AKI Holding Corp., Amatek Holdings S.A., Arcade Holding Corporation, Manufacturers' Services Limited, Mueller Holdings, Inc., and Von Hoffman Holdings, Inc.

        James A. Quella has been a director of DeCrane Aircraft and DeCrane Holdings since February 2003. Mr. Quella has also been a Managing Director and Operating Partner of DLJ Merchant Banking, Inc. since July 2000. In November 2000, Credit Suisse First Boston, Inc. acquired Donaldson, Lufkin & Jenrette, Inc. As a result, DLJ Merchant Banking, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation became indirect affiliates of Credit Suisse First Boston, Inc. and Credit Suisse Group. Previously, Mr. Quella was a Managing Director with GH Ventures Partners LLC from January 2000 through July 2000 and Vice Chairman of Mercer Management Consulting, Inc. from 1997 through 1999. Mr. Quella serves as a director of Advanstar Inc., Advanstar Communications Inc., Merrill Corporation and Von Hoffman Holdings, Inc.

        Susan C. Schnabel has been a director of DeCrane Aircraft and DeCrane Holdings since 1998. Ms. Schnabel has also been a Managing Director of DLJ Merchant Banking, Inc. since January 1998. In November 2000, Credit Suisse First Boston, Inc. acquired Donaldson, Lufkin & Jenrette, Inc. As a result, DLJ Merchant Banking, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation became indirect affiliates of Credit Suisse First Boston, Inc. and Credit Suisse Group. Ms. Schnabel serves as a director of Environmental Systems Products Holdings, Inc., Noveon, Inc. and Shoppers Drug Mart, Inc.

        Albert E. Suter has been a director of DeCrane Aircraft and DeCrane Holdings since May 2002. Mr. Suter is a Senior Advisor and Retired Vice Chairman and Chief Operating Officer of Emerson Electric Co., a manufacturer of electrical, electromechanical and electronic products and systems. Mr. Suter has served Emerson in various capacities since 1989. Mr. Suter serves as a director of Furniture Brands International, Inc.

Executive Compensation

Summary Compensation Table

        The following table describes all annual compensation awarded to, earned by or paid to our Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer for the three years ended December 31, 2002.

		Annual Compensation		All Other Compensation
Name	Year	Salary	Bonus	Securities Underlying Options(1)	Other(2)
R. Jack DeCrane(3) Chief Executive Officer and Director	2002 2001 2000	$355,144 352,906 341,381	$750,000 1,290,000 1,100,000	— — 2,981	$19,477 15,741 48,979
Richard J. Kaplan(4) Senior Vice President and Director	2002 2001 2000	212,200 212,200 207,293	330,000 470,000 400,000	— — 4,093	9,029 5,809 25,721
Robert G. Martin(5) Senior Vice President	2002 2001 2000	222,789 222,789 216,300	300,000 403,639 384,000	— — 3,229	6,500 6,275 5,100
Jeffrey A. Nerland(6) Senior Vice President	2002 2001 2000	210,000 191,794 185,338	225,000 290,000 250,000	— — 5,344	6,507 5,541 5,024
Jeffrey F. Smith(7) Senior Vice President	2002 2001 2000	212,181 212,003 206,063	275,000 490,000 249,000	— — 3,000	4,565 5,250 5,250

(1)
Number of shares of common stock of DeCrane Holdings issuable upon exercise of options granted pursuant to our management incentive plan during the applicable fiscal year.

(2)
Comprised of relocation costs, life insurance premiums and matching contributions to the 401(k) Retirement Plan.

(3)
Mr. DeCrane also serves as Vice Chairman of the Board of Directors of DeCrane Holdings and was appointed its Chief Executive Officer in August 2002.

(4)
Mr. Kaplan also served as Assistant Treasurer and Assistant Secretary (principal accounting officer) of DeCrane Holdings from March 1999 until August 2002 when he was appointed its Chief Financial Officer and Assistant Secretary.

(5)
Mr. Martin served as President of PATS since we acquired it in January 1999 through December 2002. In October 1999, Mr. Martin also became our Senior Vice President and Group President of Systems Integration.

(6)
Mr. Nerland served as Vice President, Business Development, from January 1999 through December 2001 and was appointed Senior Vice President in March 2001. In December 2001, Mr. Nerland became our President of the Cabin Management Group.

(7)
Mr. Smith was our Senior Vice President and President of the Specialty Avionics Group from October 1999 until he resigned his positions on May 23, 2003 in connection with the sale of the Specialty Avionics Group. Prior to October 1999, Mr. Smith was President of our Avtech subsidiary.

Stock Option Grants in Last Fiscal Year

        During the fiscal year ended December 31, 2002, no options to purchase shares of DeCrane Holdings common stock were granted pursuant to the management incentive plan. See "—Employment Agreements and Compensation Arrangements—Incentive Plans."

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        No stock options were exercised by our executive officers during the year ended December 31, 2002. The following table sets forth information about the stock options held by the executive officers named below as of December 31, 2002.

Name	Number of Securities Underlying Unexercised Options Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End(1) Exercisable/Unexercisable
R. Jack DeCrane Exercisable at $23.00 per share	36,253 / 73,605	$	— / —
Richard J. Kaplan Exercisable at $23.00 per share Exercisable at $35.00 per share	9,840 / 19,976 972 / 1,974		— / — — / —
Robert G. Martin Exercisable at $23.00 per share Exercisable at $35.00 per share	5,954 / 12,088 990 / 2,010		— / — — / —
Jeffrey A. Nerland Exercisable at $23.00 per share Exercisable at $35.00 per share	3,641 / 7,391 1,650 / 3,350		— / — — / —
Jeffrey F. Smith Exercisable at $23.00 per share Exercisable at $35.00 per share	6,029 / 12,243 990 / 2,010		— / — — / —

(1)
Unexercised options had an exercise price above fair market value as of December 31, 2002. Since the common stock of DeCrane Holdings is privately-held, there is no established public trading market for its shares. The Board of Directors determines the fair value of stock options granted and the fair value of the common stock as of any given period-end date based on the aggregate enterprise value of DeCrane Holdings. Enterprise value is computed based upon a multiple of Adjusted EBITDA, as reflected in our financial statements, and the multiple is based upon comparable data from other publicly-held companies as well as publicly available information on privately-held companies. The Board of Directors did not determine the specific fair value of the common stock as of December 31, 2002, but did conclude that fair value was below $23.00 per share, the lowest exercise price of any options granted.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of our Board of Directors makes decisions regarding officer compensation. Jack DeCrane, chief executive officer of DeCrane Aircraft and DeCrane Holdings, participates in those discussions as a member of the Committee.

Employment Agreements and Compensation Arrangements

R. Jack DeCrane

        On July 17, 1998, the Compensation Committee of our Board of Directors approved a three-year employment agreement between DeCrane Aircraft and R. Jack DeCrane, replacing his prior employment agreement that was to expire on September 1, 1998. Mr. DeCrane's employment agreement was amended on May 5, 2000 to provide for a term through June 30, 2001, which term shall automatically extend for additional one year periods unless terminated by either party giving the other party notice of termination prior to April 1st of the year prior to the year in which the agreement would otherwise terminate and has therefore been extended to June 30, 2005. Mr. DeCrane's employment agreement provides for various benefits, including an initial salary of $310,000, which is subject to annual review and increase, but not a decrease, and an annual bonus, currently determined pursuant to the performance-based cash incentive bonus plan.

        The employment agreement also provides that if specified change-of-control events occur, and Mr. DeCrane's employment is terminated by us for any reason other than for cause or as a result of his death or disability, or by Mr. DeCrane for "good reason," as defined in the agreement, then we will pay Mr. DeCrane a lump sum in cash within fifteen days. The amount of that payment will be $1.00 less than three times the sum of Mr. DeCrane's average base salary plus bonus for the five calendar years preceding his termination date and accrued but unpaid salary and bonus through the termination date. Mr. DeCrane will also receive other specified benefits, including continued coverage under our welfare plans for up to two years; a lump sum payment in cash equal to any unvested portions of our contributions to him under specified savings plans, plus two times the amount of our annual contributions on his behalf to those plans; a lump sum payment in cash equal to our matching contributions under those savings plans that Mr. DeCrane would have received had he continued maximum participation in the plans until the earlier of two years following his termination and December 31 of the year he turns 65, plus the vested and unvested amounts credited to him under any of our deferred compensation plans and the amount required to be credited during the year of his termination; and outplacement consulting services to aid Mr. DeCrane with re-employment. We will reduce these payments to the extent necessary to ensure deductibility for tax purposes.

Change of Control Agreements

        In August 2002, we entered into change of control agreements with each of our executive officers, other than Mr. DeCrane, whose above described employment agreement contains provisions concerning change of control. The agreements, which replaced earlier agreements which had expired, provide that, for a term of two years from the effective date, should a change of control, as defined, occur during the term of the agreement and the executive officer's employment shall be involuntarily terminated for any reason on a date which is less than two years after the date of the change of control, other than for cause, death or disability or terminated by the officer for good reason, DeCrane Aircraft is required to pay such executive a lump sum equal to his then salary plus average annual bonus over the last five years, equal to twenty four months compensation less the number of months elapsed from the date of the change of control to the employment termination date.

401(k) Retirement Plan

        Substantially all of our full-time employees are eligible to participate in one of the 401(k) retirement plans we sponsor. The 401(k) plans allow employees as participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax deferred earnings, as a retirement fund. The plans generally provide for a discretionary Company match of a percentage of the employee contribution up to a specified percentage of the employee's salary. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death.

Incentive Plans

        Our management incentive plan provides for the issuance of options to purchase the common stock of DeCrane Holdings as incentive compensation to designated executive personnel and other key employees of DeCrane Aircraft and its subsidiaries. The Compensation Committee of the Board of Directors of DeCrane Holdings administers the management incentive plan. The plan provides for the granting of options to purchase 356,257 common shares and expires in 2009. Substantially all of the options awarded become fully vested and exercisable eight years from the date of grant but vesting and exercise can be accelerated based upon future attainment of defined performance criteria. As of December 31, 2002, 32% of the options granted pursuant to the plan are vested and exercisable. We believe the per share exercise price of the options granted approximated the fair market value of the underlying common stock on each of the grant dates.

        From time-to-time, we have permitted designated executive personnel and other key employees to purchase shares of common stock of DeCrane Holdings. Prior to the July 30, 2002 enactment of the Sarbanes-Oxley Act of 2002, a portion of the purchase price was in certain instances, loaned to the participants by DeCrane Aircraft. This arrangement was made available to persons and in amounts determined by the Compensation Committee of the Board of Directors. In December 1999, management purchased 171,295 shares of DeCrane Holdings common stock for $23.00 per share. The total purchase price was $3.9 million, of which one-half was paid in cash and one-half was loaned to management by DeCrane Aircraft with interest at applicable federal rates. During 2000, an additional 19,707 shares of DeCrane Holdings common stock was purchased by employees at $23.00 per share, which was paid in cash. Subsequent to the July 30, 2002 enactment of the Sarbanes-Oxley Act, we have discontinued making new loans to participants as mandated by the Act. Loans originated prior to and outstanding as of the effective date of the Act will be repaid in accordance with their terms, as permitted by the Act. Upon termination of employment of any purchaser by us without cause, DeCrane Holdings has the right to purchase, and the purchaser has the right to cause DeCrane Holdings to purchase, such purchased stock at its then fair market value or, if we terminate the purchaser with cause or the purchaser terminates employment, the purchase price is the lower of $23.00 per share or its then fair market value.

        Our cash incentive bonus plan provides for the allocation of a bonus pool each year for incentive compensation to designated executive personnel and certain other employees of DeCrane Aircraft and its subsidiaries. The bonus pool, which is approved by the compensation committee, is adjusted each year based on Adjusted EBITDA and cash flow, as defined, generated by the relevant participant's operating unit. Bonus payments are generally made in the quarter following the end of the year or period to which they pertain.

Deferred Compensation Plan

        From December 1999 through December 2002, we had a deferred compensation plan in which certain designated executive officers and key employees were permitted to defer a portion of their compensation earned. DeCrane Aircraft invested amounts deferred and participants were fully vested in the amounts representing the fair market value of their investment accounts. We made no contributions on behalf of the participants and the invested assets are subject to the claims of our general creditors. The plan was terminated in January 2003 and the fair market values of the individual investment accounts on the termination date were distributed to the individual participants.

Directors

Selection of Directors and Term of Office

        DLJ Merchant Banking Partners II, L.P. is entitled to select all members of the Board of Directors of DeCrane Holdings and DeCrane Aircraft as described in "Certain Relationships and Related Transactions—Investors' Agreement." At least one of such directors selected by DLJ Merchant Banking on each board must be an independent director. Mr. Suter is an independent director. All directors hold office until their successor is designated and qualified.

Directors' Compensation

        The directors of DeCrane Holdings and DeCrane Aircraft generally do not receive annual fees or fees for attending meetings of the Board of Directors or committees thereof. However, Albert E. Suter, an independent director not affiliated with any investor in DeCrane Holdings, receives a director's fee of $50,000 per year. In addition, the Board of Directors of DeCrane Holdings authorized the issuance of options to purchase 7,500 shares of DeCrane Holdings common stock to Mr. Suter under the same terms as the management incentive plan. See "Certain Relationships and Related Transactions—Transactions with Management and Others—Recent Transactions" for additional information. Also, Mr. Suter is reimbursed for out-of-pocket expenses. We expect to continue these policies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DeCrane Aircraft

        As of June 15, 2003, DeCrane Aircraft has the following securities issued and outstanding:

  •
  100 shares of common stock, which are owned by one stockholder; and

  •
  250,000 shares of non-voting 16% Senior Redeemable Exchangeable Preferred Stock Due 2009, which are owned by nine stockholders.

        The following table sets forth the beneficial ownership of DeCrane Aircraft's voting and non-voting securities as of June 15, 2003 by its principal owners and its executive officers and directors.

	Common Stock(2)		16% Senior Redeemable Preferred Stock
Name of Beneficial Owner(1)	Number of Shares	Percentage	Number of Shares	Percentage
DeCrane Holdings Co. c/o DLJ Merchant Banking Partners II, L.P. Eleven Madison Avenue, New York, NY 10010	100	100.0%	—	—
DLJ Merchant Banking Partners II, L.P. affiliates(3) Eleven Madison Avenue, New York, NY 10010	—	—	200,000	80.0%
Thompson Dean(4) c/o Credit Suisse First Boston Eleven Madison Avenue, New York, NY 10010	—	—	—	—
James A. Quella(4) c/o Credit Suisse First Boston Eleven Madison Avenue, New York, NY 10010	—	—	—	—
Susan C. Schnabel(4) c/o Credit Suisse First Boston Eleven Madison Avenue, New York, NY 10010	—	—	—	—
Putnam Investment Management, Inc. and affiliates(5) One Post Office Square, Boston, MA 02109	—	—	50,000	20.0%
Albert E. Suter	—	—	—	—
R. Jack DeCrane	—	—	—	—
Richard J. Kaplan	—	—	—	—
Robert G. Martin	—	—	—	—
Jeffrey A. Nerland	—	—	—	—
Jeffrey F. Smith	—	—	—	—
All directors and named executive officers as a group (nine persons)	—	—	—	—

(1)
Each person who has the power to vote and direct the disposition of shares is deemed to be a beneficial owner of those shares.

(2)
The common stock columns reflect the number of shares owned and the total percentage ownership in the manner required by Securities and Exchange Commission rules. The entries for each holder assumes, if applicable, that the particular holder, and no one else, fully exercises all rights under warrants to purchase common stock and common stock which may be acquired upon the exercise of stock options and which are exercisable, or will be exercisable, prior to 60 days from June 15, 2003.

(3)
Reflects preferred stock held by the following investors affiliated with DLJ Merchant Banking Partners II, L.P.:

•	DLJ Investment Partners, L.P.	•	DLJIP II Holdings, L.P.
•	DLJ Investment Partners II, L.P.

        The address of each of the investors is Eleven Madison Avenue, New York, New York 10010.

(4)
Mr. Dean, Mr. Quella and Ms. Schnabel are officers of DLJ Merchant Banking, Inc., an affiliate of DLJ Merchant Banking Partners II, L.P. and directors of DeCrane Holdings Co. The DLJ entities are affiliates of, and commonly collectively referred to as, Credit Suisse First Boston. See "Certain Relationships and Related Transactions" for additional information. The share data shown for these individuals excludes shares shown as held by the DLJ affiliates and DeCrane Holdings Co. separately listed in this table; Mr. Dean, Mr. Quella and Ms. Schnabel disclaim beneficial ownership of those shares.

(5)
Reflects preferred stock held by the following investors related to Putnam Investment Management, Inc.:

•	Putnam Diversified Income Trust	•	Putnam High Yield Trust
•	Putnam Fund Trust—Putnam High Yield Trust II	•	Putnam Strategic Income Fund
•	Putnam High Yield Advantage Fund	•	Putnam Variable Trust—Putnam VT High Yield Fund

        The address of each of the investors is One Post Office Square, Boston, MA 02109.

DeCrane Holdings

        As of June 15, 2003, DeCrane Holdings has the following securities issued and outstanding:

  •
  4,116,627 shares of common stock, which is owned by 37 stockholders; and

  •
  342,417 shares of non-voting 14% Senior Redeemable Exchangeable Preferred Stock Due 2009, which is owned by 18 stockholders.

        The following table sets forth the beneficial ownership of DeCrane Holdings' voting and non-voting securities as of June 15, 2003 by its principal owners and its executive officers and directors.

	Common Stock(2)		14% Senior Redeemable Preferred Stock
Name of Beneficial Owner(1)	Number of Shares, Partially Diluted	Percentage	Number of Shares	Percentage
DLJ Merchant Banking Partners II, L.P. and affiliates(3) Eleven Madison Avenue, New York, NY 10010	4,179,530	95.4%	340,000	99.3%
Thompson Dean(4) c/o Credit Suisse First Boston Eleven Madison Avenue, New York, NY 10010	—	—	—	—
James A. Quella(4) c/o Credit Suisse First Boston Eleven Madison Avenue, New York, NY 10010	—	—	—	—
Susan C. Schnabel(4) c/o Credit Suisse First Boston Eleven Madison Avenue, New York, NY 10010	—	—	—	—
Albert E. Suter(5)	6,204	*	—	—
R. Jack DeCrane(6)	95,755	2.3%	—	—
Richard J. Kaplan(7)	33,698	*	—	—
Robert G. Martin(8)	11,520	*	—	—
Jeffrey A. Nerland(9)	12,156	*	—	—
Jeffrey F. Smith(10)	16,173	*	—	—
All directors and named executive officers as a group (nine persons)	175,506	4.2%	—	—

*
Less than 1.0%

(1)
Each person who has the power to vote and direct the disposition of shares is deemed to be a beneficial owner of those shares.

(2)
The common stock columns reflect the number of shares owned and the total percentage ownership in the manner required by Securities and Exchange Commission rules. The entries for each holder assumes, if applicable, that the particular holder, and no one else, fully exercises all rights under warrants to purchase common stock and common stock which may be acquired upon the exercise of stock options and which are exercisable, or will be exercisable, prior to 60 days from June 15, 2003.

(3)
Reflects 3,913,044 shares of common stock, warrants to purchase an additional 266,486 shares of common stock and preferred stock held directly by DLJ Merchant Banking Partners II, L.P. and the following affiliated investors:

•	DLJ Diversified Partners, L.P.	•	DLJ Millennium Partners, L.P.
•	DLJ Diversified Partners-A, L.P.	•	DLJ Millennium Partners-A, L.P.
•	DLJ EAB Partners, L.P.	•	DLJ Offshore Partners II, C.V.
•	DLJ ESC II, L.P.	•	DLJIP II Holdings, L.P.
•	DLJ First ESC L.P.	•	DLJMB Funding II, Inc.
•	DLJ Investment Partners, L.P.	•	MBP II Plan Investors
•	DLJ Investment Partners II, L.P.	•	UK Investment Plan 1997 Partners, Inc.
•	DLJ Merchant Banking Partners II-A, L.P.

        The address of each of the investors is Eleven Madison Avenue, New York, New York 10010.

(4)
Mr. Dean, Mr. Quella and Ms. Schnabel are officers of DLJ Merchant Banking, Inc., an affiliate of DLJ Merchant Banking Partners II, L.P. and directors of DeCrane Aircraft. The DLJ entities are affiliates of, and commonly collectively referred to as, Credit Suisse First Boston. See "Certain Relationships and Related Transactions" for additional information. The share data shown for these individuals excludes shares shown as held by the DLJ affiliates separately listed in this table; Mr. Dean, Mr. Quella and Ms. Schnabel disclaim beneficial ownership of those shares.

(5)
Includes 2,500 shares that may be acquired upon the exercise of stock options that are exercisable or will become exercisable prior to 60 days from June 15, 2003.

(6)
Includes 36,253 shares that may be acquired upon the exercise of stock options that are exercisable or will become exercisable prior to 60 days from June 15, 2003.

(7)
Includes 10,812 shares that may be acquired upon the exercise of stock options that are exercisable or will become exercisable prior to 60 days from June 15, 2003.

(8)
Includes 6,944 shares that may be acquired upon the exercise of stock options that are exercisable or will become exercisable prior to 60 days from June 15, 2003.

(9)
Includes 5,291 shares that may be acquired upon the exercise of stock options that are exercisable or will become exercisable prior to 60 days from June 15, 2003.

(10)
Includes 7,019 shares that may be acquired upon the exercise of stock options that are exercisable or will become exercisable prior to 60 days from June 15, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Donaldson, Lufkin & Jenrette, Inc. by Credit Suisse Group

        DLJ Merchant Banking Partners, II, L.P. is an affiliate of Donaldson, Lufkin & Jenrette, Inc. In November 2000, Credit Suisse Group and its Credit Suisse First Boston, Inc. subsidiary acquired Donaldson, Lufkin & Jenrette, Inc. Upon completion of the acquisition, Donaldson, Lufkin & Jenrette, Inc. was renamed Credit Suisse First Boston (USA), Inc. The combined operations are commonly referred to collectively as Credit Suisse First Boston or CSFB.

Transactions with Management and Others

Arrangements with Other CSFB / DLJ Affiliates

        Credit Suisse First Boston, as successor to DLJ Capital Funding, Inc., receives customary fees and reimbursement of expenses in connection with the arrangement and syndication of our senior bank credit facility and as a lender thereunder. Credit Suisse First Boston Corporation, referred to herein as CSFB Corporation and formerly known as Donaldson, Lufkin & Jenrette Securities Corporation, is the sole market-maker for our senior subordinated notes. In addition, DeCrane Aircraft is obligated to pay CSFB Corporation an advisory fee, currently in the amount of $350,000 per year. We may from time to time enter into other investment banking relationships with CSFB Corporation or one of its affiliates pursuant to which they will receive customary fees and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection therewith. We expect that any such arrangement will include provisions for the indemnification of CSFB Corporation against liabilities, including liabilities under the federal securities laws.

Investors' Agreement

        Investors owing 96.7% of DeCrane Holdings' issued and outstanding common stock and common stock warrants and options, all of DeCrane Holdings' preferred stock and all of DeCrane Aircraft's preferred and common stock, have entered into an Amended and Restated Investors' Agreement, dated October 6, 2000, among DeCrane Holdings Co., DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities, Putnam Investment Management, Inc. and affiliated funds and entities and all management investors. Investors who own DeCrane Holdings' warrants to purchase 159,794 shares of common stock are not parties to the Investors' Agreement. The agreement provides that:

  •
  The parties to the agreement shall vote their shares to cause DLJ Merchant Banking Partners, II, L.P. to select all members of the Board of Directors of DeCrane Holdings and DeCrane Aircraft and at least one of such directors on each board shall be an independent director.

  •
  Transfers of the shares by the parties to the agreement are restricted.

  •
  Parties to the agreement may participate in some specific kinds of sales of shares by DLJ affiliates.

  •
  DLJ affiliates may require the other parties to the agreement to sell shares of DeCrane Holdings' common stock in some cases should the DLJ affiliates choose to sell any such shares owned by them.

  •
  The DLJ affiliates may request six demand registrations with respect to all or any of the DeCrane Holdings common stock, preferred stock and Class A warrants to purchase 155,000 common shares held by those affiliates, which are immediately exercisable subject to customary deferral and cutback provisions.

  •
  The holders of Class B warrants to purchase 139,357 shares of DeCrane Holdings common stock may request two demand registrations together with all or any common stock held by them, which are immediately exercisable subject to customary deferral and cutback provisions.

  •
  The parties to the agreement are entitled to unlimited piggyback registration rights, subject to customary cutback provisions, and excluding registrations of shares issuable in connection with any employee stock options, employee benefit plan or an acquisition.

  •
  DeCrane Holdings will indemnify the stockholders against some liabilities and expenses, including liabilities under the Securities Act.

  •
  Any person acquiring shares of common stock or preferred stock who is required by the terms of the Investors' Agreement or any employment agreement or stock purchase, option, stock option or other compensation plan to become a party thereto shall execute an agreement to become bound by the Investors' Agreement.

        Each DeCrane Holdings' Class A Warrant entitles the holder to purchase one share of common stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The warrants are exercisable at any time prior to 5:00 p.m. New York City time on August 28, 2009, subject to applicable federal and state securities laws.

        Each DeCrane Holdings' Class B Warrant entitles the holder to purchase one share of common stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The warrants are exercisable at any time prior to 5:00 p.m. New York City time on June 30, 2010, subject to applicable federal and state securities laws.

Recent Transactions

        Securities and Exchange Commission rules require we briefly describe transactions, or series of similar transactions, with specified persons (as defined in the rules) and involving amounts exceeding $60,000, which have occurred since January 1, 2000 through the date of this prospectus. These transactions are briefly described below.

Year ended December 31, 2000

        The following transactions occurred during the year ended December 31, 2000:

  •
  In connection with financing our acquisitions during 2000:

  •
  DLJ Merchant Banking and affiliates purchased 326,087 shares of DeCrane Holdings common stock for $7.5 million ($23.00 per share) and DeCrane Holdings, in turn, contributed the proceeds to paid-in capital of DeCrane Aircraft.

  •
  Affiliates of DLJ Merchant Banking purchased 250,000 shares of DeCrane Aircraft 16% preferred stock (liquidation preference $100 per share) and warrants to purchase 139,357 shares of DeCrane Holdings common stock for $25.0 million; subsequent to their initial purchase, the DLJ Merchant Banking affiliates sold 20% of the preferred stock and common stock warrants to Putnam Investment Management, Inc. and affiliates in a private transaction.

  •
  DeCrane Aircraft amended it senior credit facility and borrowed an additional $55.0 million of term debt. DLJ Capital Funding, Inc., (now Credit Suisse First Boston), an agent and lender thereunder, received customary fees and reimbursement of expenses in connection with the transaction.

  •
  DeCrane Aircraft executive officers and management purchased 19,707 shares of DeCrane Holdings common stock for $23.00 per share and DeCrane Holdings, in turn, contributed the proceeds to paid-in capital of DeCrane Aircraft.

  •
  John F. Fort III, a former director, purchased 1,000 shares of DeCrane Holdings common stock for $23.00 per share and was granted options to purchase 1,000 common shares at $23.00 per share and 2,000 common shares at $35.00 per share pursuant to the management incentive plan, which also pertains to independent non-management directors. DeCrane Holdings, in turn, contributed the proceeds to paid-in capital of DeCrane Aircraft. All options granted were cancelled upon Mr. Fort's resignation from the board of directors in 2002.

  •
  CSFB Corporation received a $300,000 annual advisory fee pursuant to the terms of a financial advisory agreement with us.

  •
  CSFB and affiliated funds and entities were paid an aggregate of $2.0 million in connection with the above transactions.

Year Ended December 31, 2001

        The following transactions occurred during the year ended December 31, 2001:

  •
  DeCrane Aircraft further amended its senior credit facility and borrowed an additional $20.0 million of term debt and used the proceeds to repay amounts then outstanding under its revolving line of credit. Credit Suisse First Boston, as successor to DLJ Capital Funding, Inc., received customary fees and reimbursement of expenses in connection with obtaining the amendment.

  •
  Mr. Fort was granted additional options to purchase 7,500 common shares at $27.00 per share under the same terms as the management incentive plan. All options granted were cancelled upon Mr. Fort's resignation from the board of directors in 2002.

  •
  CSFB Corporation received a $300,000 annual advisory fee.

  •
  CSFB and affiliated funds and entities were paid an aggregate of $0.8 million in connection with the above transactions.

Year Ended December 31, 2002

        The following transactions occurred during the year ended December 31, 2002:

  •
  DeCrane Holdings repurchased 18,308 shares of its common stock from Charles H. Becker, a former DeCrane Aircraft executive officer, for $0.5 million ($27.00 per share) in January 2002. In connection with the repurchase, DeCrane Aircraft's $0.2 million loan to Mr. Becker collateralized by the repurchased common stock was repaid, plus accrued interest. Mr. Becker also elected to exercise 9,120 vested stock options on a cashless basis and received $36,000 for the net difference between the $27.00 per share repurchase price and the $23.00 per share option exercise price. DeCrane Aircraft funded DeCrane Holdings' cash requirements for the transactions.

  •
  DeCrane Aircraft further amended its senior credit facility in March 2002. Credit Suisse First Boston received customary fees and reimbursement of expenses in connection with obtaining the amendment.

  •
  Mr. Suter, a director, purchased 3,704 shares of DeCrane Holdings common stock for $0.1 million and was granted options to purchase an additional 7,500 common shares, all at $27.00 per share, in May and June 2002. The shares purchased and options granted were under the same terms as the management incentive plan, which also pertains to independent non-management directors. DeCrane Holdings contributed the net proceeds to DeCrane Aircraft.

  •
  DLJ Merchant Banking and affiliates purchased 217,392 shares of DeCrane Holdings common stock for $5.0 million ($23.00 per share) in September 2002 and DeCrane Holdings, in turn, contributed the net proceeds to the paid-in capital of DeCrane Aircraft.

  •
  CSFB Corporation received a $350,000 annual advisory fee.

  •
  CSFB and affiliated funds and entities were paid an aggregate of $2.0 million in connection with the above transactions.

January 1, 2003 to the Present

        The following transactions occurred during the period from January 1, 2003 to the date of this prospectus:

  •
  DeCrane Aircraft sold its Specialty Avionics Group on May 23, 2003. CSFB Corporation served as DeCrane Aircraft's financial advisors for the transaction and received customary fees and reimbursement of expenses in connection with the transaction.

  •
  In connection with DeCrane Aircraft's sale of its Specialty Avionics Group, DeCrane Aircraft further amended its senior credit facility in March 2003. Credit Suisse First Boston received customary fees and reimbursement of expenses in connection with obtaining the amendment.

  •
  CSFB Corporation has received $175,000 of its $350,000 annual advisory fee for 2003.

  •
  CSFB and affiliated funds were paid an aggregate of $2.7 million in connection with the above transactions.

Indebtedness of Executive Officers and Directors

        The following table sets forth all indebtedness owed to us by our executive officers and directors that individually exceeds $60,000 as required by Securities and Exchange Commission rules. All indebtedness set forth below results from purchases of DeCrane Holdings common stock in transactions consummated prior to the July 30, 2002 enactment of the Sarbanes-Oxley Act of 2002 and is payable to DeCrane Aircraft. Beginning July 30, 2002, we no longer provide loans to directors or executive officers as mandated by the Act. The indebtedness, plus accrued interest, is payable upon the sale of the DeCrane Holdings stock held as collateral for each of the loans. See "Management—Directors and Executive Officers" for information regarding each individual's relationship with DeCrane Aircraft and DeCrane Holdings.

			Total Indebtedness to DeCrane Aircraft as of December 31, 2002
	Number of Shares Held as Collateral(1)
Name		Interest Rate(2)	Principal(3)	Accrued Interest(4)	Total(5)
R. Jack DeCrane	56,521	5.74%	$649,991	$119,806	$769,797
Richard J. Kaplan	21,739	5.74	249,998	46,079	296,077
Robert G. Martin(6)	4,347	5.74	49,990	9,214	59,204
Jeffrey A. Nerland	6,521	5.74	74,991	13,822	88,813

(1)
Reflects the number of shares of DeCrane Holdings common stock held by DeCrane Aircraft as collateral for the loans.

(2)
Reflects the applicable federal rate of interest charged on the loans. Interest is compounded annually.

(3)
Reflects the original principal amount of the loans.

(4)
Reflects accrued interest payable through December 31, 2002.

(5)
Reflects the maximum amount of indebtedness during the year ended December 31, 2002.

(6)
Total indebtedness exceeds $60,000 as of the filing date of this prospectus.

DESCRIPTION OF THE SENIOR BANK CREDIT FACILITY

        The senior bank credit facility is provided by a syndicate of lenders led by Credit Suisse First Boston, as syndication agent and as administrative agent. The bank credit facility presently includes a term loan facility in the initial principal amount of $290.0 million and a $40.0 million revolving credit facility, under which up to $5.0 million in letters of credit may be issued and which matures on September 30, 2004. The revolving credit facility will be automatically reduced to $35 million if we issue at least $50.0 million of subordinated debt that meets certain criteria specified in the bank credit facility. As of June 30, 2003, there are $15.3 million of borrowings under the revolving credit facility and the term loan facility is comprised of a Term A facility in the amount of $11.6 million which matures on September 30, 2004, a Term B facility in the amount of $66.9 million which matures on September 30, 2005, and a Term D facility in the amount of $56.4 million which matures on December 17, 2006.

        Loans under the bank credit facility generally bear interest based on a margin over, at our option, the base rate or the Euro-Dollar rate. The margin for revolving loan and Term A loans through their maturity varies based upon DeCrane Aircraft's ratio of total debt to EBITDA, as defined in the credit agreement, ranging from 2.25% to 4% over the alternate base rate and from 3.50% to 5.25% over the reserve adjusted Euro-Dollar rate. The margin for Term B loans through their maturity is 4.25% for base rate borrowings and 5.50% for Euro-Dollar borrowings. The margin for Term D loans through their maturity is 4.75% for base rate borrowings and 6% for Euro-Dollar borrowings. The margin on all the loans is increased by 0.50% in any period during which the loans are rated CCC+ or lower by Standard &Poor's or Caa1 or lower by Moody's, or the loans are not rated by both agencies. The margin on all loans is decreased by 0.50% after we issue at least $50 million of subordinated debt that meets certain criteria specified in the bank credit facility.

        The commitment fees for the working capital facility vary based upon DeCrane Aircraft's ratio of total debt to EBITDA and usage under the facility. The commitment fees range from 0.50% to 0.75%, if utilization is 50% or less, and from 0.25% to 0.50% if utilization exceeds 50%. They are payable quarterly in arrears and when the facility terminates.

        In addition, we pay to the fronting bank a fee of 0.125% on the available amount of each issued letter of credit, and we pay to the lenders under the revolving facility a letter of credit fee on the available amount of each issued letter of credit. If the letter of credit is a standby letter of credit, the fee is 1.25%, and if the letter of credit is a trade letter of credit, the fee is equal to the margin payable for Euro-Dollar revolving loans.

        The bank credit facility loans are subject to the following repayment schedule:

		Term Loan Facility
	Revolving Credit Facility	Term A	Term B	Term D	Total Credit Facility
	(In millions)
Repayments during the:
Remainder of 2003	$—	$—	$—	$—	$—
Year ending December 31, 2004	15.3	11.6	—	—	26.9
Year ending December 31, 2005	—	—	66.9	—	66.9
Year ending December 31, 2006	—	—	—	56.4	56.4

Total	$15.3	$11.6	$66.9	$56.4	$150.2

        The bank credit facility is subject to mandatory prepayment with:

  •
  50% of the net cash proceeds received from the issuance of equity securities, to the extent that the leverage ratio exceeds 3.5 to 1, subject to certain exceptions;

  •
  100% of the net cash proceeds received from the issuance of debt, subject to certain exceptions;

  •
  100% of the net cash proceeds received from permitted asset sales, subject to certain exceptions; and

  •
  50% of excess cash flow (as defined in the bank credit facility) for each fiscal year to the extent that the leverage ratio exceeds 3.5 to 1.

        We are required to apply all mandatory prepayment amounts first to the prepayment of the term loan facilities, pro rata, and afterwards to the permanent reduction and thereafter to the prepayment of the revolving credit facility.

        DeCrane Holdings, and each of DeCrane Aircraft's wholly-owned direct and indirect domestic operating subsidiaries, are guarantors of the bank credit facility. Our obligations under the bank credit facility are secured by:

  •
  all existing and after-acquired personal property of DeCrane Aircraft and each of the subsidiary guarantors, including a pledge of all of the stock of all existing or future domestic subsidiaries of DeCrane Aircraft (and 65% of the voting stock of any foreign subsidiary owned directly by DeCrane Aircraft or a subsidiary guarantor);

  •
  first-priority perfected liens on all material existing and after-acquired real property interests of DeCrane Aircraft and each of the subsidiary guarantors; and

  •
  a pledge by DeCrane Holdings of the stock of DeCrane Aircraft.

        The bank credit facility contains customary covenants and restrictions on our ability to engage in certain activities, including, but not limited to:

  •
  a negative pledge on all assets of DeCrane Aircraft and its subsidiaries, in each case subject to certain exceptions;

  •
  limitations on other indebtedness, liens, investments and guarantees;

  •
  restrictions on dividends and redemptions and payments on subordinated debt;

  •
  restrictions on mergers and acquisitions, sales of assets and leases;

  •
  a minimum level of EBITDA;

  •
  a minimum coverage ratio of interest expense;

  •
  a minimum coverage ratio of fixed charges;

  •
  a maximum leverage ratio;

  •
  a maximum net senior debt ratio; and

  •
  a maximum level of capital expenditures.

        Borrowings under the revolving credit facility are subject to significant conditions, including compliance with our financial covenants and other covenants and the absence of any material adverse change. These restrictions may limit our access to borrowings.

DESCRIPTION OF THE NOTES

General

        The notes have been issued pursuant to an indenture dated as of October 5, 1998 between DeCrane Aircraft and U.S. Bank National Association, as Trustee. The terms of the notes include those stated in the indenture, and those that are incorporated into the indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all of those terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof.

        You should read the entire indenture, and the registration rights agreement described below, for a complete understanding of the rights and obligations of the holders of notes. Copies of the indenture and registration rights agreement have been filed with the SEC as exhibits. Also, the terms of the indenture use many specially defined terms. In this summary, we have used the key defined terms, which are shown here as capitalized words. You should refer to the definitions listed in "—Key Definitions" below for their complete scope and meaning.

        The notes are:

  •
  general unsecured obligations of DeCrane Aircraft;

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of DeCrane Aircraft, including the Bank Credit Facility;

  •
  ranking at the same level of payment priority, sometimes called "pari passu," with any future senior subordinated Indebtedness of DeCrane Aircraft and senior in right of payment to all future subordinated Indebtedness of DeCrane Aircraft;

  •
  effectively subordinated to all liabilities of DeCrane Aircraft's future subsidiaries that are not Guarantors, including trade payables;

  •
  fully and unconditionally guaranteed on a senior subordinated basis by DeCrane Aircraft's existing wholly-owned domestic subsidiaries, as their general unsecured obligations, subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including indebtedness under our Bank Credit Facility, and ranking senior in right of payment to any future subordinated indebtedness of the Guarantors.

        We may issue an unlimited amount of additional senior subordinated notes under the indenture, so long as the total amount of debt is permitted by our financial covenants.

        As of June 30, 2003, DeCrane Aircraft and the Guarantors had outstanding approximately $159.9 million of Senior Indebtedness. The indenture will permit DeCrane Aircraft and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future.

        As of the date of the prospectus, all of DeCrane Aircraft's Subsidiaries were designated as Restricted Subsidiaries. However, under some circumstances, DeCrane Aircraft will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

        The notes will initially be limited in aggregate principal amount to $100.0 million and will mature on September 30, 2008. Interest on the notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on March 30 and September 30, to holders of record on the immediately preceding March 15 and September 15. Interest on the notes will accrue from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Principal of, premium, if any, and interest on the notes will be payable at the office or agency of DeCrane Aircraft maintained for such purpose in New York City or, at the option of DeCrane Aircraft, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. However, all payments of principal, premium and interest with respect to notes represented by one or more permanent global notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by DeCrane Aircraft, DeCrane Aircraft's office or agency in New York will be the office of the Trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

Subordination

        The payment of Subordinated Note Obligations is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

        Upon any distribution to creditors of DeCrane Aircraft in a liquidation or dissolution of DeCrane Aircraft or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to DeCrane Aircraft or their property, an assignment for the benefit of creditors or any marshalling of DeCrane Aircraft's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations. In that instance, until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness except Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance."

        DeCrane Aircraft also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance", if a default in the payment of the principal of, premium, if any, or interest on or commitment fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace, or if any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default from the holders of any Designated Senior Indebtedness. This right of a senior creditor is typically called "blockage." Payments on the notes may and shall be resumed, in the case of a payment default, upon the date on which such default is cured or waived, and otherwise, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable blockage notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any blockage notice to the Trustee shall be, or be made, the basis for a subsequent blockage notice unless such default shall have been waived or cured for a period of not less than 90 days.

        "Designated Senior Indebtedness" means any Indebtedness outstanding under the Bank Credit Facility, and any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by DeCrane Aircraft in writing to the Trustee as "Designated Senior Indebtedness."

        "Permitted Junior Securities" means Equity Interests in DeCrane Aircraft or debt securities of DeCrane Aircraft that are subordinated to all Senior Indebtedness, and any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.

        "Senior Indebtedness" means, with respect to any person,

  •
  all Obligations of such person outstanding under the Bank Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a person that was a lender or an Affiliate thereof at the time the contract was entered into under the Bank Credit Facility or any of its Affiliates, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding,

  •
  any other Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of such person and

  •
  all Obligations with respect to the foregoing.

        However, Senior Indebtedness does not include any liability for federal, state, local or other taxes, any Indebtedness of such person, excluding that arising under the Bank Credit Facility, to any of its Subsidiaries or other Affiliates, any trade payables or any Indebtedness that is incurred in violation of the indenture.

        "Subordinated Note Obligations" means all Obligations with respect to the notes, including principal, premium if any and interest payable pursuant to the terms of the notes, including upon the acceleration or redemption thereof, together with and including any amounts received or receivable upon the exercise of rights of rescission, claims for damages or other rights of action or otherwise.

        The indenture further requires that DeCrane Aircraft promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of DeCrane Aircraft who are holders of Senior Indebtedness.

Note Guarantees

        DeCrane Aircraft's payment obligations under the notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Guarantors as of the date of the indenture include all of our subsidiaries, namely: Audio International, Inc., DeCrane Cabin Interiors, LLC, Carl F. Booth & Co., LLC, Hollingsead International, Inc., Custom Woodwork & Plastics, LLC, PATS, Inc., DAH-IP Holdings, Inc., PCI Newco, Inc., DAH-IP Infinity, Inc., PPI Holdings, Inc., DeCrane Aircraft Furniture Co., L.P., Precision Pattern, Inc., DeCrane Aircraft Seating Company, Inc. and The Infinity Partners, Ltd. The guarantee of each Guarantor is subordinated to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of such Guarantor, including such Guarantor's guarantee of the Bank Credit Facility, to the same extent that the notes are subordinated to Senior Indebtedness of DeCrane Aircraft. The obligations of each Guarantor under its guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

        The indenture provides that no Guarantor may consolidate or merge with or into another corporation, person or entity whether or not affiliated with such Guarantor unless:

  •
  subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the notes, the indenture and the registration rights agreement;

  •
  immediately after giving effect to such transaction, no Default or Event of Default exists; and

  •
  Unless the consolidation or merger is with DeCrane Aircraft or another Guarantor, DeCrane Aircraft would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described in "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        The indenture provides that, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, that Guarantor will be released and relieved of any obligations under its guarantee, so long as the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture, as described in "—Repurchase at the Option of Holders."

Optional Redemption

        Except as provided below, the notes are not redeemable at DeCrane Aircraft's option before September 30, 2003. Thereafter, the notes will be subject to redemption at any time at the option of DeCrane Aircraft, in whole or in part, on not less than 30 nor more than 60 days' notice, in cash at the redemption prices set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve months beginning on September 30 of the years indicated below:

Year	Percentage of Principal Amount
2003	106.000%
2004	104.000%
2005	102.000%
2006 and thereafter	100.000%

        In addition, at any time prior to September 30, 2003, DeCrane Aircraft may, at its option upon the occurrence of a Change of Control, redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice, and no more than 60 days after the occurrence of such Change of Control, in cash at a redemption price equal to

  (1)
  the present value of the sum of all the remaining interest (excluding any accrued and unpaid interest), premium and principal payments that would become due on the notes as if the notes were to remain outstanding and be redeemed on September 30, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, plus

  (2)
  accrued and unpaid interest to the date of redemption.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity most nearly equal to the period from the redemption date to September 30, 2003, as stated in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data. However, if the period from the redemption date to September 30, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. However, no notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

        DeCrane Aircraft is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require DeCrane Aircraft to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of such holder's notes which the holder offers in the manner described below at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. Within 60 days following any Change of Control, DeCrane Aircraft will cause the mailing of a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. DeCrane Aircraft will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to the foregoing offer and repurchase, DeCrane Aircraft will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

        On the foregoing payment date, DeCrane Aircraft will, to the extent lawful, accept for payment all notes or portions thereof properly tendered pursuant to its offer to repurchase, deposit with the paying agent an amount equal to the foregoing payment in respect of all notes or portions thereof so tendered, and deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by DeCrane Aircraft. The paying agent will promptly mail to each holder of notes so tendered the foregoing payment for such notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new Note equal in principal amount to any unpurchased portion of the notes surrendered, if any. However, each such new Note must be in a principal amount of $1,000 or an integral multiple thereof. The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, DeCrane Aircraft will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. DeCrane Aircraft will publicly announce the results of its offer to repurchase on or as soon as practicable after the foregoing payment date.

        The change of control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require that DeCrane Aircraft repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Bank Credit Facility prohibits DeCrane Aircraft from purchasing any notes and also provides that change of control events, which may include events not otherwise constituting a "change of control" as defined in the indenture, with respect to DeCrane Aircraft, would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which DeCrane Aircraft becomes a party may contain similar restrictions and provisions. In the event such a change of control occurs at a time when DeCrane Aircraft is prohibited from purchasing notes, DeCrane Aircraft could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If DeCrane Aircraft does not obtain such a consent or repay such borrowings, DeCrane Aircraft will remain prohibited from purchasing notes. In such case, DeCrane Aircraft's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the Bank Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of notes.

        DeCrane Aircraft will not be required to make an offer to repurchase upon a change of control in the manner described above if a third party makes the offer to repurchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to repurchase made by DeCrane Aircraft and purchases all notes validly tendered and not withdrawn under such offer.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of DeCrane Aircraft and its Subsidiaries, taken as a whole, to any "person" or "group," as such terms are used in Section 13(d) of the Exchange Act, other than the Principals and their Related Parties;

  (2)
  the adoption of a plan for the liquidation or dissolution of DeCrane Aircraft;

  (3)
  the consummation of any transaction, including, any merger or consolidation the result of which is that any "person" or "group," as such terms are used in Section 13(d) of the Exchange Act, other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of DeCrane Aircraft; or

  (4)
  the first day on which a majority of the members of the board of directors of DeCrane Aircraft are not Continuing Members.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of DeCrane Aircraft and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require DeCrane Aircraft to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of DeCrane Aircraft and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        "Continuing Members" means, as of any date of determination, any member of the board of directors of DeCrane Aircraft who was a member of such board of directors immediately after consummation of the Acquisition, or was nominated for election or elected to such board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of such board of directors at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors or their successors.

Asset Sales

        The indenture provides that DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

  (1)
  DeCrane Aircraft or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the Trustee, of the assets or Equity Interests issued or sold or otherwise disposed of, and

  (2)
  at least 75% of the consideration therefore received by DeCrane Aircraft or such Restricted Subsidiary is in the form of cash or Cash Equivalents or property or assets that are used or useful in a Permitted Business, or the Capital Stock of any person engaged in a Permitted Business if, as a result of the acquisition by DeCrane Aircraft or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary.

        The foregoing 75% requirement will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the following sentence, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with that 75% rule. The following types of assets will be deemed cash in applying that 75% test:

  (a)
  any liabilities as shown on the most recent balance sheet of DeCrane Aircraft or such Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases DeCrane Aircraft or such Restricted Subsidiary from further liability,

  (b)
  any securities, notes or other obligations received by DeCrane Aircraft or any such Restricted Subsidiary from such transferee that are contemporaneously converted by DeCrane Aircraft or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received, and

  (c)
  any Designated Noncash Consideration received by DeCrane Aircraft or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, DeCrane Aircraft or any such Restricted Subsidiary shall apply such Net Proceeds, at its option, or to the extent DeCrane Aircraft is required to apply such Net Proceeds pursuant to the terms of the Bank Credit Facility, to

  (1)
  repay or purchase Senior Indebtedness or Pari Passu Indebtedness of DeCrane Aircraft or any Indebtedness of any Restricted Subsidiary, provided that, if DeCrane Aircraft shall so repay or purchase Pari Passu Indebtedness of DeCrane Aircraft, it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable, or, if the notes may not then be redeemed, DeCrane Aircraft shall make an offer in accordance with the procedures set forth below for an Asset Sale Offer to all holders of notes to purchase at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon to the date of purchase, the notes that would otherwise be redeemed, or

  (2)
  an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if

  (a)
  as a result of the acquisition by DeCrane Aircraft or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or

  (b)
  the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments.

        Pending the final application of any such Net Proceeds, DeCrane Aircraft may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, DeCrane Aircraft will be required to make an offer to all holders of notes, referred to as an "Asset Sale Offer," to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, DeCrane Aircraft may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased as set forth under "—Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        DeCrane Aircraft will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to such Asset Sale Offer, DeCrane Aircraft will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Principal Covenants

Restricted Payments

        DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (a)
  declare or pay any dividend or make any other payment or distribution on account of DeCrane Aircraft's or any of its Restricted Subsidiaries' Equity Interests, other than dividends or distributions payable in Equity Interests other than Disqualified Stock of DeCrane Aircraft or dividends or distributions payable to DeCrane Aircraft or any Wholly Owned Restricted Subsidiary of DeCrane Aircraft;

  (b)
  purchase, redeem or otherwise acquire or retire for value any Equity Interests of DeCrane Aircraft, any of its Restricted Subsidiaries or any other Affiliate of DeCrane Aircraft, other than any such Equity Interests owned by DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft;

  (c)
  make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of DeCrane Aircraft that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness, but not pursuant to any mandatory offer to repurchase upon the occurrence of any event; or

  (d)
  make any Restricted Investment;

all such payments and other actions set forth in clauses (a) through (d) above are collectively referred to as "Restricted Payments"; unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  DeCrane Aircraft would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by DeCrane Aircraft and its Restricted Subsidiaries after the date of the indenture, excluding Restricted Payments permitted by clause (a) to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (3), clauses (b) through (i), and clauses (k), (l), (o), (p) and (r) of the next succeeding paragraph, is less than the sum, without duplication, of

  (A)
  50% of the Consolidated Net Income of DeCrane Aircraft for the period, taken as one accounting period, commencing October 1, 1998 to the end of DeCrane Aircraft's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit, plus

  (B)
  100% of the Qualified Proceeds received by DeCrane Aircraft on or after the date of the Indenture from contributions to DeCrane Aircraft's capital or from the issue or sale on or after the date of the Indenture of Equity Interests of DeCrane Aircraft or of Disqualified Stock or convertible debt securities of DeCrane Aircraft to the extent that they have been converted into such Equity Interests, other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of DeCrane Aircraft and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock, plus

  (C)
  the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries other than Permitted Investments resulting from

  (x)
  Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets, valued at the fair market value thereof, to DeCrane Aircraft or any Restricted Subsidiary from such Persons,

  (y)
  Qualified Proceeds received upon the sale or liquidation of such Investment and

      (z)
      the redesignation of Unrestricted Subsidiaries, excluding any increase in the amount available for Restricted Payments pursuant to clause (j) or (n) below arising from the redesignation of such Restricted Subsidiary, whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries valued, proportionate to DeCrane Aircraft's equity interest in such Subsidiary, at the fair market value of the net assets of such Subsidiary at the time of such redesignation.

        The foregoing provisions will not prohibit:

  (a)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (b)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of DeCrane Aircraft (the "Retired Capital Stock") in exchange for or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of DeCrane Aircraft, of other Equity Interests of DeCrane Aircraft other than any Disqualified Stock (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

  (c)
  the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of DeCrane Aircraft with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

  (d)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of DeCrane Aircraft or DeCrane Holdings held by any member of DeCrane Holdings' or DeCrane Aircraft's or any of its Restricted Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement and any dividend to DeCrane Holdings to fund any such repurchase, redemption, acquisition or retirement, provided that

  (1)
  the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed

  (x)
  $4.0 million in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum, without giving effect to the following clause (y), of $7.0 million in any calendar year, plus

  (y)
  the aggregate cash proceeds received by DeCrane Aircraft during such calendar year from any reissuance of Equity Interests by DeCrane Aircraft or DeCrane Holdings to members of management of DeCrane Aircraft and its Restricted Subsidiaries and

    (2)
    no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

  (e)
  payments and transactions in connection with the Acquisition, the Acquisition Financing, the Offering, the Bank Credit Facility including commitment, syndication and arrangement fees payable thereunder, and the application of the proceeds thereof including the purchase of shares of Common Stock of DeCrane Aircraft and any payment therefore by way of dissenting rights or otherwise, and the payment of fees and expenses with respect thereto;

  (f)
  the payment of dividends or the making of loans or advances by DeCrane Aircraft to DeCrane Holdings not to exceed $3.0 million in any fiscal year for costs and expenses incurred by DeCrane Holdings in its capacity as a holding company or for services rendered by DeCrane Holdings on behalf of DeCrane Aircraft;

  (g)
  payments or distributions to DeCrane Holdings pursuant to any Tax Sharing Agreement;

  (h)
  the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if such dividend is paid pro rata to all holders of such class of common stock, and at least 51% of such class of common stock is held by DeCrane Aircraft or one or more of its Restricted Subsidiaries;

  (i)
  the repurchase of any class of common stock of a Restricted Subsidiary if such repurchase is made pro rata with respect to such class of common stock, and at least 51% of such class of common stock is held by DeCrane Aircraft or one or more of its Restricted Subsidiaries;

  (j)
  any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (j) since the date of the Indenture, does not exceed $25.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (j), either as a result of

  (1)
  the repayment or disposition thereof for cash or

  (2)
  the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued proportionate to DeCrane Aircraft's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation, in the case of clause (1) and (2), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (j); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

  (k)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of DeCrane Aircraft or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

  (l)
  repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

  (m)
  the payment of dividends or distributions on DeCrane Aircraft's common stock, following the first public offering of DeCrane Aircraft's common stock or DeCrane Holdings' common stock after the date of the Indenture, of up to 6.0% per annum of

  (1)
  the net proceeds received by DeCrane Aircraft from such public offering of its common stock or

    (2)
    the net proceeds received by DeCrane Aircraft from such public offering of DeCrane Holdings' common stock as common equity or preferred equity other than Disqualified Stock, other than, in each case, with respect to public offerings with respect to DeCrane Aircraft's common stock or DeCrane Holdings' common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;

  (n)
  any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (n) since the date of the Indenture, does not exceed $10.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (n) either as a result of

  (1)
  the repayment or disposition thereof for cash or

  (2)
  the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary valued proportionate to DeCrane Aircraft's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation, in the case of clause (1) and (2), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (n); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

  (o)
  the pledge by DeCrane Aircraft of the Capital Stock of an Unrestricted Subsidiary of DeCrane Aircraft to secure Non-Recourse Debt of such Unrestricted Subsidiary;

  (p)
  the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of

  (1)
  the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and

  (2)
  any accrued dividends thereon the payment of which would be permitted pursuant to clause (k) above;

  (q)
  any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by DeCrane Aircraft on or after the date of the Indenture from contributions to DeCrane Aircraft's capital or from the issue and sale on or after the date of the Indenture of Equity Interests of DeCrane Aircraft or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity, other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of DeCrane Aircraft and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock, in an amount measured at the time such Investment is made and without giving effect to subsequent changes in value that does not exceed the amount of such Qualified Proceeds; and

  (r)
  distributions or payments of Receivables Fees.

        The board of directors of DeCrane Aircraft may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by DeCrane Aircraft and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of

  •
  the net book value of such Investments at the time of such designation and

  •
  the fair market value of such Investments at the time of such designation.

        Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by DeCrane Aircraft or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The amount of all Qualified Proceeds other than cash shall be the fair market value on the date of receipt thereof by DeCrane Aircraft of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of DeCrane Aircraft whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, DeCrane Aircraft shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The indenture provides that

  •
  DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, including Acquired Indebtedness,

  •
  DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock and

  •
  DeCrane Aircraft will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

provided that DeCrane Aircraft or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for DeCrane Aircraft's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a consolidated pro forma basis including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. The amount of any potential incurrence of Indebtedness varies from time to time depending on our financial condition and results of operations relative to our covenants. As of June 30, 2003, DeCrane Aircraft was not permitted to borrow pursuant to the ratio described in this paragraph but would have been able to incur additional Indebtedness for borrowed money of approximately $160.0 million under the baskets described below based on its financial condition and results of operations as of such date relative to its covenants. However, as of June 30, 2003, the covenants in DeCrane Aircraft's Bank Credit Facility, its most restrictive debt instrument, would only have permitted it to incur additional debt of $19.3 million based on its financial condition and results of operations as of such date relative to its covenants.

        The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1)
  the incurrence by DeCrane Aircraft and its Restricted Subsidiaries of Indebtedness under the Bank Credit Facility; provided that the aggregate principal amount of all Indebtedness, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of DeCrane Aircraft and such Restricted Subsidiaries thereunder, then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the Bank Credit Facility after giving effect to such incurrence does not exceed an amount equal to $150.0 million;

  (2)
  the incurrence by DeCrane Aircraft and its Restricted Subsidiaries of Existing Indebtedness;

  (3)
  the incurrence by DeCrane Aircraft of Indebtedness represented by the notes and the Indenture and by the Guarantors of Indebtedness represented by their note guarantees;

  (4)
  the incurrence by DeCrane Aircraft and its Restricted Subsidiaries of Indebtedness denominated in Swiss francs or their successor European common currency in an aggregate principal amount, or accreted value, as applicable, not to exceed $4.0 million outstanding after giving effect to such incurrence;

  (5)
  the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of DeCrane Aircraft or such Restricted Subsidiary, in an aggregate principal amount or accreted value, as applicable not to exceed $15.0 million outstanding after giving effect to such incurrence;

  (6)
  Indebtedness arising from agreements of DeCrane Aircraft or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that

  (A)
  such Indebtedness is not reflected on the balance sheet of DeCrane Aircraft or any Restricted Subsidiary, other than in the footnotes in the case of a contingent obligation; and

  (B)
  the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds actually received by DeCrane Aircraft and/or such Restricted Subsidiary in connection with such disposition, the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value;

  (7)
  the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred;

  (8)
  the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of intercompany Indebtedness between or among DeCrane Aircraft and/or any of its Restricted Subsidiaries; provided that

  (1)
  if DeCrane Aircraft is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and

  (2)
  (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than DeCrane Aircraft or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either DeCrane Aircraft or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by DeCrane Aircraft or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

  (9)
  the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging

  (A)
  interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and

  (B)
  exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars,

    provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (10)
  the guarantee by DeCrane Aircraft or any of its Restricted Subsidiaries of Indebtedness of DeCrane Aircraft or a Restricted Subsidiary of DeCrane Aircraft that was permitted to be incurred by another provision of this covenant;

  (11)
  the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount or accreted value, as applicable not to exceed $10.0 million outstanding after giving effect to such incurrence;

  (12)
  obligations in respect of performance and surety bonds and completion guarantees provided by DeCrane Aircraft or any Restricted Subsidiary in the ordinary course of business; and

  (13)
  the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount or accreted value, as applicable, outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $20.0 million.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the first paragraph of this covenant, DeCrane Aircraft shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, DeCrane Aircraft may, at any time, change the classification of an item of Indebtedness or any portion thereof to any other clause or to the first paragraph hereof, provided that DeCrane Aircraft would be permitted to incur such item of Indebtedness or such portion thereof pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

        All Indebtedness under the Bank Credit Facility outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, DeCrane Aircraft will be permitted to incur significant additional secured indebtedness under clause (1) of the definition above of "Permitted Indebtedness."

Liens

        DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of DeCrane Aircraft on any asset or property now owned or hereafter acquired by DeCrane Aircraft or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of DeCrane Aircraft, such Lien is subordinated to the Lien securing the notes to the same extent that such subordinated Indebtedness is subordinated to the notes.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

  (a)
  (1)  pay dividends or make any other distributions to DeCrane Aircraft or any of its Restricted Subsidiaries

    (A)
    on its Capital Stock or

    (B)
    with respect to any other interest or participation in, or measured by, its profits, or

  (2)
  pay any Indebtedness owed to DeCrane Aircraft or any of its Restricted Subsidiaries,

  (b)
  make loans or advances to DeCrane Aircraft or any of its Restricted Subsidiaries or

  (c)
  transfer any of its properties or assets to DeCrane Aircraft or any of its Restricted Subsidiaries.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of

  (a)
  Existing Indebtedness as in effect on the date of the indenture,

  (b)
  the Bank Credit Facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof,

  (c)
  the indenture and the notes,

  (d)
  applicable law and any applicable rule, regulation or order,

  (e)
  any agreement or instrument of a Person acquired by DeCrane Aircraft or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent created in contemplation of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,

  (f)
  customary non-assignment provisions in leases and contracts entered into in the ordinary course of business and consistent with past practices,

  (g)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired,

  (h)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary,

  (i)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of DeCrane Aircraft's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced,

  (j)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness,

  (k)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

  (l)
  other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock",

  (m)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

  (n)
  restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of DeCrane Aircraft, are necessary or advisable to effect such Receivables Facility.

Merger, Consolidation or Sale of Assets

        DeCrane Aircraft may not consolidate or merge with or into, whether or not DeCrane Aircraft is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another person unless

  (a)
  DeCrane Aircraft is the surviving corporation, or the other person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia,

  (b)
  the person, if other than DeCrane Aircraft, formed by or surviving any such consolidation or merger or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of DeCrane Aircraft under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,

  (c)
  immediately after such transaction no Default or Event of Default exists, and

  (d)
  DeCrane Aircraft or the other person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made

  (1)
  will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or

  (2)
  would together with its Restricted Subsidiaries have a higher Fixed Charge Coverage Ratio immediately after such transaction, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, than the Fixed Charge Coverage Ratio of DeCrane Aircraft and its Restricted Subsidiaries immediately prior to such transaction.

        The foregoing clause (d) will not prohibit a merger between DeCrane Aircraft and a Wholly Owned Subsidiary of DeCrane Holdings created for the purpose of holding the Capital Stock of DeCrane Aircraft, a merger between DeCrane Aircraft and a Wholly Owned Restricted Subsidiary or a merger between DeCrane Aircraft and an Affiliate incorporated solely for the purpose of reincorporating DeCrane Aircraft in another state of the United States so long as, in each case, the amount of Indebtedness of DeCrane Aircraft and its Restricted Subsidiaries is not increased thereby.

        DeCrane Aircraft will not lease all or substantially all of its assets to any person.

Transactions with Affiliates

        DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of DeCrane Aircraft each of which the indenture refers to as an "Affiliate Transaction", unless

  (a)
  such Affiliate Transaction is on terms that are no less favorable to DeCrane Aircraft or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by DeCrane Aircraft or such Restricted Subsidiary with an unrelated Person and

  (b)
  DeCrane Aircraft delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either

  (1)
  a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors or

  (2)
  an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

  (a)
  customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by DeCrane Aircraft or any of its Restricted Subsidiaries in the ordinary course of business, including ordinary course loans to employees not to exceed

    (1)
    $5.0 million outstanding in the aggregate at any time and

    (2)
    $2.0 million to any one employee, and consistent with the past practice of DeCrane Aircraft or such Restricted Subsidiary;

  (b)
  transactions between or among DeCrane Aircraft and/or its Restricted Subsidiaries;

  (c)
  payments of customary fees by DeCrane Aircraft or any of its Restricted Subsidiaries to DLJ Merchant Banking and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

  (d)
  any agreement as in effect on the date of the indenture or any amendment thereto which such amendment is not disadvantageous to the holders of the notes in any material respect, or any transaction contemplated thereby;

  (e)
  payments and transactions in connection with the Acquisition, the Bank Credit Facility and the bridge notes and the Offering and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

  (f)
  Restricted Payments that are permitted by the provisions of the indenture described under "—Restricted Payments" and any Permitted Investments;

  (g)
  payments and transactions in connection with the Global Technology Investment, and the payment of fees and expenses with respect thereto; and

  (h)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

Sale and Leaseback Transactions

        DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that DeCrane Aircraft or any Restricted Subsidiary may enter into a sale and leaseback transaction if

  (a)
  DeCrane Aircraft or such Restricted Subsidiary, as the case may be, could have incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock," and incurred a Lien to secure such Indebtedness pursuant to the covenant described under "—Liens,"

  (b)
  the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction and

  (c)
  the transfer of assets in such sale and leaseback transaction is permitted by, and DeCrane Aircraft applies the proceeds of such transaction in compliance with, the covenant described under "—Repurchase at the Option of the Holder—Asset Sales."

No Senior Subordinated Indebtedness

        DeCrane Aircraft will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes and no Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Note Guarantees.

Additional Note Guarantees

        If any Wholly-Owned Restricted Subsidiary of DeCrane Aircraft that is a Domestic Subsidiary guarantees any Indebtedness under the Bank Credit Facility, then such Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the indenture.

Accounts Receivable Facility

        No Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries, excluding any Indebtedness owed to DeCrane Aircraft or any Restricted Subsidiary, would exceed $60.0 million.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, DeCrane Aircraft will furnish to the holders of notes

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if DeCrane Aircraft were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by DeCrane Aircraft's certified independent accountants and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if DeCrane Aircraft were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, DeCrane Aircraft will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations and make such information available to securities analysts and prospective investors upon request. In addition, DeCrane Aircraft and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following constitutes an Event of Default:

  (a)
  default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (b)
  default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (c)
  failure by DeCrane Aircraft or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under "—Repurchase at the Option of Holders—Change of Control and—Asset Sales," "—Principal Covenants—Restricted Payments," "—Incurrence of Indebtedness and Issuance of Preferred Stock" or "—Merger, Consolidation or Sale of Assets;"

  (d)
  failure by DeCrane Aircraft for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the Indenture or the notes;

  (e)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by DeCrane Aircraft or any of its Restricted Subsidiaries, or the payment of which is guaranteed by DeCrane Aircraft or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default

  (1)
  is caused by a failure to pay Indebtedness at its stated final maturity after giving effect to any applicable grace period provided in such Indebtedness (a "Payment Default") or

  (2)
  results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (f)
  failure by DeCrane Aircraft or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

  (g)
  except as permitted by the indenture, any note guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting of behalf of any Guarantor, shall deny or disaffirm its obligations under its note guarantee; and

  (h)
  events of bankruptcy or insolvency with respect to DeCrane Aircraft or any of its Restricted Subsidiaries that is a Significant Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred pursuant to the Bank Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of

  (a)
  an acceleration of any such Indebtedness under the Bank Credit Facility or

  (b)
  five business days after receipt by DeCrane Aircraft and the administrative agent under the Bank Credit Facility of written notice of such acceleration.

        Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to DeCrane Aircraft or any Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration, and if the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        Subject to limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        DeCrane Aircraft is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and DeCrane Aircraft is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

        No member, director, officer, employee, incorporator or stockholder of DeCrane Aircraft, as such, shall have any liability for any obligations of DeCrane Aircraft under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        DeCrane Aircraft may, at its option and at any time, elect to have all of its and the Guarantors' obligations discharged with respect to the outstanding notes, the note guarantees and the indenture ("Legal Defeasance") except for

  (a)
  The rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below,

  (b)
  DeCrane Aircraft's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

  (c)
  the rights, powers, trusts, duties and immunities of the Trustee, and DeCrane Aircraft's obligations in connection therewith and

  (d)
  the Legal Defeasance provisions of the indenture.

        In addition, DeCrane Aircraft may, at its option and at any time, elect to have their obligations released with respect to some covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some of the events described under "—Events of Default and Remedies" other than non-payment and bankruptcy will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (a)
  DeCrane Aircraft must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and DeCrane Aircraft must specify whether the notes are being defeased to maturity or to a particular redemption date,

  (b)
  in the case of Legal Defeasance, DeCrane Aircraft shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that DeCrane Aircraft has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

  (c)
  in the case of Covenant Defeasance, DeCrane Aircraft shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

  (d)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit,

  (e)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument other than the indenture to which DeCrane Aircraft or any of its Subsidiaries is a party or by which DeCrane Aircraft or any of its Subsidiaries is bound,

  (f)
  DeCrane Aircraft must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

  (g)
  DeCrane Aircraft must deliver to the Trustee an officers' certificate stating that the deposit was not made by DeCrane Aircraft with the intent of preferring the holders of notes over the other creditors of DeCrane Aircraft with the intent of defeating, hindering, delaying or defrauding creditors of DeCrane Aircraft or others, and

  (h)
  DeCrane Aircraft must deliver to the Trustee an officers' certificate and an opinion of counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and DeCrane Aircraft may require a holder to pay any taxes and fees required by law or permitted by the indenture. DeCrane Aircraft are not required to transfer or exchange any note selected for redemption. Also, DeCrane Aircraft is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture, the note guarantees and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture, the note guarantees or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

        Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

  (a)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver,

  (b)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than the provisions described under the caption "—Repurchase at the Option of Holders,"

  (c)
  reduce the rate of or extend the time for payment of interest on any note,

  (d)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration,

  (e)
  make any note payable in money other than that stated in the notes,

  (f)
  make any change in the provisions of the indenture relating to waivers of past Defaults,

  (g)
  waive a redemption payment with respect to any note, other than the provisions described under the caption "—Repurchase at the Option of Holders,"

  (h)
  release any Guarantor from its obligations under its note guarantee or the Indenture, except in accordance with the terms of the indenture or

  (i)
  make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "—Repurchase at the Option of Holders—Change of Control," and any amendment to Article 10 of the indenture, which relates to subordination, will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if such amendment would materially adversely affect the rights of holders of notes.

        Notwithstanding the foregoing, without the consent of any holder of notes, DeCrane Aircraft, the Guarantors and the Trustee may amend or supplement the indenture, the note guarantees or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of DeCrane Aircraft's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of DeCrane Aircraft's assets, to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to provide for guarantees of the notes.

Concerning the Trustee

        The indenture contains limitations on the rights of the Trustee, U.S. Bank National Association, should it become a creditor of any Company, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions. The indenture provides that in case an Event of Default shall occur and not be cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Global Notes

        The notes have been issued in the form of one or more registered notes in global form, which are registered in the name of Cede & Co., as nominee of the Depository Trust Company ("DTC"), and remain in the custody of the trustee.

        Except as set forth below, the global notes, may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. DeCrane Aircraft takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised DeCrane Aircraft that it is:

  (1)
  a limited purpose trust company organized under the laws of the State of New York,

  (2)
  a "banking organization" within the meaning of the New York Banking Law,

  (3)
  a member of the Federal Reserve System,

  (4)
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  (5)
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

        DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "indirect participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        DeCrane Aircraft expects that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, DeCrane Aircraft understands that under existing industry practice, in the event that DeCrane Aircraft requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither DeCrane Aircraft nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, DeCrane Aircraft and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither DeCrane Aircraft nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither DeCrane Aircraft nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        If

  (1)
  DeCrane Aircraft notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

  (2)
  DeCrane Aircraft, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

  (3)
  upon the occurrence of a Default or Event of Default,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. In addition, beneficial holders may request delivery of a certificated note upon 20 days prior written notice in accordance with customary DTC procedures.

        Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

        Neither DeCrane Aircraft nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Key Definitions

        Set forth below are key defined terms used in the indenture. Please refer to the indenture for a full description of all such terms, and any other capitalized terms used herein for which no definition is provided.

        "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of DeCrane Aircraft to which DeCrane Aircraft or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

        "Acquired Indebtedness" means, with respect to any specified person,

  (a)
  Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person, and

  (b)
  Indebtedness secured by a Lien encumbering an asset acquired by such specified person at the time such asset is acquired by such specified person.

        "Acquisition" means the acquisition by an indirect subsidiary of DeCrane Holdings of at least majority of the outstanding stock of DeCrane Aircraft, the merger of such subsidiary into DeCrane Aircraft, the repayment of specified indebtedness of DeCrane Aircraft, the payment of related fees and expenses and the Finance Merger.

        "Acquisition Financing" means the issuance and sale by DeCrane Aircraft of the notes, the execution and delivery by DeCrane Aircraft and certain of its subsidiaries of the Bank Credit Facility and the borrowing thereunder and the issuance and sale by DeCrane Aircraft of bridge notes to finance the Acquisition and the issuance and sale by DeCrane Holdings of common stock and preferred stock for consideration, the proceeds of each of which were used to fund the purchase price for the Acquisition.

        "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means

  (1)
  the sale, lease, conveyance, disposition or other transfer referred to as a "disposition" of any properties, assets or rights, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of DeCrane Aircraft and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "—Repurchase at the Option of Holders—Change of Control" and the provisions described under the caption "—Merger, Consolidation or Sale of Assets" and not by the provisions of the indenture's asset sale covenant, and

  (2)
  the issuance, sale or transfer by DeCrane Aircraft or any of its Restricted Subsidiaries of Equity Interests of any of DeCrane Aircraft's Restricted Subsidiaries, in either case, whether in a single transaction or a series of related transactions that either have a fair market value in excess of $5.0 million or are for net proceeds in excess of $5.0 million.

        However, the following items shall not be deemed to be Asset Sales:

  •
  dispositions in the ordinary course of business;

  •
  a disposition of assets by DeCrane Aircraft to a Restricted Subsidiary or by a Restricted Subsidiary to DeCrane Aircraft or to another Restricted Subsidiary;

  •
  a disposition of Equity Interests by a Restricted Subsidiary to DeCrane Aircraft or to another restricted subsidiary;

  •
  the sale and leaseback of any assets within 90 days of the acquisition hereof;

  •
  foreclosures on assets;

  •
  any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, for use in a Permitted Business;

  •
  any sale of Equity Interests In, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  •
  a Permitted Investment or a Restricted Payment that is permitted by the Covenant described under the caption "—Restricted Payments"; and

  •
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

        "Bank Credit Facility" means that Credit Agreement dated as of August 28, 1998 among DeCrane Aircraft, various financial institutions party thereto, DLJ Capital Funding, Inc., as syndication agent, and The First National Bank of Chicago, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement

  (1)
  extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby,

  (2)
  adding or deleting borrowers or guarantors thereunder,

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (1) of "—Incurrence of Indebtedness and Issuance of Preferred Stock" or

  (4)
  otherwise altering the terms and conditions thereof.

        Indebtedness under the Bank Credit Facility outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Capital Expenditure Indebtedness" means Indebtedness incurred by any person to finance the purchase or construction or any property or assets acquired or constructed by such person which have a useful life or more than one year so long as

  •
  the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP,

  •
  the acquisition or construction of such property or assets is not part of any acquisition of a person or line of business and

  •
  such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means

  (1)
  in the case of a corporation, corporate stock,

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock,

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests whether general or limited and

  (4)
  any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

        "Cash Equivalents" means

  (1)
  Government Securities,

  (2)
  any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Bank Credit Facility,

  (3)
  commercial paper maturing not more than 365 days after the date of acquisition of an issuer, other than an Affiliate of DeCrane Aircraft, with a rating, at the time as of which any investment therein is made, of "A-3" or higher according to Standard & Poor's Rating Group or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments,

  (4)
  any bankers acceptances of money market deposit accounts issued by an Eligible Institution,

  (5)
  any fund investing exclusively in investments of the types described in clauses (1) through (4) above and

  (6)
  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) above, including without limitation any deposit with any bank that is a lender to any such Subsidiary.

        "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,

  •
  an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale,

  •
  provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period,

  •
  Fixed Charges of such person for such period,

  •
  depreciation, amortization, including amortization of goodwill and other intangibles, and all other non-cash charges, excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, including charges related to non-cash minority interests, of such Person and its Restricted Subsidiaries for such period,

  •
  net periodic post-retirement benefits,

  •
  other income or expense net as set forth on the face of such person's statement of operations,

  •
  expenses and charges related to the Acquisition, the Bank Credit Facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 180 days of the consummation of the Acquisition, and

  •
  any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Acquisition, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted

Subsidiary of a person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication,

  •
  the interest expense of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

  •
  the consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued;

provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

  •
  the Net Income or loss of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a Restricted Subsidiary thereof,

  •
  the Net Income or loss of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income or loss is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary,

  •
  the Net Income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

  •
  the cumulative effect of a change in accounting principles shall be excluded and

  •
  expenses and charges related to the Acquisition, the Bank Credit Facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 180 days of the consummation of the Acquisition shall be excluded.

        "DeCrane Holdings" means DeCrane Holdings Co., a Delaware corporation, the corporate parent of DeCrane Aircraft, or its successors.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Noncash Consideration" means the fair market value of non-cash consideration received by DeCrane Aircraft or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of DeCrane Aircraft, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms or by the terms of any security into which it is convertible, or for which it is exchangeable; or upon the happening of any event other than any event solely within the control of the issuer thereof, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness, except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature. However, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require DeCrane Aircraft to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock, if the terms of such Capital Stock provide that DeCrane Aircraft may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "—Principal Covenants—Restricted Payments." Further, if such Capital Stock is issued to any plan for the benefit of employees of DeCrane Aircraft or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by DeCrane Aircraft in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof other than Audio International Sales, Inc., a U.S. Virgin Islands corporation.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group or "P-2" or higher according to Moody's Investor Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Existing Indebtedness" means Indebtedness of DeCrane Aircraft and its Restricted Subsidiaries other than in existence on the date of the Indenture, excluding Indebtedness under the Bank Credit Facility, until such amounts are repaid.

        "Finance Merger" means the merger of DeCrane Finance Co. with and into DeCrane Aircraft.

        "Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of the Consolidated Interest Expense of such person for such period, and all dividend payments on any series of preferred stock of such person other than dividends payable solely in Equity Interests that are not Disqualified Stock, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means, with respect to any person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such person for such period, in each case exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made referred to as the "Calculation Date." In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness other than revolving credit borrowings or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by DeCrane Aircraft or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by the principal financial officer of DeCrane Aircraft, regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC, and without giving effect to the third clause of the proviso set forth in the definition of Consolidated Net Income.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

        "Global Technology Partners" means Global Technology Partners, LLC and its Affiliates.

        "Global Technology Investment" means the sale by DeCrane Holdings to Global Technology Partners of its common stock, the purchase price of which will be partially financed by Global Technology Loans, and the granting by DeCrane Holdings to Global Technology Partners of options to purchase shares of its common stock.

        "Global Technology Loans" means one or more loans by DeCrane Aircraft or DeCrane Holdings to Global Technology Partners to finance Global Technology Partners' purchase of common stock of DeCrane Holdings; provided, however, that the aggregate principal amount of all such Global Technology Loans outstanding at any time shall not exceed $2.0 million.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each of the Domestic Subsidiaries of DeCrane Aircraft that is a Wholly Owned Restricted Subsidiary on the date of the indenture, and any other Subsidiary that executes a note Guarantee in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any person, the obligations of such person under

  (a)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

  (b)
  other agreements or arrangements designed to protect such person against fluctuations in interest rates and

  (c)
  agreements or arrangements designed to protect such person against fluctuations in exchange rates.

        "Indebtedness" means, with respect to any person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such person whether or not such Indebtedness is assumed by such person and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other person, provided that Indebtedness shall not include the pledge by DeCrane Aircraft of the Capital Stock of an Unrestricted Subsidiary of DeCrane Aircraft to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be

  •
  the accreted value thereof, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness that does not require current payments of interest, and

  •
  the principal amount thereof, in the case of any other Indebtedness;

provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that such Indebtedness was incurred, or, if such indebtedness was incurred prior to the date of the Indenture, the Spot Rate in effect on the date of the indenture.

        "Investments" means, with respect to any person, all investments by such person in other persons including Affiliates in the forms of direct or indirect loans, including guarantees by the referent person of, and Liens on any assets of the referent person securing, Indebtedness or other obligations of other persons, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. However, an investment by DeCrane Aircraft for consideration consisting of common equity securities of DeCrane Aircraft shall not be deemed to be an Investment. If DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of DeCrane Aircraft such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary of DeCrane Aircraft, DeCrane Aircraft shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under "—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, Lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

        "Management Loans" means one or more loans by DeCrane Aircraft or DeCrane Holdings to officers and/or directors of DeCrane Aircraft and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of DeCrane Holdings; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $5.0 million.

        "Net Income" means, with respect to any person, the net income or loss of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

  (a)
  any gain (or loss), together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sale, including dispositions pursuant to Sale and Leaseback Transactions, or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries and

  (b)
  any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

        "Net Proceeds" means the aggregate cash proceeds received by DeCrane Aircraft or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of, without duplication:

  •
  the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof,

  •
  taxes paid or payable as a result thereof after taking into account any available tax credits or deductions and any tax sharing arrangements,

  •
  amounts required to be applied to the repayment of Indebtedness, other than Revolving Credit Indebtedness incurred pursuant to the Bank Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and

  •
  any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to DeCrane Aircraft or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

        "Non-recourse Debt" means Indebtedness

  •
  no default which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  •
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of DeCrane Aircraft or any of its Restricted Subsidiaries, other than the stock of an Unrestricted Subsidiary pledged by DeCrane Aircraft to secure debt of such Unrestricted Subsidiary.

        However, in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by DeCrane Aircraft or any of its Restricted Subsidiaries if DeCrane Aircraft or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering" means the offering of the notes by DeCrane Aircraft.

        "Pari Passu Indebtedness" means Indebtedness of DeCrane Aircraft that ranks pari passu in right of payment to the notes.

        "Permitted Business" means the avionics manufacturing industry and any business in which DeCrane Aircraft and its Restricted Subsidiaries are engaged on the date of the indenture or any business reasonably related, incidental or ancillary thereto.

        "Permitted Investments" means

  (a)
  any Investment in DeCrane Aircraft or in a Restricted Subsidiary of DeCrane Aircraft,

  (b)
  any Investment in cash or Cash Equivalents,

  (c)
  any Investment by DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft in a Person, if as a result of such Investment such Person becomes a Restricted Subsidiary of DeCrane Aircraft, or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DeCrane Aircraft or a Wholly Owned Restricted Subsidiary of DeCrane Aircraft,

  (d)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales,"

  (e)
  any Investment acquired solely in exchange for Equity Interests other than Disqualified Stock of DeCrane Aircraft,

  (f)
  any Investment in a Person engaged in a Permitted Business, other than an Investment in an Unrestricted Subsidiary, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value,

  (g)
  Investments relating to any special purpose Wholly Owned Subsidiary of DeCrane Aircraft organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of DeCrane Aircraft, are necessary or advisable to effect such Receivables Facility and

  (h)
  the Management Loans and Global Technology Loans.

        "Permitted Liens" means:

  •
  Liens on property of a person existing at the time such person is merged into or consolidated with DeCrane Aircraft or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of DeCrane Aircraft or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;

  •
  Liens existing on the date of the indenture;

  •
  Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of DeCrane Aircraft or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that

  •
  such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto, plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness,

    •
    such Liens do not extend to any other assets of DeCrane Aircraft or its Restricted Subsidiaries, and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets and improvements thereto or thereon repaired, added to or improved,

    •
    the Incurrence of such Indebtedness is permitted by "—Principal Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and

    •
    such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement;

  •
  Liens to secure any refinancings, renewals, extensions, modification or replacements, such events are collectively referred to as "refinancing," or successive refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property other than improvements thereto;

  •
  Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

  •
  Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

  •
  Liens securing Indebtedness and Obligations under the Bank Credit Facility; and

  •
  other Liens securing indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries; provided that

  •
  the principal amount accreted value, if applicable of such Permitted Refinancing Indebtedness does not exceed the principal amount of accreted value, if applicable, plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith,

  •
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and

  •
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Principals" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

        "Public Equity Offering" means any issuance of common stock by DeCrane Aircraft, other than to DeCrane Holdings and other than Disqualified Stock, or common stock or preferred stock by DeCrane Holdings, other than Disqualified Stock, registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of DeCrane Holdings or DeCrane Aircraft or otherwise as compensation to employees of DeCrane Aircraft or DeCrane Holdings.

        "Qualified Proceeds" means any of the following or any combination of the following:

  •
  cash;

  •
  Cash Equivalents;

  •
  assets that are used or useful in a Permitted Business; and

  •
  the Capital Stock of any person engaged in a Permitted Business if, in connection with the receipt by DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft of such Capital Stock,

  •
  such Person becomes a Restricted Subsidiary of DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft or

  •
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which DeCrane Aircraft or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Related Party" means, with respect to any Principal, any controlling stockholder or partner of such Principal on the date of the indenture, or any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding directly or through one or more Subsidiaries a 51% or more controlling interest of which consist of the Principals and/or such other persons referred to in the immediately preceding clauses.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such person that is not an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Spot Rate" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any person,

  •
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled without regard to the occurrence of any contingency to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof and

  •
  any partnership or limited liability company

  •
  the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such person or

  •
  the only general partners or managing members of which are such person or of one or more Subsidiaries of such Person or any combination thereof.

        "Tax Sharing Agreement" means any tax sharing agreement or arrangement between DeCrane Aircraft and DeCrane Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount DeCrane Aircraft would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

        "Total Assets" means the total consolidated assets of DeCrane Aircraft and its Restricted Subsidiaries, as shown on the most recent balance sheet, excluding the footnotes of DeCrane Aircraft prepared in accordance with GAAP.

        "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

  •
  has no Indebtedness other than Non-Recourse Debt;

  •
  is not party to any agreement, contract, arrangement or understanding with DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to DeCrane Aircraft or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of DeCrane Aircraft;

  •
  a person with respect to which neither DeCrane Aircraft nor any of its Restricted Subsidiaries has any direct or indirect obligation

  •
  to subscribe for additional Equity Interests other than Investments described in clause (g) of the definition of Permitted Investments or

  •
  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and

  •
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries.

        Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under "—Principal Covenants—Restricted Payments."

        If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of DeCrane Aircraft as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under "—Principal Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," DeCrane Aircraft shall be in default of such covenant.

        The board of directors of DeCrane Aircraft may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of DeCrane Aircraft of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under "—Principal Covenants—Incurrence of Indebtedness and Issuance Preferred of Stock," and no Default or Event of Default would be in existence following such designation.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

  (a)
  the sum of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by the number of years calculated to the nearest one-twelfth that will elapse between such date and the making of such payment, by

  (b)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which other than directors' qualifying shares shall at the time be owned by such person or by one or more Wholly Owned Subsidiaries of such person.

        "Wholly Owned Restricted Subsidiary" of any person means a Restricted Subsidiary of such person all the outstanding Capital Stock or other ownership interests of which other than directors' qualifying shares shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person or by such person and one or more Wholly Owned Restricted Subsidiaries of such person.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse First Boston LLC in connection with offers and sales of the notes in market-making transactions effected from time to time. Credit Suisse First Boston LLC may act as a principal or agent for one party when acting as principal or as agent for both parties, and may receive compensation in the form of discounts and commissions, including from both parties when it acts as agent for both. Those sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        DLJ Merchant Banking Partners II, L.P. and several of its affiliates beneficially own approximately 85% of the common stock of DeCrane Holdings. Thompson Dean, James Quella and Susan C. Schnabel, each of whom is a principal of DLJ Merchant Banking, are members of the board of directors of DeCrane Holdings and DeCrane Aircraft. Further, an affiliate of Credit Suisse First Boston LLC is a lender and agent in connection with our senior bank credit facility, for which it receives customary fees and expenses. Credit Suisse First Boston LLC is party to a financial advisory contract with DeCrane and has, from time to time, provided investment banking and other financial advisory services to DeCrane in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse First Boston LLC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount in connection therewith. See "Certain Relationships and Related Transactions."

        Credit Suisse First Boston LLC has informed us that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        Credit Suisse First Boston LLC currently makes a market in the notes. However, Credit Suisse First Boston LLC is not obligated to do so and it may discontinue or interrupt any such market-making at any time without notice. Any such market-making activity is also subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. These limits include the prohibitions on trading while in knowing possession of material, non-public information as set forth in Rule 10b-5 under the Securities Exchange Act (subject to the exception described in Rule 10b-5-1) and the prohibitions on offers and sales after the filing, and prior to effectiveness of, a post-effective amendment to the registration statement of which this prospectus forms a part. We cannot assure you that any market for the notes will continue, or about your ability to sell the notes or the price at which you may be able to sell them.

        We have entered into a registration rights agreement with Credit Suisse First Boston LLC regarding its use of this prospectus. Pursuant to such agreement, we have agreed to bear all registration expenses incurred under that agreement, and to indemnify Credit Suisse First Boston LLC against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for us by Spolin Silverman Cohen & Bartlett LLP, Santa Monica, California.

EXPERTS

        The consolidated financial statements of DeCrane Aircraft Holdings, Inc. as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Act with respect to our offering of the notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including DeCrane Aircraft and DeCrane Holdings, which file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's reference room in Washington D.C. Please call the SEC at (202) 942-8090 for further information on the operation of the reference rooms. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC, or review our SEC filings on the SEC's EDGAR web site, which can be found at www.sec.gov.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) and of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of
DeCrane Aircraft Holdings, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity, and of cash flows present fairly, in all material respects, the financial position of DeCrane Aircraft Holdings, Inc. and its subsidiaries at December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our report dated February 18, 2003, we expressed substantial doubt about the Company's ability to continue as a going concern. This doubt was based on the fact that the Company would be in default of its senior credit facility unless it consummated the sale of its Specialty Avionics Group prior to June 30, 2003. As discussed in Notes 2 and 10, the sale was consummated on May 23, 2003 thus alleviating our doubt about its ability to continue as a going concern.

        As discussed in Note 7, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Accordingly, the Company ceased amortizing goodwill as of January 1, 2002.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California

February 18, 2003, except for Notes 2 and 10,
    which are as of May 23, 2003

DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2002	2001
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$12,421	$9,478
Accounts receivable, net	26,354	41,899
Inventories	59,300	61,433
Deferred income taxes	16,430	6,193
Prepaid expenses and other current assets	1,724	1,727
Current assets of discontinued operations	160,741	50,635

Total current assets	276,970	171,365
Property and equipment, net	36,139	42,660
Goodwill	196,430	210,948
Other assets, intangibles, net	39,428	48,934
Long-lived assets of discontinued operations	—	171,804

Total assets	$548,967	$645,711

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholder's Equity
Current liabilities:
Current portion of long-term debt	$16,317	$13,332
Accounts payable	13,055	14,512
Accrued liabilities	31,494	52,921
Income taxes payable	—	103
Current liabilities of discontinued operations	19,928	8,841

Total current liabilities	80,794	89,709
Long-term debt	364,700	385,936
Deferred income taxes	27,077	19,121
Other long-term liabilities	7,364	6,620
Long-term liabilities of discontinued operations	—	13,695
Commitments and contingencies (Note 13)
Mandatorily redeemable preferred stock	34,081	28,240

Stockholder's equity:
Common stock, $.01 par value, 1,000 shares authorized as of December 31, 2002 and 2001; 100 shares issued and outstanding as of December 31, 2002 and 2001	—	—
Additional paid-in capital	121,212	122,469
Notes receivable for shares sold	(2,591)	(2,668)
Accumulated deficit	(83,309)	(17,323)
Accumulated other comprehensive loss	(361)	(88)

Total stockholder's equity	34,951	102,390

Total liabilities and stockholder's equity	$548,967	$645,711

The accompanying notes are an integral part of the consolidated financial statements.

DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Revenues	$229,841	$272,112	$236,501
Cost of sales	170,485	196,866	155,134

Gross profit	59,356	75,246	81,367

Operating expenses:
Selling, general and administrative expenses	40,318	45,429	33,345
Impairment of goodwill	—	8,583	—
Amortization of goodwill and other intangible assets	3,540	12,436	10,628

Total operating expenses	43,858	66,448	43,973

Income from operations	15,498	8,798	37,394
Other expenses:
Interest expense	25,376	29,645	27,181
Other expenses, net	505	634	277

Income (loss) from continuing operations before provision for income taxes	(10,383)	(21,481)	(9,936)
Provision for income taxes (benefit)	(3,621)	(3,933)	4,607

Income (loss) from continuing operations	(6,762)	(17,548)	(5,329)
Income (loss) from discontinued operations, net of tax	(41,396)	3,546	(1,727)
Cumulative effect of change in accounting principle	(17,828)	—	—

Net income (loss)	(65,986)	(14,002)	3,602
Accrued preferred stock dividends	(5,373)	(4,593)	(2,040)
Preferred stock redemption value accretion	(468)	(468)	(234)

Net income (loss) applicable to common stockholder	$(71,827)	$(19,063)	$1,328

The accompanying notes are an integral part of the consolidated financial statements.

DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder's Equity

	Common Stock			Notes Receivable For Shares Sold		Accumulated Other Comprehensive Loss
			Additional Paid-in Capital		Accumulated Deficit
	Shares	Amount					Total
	(In thousands, except share data)
Balance, December 31, 1999	100	$—	$117,158	$(2,468)	$(6,923)	$6	$107,773
Comprehensive income (loss):
Net income	—	—	—	—	3,602	—	3,602
Translation adjustment	—	—	—	—	—	(6)	(6)

							3,596

Capital contribution, net of common stock repurchased	—	—	7,851	51	—	—	7,902
Value of warrants issued with sale of preferred stock	—	—	4,019	—	—	—	4,019
Accrued preferred stock dividends	—	—	(2,040)	—	—	—	(2,040)
Preferred stock redemption value accretion	—	—	(234)	—	—	—	(234)
Compensatory stock option expense	—	—	561	—	—	—	561
Notes receivable interest accrued	—	—	—	(135)	—	—	(135)

Balance, December 31, 2000	100	—	127,315	(2,552)	(3,321)	—	121,442
Comprehensive income (loss):
Net loss	—	—	—	—	(14,002)	—	(14,002)
Unrealized loss on interest rate swap contract	—	—	—	—	—	(88)	(88)

							(14,090)

Accrued preferred stock dividends	—	—	(4,593)	—	—	—	(4,593)
Preferred stock redemption value accretion	—	—	(468)	—	—	—	(468)
Compensatory stock option expense	—	—	215	—	—	—	215
Notes receivable interest accrued	—	—	—	(116)	—	—	(116)

Balance, December 31, 2001	100	—	122,469	(2,668)	(17,323)	(88)	102,390
Comprehensive income (loss):
Net loss	—	—	—	—	(65,986)	—	(65,986)
Unrealized loss on interest rate swap contract	—	—	—	—	—	(273)	(273)

							(66,259)

Capital contribution	—	—	5,000	—	—	—	5,000
Return of capital in connection with the repurchase of common stock, net of related note receivable repaid and tax benefit of options exercised	—	—	(554)	200	—	—	(354)
Accrued preferred stock dividends	—	—	(5,373)	—	—	—	(5,373)
Preferred stock redemption value accretion	—	—	(468)	—	—	—	(468)
Compensatory stock option expense	—	—	138	—	—	—	138
Notes receivable interest accrued	—	—	—	(123)	—	—	(123)

Balance, December 31, 2002	100	$—	$121,212	$(2,591)	$(83,309)	$(361)	$34,951

The accompanying notes are an integral part of the consolidated financial statements.

DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(65,986)	$(14,002)	$3,602
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net (income) loss from discontinued operations	41,396	(3,546)	1,727
Cumulative effect of change in accounting principle	17,828	—	—
Depreciation and amortization	13,304	22,582	17,344
Noncash portion of restructuring, asset impairment and other related charges	11,456	19,558	—
Deferred income taxes	690	2,322	6,260
Other, net	110	389	471
Changes in assets and liabilities, net of effect from acquisitions:
Accounts receivable	14,969	(5,508)	1,644
Inventories	(4,792)	(10,427)	(13,377)
Prepaid expenses and other assets	155	(2,126)	2,147
Accounts payable	(1,458)	409	71
Accrued liabilities	(16,418)	(7,321)	(13,523)
Income taxes payable	438	3	792
Other long-term liabilities	28	(400)	(758)

Net cash provided by operating activities	11,720	1,933	6,400

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(5,890)	(13,529)	(79,440)
Capital expenditures	(4,356)	(10,191)	(20,193)
Other, net	—	636	71

Net cash used for investing activities	(10,246)	(23,084)	(99,562)

Cash flows from financing activities:
Senior term debt borrowings	—	20,000	55,000
Senior revolving line of credit borrowings (repayments), net	(6,000)	(400)	12,400
Proceeds from sale of preferred stock and warrants	—	—	24,924
Capital contributions	5,000	—	7,902
Other long-term borrowings	1,145	2,797	3,451
Principal payments on term debt, capitalized leases and other debt	(13,534)	(9,139)	(5,460)
Deferred financing costs	(1,656)	(767)	(1,900)
Return of capital in connection with shares repurchased	(368)	—	(50)

Net cash provided by (used for) financing activities	(15,413)	12,491	96,267

Net cash provided by (used for) discontinued operations	16,882	10,432	(3,298)

Net increase (decrease) in cash and cash equivalents	2,943	1,772	(193)
Cash and cash equivalents at beginning of period	9,478	7,706	7,899

Cash and cash equivalents at end of period	$12,421	$9,478	$7,706

The accompanying notes are an integral part of the consolidated financial statements.

DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.    Summary of Significant Accounting Policies

Description of the Business

        DeCrane Aircraft Holdings, Inc. and subsidiaries (the "Company" or "DeCrane Aircraft") is a provider of products and services to the business, VIP and head-of-state aircraft market within the aerospace industry. The Company's businesses are organized into two separate operating groups: Cabin Management and Systems Integration. The Company also had a third strategic business, its Specialty Avionics Group, which it sold in 2003 (Note 2). The Company is a wholly-owned subsidiary of DeCrane Holdings Co. ("DeCrane Holdings").

Basis of Presentation

        The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries and a majority-owned partnership. All intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation, principally to reflect the Specialty Avionics Group as a discontinued operation.

        Preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Financial Condition and Liquidity

        The September 11, 2001 terrorist attack on the United States, ongoing concerns about global terrorism, the current Middle-Eastern military conflicts, the Severe Acute Respiratory Syndrome (SARS) epidemic and weak global economic conditions are all adversely impacting the aerospace industry. In response, the Company implemented restructuring programs in 2001 and 2002 designed to reduce costs and conserve working capital (Note 3). The Company reported losses for the two years ended December 31, 2002, primarily resulting from charges associated with these restructuring activities, as well as the impairment of goodwill.

        During the fourth quarter of fiscal 2002, the Company further assessed its long-term business strategies in light of current aerospace industry conditions. In addition, the Company subsequently determined that it would likely not be in compliance with its senior credit facility's financial covenants in 2003. The Company believes that as the aerospace industry recovers, the demand for its Cabin Management and Systems Integration groups' products and services for business, VIP and head-of-state aircraft will return to historical levels and, accordingly, the Company decided to focus its resources in these market segments. To accomplish this objective, the Company embarked on a plan to sell its Specialty Avionics Group, which is highly dependent on the commercial airline industry.

        On March 14, 2003, the Company entered into a definitive agreement to sell its equity interests in the subsidiaries comprising the Specialty Avionics Group for $140,000,000 in cash and received requisite lender approval on March 28, 2003 to amend the senior credit facility to permit the sale. The sale was consummated on May 23, 2003 and, as required by the senior credit facility amendment, $130,000,000 of the proceeds was used to repay senior credit facility borrowings. The sale of the Specialty Avionics Group and resulting reduction in borrowings reduced the Company's future senior credit facility principal payments obligations by $11,434,000 for 2003, $39,190,000 for 2004 and $79,376,000 for 2005 and 2006. The senior credit facility amendment also relaxes various financial covenants for 2003 and beyond, decreases by $10,000,000 the maximum permitted revolving line of credit borrowings to $40,000,000, increases the prime rate and LIBOR interest margins by 1.5% and permits the issuance of specified types of additional indebtedness and the repurchase of a portion of the Company's 12% senior subordinated notes with the proceeds from the sale of junior securities.

        The Company's results in 2003 continue to be affected by weak customer demand. The Company's business is concentrated among a limited number of aircraft manufacturers and temporary suspensions in their production have caused its revenues to decline. Further or prolonged decreases in demand for new business, VIP and head-of-state and commercial aircraft, as well as related component parts, would result in additional decreases in demand for the Company's products and services, and, correspondingly, its revenues, thereby adversely affecting its financial condition. In addition, further deterioration or prolonged decreases in demand could result in additional restructurings of the Company's business.

        Company management believes expected operating cash flows, together with borrowings under the senior credit facility, will be sufficient to meet the Company's future short- and long-term operating expenses, working capital requirements, capital expenditures and debt service obligations for the next twelve months. However, the Company's ability to comply with its debt financial covenants, pay principal or interest and satisfy its other debt obligations will depend on its future operating performance as well as competitive, legislative, regulatory, business and other factors beyond the Company's control. Although Company management cannot be certain, management expects the Company to be in compliance with the revised financial covenants through the end of the year based on the current operating plan.

Inventories

        Inventories are stated at the lower of cost, as determined under the first-in, first-out ("FIFO") method, or market. Costs include materials, labor, including direct engineering labor, tooling costs and manufacturing overhead. In accordance with industry practice, inventoried costs also include amounts relating to programs and contracts with long production cycles that will be recovered from future sales. Periodic assessments are performed to ensure recoverability of the program costs and adjustments are made, if necessary, to reduce inventoried costs to estimated realizable value.

Property and Equipment

        Property and equipment for companies acquired are stated at fair value as of the date the acquisition occurred and at cost for all subsequent additions. Property and equipment are depreciated using the straight-line method over their estimated useful lives. Useful lives for machinery and equipment range from three to twenty years. Building and building improvements are depreciated using the straight-line method over their estimated useful lives of forty years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or remaining lease term, whichever is less. Expenditures for maintenance and repairs are expensed as incurred. The costs for improvements are capitalized. Upon retirement or disposal, the cost and accumulated depreciation of property and equipment are reduced and any gain or loss is recorded in income or expense.

Goodwill

        Prior to January 1, 2002, goodwill was amortized on a straight-line basis over thirty years from the date the acquisition occurred. Additional goodwill resulting from contingent consideration payments subsequent to the acquisition date was amortized prospectively over the remaining period of the initial thirty-year term. Starting January 1, 2002, goodwill is no longer amortized but instead subject to annual impairment testing with a loss charged to operations in the period in which impairment occurs (Note 7).

Other Assets

        Identifiable finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from three to fifteen years. Deferred financing costs are amortized using either the straight-line or effective interest method, over the term of the related debt.

Impairment of Goodwill

        Effective January 1, 2002 the Company adopted and began testing goodwill for impairment in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" as described in Note 7. As required by SFAS No. 142, the Company tests goodwill for impairment annually, on October 31stof each year, or when events or changes in circumstances indicate the carrying amount may not be recoverable. The goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the operations used in the first step, and is compared to its carrying value. The amount by which carrying value exceeds fair value represents the amount of goodwill impairment. As a result of the 2002 impairment testing, the Company recorded a $7,672,000 pre-tax charge relating to its Specialty Avionics Group.

        Prior to adoption of SFAS No. 142, impairment testing was in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In 2001, the Company recorded an $8,583,000 pre-tax charge to operations to reflect the impairment loss resulting from its restructuring program to close a manufacturing facility (Notes 3 and 7).

Impairment of Long-Lived Assets and Other Intangible Assets

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews long-lived assets held for use and intangible assets, other than goodwill, for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying value of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. Long-lived assets deemed held for sale are stated at the lower of cost or fair value. As a result of two restructuring programs conducted during 2001 and 2002, the Company recorded pre-tax charges of $1,320,000 during 2001 and $3,931,000 during 2002 to reflect the impairment of long-lived assets. The impairment losses are described in Note 3.

Product Warranty Obligations

        The Company sells some products to customers with various repair or replacement warranties. The terms of the warranties vary according to the customer and/or product involved. The most common warranty periods are generally one to five years from the earlier of the date of delivery to the customer or six to twelve months from the date of manufacture.

        Provisions for estimated future warranty costs are made in the period corresponding to the sale of the product and such costs have been within management's expectations. Classification between current and long-term warranty obligations is estimated based on historical trends.

Income Taxes

        Deferred income taxes are determined using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Deferred tax expense is the result of changes in the deferred tax asset or liability. If necessary, valuation allowances are established to reduce deferred tax assets to their expected realizable values.

Derivative Financial Instruments

        Effective January 1, 2001, the Company adopted and began accounting for derivative financial instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption did not have a material impact on the Company's business, consolidated financial position, results of operations or cash flows. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting.

        The Company does not use derivative financial instruments for trading purposes but only to manage the risk that changes in interest rates would have on future interest payments for a portion of its variable-rate debt. As of December 31, 2002, the Company has an interest rate swap contract to effectively convert $4,500,000 of variable-rate debt to 4.2% fixed-rate debt until maturity in 2008. The contract is considered to be a hedge against changes in the amount of future cash flows associated with interest payments on this variable-rate debt. As a result, the interest rate swap contract is reflected at fair value and the related loss of $361,000 on this contract is deferred in stockholder's equity as a component of comprehensive income (loss). The deferred loss will be recognized in future periods as interest expense as the related fixed-rate interest payments are made. In the unlikely event that the counterparty fails to perform under the contract, the Company bears the credit risk that payments due to the Company may not be collected.

Fair Value of Financial Instruments

        All financial instruments are held for purposes other than trading. The estimated fair value of the Company's long-term debt is based on either quoted market prices or current rates for similar issues for debt of the same remaining maturities. The estimated fair value of the Company's $100,000,000 senior subordinated debt was approximately $40,000,000 as of December 31, 2002 and $93,500,000 as of December 31, 2001. All other non-derivative financial instruments as of December 31, 2002 and 2001 approximate their carrying amounts either because of the short maturity of the instrument, or based on their effective interest rates compared to current market rates for similar long-term debt or obligations.

Foreign Currency Translation and Transactions

        The financial statements of the Company's U.K. and Swiss subsidiaries have been translated into U.S. dollars from their functional currencies, pounds sterling and Swiss francs, respectively, in the consolidated financial statements. Assets and liabilities have been translated at the exchange rate on the balance sheet date and income statement amounts have been translated at average exchange rates in effect during the period. The net translation adjustment is reflected as a component of accumulated comprehensive income or loss within stockholder's equity.

        Realized foreign currency exchange gains, which pertain to the Specialty Avionics Group and are included in "discontinued operations" caption in the consolidated statements of operations, were $194,000 for the year ended December 31, 2002, $103,000 for the year ended December 31, 2001 and $351,000 for the year ended December 31, 2000.

Revenue Recognition

        Revenues from the sale of manufactured products, except for products manufactured under long-term contracts, are recognized upon shipment of product to the customer provided that the Company has received a signed purchase order, the price is fixed, title has transferred, collection of the resulting receivables is probable and there are no remaining significant obligations.

        Revenues for products manufactured under long-term contracts are recognized under the percentage-of-completion method using total contract price, actual costs incurred to date and an estimate of the completion costs for each contract. Costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred.

        Percentage-of-completion is measured using an estimate of direct labor incurred to date to total expected direct labor for each contract. This method is used because management considers expended direct labor to be the best available measure of progress on these contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Management believes that the Company will not incur any losses on uncompleted contracts as of December 31, 2002.

        Measuring a contract's percentage-of-completion requires management to make estimates. As a result, it is reasonably possible that factors may cause management to change its revenue and cost estimates, thereby altering estimated profitability. These factors include, but are not limited to, changes in contract scope, material and labor efficiencies, contract penalty provisions, if any, and final contract settlements. Revisions to revenue and profit estimates are made in the period in which the facts that give rise to the revision become known.

        The asset "Costs and estimated earnings in excess of billings" represents revenues recognized in excess of amounts billed on uncompleted contracts and is reflected as a component of inventory. Conversely, the liability "Billings in excess of costs and estimated earnings" represents billings in excess of revenues recognized on uncompleted contracts and is reflected as an accrued liability. Unbilled revenues are expected to be billed and collected during the succeeding twelve-month period.

Research and Development Costs

        Research and development costs are expensed as incurred. Such costs were $56,000 for the year ended December 31, 2002, $698,000 for the year ended December 31, 2001 and $1,615,000 for the year ended December 31, 2000.

Stock Option Plan

        In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue account of stock-based compensation as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation."

        SFAS No. 148 also amends the disclosure requirements of SFAS 123, to require disclosure in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for the Company's fiscal year ended December 31, 2002 and for interim financial statements beginning in 2003.

        The Company has one stock-based employee compensation plan, which is more fully described in Note 15. As permitted under SFAS No. 123, the Company measures compensation expense related to the employee stock option plan utilizing the intrinsic value method as prescribed by Accounting

Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under the plan had an exercise price equal to the value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Year Ended December 31,
(In thousands)
	2002	2001	2000
Net income (loss), as reported	$(65,986)	$(14,002)	$3,602
Less total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(376)	(392)	(439)

Pro forma net income (loss)	$(66,362)	$(14,394)	$3,163

        The effect of applying SFAS No. 123 may not be representative of the pro forma effect in future years since additional options may be granted during those future years. The assumptions underlying the computations of the fair value of the options are described in Note 15.

Statements of Cash Flows

        For purposes of the statements of cash flows, cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of purchase.

Recent Accounting Pronouncements

SFAS No. 145

        In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." Among other things, SFAS No. 145 rescinds various pronouncements regarding early extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning January 1, 2003. The Company believes this new standard will not have an impact on its business, consolidated financial position, results of operations or cash flow.

SFAS No. 146

        In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

        SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions to either the timing or the amount of estimated cash flows is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan.

        The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

FIN No. 45

        In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable to the Company on a prospective basis to guarantees issued or modified after December 31, 2002. However, the disclosure requirements in FIN No. 45 are effective for the Company's financial statements for periods ending after December 15, 2002.

        The Company is not a party to any agreement in which it is a guarantor of indebtedness of others therefore the interpretation is not expected to have a material effect on the Company's financial position, results of operations or cash flows. The disclosure requirements of this interpretation have been adopted by the Company as of December 31, 2002.

FIN No. 46

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses consolidation by business enterprises of variable interest entities (formerly special purpose entities or "SPEs"). The Company does not have any variable interest entities as defined in FIN No. 46.

Note 2.    Acquisitions and Dispositions

Disposition of Specialty Avionics Group

        On March 14, 2003, the Company entered into a definitive agreement to sell its equity interests in the subsidiaries comprising its Specialty Avionics Group to Wings Holdings, Inc., an affiliate of Odyssey Investment Partners, LLC, for $140,000,000 in cash. The sale was consummated on May 23, 2003. The selling price is subject to a post-closing adjustment related to the amount of working capital at closing. Proceeds of $130,000,000 from the sale were used to repay senior credit facility borrowings (Note 10). The sale of the Specialty Avionics Group is not expected to affect the operations of the remaining operating groups.

        Based upon the fair value of the group implied in the definitive agreement, the Company determined that the carrying value of the group's net assets was not fully recoverable. As required by SFAS No. 142, the Company recorded a goodwill impairment charge of $7,500,000 during the three months ended March 31, 2003 to reduce the carrying value to the estimated net realizable value established by the definitive agreement. The Company recorded a modest $689,000 gain, net of tax, on the sale during the second quarter of fiscal 2003, based on the actual financial position of the group on the date of sale. The ultimate gain or loss on the sale is subject to finalizing the post-closing adjustment, which is not expected to be material, if any.

        As a result of the sale, the Specialty Avionics Group is presented as a discontinued operation in the accompanying consolidated financial statements. The financial statements for prior periods have been reclassified to segregate the group's assets and liabilities, results of operations and cash flows for all periods.

        In accordance with the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 87-24, "Allocation of Interest to Discontinued Operations," as amended, interest expense includes interest on debt that is to be assumed by the buyer as well as interest on the $130,000,000 of debt that was required to be repaid as a result of the sale. Interest expense was based on the historical interest rates charged during each of the periods. In addition, and also in accordance with EITF 87-24, costs and expenses exclude the allocation of general corporate overhead.

        The following tables summarize the financial position, results operations and cash flows of the Specialty Avionics Group.

	December 31,
	2002	2001
	(In thousands)
Assets:
Current assets	$41,614	$50,635
Property and equipment, net	15,744	18,413
Other assets, principally intangibles, net	103,383	153,391

Total assets	160,741	222,439

Liabilities:
Current liabilities	8,288	8,841
Long-term liabilities	11,640	13,695

Total liabilities	19,928	22,536

Net assets of the Specialty Avionics Group	$140,813	$199,903

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Results of Operations:
Revenues	$95,789	$123,240	$110,878

Operating expenses:
Costs and expenses	75,031	97,320	88,963
Impairment of goodwill	7,672	—	—
Amortization of goodwill and other intangible assets	2,228	7,484	7,320

Total operating expenses	84,931	104,804	96,283

Income from operations	10,858	18,436	14,595
Other expenses:
Interest expense:
Debt required to be repaid with proceeds from sale	7,720	8,439	13,337
Debt obligations assumed by the buyer	798	917	1,105
Other expenses, net	439	413	205

Pre-tax income (loss)	1,901	8,667	(52)
Provision for income taxes	(3,975)	(5,121)	(1,675)

Income before change in accounting principle	(2,074)	3,546	(1,727)
Cumulative effect of change in accounting principle	(39,322)	—	—

Net income (loss) from discontinued operations	$(41,396)	$3,546	$(1,727)

Cash Flows Provided By (Used For):
Operating activities	$18,598	$12,996	$10,383
Investing activities	(1,073)	(1,708)	(12,602)
Financing activities	(815)	(1,094)	(611)
Net (increase) decrease in cash and cash equivalents	125	177	(474)
Effect of foreign currency translation on cash	47	61	6

Net cash provided by (used for) discontinued operations	$16,882	$10,432	$(3,298)

Acquisitions Completed During 2000

        During the year ended December 31, 2000, the Company acquired:

  Cabin Management Group

  •
  substantially all of the assets of Carl F. Booth & Co., an Indiana-based manufacturer of wood veneer panels primarily used in aircraft interior cabinetry, on May 11, 2000;

  •
  all of the common stock of ERDA, Inc. (subsequently renamed DeCrane Aircraft Seating Co., Inc.), a Wisconsin-based designer and manufacturer of aircraft seating, on June 30, 2000; and

  Specialty Avionics Group (Discontinued Operation)

  •
  all of the common stock of Coltech, Inc., an Arizona-based designer and manufacturer of audio components for commercial and business, VIP and head-of-state aircraft, on August 31, 2000.

        The consolidated financial statements reflect the acquired companies subsequent to their respective acquisition dates. The aggregate purchase price for the acquisitions was $59,363,000 in cash, plus contingent consideration totaling a maximum of $2,000,000 payable over three years based on future attainment of defined performance criteria. The aggregate purchase price includes $3,511,000 of acquisition related costs. The acquisitions were accounted for as purchases and the assets acquired and liabilities assumed have been recorded at their estimated fair values. As a result, identifiable intangible assets, principally FAA certifications, totaling $18,936,000 were recorded and the $41,622,000 difference between the aggregate purchase price and the fair value of the net assets acquired was recorded as goodwill.

        Identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging from seven to fifteen years. Prior to the January 1, 2002 adoption of SFAS No. 142 (Note 7), goodwill was being amortized on a straight-line basis over thirty years. Contingent consideration totaling $2,000,000 was earned during the three years ended December 31, 2002 resulting in a corresponding increase in goodwill.

        The acquisitions were funded with borrowings under the Company's senior credit facility, equity contributions from DeCrane Holdings and the sale of preferred stock as described in Note 12.

Contingent Acquisition Consideration Paid for All Acquisitions

        Prior to the year 2000, six additional companies were acquired in transactions in which the sellers were entitled to contingent consideration payments based upon their respective levels of attainment of defined performance criteria. Based upon the level of attainment of defined performance criteria during the three years ended December 31, 2002, the Company recorded contingent consideration payable of $600,000 in 2002, $700,000 in 2001 and $20,154,000 in 2000 resulting in a corresponding increase in goodwill. As of December 31, 2002, there are no remaining contingent consideration payment obligations.

        During 2001, the Company settled its asserted claims against the sellers of two companies acquired in 2000 for breach of representation and warranty provisions contained in the purchase agreements. The Company received $3,718,000 from the sellers upon entering into the settlement agreements, which also provided that the Company pay in 2002 a minimum of $3,125,000 of previously contingent consideration for the year ended December 31, 2001 which was reflected as an accrued liability as of December 31, 2001.

Unaudited Pro Forma Information

        Unaudited pro forma consolidated results of operations are presented in the table below for the year ended December 31, 2000. The results of operations reflect the Company's acquisitions, excluding the company acquired by the Specialty Avionics Group, as if all of these transactions were consummated as of January 1, 2000.

Pro Forma Year Ended December 31, 2000
(Unaudited, in thousands)
Revenues	$255,531
Income from continuing operations before cumulative effect of change in accounting principle, net of tax	6,493
Net income	4,766

        The pro forma results of operations do not purport to represent what actual results would have been if the transactions described above occurred on such dates or to project the results of operations for any future period. The above information reflects adjustments for inventory, depreciation, amortization, general and administrative expenses and interest expense based on the new cost basis and debt and capital structure of the Company following the acquisitions.

        During 2002, three customers accounted for more than 10% of the Company's consolidated revenues (Note 17). If the Company had completed its 2000 acquisitions at the beginning of 2000, unaudited pro forma revenues from these customers for year ended December 31, 2000 would have been as follows: Bombardier—$61,589,000; Boeing—$29,618,000; and Textron—$51,401,000. Complete loss of any of the customers identified above could have a significant adverse impact on the results of operations expected in future periods.

Note 3.    Restructuring, Asset Impairment and Other Related Charges

        During the two years ended December 31, 2002, the Company recorded restructuring, assets impairment and other related charges as follows:

	Year Ended December 31,
	2002	2001
	(In thousands)
Nature of charges:
Asset Realignment Restructuring	$6,901	$28,658
Seat Manufacturing Facilities Restructuring	6,294	—
Other asset impairment related charges	12,048	—

Total pre-tax charges	$25,243	$28,658

Business segment recording the charges:
Cabin Management	$13,195	$22,309
Systems Integration	4,060	3,525

Total continuing operations	17,255	25,834
Discontinued operations (Specialty Avionics)	7,988	2,824

Total pre-tax charges	$25,243	$28,658

Charged to operations:
Cost of sales	$10,676	$13,557
Selling, general and administrative expenses	6,579	3,694
Impairment of goodwill	—	8,583
Discontinued operations (Specialty Avionics)	7,988	2,824

Total pre-tax charges	$25,243	$28,658

Components of charges:
Continuing operations:
Noncash charges	$11,456	$19,558
Cash charges	5,799	6,276

Total continuing operations	17,255	25,834

Discontinued operations (Specialty Avionics):
Noncash charges	7,988	2,500
Cash charges	—	324

Total discontinued operations	7,988	2,824

Total pre-tax charges	$25,243	$28,658

Asset Realignment Restructuring

        During the second quarter of 2001, the Company's Cabin Management Group adopted a restructuring program to realign production programs between its manufacturing facilities. In response to the adverse impact on the aerospace industry resulting from the September 11th terrorist attack and its aftermath, as well as the weakening of global economic conditions, the Company announced and implemented a further restructuring program in December 2001 designed to reduce costs and conserve working capital. This program included permanently closing one manufacturing facility and idling a second facility for an indefinite period, curtailing several product development programs and instituting workforce reductions. Due to the ongoing weakness of the business, VIP and head-of-state aircraft market, the Company decided during the second quarter of fiscal 2002 to permanently close the temporarily idled manufacturing facility. This program primarily affected the Company's Cabin Management and Specialty Avionics Groups.

        The restructuring, asset impairment and other related charges are comprised of the following:

  •
  Impairment of Long-Lived Assets. In 2001, the restructuring program resulted in the impairment of property, equipment and goodwill and, accordingly, these assets were written down to their net realizable value. In 2002, the decision to permanently close the additional manufacturing facility resulted in an additional impairment of property and equipment and, accordingly, these assets were written down to their estimated net realizable value in 2002. Net realizable values are based on estimated current market values and the actual losses could exceed these estimates.

  •
  Write-off of Product Development Costs. The curtailment of several product development programs in 2001 resulting in the write-off of inventoried costs related to these programs.

  •
  Excess Inventory Write-Downs. Inventory was written down to net realizable value for quantities on hand exceeding current and forecast order backlog requirements.

  •
  Realignment of Production Programs Between Facilities. Costs associated with this realignment were incurred during the fiscal second quarter of 2001.

  •
  Severance and Other Compensation Costs. Since the September 11th terrorist attack, the Company has reduced its total workforce by approximately 500 employees, or 18.5%, as of December 2002, of which approximately 260 employees had separated as of December 31, 2001.

  •
  Lease Termination and Other Related Costs. Lease termination and other related costs are comprised of the net losses expected to be incurred under the existing long-term lease agreements for facilities permanently vacated. The losses have been reduced by the expected sublease income. These expected losses were based on estimated current market rates and anticipated dates that these facilities are subleased. If market rates decrease or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates.

  •
  Other Asset Impairment Related Charges. Other expenses pertain to provisions for estimated losses on uncompleted long-term contracts aggregating $2,577,000 and other related charges expensed as incurred.

        The components of the restructuring, assets impairment and other related charges are as follows:

			Amounts Incurred
	Balance at Beginning of the Year	Total Charges			Balance at End of the Year
			Noncash	Cash
	(In thousands)
Year ended December 31, 2002:
Severance and other compensation costs	$1,185	$—	$—	$(1,185)	$—
Lease termination and other related costs	424	—	—	(334)	90
Impairment of property and equipment	—	2,557	(2,557)	—	—
Excess inventory write-downs	—	1,265	(1,265)	—	—

Total	$1,609	3,822	$(3,822)	$(1,519)	$90

Other restructuring-related charges		3,079

Total pre-tax charges		$6,901

			Amounts Incurred
	Balance at Beginning of the Year	Total Charges			Balance at End of the Year
			Noncash	Cash
	(In thousands)
Year ended December 31, 2001:
Impairment of long-lived assets:
Goodwill	$—	$8,583	$(8,583)	$—	$—
Property and equipment	—	1,320	(1,320)	—	—
Product development cost write-offs	—	7,908	(7,908)	—	—
Excess inventory write-downs	—	4,247	(4,247)	—	—
Realignment of production programs between facilities	—	3,902	—	(3,902)	—
Severance and other compensation costs	—	2,024	—	(839)	1,185
Lease termination and other related costs	—	674	—	(250)	424

Total	$—	$28,658	$(22,058)	$(4,991)	$1,609

        This restructuring program was completed during the fourth quarter of fiscal 2002. From the inception of this restructuring program in 2001, severance and other compensation costs of approximately $2,024,000 have been paid to manufacturing and administrative employees terminated at the manufacturing facilities closed. Since the September 11th terrorist attack, the Company has, in addition to the positions eliminated as a result of the 2002 plant closures described below, reduced its total workforce by approximately 500 employees, or 18.5%, as of December 2002 pursuant to this restructuring program, of which approximately 260 employees had separated as of December 31, 2001.

        The remaining balance of restructuring costs includes lease termination and other exit costs. The restructuring program related to leased facilities was completed during the second quarter of fiscal 2002; however, future cash payments extend beyond this date due to lease payments on the vacated facility and the incurrence of other exit costs. Future cash payments will be funded from existing cash balances and internally generated cash from operations.

Seat Manufacturing Facilities Restructuring

        During the first quarter of fiscal 2002, the Company announced it would consolidate the production of four seating and related manufacturing facilities into two, resulting in the permanent closure of two facilities. This program was designed to improve manufacturing efficiencies and to further reduce costs and conserve working capital. In connection with this restructuring program, the Company recorded pre-tax charges to operations totaling $6,294,000 during 2002 for restructuring, asset impairment and other related charges. The charges are comprised of the following:

  •
  Inventory and Accounts Receivable Write-Downs. In connection with the consolidation of all production, the Company will discontinue manufacturing certain products, principally those which overlap. Inventory and certain receivables related to the discontinued products were written down to net realizable value.

  •
  Impairment of Long-Lived Assets. The restructuring program resulted in the impairment of property and equipment and, accordingly, these assets were written down to their net realizable value.

  •
  Severance and Other Compensation Costs. Approximately 115 employees were terminated in connection with the permanent closure of the manufacturing facilities.

  •
  Lease Termination and Other Related Costs. Lease termination and other related costs are comprised of the net losses expected to be incurred under existing long-term lease agreements for the facilities being permanently vacated. The losses have been reduced by the expected sublease income. These expected losses were based on estimated current market rates and anticipated dates that these facilities are subleased. If market-rates decrease or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates.

  •
  Other Asset Impairment Related Expenses. Other expenses pertain to FAA retesting and recertification of products manufactured at a different facility, moving, transportation and travel costs and shutdown/startup costs. Such costs were charged to expense as incurred.

        The components of the restructuring, assets impairment and other related charges are as follows:

		Amounts Incurred
	Total Charges			Balance at December 31, 2002
		Noncash	Cash
	(In thousands)
Restructuring and assets impairment charges:
Inventory and accounts receivable write-downs	$2,200	$(2,200)	$—	$—
Impairment of property and equipment	1,374	(1,374)	—	—
Severance and other compensation costs	450	—	(450)	—
Lease termination and other related costs	300	—	(236)	64

Total restructuring and asset impairment charges	4,324	$(3,574)	$(686)	$64

Other restructuring-related expenses	1,970

Total pre-tax charges	$6,294

        This restructuring program was completed during the second quarter of fiscal 2002. The remaining balance of restructuring costs includes lease termination and other exit costs. The manufacturing facilities were closed during June 2002; however, future cash payments extend beyond this date due to lease payments on the vacated facilities and the incurrence of other exit costs. Future cash payments will be funded from existing cash balances and internally generated cash from operations.

Other Asset Impairment Related Charges

        Due to continued weakness in the commercial aircraft portion of our business, in the fourth quarter of fiscal 2002 the Company recorded a pre-tax charge of $12,048,000 for additional asset impairments. Of this amount, $7,672,000 related to the Company's annual goodwill impairment testing pursuant to SFAS No. 142 (Note 7) and $4,376,000 related to inventories and was charged to cost of goods sold. Charges totaling $7,988,000 pertained to discontinued operations.

Note 4.    Accounts Receivable

        The Company is potentially subject to concentrations of credit risk as the Company relies heavily on customers operating in the domestic and foreign business, VIP and head-of-state aircraft industries. Generally, the Company does not require collateral or other security to support accounts receivable subject to credit risk. Under certain circumstances, deposits or cash-on-delivery terms are required. The Company maintains reserves for potential credit losses and generally, such losses have been within management's expectations.

        Accounts receivable are net of an allowance for doubtful accounts of $1,205,000 as of December 31, 2002 and $2,108,000 as of December 31, 2001.

Note 5.    Inventories

        Inventories are comprised of the following as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In thousands)
Raw materials	$28,911	$35,989
Work-in-process:
Direct and indirect manufacturing costs	6,843	7,365
Program costs, principally engineering costs	14,769	10,974
Finished goods	4,773	1,433
Costs and estimated earnings in excess of billings on uncompleted contracts	4,004	5,672

Total inventories	$59,300	$61,433

        Periodic assessments are performed to ensure recoverability of the program costs and adjustments are made, if necessary, to reduce inventoried costs to estimated realizable value. In connection with the Asset Realignment Restructuring, the Company elected to cancel several product development programs to conserve working capital (Note 3) and, as a result, $7,908,000 of previously inventoried costs related to these programs were charged to cost of sales in 2001; no adjustments were required during the years ended December 31, 2002 and 2000.

        Total costs and estimated earnings on all uncompleted contracts as of December 31, 2002 and 2001 are comprised of the following:

	December 31,
	2002	2001
	(In thousands)
Costs incurred on uncompleted contracts	$49,572	$46,757
Estimated earnings recognized	63,699	50,413

Total costs and estimated earnings	113,271	97,170
Less billings to date	(109,880)	(102,653)

Net	$3,391	$(5,483)

Balance sheet classification:
Asset—Costs and estimated earnings in excess of billings	$4,004	$5,672
Liability—Billings in excess of costs and estimated earnings (Note 8)	(613)	(11,155)

Net	$3,391	$(5,483)

        Revenues and earnings for products manufactured under long-term contracts are recognized under the percentage-of-completion method using total contract price, actual costs incurred to date and an estimate of the completion costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The Company recorded a provision for estimated losses totaling $2,577,000 during 2002 relating to uncompleted contracts at the furniture manufacturing facility permanently closed.

Note 6.    Property and Equipment

        Property and equipment includes the following as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In thousands)
Land, buildings and leasehold improvements	$24,733	$23,197
Machinery and equipment	14,160	16,176
Computer equipment and software, furniture and fixtures	13,208	13,351
Tooling	4,043	4,001

Total cost	56,144	56,725
Accumulated depreciation and amortization	(20,005)	(14,065)

Net property and equipment	$36,139	$42,660

        Included above are owned land and buildings held for sale related to a manufacturing facility the Company closed during 2002 (Note 3). The cost of the land and buildings is $2,820,000 and the corresponding accumulated depreciation and amortization is $31,000 as of December 31, 2002.

        Property and equipment under capital leases included above consists of the following as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In thousands)
Land, buildings and leasehold improvements	$3,558	$4,388
Machinery and equipment	922	866
Computer equipment and software, furniture and fixtures	1,435	1,427

Total cost	5,915	6,681
Accumulated depreciation and amortization	(1,423)	(1,626)

Net property and equipment	$4,492	$5,055

        Depreciation of property and equipment under capital leases is included in depreciation expense in the consolidated financial statements.

Note 7.    Goodwill

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and the provisions of SFAS No. 141, "Business Combinations," which were required to be adopted concurrent with the adoption of SFAS No. 142. Adoption of these accounting pronouncements resulted in the following:

  •
  Reassessment of Useful Lives of Intangible Assets. The reassessment of the useful lives of intangible assets acquired on or before June 30, 2001 (Note 8) was completed during the first quarter of fiscal 2002. The remaining useful lives were deemed appropriate.

  •
  Reclassification of Intangible Assets. Intangible assets relating to acquired assembled workforce intangibles (Note 8) not meeting the criteria for recognition apart from goodwill were reclassified to goodwill, net of deferred income taxes.

  •
  Discontinuance of Goodwill Amortization. Goodwill is deemed to be an indefinite-lived asset. As a result, and in accordance with SFAS No. 142, the recording of periodic goodwill amortization charges was discontinued effective January 1, 2002.

        During 2002, the Company completed the transitional impairment testing of goodwill recorded as of January 1, 2002 as required under SFAS No. 142. Fair value of each reporting unit was determined using a discounted cash flow approach taking into consideration projections based on the individual characteristics of the reporting units, historical trends, market multiples for comparable businesses and independent appraisals. Unallocated goodwill was allocated to the reporting units for impairment testing purposes. The results indicated that the carrying value of goodwill was impaired. The resulting impairment was primarily attributable to a change in the evaluation criteria for goodwill utilized under previous accounting guidance to the fair value approach stipulated in SFAS No. 142. In accordance with the transitional provision of SFAS No. 142, the Company recorded a $17,828,000 noncash write-down of goodwill (net of $878,000 income tax benefit) as of January 1, 2002 as a cumulative effect of a change in accounting principle. An additional $39,322,000 noncash write-down of goodwill pertained to the Specialty Avionics Group and is included in the loss from discontinued operations.

        Reported income (loss) from continuing operations, net of tax and before the cumulative effect of the change in accounting principle, adjusted to reflect the discontinuance of periodic goodwill and assembled workforce amortization charges, is as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Reported income (loss) from continuing operations, net of tax	$(6,762)	$(17,548)	$(5,329)
Add back goodwill and assembled workforce amortization, net of tax	—	6,681	5,720

Adjusted income (loss) from continuing operations	$(6,762)	$(10,867)	$11,049

        Changes in the carrying amount of goodwill, by business segment (Note 17), for the two years ended December 31, 2002 are as follows:

	Continuing Operations				Discontinued
	Cabin Management Group	Systems Integration Group	Corporate	Total	Specialty Avionics Group
	(In thousands)
Balance, December 31, 2000	$187,797	$32,982	$4,105	$224,884	$131,472
Amortization during the period	(6,640)	(1,180)	(149)	(7,969)	(4,709)
Impairment charge	(5,058)	(3,525)	—	(8,583)	—
Contingent consideration earned, including acquisition related expenses	3,832	—	—	3,832	—
Cash received from sellers, net of additional liabilities recorded, upon settlement of asserted claims	(1,216)	—	—	(1,216)	—
Foreign currency translation	—	—	—	—	(268)

Balance, December 31, 2001	178,715	28,277	3,956	210,948	126,495
Adoption of SFAS 141 and 142:
Reclassification of intangible assets	3,076	386	120	3,582	1,221
Transitional impairment charge	(8,463)	(7,881)	(2,362)	(18,706)	(39,322)
Contingent consideration earned, including acquisition related expenses	606	—	—	606	—
Impairment charge	—	—	—	—	(7,672)

Balance, December 31, 2002	$173,934	$20,782	$1,714	$196,430	$80,722

        In 2001, the Company recorded impairment charges total $8,583,000 in connection with its Asset Realignment Restructuring program. This charge is included as a component of income from continuing operations. During the fourth quarter of fiscal 2002, the Company performed its annual impairment testing and recorded an additional $7,672,000 impairment charge related to the Specialty Avionics Group. The charge results from a decrease in fair value due to further weakness during 2002 in the commercial aircraft portion of our business. This charge is included as a component of income (loss) from discontinued operations.

Note 8.    Other Assets, Principally Intangibles

        Other assets are comprised of the following as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In thousands)
Identifiable intangible assets with finite useful lives	29,106	36,785
Deferred financing costs	9,168	10,204
Other non-amortizable assets	1,154	1,945

Total other assets	$39,428	$48,934

Identifiable Intangible Assets with Finite Useful Lives

        Identifiable intangible assets with finite useful lives are comprised of the following as of December 31, 2002 and 2001:

	December 31, 2002			December 31, 2001
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(In thousands)
FAA certifications	$22,272	$(4,737)	$17,535	$22,272	$(3,253)	$19,019
Engineering drawings	7,645	(1,776)	5,869	7,645	(1,266)	6,379
Assembled workforce	—	—	—	7,657	(2,706)	4,951
Other identifiable intangibles	11,345	(5,643)	5,702	10,533	(4,097)	6,436

Total identifiable intangibles	$41,262	$(12,156)	$29,106	$48,107	$(11,322)	$36,785

        Estimated annual amortization expense for all identifiable intangible assets with finite useful lives for the five-year period ending December 31, 2007 is as follows: 2003—$3,644,000; 2004—$3,644,000; 2005—$3,477,000; 2006—$2,275,000; and 2007—$2,175,000.

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and the provisions of SFAS No. 141, "Business Combinations," which were required to be adopted concurrent with the adoption of SFAS No. 142. Adoption of these accounting pronouncements resulted in the following:

  •
  Reassessment of Useful Lives of Intangible Assets. The reassessment of the useful lives of intangible assets acquired on or before June 30, 2001 was completed during the first quarter of fiscal 2002. The remaining useful lives were deemed appropriate.

  •
  Reclassification of Intangible Assets. Intangible assets relating to acquired assembled workforce intangibles not meeting the criteria for recognition apart from goodwill were reclassified to goodwill, net of deferred income taxes.

Note 9.    Accrued Liabilities

        Accrued liabilities are comprised of the following as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In thousands)
Salaries, wages, compensated absences and payroll related taxes	$9,212	$15,307
Billings in excess of costs and estimated earnings on uncompleted contracts	613	11,155
Acquisition related contingent consideration	600	6,904
Accrued interest	7,465	4,692
Customer advances and deposits	4,662	3,260
Other accrued liabilities	8,942	11,603

Total accrued liabilities	$31,494	$52,921

Accrued Product Warranty Obligations

        The following table reflects the accrued product warranty obligation activity during the three years ended December 31, 2002.

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Accrual activity during the year:
Accrual at beginning of the year	$2,642	$2,640	$2,889
Accruals for warranties issued during the period	1,363	602	924
Change in accrual estimate related to pre-existing warranties	481	(482)	(1,157)
Settlements made (in cash or in kind) during the period	(800)	(118)	(16)

Accrual at end of the year	$3,686	$2,642	$2,640

Classification at end of the year:
Current liability	2,801	2,531	2,183
Long-term liability	885	111	457

Total	$3,686	$2,642	$2,640

Note 10.    Long-Term Debt

        Long-term debt includes the following amounts as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In thousands)
Senior credit facility:
Term loans	$264,200	$275,706
Revolving line of credit	6,000	12,000
12% senior subordinated notes	100,000	100,000
Capital lease obligations and term debt financing, secured by property and equipment	10,330	10,647
Other indebtedness	487	915

Total long-term debt	381,017	399,268
Less current portion	(16,317)	(13,332)

Long-term debt, less current portion	$364,700	$385,936

Senior Credit Facility

        During 2002, the Company amended certain of the terms of its senior credit facility. The amendment combined two $25,000,000 working capital and acquisitions lines of credit into a single $50,000,000 working capital line of credit, increased the prime rate and LIBOR interest margins by 50 basis points and amended certain financial covenants, principally through December 31, 2003. During 2001, the Company borrowed $20,000,000 under its term loan senior credit facility and used the net proceeds to repay amounts then outstanding under the acquisition revolving line of credit.

        The senior credit facility provides for term loan borrowings in the initial principal amount of $290,000,000 and a revolving line of credit for borrowings up to an aggregate principal amount of $50,000,000 for working capital and to finance acquisitions. Principal payments for term loan borrowings are due in increasing amounts over the next four years and all borrowings under the revolving loan facility must be repaid by September 30, 2004. Loans under the senior credit facility generally bear interest based on a margin over, at the Company's option, prime rate or LIBOR. The margins applicable to portions of amounts borrowed may vary depending upon the Company's consolidated debt leverage ratio. Currently, the applicable margins are 2.50 to 3.25 for prime rate borrowings and 3.75% to 4.50% for LIBOR borrowings. The weighted-average interest rate on all senior credit facility borrowings outstanding was 5.97% as of December 31, 2002. Borrowings under the senior credit facility are secured by substantially all of the assets of the Company. The Company is subject to certain commitment fees under the facility as well as the maintenance of certain financial ratios, cash flow results and other restrictive covenants, including the payment of dividends in cash.

        As of December 31, 2002, the Company had an irrevocable standby letter of credit in the amount of $400,000 issued and outstanding under its senior credit facility, which reduces borrowings available under the revolving line credit.

        On March 28, 2003 the Company received requisite lender approval to amend its senior credit facility to permit the sale of its Specialty Avionics Group, provided that net proceeds of at least $130,000,000 from the sale are used to repay senior credit facility borrowings. Upon consummation of the sale on May 23, 2003, the Company repaid $130,000,000 of senior credit borrowings with the estimated net proceeds from the sale. The Company may be required to repay additional borrowings upon final determination of the net proceeds from the sale.

        The amendment also revised various financial covenants (which the Company would otherwise have not been able to meet as of March 31, 2003), decreases by $10,000,000 the maximum permitted revolving line of credit borrowings to $40,000,000, increases the prime rate and LIBOR interest margins by 1.5% and permits the issuance specified types of additional indebtedness and the repurchase of a portion of the Company's 12% senior subordinated notes with the proceeds from the sale of junior securities.

12% Senior Subordinated Notes

        The senior subordinated notes mature on September 30, 2008 and interest is payable semi-annually on March 30, and September 30, of each year. The senior subordinated notes are unsecured general obligations of the Company and are subordinated in right of payment to substantially all existing and future senior indebtedness of the Company, including senior credit facility indebtedness. Prior to maturity, the Company may redeem all or some of the senior subordinated notes at defined redemption prices, which may include a premium. In the event of a change in control, the holders may require the Company to repurchase the senior subordinated notes for a redemption price that may also include a premium. The Company is subject to restrictive covenants, including the payment of dividends in cash.

Other Indebtedness

        As of December 31, 2002, other indebtedness reflects acquisition financing payable to sellers in connection with their respective acquisitions. The debt is non-interest bearing; original issue discounts ranging between 10.5% and 12.5% are being amortized over their terms.

Aggregate Maturities

        The total annual maturities of long-term debt outstanding as of December 31, 2002 are as follows:

(In thousands)
Year ending December 31,
2003	$16,297
2004	53,967
2005	97,742
2006	107,090
2007	650
2008 and thereafter	105,299

Total aggregate maturities	381,045
Less unamortized debt discounts	(28)

Total long-term debt	$381,017

Note 11.    Income Taxes

        The components of income (loss) before income taxes and cumulative effect of change in accounting principle are as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Reported by:
Continuing operations	$(10,383)	$(21,481)	$(9,936)
Discontinued operations	1,901	8,667	(52)

Total	$(8,482)	$(12,814)	$9,884

Taxed under the following jurisdictions:
Domestic	$(7,381)	$(12,236)	$10,049
Foreign	(1,101)	(578)	(165)

Total	$(8,482)	$(12,814)	$9,884

        The provisions for income taxes (benefit) are as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Current:
U.S. federal	$—	$62	$370
State and local	255	1,133	671
Foreign	67	30	120

Total current	322	1,225	1,161

Deferred:
U.S. federal	(144)	545	4,599
State and local	463	(464)	557
Foreign	(287)	(118)	(35)

Total deferred	32	(37)	5,121

Total provision:
U.S. federal	(144)	607	4,969
State and local	718	669	1,228
Foreign	(220)	(88)	85

Total provision	$354	$1,188	$6,282

Allocation of total provision:
Continuing operations	$(3,621)	$(3,933)	$4,607
Discontinued operations	3,975	5,121	1,675

Total provision	$354	$1,188	$6,282

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal rate to the income (loss) before income taxes and cumulative effect of change in accounting principle as a result of the following differences:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Income tax (benefit) at U.S. statutory rates	$(2,969)	$(4,485)	$3,459
Tax effect of increases (decreases) resulting from:
Amortization of assets and other expenses not deductible for income tax purposes	2,927	5,477	2,247
State income taxes, net of federal benefit	467	265	798
Lower tax rates on earnings of foreign subsidiaries and foreign sales corporation	(8)	(57)	(214)
Other, net	(63)	(12)	(8)

Income tax at effective rates	$354	$1,188	$6,282

        Deferred tax liabilities (assets) are comprised of the following as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In thousands)
Gross deferred tax liabilities:
Intangible assets	$31,267	$31,849
Program costs	6,168	4,839
Property and equipment	3,119	3,461
Other	56	322

Gross deferred tax liabilities	40,610	40,471

Gross deferred tax (assets):
Loss carryforwards	(12,173)	(8,980)
Accrued liabilities	(6,797)	(7,732)
Inventory	(4,252)	(3,130)
Other	(832)	(1,095)

Gross deferred tax (assets)	(24,054)	(20,937)

Net deferred tax liability	$16,556	$19,534

Balance sheet classification:
Continuing operations:
Noncurrent deferred tax liability	$27,077	$19,121
Current deferred tax asset	(16,430)	(6,193)

Net continuing operations	10,647	12,928

Discontinued operations:
Noncurrent deferred tax liability	12,110	14,476
Current deferred tax asset	(6,201)	(7,870)

Net discontinued operations	5,909	6,606

Net deferred tax liability	$16,556	$19,534

        As of December 31, 2002, the Company has total loss carryforwards of approximately $30,782,000 for federal income tax purposes and $21,268,000 for state income tax purposes, including federal loss carryforwards acquired in acquisitions. The Company expects that federal loss carryforwards acquired in an acquisition totaling approximately $12,600,000 will transfer to the buyer in connection with the sale of the Specialty Avionics Group described in Note 2. The loss carryforwards are not subject to limitations on their annual utilization ("Section 382 limitation," as defined in the Internal Revenue Code) and therefore are available for utilization in 2002. The federal and state loss carryforwards expire in varying amounts commencing in 2011 and continuing through 2022. Management believes that it is more likely than not that the Company will generate taxable income sufficient to realize the tax benefit associated with the future deductible deferred tax assets and loss carryforwards prior to their expiration.

        Undistributed earnings of foreign subsidiaries are not material to the consolidated financial statements. As such, foreign taxes that may be due, net of U.S. foreign tax credits, have not been provided.

Note 12.    Capital Structure

Authorized Capital Structure

        In October 2001, DeCrane Aircraft amended its articles of incorporation and reduced its authorized capital structure by eliminating all previously authorized but never issued cumulative convertible preferred stock and undesignated preferred stock and reduced the number of common shares authorized for issuance. Subsequent to the amendment, DeCrane Aircraft is authorized to issue 1,000 shares of common stock ($.01 par value) and 700,000 shares of 16% Senior Redeemable Exchangeable Preferred Stock Due 2009 ($.01 par value).

Mandatorily Redeemable Preferred Stock

        The table below summarizes mandatorily redeemable preferred stock issued during the three years ended December 31, 2002.

	Number of Shares	Mandatory Redemption Value	Unamortized Issuance Discount	Net Book Value
	(In thousands, except share data)
Sale of preferred stock	250,000	$25,000	$(4,019)	$20,981
Issuance costs	—	—	(76)	(76)
Accrued dividends and redemption value accretion	20,400	2,040	234	2,274

Balance, December 31, 2000	270,400	27,040	(3,861)	23,179
Accrued dividends and redemption value accretion	45,930	4,593	468	5,061

Balance, December 31, 2001	316,330	31,633	(3,393)	28,240
Accrued dividends and redemption value accretion	53,731	5,373	468	5,841

Balance, December 31, 2002	370,061	$37,006	$(2,925)	$34,081

        On June 30, 2000, 250,000 shares of DeCrane Aircraft 16% preferred stock and warrants to purchase 139,357 shares of DeCrane Holdings common stock were sold for $25,000,000 to DLJ affiliates (Note 16). The proceeds from the sale were used to fund, in part, the ERDA acquisition (subsequently renamed DeCrane Aircraft Seating Co.). A portion of the proceeds from the sale totaling $4,019,000 were ascribed to the value of the DeCrane Holdings common stock warrants issued and was credited to additional paid-in capital. The corresponding reduction in redemption value of the preferred stock, and related issuance costs, are recorded as an issuance discount and are being amortized using the effective interest method through the preferred stock mandatory redemption date.

        Since the common stock of DeCrane Holdings is privately-held, there is no established public trading market for its shares upon which to base the value ascribed to the warrants issued. As a result, the Company, with assistance from its financial advisors for the transaction, determined the fair value of the warrants issued based on the aggregate enterprise value of DeCrane Holdings. Enterprise value was computed based upon a multiple of Adjusted EBITDA, as defined in Note 17 of these financial statements, and the multiple is based upon comparable data from other publicly-held companies as well as publicly available information on privately-held companies.

        DeCrane Aircraft is authorized to issue 700,000 shares of 16% Senior Redeemable Exchangeable Preferred Stock Due 2009, $.01 par value. The preferred stock has a $100.00 per share liquidation preference, plus accrued and unpaid cash dividends, and is non-voting.

        Holders of the preferred stock are entitled to receive, when, as and if declared, dividends at a rate equal to 16% per annum. Prior to June 30, 2005, DeCrane Aircraft may, at its option, pay dividends either in cash or by the issuance of additional shares of preferred stock. Since the preferred stock issuance date on June 30, 2000, DeCrane Aircraft has elected to issue additional shares in lieu of cash dividend payments. The preferred stock is mandatorily redeemable on March 31, 2009. Upon the occurrence of a change in control, as defined, each holder has the right to require DeCrane Aircraft to redeem all or part of such holder's shares at a price equal to 101% of the liquidation preference, plus accrued and unpaid cash dividends.

Common Stock

        DeCrane Aircraft has 100 shares ($.01 par value) issued and outstanding as of December 31, 2002 and 2001. All of the shares are owned by DeCrane Holdings, DeCrane Aircraft's parent company.

        During 2000 and 2002, DeCrane Aircraft received additional cash capital contributions from DeCrane Holdings aggregating $7,902,000 in 2000 and $5,000,000 in 2002 resulting from DeCrane Holdings' sale of capital stock. The proceeds were used to fund portions of the acquisitions completed during 2000 and to fund working capital requirements in 2002.

        Also during 2002, DeCrane Holdings repurchased and canceled 18,743 common shares from former members of the Company's management. The former management members also elected to exercise 9,252 vested stock options on a cashless basis. The $14,000 income tax benefit associated with the stock options exercised was also credited to additional paid-in capital. In connection with the repurchase, a note receivable collateralized by the repurchased common stock was repaid. The Company returned $368,000 of paid-in capital to DeCrane Holdings to fund its cash requirements for these transactions.

Notes Receivable for Shares Sold

        During 1998 and 1999, DeCrane Holdings sold mandatorily redeemable preferred and common stock in three transactions in which one-half of the purchase price was paid in cash and one-half was loaned to the purchasers by DeCrane Aircraft, with interest at the then applicable federal rates. The loans bear interest at rates ranging between 4.33% and 5.74%. The loans, plus accrued interest, are payable upon the sale of the stock and are collateralized by such stock. The resulting notes receivable, plus accrued interest, are classified as a reduction of stockholder's equity in the consolidated statement of financial position.

        The three transactions, which were based on the fair market value of the underlying securities as determined by the Board of Directors, resulted in loans for one-half of the total purchase price, were as follows:

  •
  in December 1998, a group of related party investors (Note 16) purchased mandatorily redeemable preferred and common stock for $704,000;

  •
  in October 1999, the same group of investors purchased additional shares of common stock for $250,000; and

  •
  in December 1999, DeCrane Aircraft's management purchased common stock for $3,940,000.

        During 2000, a note receivable totaling $51,000, including accrued interest, was canceled in conjunction with the repurchase of the common stock that collateralized the note for its original $23.00 per share issuance price. During 2002, a note receivable totaling $200,000, plus accrued interest, was repaid in connection with the repurchase of the common stock collateralizing the note receivable.

Note 13.    Commitments and Contingencies

Litigation

        As part of its investigation of the crash of Swissair Flight 111 off the Canadian coast on September 2, 1998, the Canadian Transportation Safety Board (the "CTSB") initially notified the Company that it recovered burned wire that was attached to the in-flight entertainment system installed on some of Swissair's aircraft by one of the Company's subsidiaries. The Company's subsidiary has worked vigorously over the last five years with the CTSB investigators in the fact-finding investigation of this catastrophic incident. On March 27, 2003, the CTSB released its final report on its investigation. This report indicated that the CTSB was unable to conclusively determine the cause of the fire which led to the crash of the aircraft.

        The Company was a defendant in most, but not all, of the actions brought by the estates of the 229 victims of the crash. The actions, which sought damages and costs in unstated amounts, claimed negligence, strict liability, and breach of warranty. Virtually all of the cases have been settled by Boeing and Swissair's insurers and both assignment of the claims against, and releases in favor of, the Company have been obtained by the Boeing and Swissair insurers.

        Boeing and Swissair have made a claim (but have not commenced litigation) against the Company to contribute to the amounts paid to settle the cases. As there is no litigation pending, no discovery has been taken by either side as to liability for the crash. The Company believes that it is not responsible for the crash and, in any event, it maintains insurance for such matters. The Company further believes that any loss it may sustain upon the ultimate resolution of this matter, if any, will not exceed the amount of insurance coverage maintained. Accordingly, no accrual for loss has been recorded.

        The Company and its subsidiaries are also involved in other routine legal and administrative proceedings incident to the normal conduct of business. Management believes the ultimate disposition of all such matters will not have a material adverse effect on the Company's business, consolidated financial position, results of operations or cash flows.

Lease Commitments

        The Company leases some of its facilities and equipment under capital and operating leases. Some of the leases require payment of property taxes and include escalation clauses. Future minimum capital and operating lease commitments under non-cancelable leases are as follows as of December 31, 2002:

	Capital Leases	Operating Leases
	(In thousands)
Year ending December 31,
2003	$1,015	$1,761
2004	884	1,623
2005	766	1,591
2006	567	1,428
2007	497	1,144
2008 and thereafter	1,995	7,885

Total minimum payments required	5,724	$15,432

Less amount representing future interest cost	(1,717)

Recorded obligation under capital leases	$4,007

        Total rental expense charged to operations was $3,083,000 for the year ended December 31, 2002, $2,982,000 for the year ended December 31, 2001 and $3,096,000 for the year ended December 31, 2000.

Funding of DeCrane Holdings Preferred Stock Obligations

        The Company is a wholly owned subsidiary of DeCrane Holdings whose capital structure also includes mandatorily redeemable preferred stock. Since the Company is DeCrane Holdings' only operating subsidiary and source of cash, the Company may be required to fund DeCrane Holdings' preferred stock dividend and redemption obligations in the future.

        DeCrane Holdings' preferred stock dividends are payable quarterly at a rate of 14% per annum. Prior to September 30, 2005, dividends are not paid in cash but instead accrete to the liquidation value of the preferred stock, which, in turn, increases the redemption obligation. On or after September 30, 2005, preferred stock dividends are required to be paid in cash, if declared, and the preferred stock is mandatorily redeemable on September 30, 2009. The DeCrane Holdings preferred stock has a total redemption value of $62,222,000 as of December 31, 2002, including accumulated dividends.

Note 14.    Consolidated Statements of Cash Flows

        The following information supplements the Company's consolidated statements of cash flows.

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Components of cash paid for acquisitions:
Fair value of assets acquired	$—	$—	$83,270
Liabilities assumed	—	—	(34,132)

Cash paid	—	—	49,138
Less cash acquired	—	—	(173)

Net cash paid for acquisitions	—	—	48,965
Contingent consideration paid for previously completed acquisitions	5,826	17,075	29,825
Cash purchase price reductions received as a result of settling asserted claims against the sellers (Note 2)	—	(3,718)	—
Additional acquisition related expenses	64	172	650

Total cash paid for acquisitions	$5,890	$13,529	$79,440

Noncash investing and financing transactions:
16% mandatorily redeemable preferred stock dividends paid by the issuance of additional shares	$5,373	$4,593	$2,040
Capital expenditures financed with capital lease obligations	67	4,376	105
Additional acquisition contingent consideration earned and recorded as a liability	600	3,825	20,154
Interest accrued during the period on loans to stockholders for the purchase of DeCrane Holdings capital stock	123	116	135
Paid in cash:
Interest	$27,619	$34,904	$38,055
Income taxes paid (refunded), net	(91)	1,161	578

Note 15.    Employee Benefit Plans

Stock Based Incentive Compensation

Management Incentive Stock Option Plan

        DeCrane Holding's Board of Directors has approved a management incentive plan which provides for the issuance of options to purchase the common stock of DeCrane Holdings as incentive compensation to designated executive personnel and other key employees of the Company and its subsidiaries. The Compensation Committee of the Board of Directors of DeCrane Holdings administers the plan and makes a determination as to any options to be granted. The plan provides for the granting of options to purchase a maximum of 356,257 common shares prior to expiration in 2009. The options are granted at fair market value at the date of grant. Substantially all of the options awarded become fully vested and exercisable eight years from the date of grant but vesting can be accelerated based upon future attainment of defined performance criteria. In addition, the Compensation Committee may authorize alternate vesting schedules. The plan also provides for the acceleration of vesting upon the occurrence of certain events, including, under certain circumstances, a change of control.

        During 2000, options to purchase 80,623 shares were granted under the plan, of which 15,828 shares vested immediately. An additional 36,832 shares from the 1999 (inception of the plan) and 2000 grants vested based on the attainment of year 2000 performance criteria. During 2001, no options were granted under the plan and no additional shares from the 1999 and 2000 grants vested based on the required year 2001 performance criteria. During 2002, options to purchase 15,000 shares, with vesting over a three year period from the grant date, were granted under the plan and no additional shares from prior year grants vested based on the required year 2002 performance criteria.

        The per share exercise price of the options granted was equal to the fair market value of the common stock on each of the grant dates and, accordingly, no compensation expense was recognized during the three years ended December 31, 2002.

Incentive Stock Options Granted to Others

        In July 1999, a group of related party investors, including two individuals who were then serving as directors, were granted options as compensation for consulting services. Options were granted to purchase 44,612 shares of DeCrane Holdings common stock at an exercise price of $23.00 per share, equal to the fair market value of the common stock on the grant date. The options vest over a three-year period, are subject to acceleration if DLJ and its affiliates sell any of their shares of common stock, and expire in 2009. The options are fully vested as of December 31, 2002.

Summary of All Stock Options

        The following table summarizes all stock option activity during the three years ended December 31, 2002.

	Year Ended December 31,
	2002		2001		2000
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Options outstanding at beginning of the year	363,353	$24.82	386,869	$24.86	327,534	$23.00
Granted	15,000	27.00	—	—	80,623	31.94
Exercised	(9,252)	23.00	—	—	—	—
Canceled	(31,028)	31.32	(23,516)	25.55	(21,288)	23.00

Options outstanding at end of the year	338,073	24.37	363,353	24.82	386,869	24.86

Options exercisable at end of the year	138,546	23.66	139,051	23.82	124,395	24.07

        As of December 31, 2002, options to purchase 53,544 common shares remained available for grant under the Management Incentive Stock Option Plan. The following table summarizes information about stock options outstanding and stock options exercisable as of December 31, 2002.

	All Options Outstanding
			Number of Shares Exercisable as of December 31, 2002
	Number of Shares as of December 31, 2002	Weighted-Average Remaining Contractual Life
Per share exercise price:
$23.00	294,527	6.95 years	130,946
$27.00	7,500	9.35 years	—
$35.00	36,046	7.93 years	7,600

Total	338,073	7.11 years	138,546

        For compensatory stock options granted to non-employees, the Company recognized compensation expense of $138,000 for the year ended December 31, 2002, $215,000 for the year ended December 31, 2001 and $561,000 for the year ended December 31, 2000.

        For non-compensatory stock options granted to employees, the Company uses APB Opinion No. 25 to account for stock-based compensation and, accordingly, no compensation expense was recognized during the three years ended December 31, 2002. The Company has adopted the disclosure-only provisions of SFAS No. 123, as amended by SFAS No. 148 (Note 1). For the purposes of the pro forma disclosure presented in Note 1, the estimated fair value of the options is amortized over the options' vesting period. The effect of applying SFAS No. 123 may not be representative of the pro forma effect in future years since additional options may be granted during those future years.

        The fair value of the options was determined using the following assumptions:

	2002	2001	2000
Compensatory options(1):
Risk free interest rates	5.13%	5.35%	5.23%
Expected dividend yield	—	—	—
Expected life	10 years	10 years	10 years
Expected stock price volatility	—	—	—
Non-compensatory options granted to employees and directors(2):
Risk free interest rates	—	—	5.5%-6.7%
Expected dividend yield	—	—	—
Expected life	—	—	8 years
Weighted-average fair value of options granted (per share)	$10.96	$—	$9.48

(1)
Using the Black Scholes option valuation model.

(2)
Using the minimum value method.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models, as well as the minimum value method, do not necessarily provide a reliable single measure of its employee stock options. The Company determines the fair value of its common shares as of any given period-end date based on the aggregate enterprise value of DeCrane Holdings. Enterprise value is computed based upon a multiple of Adjusted EBITDA, as reflected in its financial statements, and the multiple is based upon comparable data from other publicly-held companies as well as publicly available information on privately-held companies.

        The minimum value method, which is an acceptable method for non-public companies, excludes stock price volatility.

Management Stock Purchases

        Beginning in December 1999, DeCrane Holding's Board of Directors has permitted designated executive personnel and other key employees to purchase shares of common stock of DeCrane Holdings, with a portion of the purchase price to be loaned to the participants by DeCrane Aircraft. In December 1999, management purchased 171,295 shares of DeCrane Holdings' common stock for $23.00 per share. The total purchase price was approximately $3,900,000, of which one-half was paid in cash and one-half was loaned to management by DeCrane Aircraft as described in Note 12. In 2000, management purchased an additional 20,707 shares for $23.00 per share in cash pursuant to the plan's antidilution provisions. Dilution resulted from the issuance of the DeCrane Holdings common stock warrants in connection with the sale of DeCrane Aircraft's 16% preferred stock.

401(k) Retirement Plan

        Substantially all domestic employees are eligible to participate in one of the 401(k) retirement plans the Company sponsors, which are defined contribution plans satisfying the requirements of the Employee Retirement Income Security Act of 1974. The Company's expense related to its matching contributions to these plans totaled $1,007,000 for the year ended December 31, 2002, $1,767,000 for the year ended December 31, 2001 and $1,988,000 for the year ended December 31, 2000.

Note 16.    Related Party Transactions and Investors' Agreement

Related Party Transactions

        The Company's transactions with related parties included in the consolidated financial statements are summarized in the table below.

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
CSFB/DLJ:
Transaction financing fees and expenses	$1,627	$520	$1,703
Management fees:
Charged to operations during the period	350	300	300
Payable as of period end	125	375	75
Global Technology Partners, LLC:
Promissory notes:
Receivable as of period end, including interest	567	542	518

        Each related party is described below.

CSFB/DLJ

        DLJ Merchant Banking Partners II, L.P. and affiliated funds own 85.1% of DeCrane Holdings common stock and 99.3% of its preferred stock, and 80.0% of DeCrane Aircraft's preferred stock, all on a fully diluted basis. In November 2000, DLJ Merchant Banking Partners II, L.P. and affiliated funds became indirect affiliates of Credit Suisse Group and Credit Suisse First Boston, Inc.

        DLJ affiliated funds were the initial purchasers of all of DeCrane Aircraft's 16% preferred stock and DeCrane Holdings common stock warrants sold during 2000. Subsequent to the initial purchase, the DLJ affiliated funds sold 20% of the preferred stock and common stock warrants to unaffiliated parties in a private transaction.

        DLJ is represented on the Board of Directors of both DeCrane Holdings and DeCrane Aircraft. In addition, Credit Suisse First Boston Corporation (formerly Donaldson, Lufkin & Jenrette Securities Corporation) is involved in market-making activities for DeCrane Holding's Class A $22.31 common stock warrants and DeCrane Aircraft's senior subordinated notes and may hold such securities from time to time. A DLJ affiliate is also paid fees for arranging the syndicate of lenders providing DeCrane Aircraft's senior credit facility.

Global Technology Partners, LLC

        Members of Global Technology own 1.5% of DeCrane Holdings common stock and 0.7% of its preferred stock, all on a fully diluted basis, and had two members on the Company's Board of

Directors from August 1998 through July 2000. DeCrane Aircraft loaned one-half of the purchase price for such shares to the members at rates ranging between 4.33% and 5.44%. The loans, plus accrued interest, are payable from the proceeds from the sale of the stock and are collateralized by such stock.

Investors' Agreement

        Investors owing 96.7% of DeCrane Holdings' issued and outstanding common stock and common stock warrants and options, all of DeCrane Holdings' preferred stock and all of DeCrane Aircraft's preferred and common stock, have entered into an Amended and Restated Investors' Agreement, dated October 6, 2000, among DeCrane Holdings Co., DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities, Putnam Investment Management, Inc. and affiliated funds and entities and all management investors. Investors who own DeCrane Holdings' warrants to purchase 159,794 shares of common stock are not parties to the Investors' Agreement. The agreement provides that:

  •
  The parties to the agreement shall vote their shares to cause DLJ Merchant Banking Partners, II, L.P. to select all members of the Board of Directors of DeCrane Holdings and DeCrane Aircraft, thereby giving them control over the Company's operations. At least one of such directors on each board shall be an independent director.

  •
  Transfers of the shares by the parties to the agreement are restricted.

  •
  Parties to the agreement may participate in some specific kinds of sales of shares by DLJ affiliates.

  •
  DLJ affiliates may require the other parties to the agreement to sell shares of DeCrane Holdings' common stock in some cases should the DLJ affiliates choose to sell any such shares owned by them.

  •
  The DLJ affiliates may request six demand registrations with respect to all or any of the DeCrane Holdings common stock, preferred stock and Class A warrants to purchase 155,000 common shares held by those affiliates, which are immediately exercisable subject to customary deferral and cutback provisions.

  •
  The holders of Class B warrants to purchase 139,357 shares of DeCrane Holdings common stock may request two demand registrations together with all or any common stock held by them, which are immediately exercisable subject to customary deferral and cutback provisions.

  •
  The parties to the agreement are entitled to unlimited piggyback registration rights, subject to customary cutback provisions, and excluding registrations of shares issuable in connection with any employee stock options, employee benefit plan or an acquisition.

  •
  DeCrane Holdings will indemnify the stockholders against some liabilities and expenses, including liabilities under the Securities Act.

  •
  Any person acquiring shares of common stock or preferred stock who is required by the terms of the Investors' Agreement or any employment agreement or stock purchase, option, stock option or other compensation plan to become a party thereto shall execute an agreement to become bound by the Investors' Agreement.

Note 17.    Business Segment Information

        The Company supplies products and services to the business, VIP and head-of-state aircraft market within the aerospace industry. The Company's subsidiaries are organized into two groups, each of which is a strategic business that develops, manufactures and sells distinct products and services. The groups and a description of their businesses are as follows:

  •
  Cabin Management—manufactures interior cabin components, including cabin interior furnishings, cabin management systems, seating and composite components;

  •
  Systems Integration—manufactures auxiliary fuel systems and auxiliary power units, provides system integration services, provides aircraft completion and refurbishment services and is a Boeing Business Jet authorized service center.

        In prior periods, the Company's Specialty Avionics Group was a third strategic business for which segment information was provided. As a result of the sale of the Specialty Avionics Group, this group is reflected as a discontinued operation and segment information for prior periods has been restated.

        Management utilizes more than one measurement to evaluate group performance and allocate resources; however, management considers Adjusted EBITDA, as defined, to be the primary measurement of a group's overall core economic performance and return on invested capital. Management also uses Adjusted EBITDA in the Company's annual budget and planning process for future periods, as one of the decision-making criteria for funding discretionary capital expenditures and product development programs and as the measure in determining the value of acquisitions and dispositions. The board of directors uses Adjusted EBITDA as one of the performance metrics for determining the amount of bonuses awarded to pursuant to the Company's cash incentive bonus plan and as an indicator of enterprise value used in determining the exercise price of stock options granted and the acceleration of stock option vesting pursuant to the Company's incentive stock option plan.

        Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, restructuring, asset impairment and other related charges, acquisition related charges not capitalized and other noncash and nonoperating charges. Management believes the presentation of this measure is relevant and useful to investors because it allows investors and analysts to view group performance in a manner similar to the method used by management, helps improve their ability to understand the Company's core segment performance, adjusted for items management believes are unusual, and makes it easier to compare the Company's results with other companies that have different financing, capital structures and tax rates. In addition, management believes these measures are consistent with the manner in which its lenders and investors measure the Company's overall performance and liquidity, including its ability to service debt and fund discretionary capital expenditure and product development programs.

        The financial measure Adjusted EBITDA, as defined, excludes certain charges reflected in the Company's financial statements which are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, the Company's presentation of Adjusted EBITDA, is in accordance with the GAAP requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires the Company to report the primary measure of segment performance used by management to evaluate and manage its businesses. The Company's method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance GAAP, such as net income (loss), the nearest comparable GAAP financial measure. A reconciliation of Adjusted EBITDA to net income (loss) is included herein to clarify the differences between these financial measures.

        The accounting policies of the groups are substantially the same as those described in the summary of significant accounting policies (Note 1). Some transactions are recorded at the Company's corporate headquarters and are not allocated to the groups, such as most of the Company's cash and cash equivalents, debt and related net interest expense, corporate headquarters costs and income taxes.

Summary of Business by Segment

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Revenues:
Cabin Management	$172,832	$206,052	$174,796
Systems Integration	58,051	67,528	62,965
Inter-group elimination(1)	(1,042)	(1,468)	(1,260)

Consolidated totals	$229,841	$272,112	$236,501

Revenues from significant customers(2):
Cabin Management	$94,014	$108,737	$107,194
Systems Integration	35,388	46,138	31,750

Consolidated totals	$129,402	$154,875	$138,944

Adjusted EBITDA (as defined):
Cabin Management	$32,644	$45,554	$46,041
Systems Integration	18,084	17,152	15,026
Corporate(3)	(6,072)	(7,125)	(6,969)
Inter-group elimination(4)	9	(62)	198

Consolidated totals(5)	$44,665	$55,519	$54,296

Depreciation and amortization:
Cabin Management	$6,695	$14,607	$9,477
Systems Integration	2,956	4,346	4,682
Corporate	961	1,411	927

Consolidated totals(6)	$10,612	$20,364	$15,086

Total assets (as of period end):
Cabin Management	$281,655	$311,476	$307,241
Systems Integration	62,437	76,312	86,602
Corporate(7)	44,247	35,627	36,302
Inter-group elimination(8)	(113)	(143)	(333)

Continuing operations	388,226	423,272	429,812
Discontinued operations (Specialty Avionics)	160,741	222,439	234,442

Consolidated totals	$548,967	$645,711	$664,254

Capital expenditures:
Cabin Management	$3,829	$6,579	$14,896
Systems Integration	478	3,371	1,612
Corporate	49	241	3,685

Consolidated totals(9)	$4,356	$10,191	$20,193

The notes appear on the next page.

Summary of Business by Geographical Area

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Consolidated net revenues to unaffiliated customers (10)
United States	$222,401	$268,981	$236,283
Mexico	7,440	3,131	218

Consolidated totals	$229,841	$272,112	$236,501

Consolidated long-lived assets(11):
United States	$34,420	$40,369	$35,950
Mexico	1,719	2,291	2,167

Consolidated totals	$36,139	$42,660	$38,117

Notes

(1)
Inter-group sales are accounted for at prices comparable to sales to unaffiliated customers, and are eliminated in consolidation.

(2)
Three customers each accounted for more than 10% of the Company's consolidated revenues during the three years ended December 31, 2002 as shown in the table below. Complete loss of any of these customers could have a significant adverse impact on the results of operations expected in future periods.

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Textron(a)	$54,017	$55,522	$50,352
Bombardier(b)	39,958	55,517	59,974
Boeing(b)	35,427	43,836	28,618

Consolidated totals	$129,402	$154,875	$138,944

  (a)
  All operating groups derived revenues from Textron during each of the periods except for the Systems Integration Group during 2000.

  (b)
  All operating groups derived revenues from Boeing and Bombardier during each of the periods.

(3)
Reflects the Company's corporate headquarters costs and expenses not allocated to the groups.

(4)
Reflects elimination of the effect of inter-group profits in inventory.

(5)
The table below reconciles the financial measure Adjusted EBITDA, as defined, to net income (loss).

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Consolidated Adjusted EBITDA (as defined)	$44,665	$55,519	$54,296
Restructuring, asset impairment and other related charges	(17,255)	(25,834)	—
Depreciation and amortization of long-lived assets(6)	(10,612)	(20,364)	(15,086)
Acquisition related charges not capitalized	(1,162)	(308)	(1,255)
Other noncash charges	(138)	(215)	(561)
Interest expense	(25,376)	(29,645)	(27,181)
Other expenses, net	(505)	(634)	(277)
Provision for income (taxes) benefit	3,621	3,933	(4,607)
Income (loss) from discontinued operations, net of tax	(41,396)	3,546	(1,727)
Cumulative effect of change in accounting principle	(17,828)	—	—

Net income (loss)	$(65,986)	$(14,002)	$3,602

(6)
Reflects depreciation and amortization of long-lived assets, goodwill (for periods prior to the January 1, 2002 adoption of SFAS No. 142), other intangible assets and deferred financing costs, which are classified as a component of interest expense, as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Depreciation and amortization of long-lived assets	$10,612	$20,364	$15,086
Amortization of deferred financing costs	2,692	2,218	2,258

Consolidated depreciation and amortization	$13,304	$22,582	$17,344

(7)
Reflects the Company's corporate headquarters assets, excluding investments in and notes receivable from subsidiaries.

(8)
Reflects elimination of inter-group receivables and profits in inventory as of period end.

(9)
Reflects capital expenditures paid in cash. Excludes capital expenditures financed with capital lease obligations of $67,000 for the year ended December 31, 2002, $4,376,000 for the year ended December 31, 2001 and $105,000 for the year ended December 31, 2000.

(10)
Allocated on the basis of the location of the subsidiary originating the sale.

(11)
Allocated on the basis of the location of the subsidiary and consists of the Company's property and equipment. Corporate long-lived assets are included with the United States assets.

Note 18.    Supplemental Condensed Consolidating Financial Information

        In conjunction with the 12% senior subordinated notes described in Note 10, the following condensed consolidating financial information is presented segregating the Company, as the issuer, and guarantor and non-guarantor subsidiaries. The accompanying financial information in the guarantor subsidiaries column reflects the financial position, results of operations and cash flows for those subsidiaries guaranteeing the senior credit facility and the notes.

        The guarantor subsidiaries are wholly-owned subsidiaries of the Company and their guarantees are full and unconditional on a joint and several basis. There are no restrictions on the ability of the guarantor subsidiaries to transfer funds to the issuer in the form of cash dividends, loans or advances. Separate financial statements of the guarantor subsidiaries are not presented because management believes that such financial statements would not be material to investors. Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

  (1)
  Elimination of investments in subsidiaries.

  (2)
  Elimination of intercompany accounts.

  (3)
  Elimination of equity in earnings of subsidiaries.

Balance Sheets

	December 31, 2002
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$12,343	$78	$—	$—		$12,421
Accounts receivable, net	—	26,354	—	—		26,354
Inventories	—	59,300	—	—		59,300
Other current assets	17,711	443	—	—		18,154
Assets of discontinued operations	—	166,507	5,197	(10,963	)(1)	160,741

Total current assets	30,054	252,682	5,197	(10,963)		276,970
Property and equipment, net	2,485	33,654	—	—		36,139
Other assets, principally intangibles, net	11,708	224,150	—	—		235,858
Investments in subsidiaries	348,559	—	—	(348,559	)(1)	—
Intercompany receivables	276,121	172,389	5,740	(454,250	)(2)	—

Total assets	$668,927	$682,875	$10,937	$(813,772)		$548,967

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholder's Equity
Current liabilities:
Current portion of long-term debt	$15,337	$980	$—	$—		$16,317
Other current liabilities	16,786	27,763	—	—		44,549
Liabilities of discontinued operations	—	19,954	(26)	—		19,928

Total current liabilities	32,123	48,697	(26)	—		80,794
Long-term debt, less current portion	355,568	9,132	—	—		364,700
Intercompany payables	178,242	276,008	—	(454,250	)(2)	—
Other long-term liabilities	33,601	840	—	—		34,441
Mandatorily redeemable preferred stock	34,081	—	—	—		34,081

Stockholder's equity:
Paid-in capital	118,621	337,592	15,440	(353,032	)(1)	118,621
Retained earnings (deficit)	(83,309)	10,967	(4,477)	(6,490	)(1)	(83,309)
Accumulated other comprehensive loss	—	(361)	—	—		(361)

Total stockholder's equity	35,312	348,198	10,963	(359,522)		34,951

Total liabilities, mandatorily redeemable preferred stock and stockholder's equity	$668,927	$682,875	$10,937	$(813,772)		$548,967

	December 31, 2001
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$9,641	$(163)	$—	$—		$9,478
Accounts receivable, net	—	41,899	—	—		41,899
Inventories	—	61,433	—	—		61,433
Other current assets	7,283	637	—	—		7,920
Assets of discontinued operations	—	46,947	3,688	—		50,635

Total current assets	16,924	150,753	3,688	—		171,365
Property and equipment, net	3,355	39,305	—	—		42,660
Other assets, principally intangibles, net	15,348	244,534	—	—		259,882
Assets of discontinued operations	—	180,279	12,222	(20,697	)(1)	171,804
Investments in subsidiaries	400,151	—	—	(400,151	)(1)	—
Intercompany receivables	259,995	121,030	4,300	(385,325	)(2)	—

Total assets	$695,773	$735,901	$20,210	$(806,173)		$645,711

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholder's Equity
Current liabilities:
Current portion of long-term debt	$11,839	$1,493	$—	$—		$13,332
Other current liabilities	24,849	42,687	—	—		67,536
Liabilities of discontinued operations	—	7,728	1,113	—		8,841

Total current liabilities	36,688	51,908	1,113	—		89,709
Long-term debt, less current portion	376,392	9,544	—	—		385,936
Intercompany payables	127,222	258,071	32	(385,325	)(2)	—
Other long-term liabilities	24,753	988	—	—		25,741
Liabilities of discontinued operations	—	15,327	(1,632)	—		13,695
Mandatorily redeemable preferred stock	28,240	—	—	—		28,240

Stockholder's equity:
Paid-in capital	119,801	336,986	15,440	(352,426	)(1)	119,801
Retained earnings (deficit)	(17,323)	63,165	5,257	(68,422	)(1)	(17,323)
Accumulated other comprehensive loss	—	(88)	—	—		(88)

Total stockholder's equity	102,478	400,063	20,697	(420,848)		102,390

Total liabilities, mandatorily redeemable preferred stock and stockholder's equity	$695,773	$735,901	$20,210	$(806,173)		$645,711

Statements of Operations

	Year Ended December 31, 2002
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Revenues	$—	$229,841	$—	$—		$229,841
Cost of sales	—	170,485	—	—		170,485

Gross profit	—	59,356	—	—		59,356
Selling, general and administrative expenses	11,206	29,112	—	—		40,318
Amortization of intangible assets	—	3,540	—	—		3,540
Interest expense	20,583	4,793	—	—		25,376
Intercompany charges	(24,309)	24,309	—	—		—
Equity in loss of subsidiaries	55,833	9,535	—	(65,368	)(3)	—
Other expenses, net	495	10	—	—		505
Provision for income taxes (benefit)	694	(4,315)	—	—		(3,621)
Loss from discontinued operations	—	31,861	9,535	—		41,396
Cumulative effect of change in accounting principle	1,484	16,344	—	—		17,828

Net loss	$(65,986)	$(55,833)	$(9,535)	$65,368		$(65,986)

	Year Ended December 31, 2001
(In thousands)	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Revenues	$—	$272,112	$—	$—		$272,112
Cost of sales	—	196,866	—	—		196,866

Gross profit	—	75,246	—	—		72,246
Selling, general and administrative expenses	11,840	33,589	—	—		45,429
Impairment of goodwill	—	8,583	—	—		8,583
Amortization of intangible assets	202	12,234	—	—		12,436
Interest expense	29,357	288	—	—		29,645
Intercompany charges	(23,815)	23,815	—	—		—
Equity in earnings of subsidiaries	(1,259)	(115)	—	1,374	(3)	—
Other expenses, net	361	273	—	—		634
Provision for income tax benefit	(2,684)	(1,249)	—	—		(3,933)
Income from discontinued operations	—	(3,431)	(115)	—		(3,546)

Net income (loss)	$(14,002)	$1,259	$115	$(1,374)		$(14,002)

	Year Ended December 31, 2000
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Revenues	$—	$236,501	$—	$—		$236,501
Cost of sales	—	155,134	—	—		155,134

Gross profit	—	81,367	—	—		81,367
Selling, general and administrative expenses	10,958	22,387	—	—		33,345
Amortization of intangible assets	276	10,352	—	—		10,628
Interest expense	27,527	(346)	—	—		27,181
Intercompany charges	(20,214)	20,214	—	—		—
Equity in earnings of subsidiaries	(8,931)	(681)	—	9,612	(3)	—
Other expenses, net	336	(59)	—	—		277
Provision for income taxes (benefit)	(13,554)	18,161	—	—		4,607
(Income) loss from discontinued operations	—	2,408	(681)	—		(1,727)

Net income	$3,602	$8,931	$681	$(9,612)		$3,602

Statements of Cash Flows

	Year Ended December 31, 2002
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Cash flows from operating activities:
Net loss	$(65,986)	$(55,833)	$(9,535)	$65,368	(3)	$(65,986)
Noncash adjustments:
Loss from discontinued operations	—	31,861	9,535	—		41,396
Equity in loss of subsidiaries	55,833	9,535	—	(65,368	)(3)	—
Other noncash adjustments	5,542	37,846	—	—		43,388
Changes in working capital	28,171	(35,249)	—	—		(7,078)

Net cash provided by (used for) operating activities	23,560	(11,840)	—	—		11,720

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(5,890)	—	—	—		(5,890)
Capital expenditures	(49)	(4,307)	—	—		(4,356)

Net cash used for investing activities	(5,939)	(4,307)	—	—		(10,246)

Cash flows from financing activities:
Senior revolving line of credit repayments, net	(6,000)	—	—	—		(6,000)
Capital contribution, net	5,000	—	—	—		5,000
Other long-term borrowings	—	1,145	—	—		1,145
Principal payments on long-term debt, capitalized leases and other debt	(11,895)	(1,639)	—	—		(13,354)
Deferred financing costs	(1,656)	—	—	—		(1,656)
Other, net	(368)	—	—	—		(368)

Net cash used for financing activities	(14,919)	(494)	—	—		(15,413)

Net cash provided by discontinued operations	—	16,882	—	—		16,882

Net increase in cash and equivalents	2,702	241	—	—		2,943
Cash and equivalents at beginning of period	9,641	(163)	—	—		9,478

Cash and equivalents at end of period	$12,343	$78	$—	$—		$12,421

	Year Ended December 31, 2001
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(14,002)	$1,259	$115	$(1,374	)(3)	$(14,002)
Noncash adjustments:
Income from discontinued operations	—	(3,431)	(115)	—		(3,546)
Equity in earnings of subsidiaries	(1,259)	(115)	—	1,374	(3)	—
Other noncash adjustments	3,950	40,901	—	—		44,851
Changes in working capital	16,352	(41,722)	—	—		(25,370)

Net cash provided by (used for) operating activities	5,041	(3,108)	—	—		1,933

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(13,529)	—	—	—		(13,529)
Capital expenditures and other	(241)	(9,314)	—	—		(9,555)

Net cash used for investing activities	(13,770)	(9,314)	—	—		(23,084)

Cash flows from financing activities:
Debt financing for acquisitions	20,000	—	—	—		20,000
Other borrowings	—	2,797	—	—		2,797
Principal payments on long-term debt and leases	(8,203)	(936)	—	—		(9,139)
Senior revolving line of credit repayments, net	(400)	—	—	—		(400)
Deferred financing costs	(580)	(187)	—	—		(767)

Net cash provided by financing activities	10,817	1,674	—	—		12,491

Net cash provided by discontinued operations	—	10,432	—	—		10,432

Net increase (decrease) in cash and equivalents	2,088	(316)	—	—		1,772
Cash and equivalents at beginning of period	7,553	153	—	—		7,706

Cash and equivalents at end of period	$9,641	$(163)	$—	$—		$9,478

	Year Ended December 31, 2000
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Cash flows from operating activities:
Net income	$3,602	$8,931	$681	$(9,612	)(3)	$3,602
Noncash adjustments:
(Income) loss from discontinued operations	—	2,408	(681)	—		1,727
Equity in earnings of subsidiaries	(8,931)	(681)	—	9,612	(3)	—
Other noncash adjustments	9,092	14,983	—	—		24,075
Changes in working capital	(5,454)	(17,550)	—	—		(23,004)

Net cash provided by (used for) operating activities	(1,691)	8,091	—	—		6,400

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(89,838)	10,398	—	—		(79,440)
Capital expenditures and other	(3,614)	(16,508)	—	—		(20,122)

Net cash used for investing activities	(93,452)	(6,110)	—	—		(99,562)

Cash flows from financing activities:
Debt financing for acquisitions	55,000	—	—	—		55,000
Proceeds from sale of preferred stock and warrants	24,924	—	—	—		24,924
Senior revolving line of credit borrowings, net	12,400	—	—	—		12,400
Capital contribution	7,902	—	—	—		7,902
Other borrowings	—	3,451	—	—		3,451
Principal payments on long-term debt and leases	(3,419)	(2,041)	—	—		(5,460)
Deferred financing costs	(1,900)	—	—	—		(1,900)
Other, net	(50)	—	—	—		(50)

Net cash provided by financing activities	94,857	1,410	—	—		96,267

Net cash used for discontinued operations	—	(3,298)	—	—		(3,298)

Net increase (decrease) in cash and equivalents	(286)	93	—	—		(193)
Cash and equivalents at beginning of period	7,839	60	—	—		7,899

Cash and equivalents at end of period	$7,553	$153	$—	$—		$7,706

 DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$3,673	$12,421
Accounts receivable, net	20,726	26,354
Inventories	63,125	59,300
Deferred income taxes	172	16,430
Prepaid expenses and other current assets	1,609	1,724
Current assets of discontinued operations	—	160,741

Total current assets	89,305	276,970
Property and equipment, net	34,801	36,139
Goodwill	162,430	196,430
Other assets, principally intangibles, net	36,110	39,428

Total assets	$322,646	$548,967

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholder's Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$8,485	$16,317
Accounts payable	9,847	13,055
Accrued liabilities	20,645	31,494
Income taxes payable	149	—
Current liabilities of discontinued operations	—	19,928

Total current liabilities	39,126	80,794
Long-term debt, less current portion	251,372	364,700
Deferred income taxes	387	27,077
Other long-term liabilities	11,485	7,364
Commitments and contingencies (Note 11)
Mandatorily redeemable preferred stock	37,335	34,081

Stockholder's equity (deficit):
Common stock, $.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of June 30, 2003 and December 31, 2002	—	—
Additional paid-in capital	117,958	121,212
Notes receivable for shares sold	(2,665)	(2,591)
Accumulated deficit	(131,988)	(83,309)
Accumulated other comprehensive loss	(364)	(361)

Total stockholder's equity (deficit)	(17,059)	34,951

Total liabilities, mandatorily redeemable preferred stock and stockholder's equity (deficit)	$322,646	$548,967

The accompanying notes are an integral part of the consolidated financial statements.

 DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited) (In thousands)
Revenues	$44,113	$61,293	$86,013	$122,112
Cost of sales	45,383	47,831	76,286	92,212

Gross profit (loss)	(1,270)	13,462	9,727	29,900

Operating expenses:
Selling, general and administrative expenses	6,572	12,088	14,477	24,247
Impairment of goodwill	34,000	—	34,000	—
Amortization of intangible assets	914	874	1,826	1,717

Total operating expenses	41,486	12,962	50,303	25,964

Income (loss) from operations	(42,756)	500	(40,576)	3,936
Other expenses:
Interest expense	6,468	6,134	12,337	12,082
Other expenses, net	407	86	746	199

Loss from continuing operations before provision for income taxes	(49,631)	(5,720)	(53,659)	(8,345)
Income tax benefit	9,365	2,050	10,630	3,191

Loss from continuing operations	(40,266)	(3,670)	(43,029)	(5,154)
Discontinued operations and change in accounting principle:
Income (loss) from discontinued operations, net of tax	747	1,738	(5,650)	(35,702)
Cumulative effect of change in accounting principle	—	—	—	(17,828)

Net loss	(39,519)	(1,932)	(48,679)	(58,684)
Accrued preferred stock dividends	(1,540)	(1,316)	(3,020)	(2,581)
Preferred stock redemption value accretion	(117)	(117)	(234)	(234)

Net loss applicable to common stockholder	$(41,176)	$(3,365)	$(51,933)	$(61,499)

The accompanying notes are an integral part of the consolidated financial statements.

 DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholder's Equity (Deficit)

	Common Stock			Notes Receivable For Shares Sold		Accumulated Other Comprehensive Loss
			Additional Paid-in Capital		Accumulated Deficit
	Shares	Amount					Total
	(In thousands, except share data)
Balance, December 31, 2002	100	$—	$121,212	$(2,591)	$(83,309)	$(361)	$34,951
Comprehensive income (loss):
Net loss	—	—	—	—	(48,679)	—	(48,679)
Unrealized loss on interest rate swap contract	—	—	—	—	—	(3)	(3)

							(48,682)

Accrued preferred stock dividends	—	—	(3,020)	—	—	—	(3,020)
Preferred stock redemption value accretion	—	—	(234)	—	—	—	(234)
Notes receivable interest accrued	—	—	—	(74)	—	—	(74)

Balance, June 30, 2003 (Unaudited)	100	$—	$117,958	$(2,665)	$(131,988)	$(364)	$(17,059)

The accompanying notes are an integral part of the consolidated financial statements.

 DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2003	2002
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net loss	$(48,679)	$(58,684)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	5,650	35,702
Cumulative effect of change in accounting principle	—	17,828
Depreciation and amortization	6,342	6,743
Noncash portion of restructuring, asset impairment and other related charges	43,926	5,910
Deferred income taxes	(11,659)	(1,008)
Other, net	295	212
Changes in assets and liabilities:
Accounts receivable	4,207	7,725
Inventories	(12,705)	(1,786)
Prepaid expenses and other assets	541	(1,540)
Accounts payable	(2,251)	(1,090)
Accrued liabilities	(10,755)	(14,340)
Income taxes payable	385	30
Other long-term liabilities	4,761	448

Net cash used for operating activities	(19,942)	(3,850)

Cash flows from investing activities:
Net cash proceeds from sale of Specialty Avionics Group	132,800	—
Capital expenditures	(2,002)	(2,024)
Cash paid for acquisition contingent consideration	(600)	(5,890)

Net cash provided by (used for) investing activities	130,198	(7,914)

Cash flows from financing activities:
Principal payments on term debt, capitalized leases and other debt	(130,448)	(4,486)
Net borrowings under senior revolving credit facility	9,250	8,000
Deferred financing costs	—	(1,663)
Other, net	—	277

Net cash provided by (used for) financing activities	(121,198)	2,128

Net cash provided by discontinued operations	2,194	8,747

Net decrease in cash and cash equivalents	(8,748)	(889)
Cash and cash equivalents at beginning of period	12,421	9,478

Cash and cash equivalents at end of period	$3,673	$8,589

The accompanying notes are an integral part of the consolidated financial statements.

 DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

Condensed Notes to Unaudited Consolidated Financial Statements

Note 1.    Summary of Significant Accounting Policies

Basis of Presentation

        These consolidated interim financial statements are unaudited. The Company believes the interim financial statements are presented on a basis consistent with the audited financial statements and include all adjustments necessary for a fair presentation of the financial condition, results of operations and cash flows for such interim periods. All of these adjustments are normal recurring adjustments.

        Preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        The results of operations for interim periods do not necessarily predict the operating results for any other interim period or for the full year. The consolidated balance sheet as of December 31, 2002 has been derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America as permitted by interim reporting requirements. These consolidated interim financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited financial statements and related notes included in this prospectus.

        Reclassifications have been made to prior periods' financial statements to conform to the 2003 presentation, principally to reflect the disposition of the Specialty Avionics Group as a discontinued operation (Note 2).

Stock Option Plan

        The Company has one stock-based employee compensation plan, which is more fully described in the notes to its audited financial statements. As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company measures compensation expense related to the employee stock option plan utilizing the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under the plan had an exercise price equal to the value of the underlying common stock on the date of grant.

        The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited) (In thousands)
Net loss, as reported	$(39,519)	$(1,932)	$(48,679)	$(58,684)
Less total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(94)	(94)	(188)	(188)

Pro forma net loss	$(39,613)	$(2,026)	$(48,867)	$(58,872)

        The effect of applying SFAS No. 123 may not be representative of the pro forma effect in future years since additional options may be granted during those future years.

Accounting Pronouncements Adopted January 1, 2003

        Effective January 1, 2003 the Company adopted the following accounting pronouncements.

SFAS No. 145—Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections

        Among other things, SFAS No. 145 rescinds various pronouncements regarding early extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" are met. Adoption of this new standard did not have an impact on the Company's consolidated financial position, or results of operations or cash flow.

SFAS No. 146—Accounting for Costs Associated with Exit or Disposal Activities

        SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions to either the timing or the amount of estimated cash flows is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan.

        The Company believes SFAS No. 146 affects the timing of recognizing restructuring costs, as well as the amounts recognized, depending on the nature of the exit, disposal or restructuring activity and the timing of the related estimated cash flows. As required by the provisions of SFAS No. 146, the Company applied its provisions to the restructuring activities initiated in June 2003 (Note 3).

FASB Interpretation No. 45—Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

        FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable to the Company on a prospective basis to guarantees issued or modified after December 31, 2002. However, the disclosure requirements in FIN No. 45 are effective for the Company's financial statements for periods ending after December 15, 2002. The Company is not a party to any agreement in which it is a guarantor of indebtedness of others therefore the adoption of interpretation did not have an impact on the Company's financial position, results of operations or cash flows. The disclosure requirements of this interpretation were adopted by the Company as of December 31, 2002.

Recently Issued Accounting Pronouncement

SFAS No. 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        Issued in May 2003, SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires classification of financial instruments within its scope as a liability, including financial instruments issued in the form of shares that are mandatorily redeemable, because those financial instruments are deemed to be, in essence, obligations of the issuer. The Company will be required to reclassify its mandatorily redeemable preferred stock as a liability commencing July 1, 2003 and reflect quarterly dividend and redemption value accretion on its 16% preferred stock as a charge against pre-tax income in future periods.

Note 2.    Disposition of Specialty Avionics Group

        During the fourth quarter of fiscal 2002 the Company assessed its long-term business strategies in light of current aerospace industry conditions. The Company believes that as the aerospace industry recovers, the demand for its Cabin Management and Systems Integration Groups' products and services for business, VIP and head-of-state aircraft will return to historical levels and, accordingly, the Company decided to focus its resources in these market segments. To accomplish this objective, the Company embarked on a plan to sell its Specialty Avionics Group, which is highly dependent on the commercial airline industry.

        On March 14, 2003, the Company entered into a definitive agreement to sell its equity interests in the subsidiaries comprising its Specialty Avionics Group to Wings Holdings, Inc., an affiliate of Odyssey Investment Partners, LLC, for $140,000,000 in cash. The sale was consummated on May 23, 2003. The selling price is subject to a post-closing adjustment related to the amount of working capital at closing. Proceeds of $130,000,000 from the sale were used to repay senior credit facility borrowings (Note 8). The sale of the Specialty Avionics Group is not expected to affect the operations of the remaining operating groups.

        Based upon the fair value of the group implied in the definitive agreement, the Company determined that the carrying value of the group's net assets was not fully recoverable. As required by SFAS No. 142, the Company recorded a goodwill impairment charge of $7,500,000 during the three months ended March 31, 2003 to reduce the carrying value to the estimated net realizable value established by the definitive agreement. The Company recorded a modest $689,000 gain, net of tax, on the sale during the second quarter of fiscal 2003, based on the actual financial position of the group on the date of sale. The ultimate gain or loss on the sale is subject to finalizing the post-closing adjustment, which is not expected to be material, if any.

        As a result of the sale, the Specialty Avionics Group is presented as a discontinued operation in the accompanying consolidated financial statements. The financial statements for prior periods have been reclassified to segregate the group's assets and liabilities, results of operations and cash flows for all periods.

        In accordance with the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 87-24, "Allocation of Interest to Discontinued Operations," as amended, interest expense includes interest on debt that is to be assumed by the buyer as well as interest on the $130,000,000 of debt that was required to be repaid as a result of the sale. Interest expense was based on the historical interest rates charged during each of the periods. In addition, and also in accordance with EITF 87-24, costs and expenses exclude the allocation of general corporate overhead.

        The following tables summarize the financial position, results operations and cash flows of the Specialty Avionics Group.

December 31, 2002
(In thousands)
Assets:
Current assets	$41,614
Property and equipment, net	15,744
Other assets, principally intangibles, net	103,383

Total assets	160,741

Liabilities:
Current liabilities	8,288
Long-term liabilities	11,640

Total liabilities	19,928

Net assets of the Specialty Avionics Group	$140,813

	Three Months Ended June 30,		Six Months Ended June 30,
	2003(1)	2002	2003(a)	2002
	(Unaudited) (In thousands)
Results of Operations:
Revenues	$13,125	$25,039	$36,595	$50,383

Operating expenses:
Costs and expenses	11,136	19,369	30,128	38,774
Impairment of goodwill	—	—	7,500	—
Amortization of intangible assets	321	557	878	1,114

Total operating expenses	11,457	19,926	38,506	39,888

Income (loss) from operations	1,668	5,113	(1,911)	10,495
Other expenses:
Interest expense:
Debt required to be repaid with proceeds from sale	1,146	1,863	2,952	3,674
Debt obligations assumed by the buyer	68	198	270	402
Other expenses, net	52	153	153	186

Pre-tax income (loss)	402	2,899	(5,286)	6,233
Provision for income taxes	344	1,161	1,053	2,613

Income (loss) before change in accounting principle	58	1,738	(6,339)	3,620
Cumulative effect of change in accounting principle	—	—	—	(39,322)

Income (loss) from operations	58	1,738	(6,339)	(35,702)
Gain on sale, net of tax	689	—	689	—

Net income (loss) from discontinued operations	$747	$1,738	$(5,650)	$(35,702)

	Six Months Ended June 30,
	2003(1)	2002
	(Unaudited) (In thousands)
Cash Flows Provided By (Used For):
Operating activities	$3,760	$9,441
Investing activities	(902)	(468)
Financing activities	(649)	(180)
Net (increase) decrease in cash and cash equivalents	(13)	(90)
Effect of foreign currency translation on cash	(2)	44

Net cash provided by discontinued operations	$2,194	$8,747

(1)
Reflects results of operations and cash flows through May 23, 2003, the date of sale.

Note 3.    Restructuring, Asset Impairment and Other Related Charges

        During the three months and six months ended June 30, 2003 and 2002, the Company recorded restructuring, asset impairment and other related charges as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited) (In thousands)
Nature of charges:
Seating Product Line and Furniture Manufacturing Facilities Restructuring	$13,394	$—	$13,394	$—
Seat Manufacturing Facilities Restructuring	—	2,251	—	6,294
Asset Realignment Restructuring	—	5,415	—	5,415
Goodwill impairment charges	34,000	—	41,500	—

Total pre-tax charges	$47,394	$7,666	$54,894	$11,709

Business segment recording the charges:
Cabin Management	$47,394	$7,666	$47,394	$11,709
Systems Integration	—	—	—	—

Total continuing operations	47,394	7,666	47,394	11,709
Discontinued operations (Specialty Avionics)	—	—	7,500	—

Total pre-tax charges	$47,394	$7,666	$54,894	$11,709

Charged to operations:
Cost of sales	$12,835	$4,732	$12,835	$5,946
Selling, general and administrative expenses	559	2,934	559	5,763
Impairment of goodwill	34,000	—	34,000	—
Discontinued operations (Specialty Avionics)	—	—	7,500	—

Total pre-tax charges	$47,394	$7,666	$54,894	$11,709

Components of charges:
Continuing operations:
Noncash charges	$43,926	$2,765	$43,926	$5,910
Cash charges	3,468	4,901	3,468	5,799

Total continuing operations pre-tax charges	47,394	7,666	47,394	11,709
Discontinued operations (noncash charges)	—	—	7,500	—

Total pre-tax charges	$47,394	$7,666	$54,894	$11,709

Seating Product Line and Furniture Manufacturing Facilities Restructuring

        During the second quarter of fiscal 2003, the Company consolidated its seating product line offerings and adopted a restructuring plan to down-size a furniture manufacturing facility in response to continuing weakness in the business, VIP and head-of-state aircraft market. These actions were designed to reduce engineering, production and inventory carrying costs by supporting fewer product offerings and achieve profitability at the furniture manufacturing facility based on its lower production levels. In connection with these actions, the Company recorded pre-tax charges to operations totaling $13,394,000 during the second quarter of fiscal 2003. The charges are comprised of the following:

  •
  Seating Product Line Consolidation.  The curtailment of several seating product offerings and conversion of seat products which incorporate a new single-design technology resulted in the write-off of $6,262,000 of inventoried costs related to the discontinued product offerings.

  •
  Lease Termination and Related Charges.  Lease termination costs related to future estimated rental payments under existing long-term lease agreements for the facilities permanently vacated in connection with down-sizing a furniture manufacturing facility. Future payments have been reduced by the expected sublease income. The net future payments are based on estimated current market rates and anticipated dates that these facilities will be subleased. If market-rates decrease or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates. Other related charges include the write-off of leasehold improvements related to the vacated facilities.

  •
  Excess and Obsolete Inventory Write-Downs.  Inventory was written down by $3,073,000 to reflect its net realizable value for quantities on hand exceeding current and forecast order backlog requirements and obsolete inventory related to the curtailed seating product offerings.

  •
  Severance and Other Compensation Costs.  The Company has reduced its total workforce at the down-sized facility by 49 employees, or 37%, between December 31, 2002 and June 30, 2003.

        The components of the restructuring, asset impairment and other related charges are as follows:

		Amounts Incurred
	Total Charges			Balance at June 30, 2003
		Noncash	Cash
	(Unaudited) (In thousands)
Product development costs related to curtailed programs	$6,262	$(6,262)	$—	$—
Lease termination and other related charges	4,436	(591)	—	3,845
Excess and obsolete inventory write-downs	3,073	(3,073)	—	—
Severance and other compensation costs	183	—	(183)	—

Total	13,954	$(9,926)	$(183)	3,845

Present value discount, using an 8% imputed interest cost	(560)			(560)

Total pre-tax charges	$13,394			$3,285

        As required by SFAS No. 146, the charges recorded were discounted by $560,000 to initially measure and reflect the liabilities incurred as a result of the restructuring plan at their fair value as of June 30, 2003. The cumulative effect of a changes resulting from revisions to either the timing or the amount of estimated cash flows will be recognized as an adjustment to the liability in the period of the change. Future cash payments will be funded from existing cash balances and internally generated cash from operations.

Seat Manufacturing Facilities Restructuring

        During the first quarter of fiscal 2002, the Company announced it would consolidate the production of four seating and related manufacturing facilities into two, resulting in the permanent closure of two facilities. This plan was designed to improve manufacturing efficiencies and to further reduce costs and conserve working capital. In connection with this restructuring plan, the Company recorded pre-tax charges to operations totaling $6,294,000 during 2002 for restructuring, asset impairment and other related charges.

        The charges were comprised of the following:

  •
  Inventory and Accounts Receivable Write-Downs.  In connection with the consolidation of all production, the Company discontinued manufacturing certain products, principally those which overlap. Inventory and certain receivables related to the discontinued products were written down to net realizable value.

  •
  Impairment of Long-Lived Assets.  The restructuring plan resulted in the impairment of property and equipment and, accordingly, these assets were written down to their net realizable value.

  •
  Severance and Other Compensation Costs.  Approximately 115 employees were terminated in connection with the permanent closure of the manufacturing facilities.

  •
  Lease Termination and Other Related Costs.  Lease termination and other related costs are comprised of the net losses expected to be incurred under existing long-term lease agreements for the facilities being permanently vacated. The losses have been reduced by the expected sublease income. These expected losses were based on estimated current market rates and anticipated dates that these facilities are subleased. If market-rates decrease or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates.

  •
  Other Asset Impairment Related Expenses.  Other expenses pertain to FAA retesting and recertification of products manufactured at a different facility, moving, transportation and travel costs and shutdown/startup costs. Such costs were charged to expense as incurred.

        The components of the amounts incurred were as follows:

	Charges Recorded During the Year Ended December 31, 2002
	1st Quarter	2nd Quarter	Total
	(Unaudited)
	(In thousands)
Inventory and accounts receivable write-downs	$1,445	$755	$2,200
Impairment of long-lived assets	1,700	(326)	1,374
Severance and other compensation costs	450	—	450
Lease termination and other related costs	300	—	300
Other restructuring-related expenses	148	1,822	1,970

Total pre-tax charges	$4,043	$2,251	$6,294

        This restructuring plan was completed during the second quarter of fiscal 2002.

Asset Realignment Restructuring

        During the second quarter of fiscal 2001, the Company's Cabin Management Group adopted a restructuring plan to realign production programs between its manufacturing facilities. In response to the adverse impact on the aerospace industry resulting from the September 11th terrorist attack and its aftermath, as well as the weakening of global economic conditions, the Company announced and implemented a further restructuring plan in December 2001 designed to reduce costs and conserve working capital. This plan included permanently closing one manufacturing facility and idling a second facility for an indefinite period, curtailing several product development programs and instituting workforce reductions. Due to the ongoing weakness of the business, VIP and head-of-state aircraft market, the Company decided during the second quarter of fiscal 2002 to permanently close the temporarily idled manufacturing facility. The restructuring, asset impairment and other related charges recorded during fiscal 2002 were comprised of the following:

  •
  Impairment of Long-Lived Assets.  The decision to permanently close the additional manufacturing facility resulted in an additional impairment of property and equipment and, accordingly, these assets were written down to their estimated net realizable value in 2002. Net realizable values are based on estimated current market values and the actual losses could exceed these estimates.

  •
  Excess Inventory Write-Downs.  Inventory was written down to net realizable value for quantities on hand exceeding current and forecast order backlog requirements.

  •
  Other Asset Impairment Related Charges.  Other expenses pertain to provisions for estimated losses on uncompleted long-term contracts aggregating $2,577,000 and other related charges expensed as incurred.

        The components of the amounts incurred were as follows:

	Charges Recorded During the Year Ended December 31, 2002
	2nd Quarter	3rd & 4th Quarters	Total
	(Unaudited)
	(In thousands)
Impairment of long-lived assets	$1,756	$801	$2,557
Excess inventory write-downs	580	685	1,265
Other restructuring-related expenses	3,079	—	3,079

Total pre-tax charges	$5,415	$1,486	$6,901

        This restructuring plan was completed during the fourth quarter of fiscal 2002.

Goodwill Impairment Charges

        As a result of the continuing weakness in the business, VIP and head-of-state aircraft market and the decision to down-size a furniture manufacturing facility, the goodwill associated with the furniture manufacturing reporting unit was tested for recoverability and found to be impaired (Note 5). As a result, $34,000,000 of goodwill associated with the reporting unit was written off and charged to operations.

        As described in Note 2, on March 14, 2003, the Company entered into a definitive agreement to sell its equity interests in the subsidiaries comprising its Specialty Avionics Group for $140,000,000 in cash. Based upon the fair value of the group implied in the definitive agreement, the Company determined that the carrying value of the group's net assets was not fully recoverable. As a result, the Company recorded a goodwill impairment charge of $7,500,000 during the three months ended March 31, 2003 to reduce the carrying value to estimated net realizable value.

Note 4.    Inventories

        Inventories are comprised of the following as of June 30, 2003 and December 31, 2002:

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Raw materials	$31,470	$28,911
Work-in-process:
Direct and indirect manufacturing costs	7,978	6,843
Program costs, principally engineering	12,746	14,769
Finished goods	1,392	4,773
Costs and estimated earnings in excess of billings on uncompleted contracts	9,539	4,004

Total inventories	$63,125	$59,300

        Periodic assessments are performed to ensure recoverability of the program costs and adjustments are made, if necessary, to reduce inventoried costs to estimated realizable value. In connection with the curtailment of several seating product offerings (Note 3), all inventoried costs related these programs, which aggregated $6,262,000, were charged to cost of sales during the three months ended June 30, 2003. In addition, $3,073,000 of excess and obsolete inventory associated with the curtailed seating product offerings and down-sizing of a furniture manufacturing facility was also charged to cost of sales during the three months ended June 30, 2003.

        Total costs and estimated earnings on all uncompleted contracts as of June 30, 2003 and December 31, 2002 are comprised of the following:

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Costs incurred on uncompleted contracts	$62,793	$49,572
Estimated earnings recognized	83,133	63,699
Total costs and estimated earnings	145,926	113,271
Less billings to date	(136,512)	(109,880)

Net	$9,414	$3,391

Balance sheet classification:
Asset—Costs and estimated earnings in excess of billings	$9,539	$4,004
Liability—Billings in excess of costs and estimated earnings (Note 7)	(125)	(613)

Net	$9,414	$3,391

        Revenues and earnings for products manufactured under long-term contracts are recognized under the percentage-of-completion method using total contract price, actual costs incurred to date and an estimate of the completion costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Note 5.    Goodwill

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and the provisions of SFAS No. 141, "Business Combinations," which were required to be adopted concurrent with the adoption of SFAS No. 142. During 2002, the Company completed the transitional impairment testing of goodwill recorded as of January 1, 2002 as required under SFAS No. 142. Fair value of each reporting unit was determined using a discounted cash flow approach taking into consideration projections based on the individual characteristics of the reporting units, historical trends, market multiples for comparable businesses and independent appraisals. Unallocated goodwill was allocated to the reporting units for impairment testing purposes.

        The results indicated that the carrying value of goodwill was impaired. The resulting impairment was primarily attributable to a change in the evaluation criteria for goodwill utilized under previous accounting guidance to the fair value approach stipulated in SFAS No. 142. In accordance with the transitional provision of SFAS No. 142, the Company recorded a $17,828,000 noncash write-down of goodwill (net of $878,000 income tax benefit) as of January 1, 2002 as a cumulative effect of a change in accounting principle. An additional $39,322,000 noncash write-down of goodwill pertained to the Specialty Avionics Group and is included in the loss from discontinued operations.

        Changes in the carrying amount of goodwill, by business segment (Note 12), for the six months ended June 30, 2003 are as follows:

	Continuing Operations				Discontinued
	Cabin Management Group	Systems Integration Group	Corporate	Total	Specialty Avionics Group
	(In thousands)
Balance, December 31, 2002	$173,934	$20,782	$1,714	$196,430	$80,722
Impairment charges	(34,000)	—	—	(34,000)	(7,500)
Sale of Specialty Avionics Group	—	—	—	—	(73,222)

Balance, June 30, 2003 (unaudited)	$139,934	$20,782	$1,714	$162,430	$—

        As described in Note 2, on March 14, 2003, the Company entered into a definitive agreement to sell its equity interests in the subsidiaries comprising its Specialty Avionics Group. Based upon the fair value of the group implied in the definitive agreement, the Company determined that the carrying value of the group's net assets was not fully recoverable. As a result, the Company recorded a goodwill impairment charge of $7,500,000 during the three months ended March 31, 2003 to reduce the carrying value to estimated net realizable value.

        As required by SFAS No. 142, the Company tests goodwill for impairment annually, on October 31st of each year, or when events or changes in circumstances indicate the carrying amount may not be recoverable. The goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related reporting units that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The amount by which carrying value exceeds fair value represents the amount of goodwill impairment.

        As a result of the continuing weakness in the business, VIP and head-of-state aircraft market and the Company's decision to down-size a furniture manufacturing facility in the second quarter of fiscal 2003, the Company determined that it should reevaluate the carrying value of its goodwill prior to the annual October 31st testing date. Accordingly, the Company performed a step-one test of goodwill associated with its furniture manufacturing reporting unit for recoverability and found the goodwill to be impaired. As a result, the Company recorded a pre-tax charge to operations of $34,000,000 during the three months ended June 30, 2003 based on a comparison of the estimated book value of the net assets of the reporting unit to its fair value. The charge was primarily a result of a decrease in fair value caused by using lower cash flow forecasts based on the most recently reduced industry estimates of aircraft deliveries resulting from overall industry weakness. The amount recorded is an estimate and may be revised during the third quarter of fiscal 2003 upon completion of step two of the goodwill impairment model, which measures the amount of impairment.

Note 6.    Other Assets

        Other assets are comprised of the following as of June 30, 2003 and December 31, 2002:

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Identifiable intangible assets with finite useful lives	$27,281	$29,105
Deferred financing costs	7,793	9,168
Other non-amortizable assets	1,036	1,155

Total other assets	$36,110	$39,428

Identifiable Intangible Assets with Finite Useful Lives

        Identifiable intangible assets with finite useful lives are comprised of the following as of June 30, 2003 and December 31, 2002:

	June 30, 2003 (Unaudited)			December 31, 2002
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(In thousands)
FAA certifications	$22,272	$(7,636)	$14,636	$22,272	$(4,738)	$17,534
Customer contracts	8,390	(2,751)	5,639	8,390	(4,695)	3,695
Engineering drawings	7,645	(2,436)	5,209	7,645	(1,776)	5,869
Other identifiable intangibles	2,955	(1,158)	1,797	2,955	(948)	2,007

Total identifiable intangibles	$41,262	$(13,981)	$27,281	$41,262	$(12,157)	$29,105

        Estimated annual amortization expense for all identifiable intangible assets with finite useful lives for the five-year period ending December 31, 2007 is as follows: 2003—$3,644,000; 2004—$3,644,000; 2005—$3,477,000; 2006—$2,275,000; and 2007—$2,175,000.

Note 7.    Accrued Liabilities

        Accrued liabilities are comprised of the following as of June 30, 2003 and December 31, 2002:

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Salaries, wages, compensated absences and payroll related taxes	$8,794	$9,212
Customer advances and deposits	2,103	4,662
Accrued interest	4,596	7,465
Billings in excess of costs and estimated earnings on uncompleted contracts	125	613
Acquisition related contingent consideration	—	600
Other accrued liabilities	5,027	8,942

Total accrued liabilities	$20,645	$31,494

Note 8.    Long-Term Debt

        Long-term debt includes the following amounts as of June 30, 2003 and December 31, 2002:

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Senior credit facility:
Term loans	$134,925	$264,200
Revolving line of credit	15,250	6,000
12% senior subordinated notes	100,000	100,000
Capital lease obligations and term debt financing, secured by property and equipment	9,682	10,331
Other indebtedness	—	486

Total long-term debt	259,857	381,017
Less current portion	(8,485)	(16,317)

Long-term debt, less current portion	$251,372	$364,700

        During 2003, the Company amended its senior credit facility to permit the sale of its Specialty Avionics Group. Upon consummation of the sale on May 23, 2003, the Company repaid $130,000,000 of senior credit borrowings with the estimated net proceeds from the sale. The Company may be required to repay additional borrowings upon final determination of the net proceeds from the sale.

        The amendment also revised various financial covenants (which the Company would otherwise have not been able to meet), decreases by $10,000,000 the maximum permitted revolving line of credit borrowings to $40,000,000, increases the prime rate and LIBOR interest margins by 1.5% and permits the issuance of specified types of additional indebtedness and the repurchase of up to $20,000,000 of the Company's 12% senior subordinated notes with the proceeds from the sale of junior securities.

Note 9.    Income Taxes

        The components of income (loss) before income taxes and cumulative effect of change in accounting principle and the provisions for income tax benefit are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)
	(In thousands)
Pre-tax income (loss) reported by:
Continuing operations	$(49,631)	$(5,720)	$(53,659)	$(8,345)
Discontinued operations	402	2,899	(5,286)	6,233

Consolidated pre-tax loss	$(49,229)	$(2,821)	$(58,945)	$(2,112)

Total provision for income taxes (benefit):
Income tax benefit based on pre-tax loss	$(22,077)	$(889)	$(22,633)	$(578)
Net deferred tax assets valuation allowance	13,056	—	13,056	—

Net income tax benefit	$(9,021)	$(889)	$(9,577)	$(578)

Allocation of total provision:
Continuing operations	$(9,365)	$(2,050)	$(10,630)	$(3,191)
Discontinued operations	344	1,161	1,053	2,613

Net provision for income tax benefit	$(9,021)	$(889)	$(9,577)	$(578)

        For the three months and six months ended June 30, 2003 and 2002, the provision for income taxes, based on the reported consolidated pre-tax loss, differs from the amount determined by applying the applicable U.S. statutory federal rate to the pre-tax loss primarily due to the effects of state and foreign income taxes and the non-deductible portion of goodwill impairment charges.

        During the three months and six months ended June 30, 2003, the Company established a $13,056,000 valuation allowance for the net deferred tax assets which may not be realized in the future. The Company evaluated its deferred assets for expected recoverability based on the nature of the item, the associated taxing jurisdictions, the applicable expiration dates and future taxable income forecasts that would impact utilization. Based on its evaluation, the Company determined that recovery was not likely in certain taxing jurisdictions and applied its judgment in estimating the amount of valuation allowance necessary under the circumstances to reduce the assets carrying value to realizable value. The Company will reduce the valuation allowance in the future for each item at such time when it determines that recoverability is more likely than not.

        Deferred tax assets and liabilities are comprised of the following as of June 30, 2003 and December 31, 2002:

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Gross deferred tax assets:
Loss carryforwards	14,768	12,173
Accrued liabilities	7,081	6,797
Inventory	3,389	4,252
Other	848	832

Gross deferred tax assets	26,086	24,054

Gross deferred tax (liabilities):
Intangible assets	$(9,300)	$(31,267)
Program costs	(3,707)	(6,168)
Property and equipment	(238)	(3,119)
Other	—	(56)

Gross deferred tax (liabilities)	(13,245)	(40,610)

Net deferred assets (liabilities) before valuation allowance	12,841	(16,556)
Net deferred tax asset valuation allowance	(13,056)	—

Net deferred tax liability	$(215)	$(16,556)

Balance sheet classification:
Continuing operations:
Current deferred tax asset	$172	$16,430
Noncurrent deferred tax (liability)	(387)	(27,077)

Net continuing operations	(215)	(10,647)

Discontinued operations:
Current deferred tax asset	—	6,201
Noncurrent deferred tax (liability)	—	(12,110)

Net discontinued operations	—	(5,909)

Net deferred tax (liability)	$(215)	$(16,556)

Note 10.    Capital Structure

Mandatorily Redeemable Preferred Stock

        The table below summarizes the increase in mandatorily redeemable preferred stock during the six months ended June 30, 2003.

	Number of Shares	Mandatory Redemption Value	Unamortized Issuance Discount	Net Book Value
	(In thousands, except share and per share data)
Balance, December 31, 2002	370,061	$37,006	$(2,925)	$34,081
Accrued dividends and redemption value accretion	14,803	3,020	234	3,254

Balance, June 30, 2003 (Unaudited)	384,864	$40,026	$(2,691)	$37,335

Per share liquidation value as of June 30, 2003 (Unaudited)		$100.00

        Holders of the preferred stock are entitled to receive, when, as and if declared, dividends at a rate equal to 16% per annum. Prior to June 30, 2005, the Company may, at its option, pay dividends either in cash or by the issuance of additional shares of preferred stock. Since the preferred stock issuance date on June 30, 2000, the Company has elected to issue additional shares in lieu of cash dividends.

Note 11.    Commitments and Contingencies

Litigation

        As part of its investigation of the crash of Swissair Flight 111 off the Canadian coast on September 2, 1998, the Canadian Transportation Safety Board (the "CTSB") initially notified the Company that it recovered burned wire that was attached to the in-flight entertainment system installed on some of Swissair's aircraft by one of the Company's subsidiaries. The Company's subsidiary has worked vigorously over the last five years with the CTSB investigators in the fact-finding investigation of this catastrophic incident. On March 27, 2003, the CTSB released its final report on its investigation. This report indicated that the CTSB was unable to conclusively determine the cause of the fire which led to the crash of the aircraft.

        The Company was a defendant in most, but not all, of the actions brought by the estates of the 229 victims of the crash. The actions, which sought damages and costs in unstated amounts, claimed negligence, strict liability, and breach of warranty. Virtually all of the cases have been settled by Boeing and Swissair's insurers and both assignment of the claims against, and releases in favor of, the Company have been obtained by the Boeing and Swissair insurers.

        Boeing and Swissair have made a claim (but have not commenced litigation) against the Company to contribute to the amounts paid to settle the cases. As there is no litigation pending, no discovery has been taken by either side as to liability for the crash. The Company believes that it is not responsible for the crash and, in any event, it maintains insurance for such matters. The Company further believes that any loss it may sustain upon the ultimate resolution of this matter, if any, will not exceed the amount of insurance coverage maintained. Accordingly, no accrual for loss has been recorded.

        The Company and its subsidiaries are also involved in other routine legal and administrative proceedings incident to the normal conduct of business. Management believes the ultimate disposition of all such matters will not have a material adverse effect on the Company's business, consolidated financial position, results of operations or cash flows.

Funding of DeCrane Holdings Preferred Stock Obligations

        The Company is a wholly owned subsidiary of DeCrane Holdings whose capital structure also includes mandatorily redeemable preferred stock. Since the Company is DeCrane Holdings' only operating subsidiary and source of cash, the Company may be required to fund DeCrane Holdings' preferred stock dividend and redemption obligations in the future.

        DeCrane Holdings' preferred stock dividends are payable quarterly at a rate of 14% per annum. Prior to September 30, 2005, dividends are not paid in cash but instead accrete to the liquidation value of the preferred stock, which, in turn, increases the redemption obligation. On or after September 30, 2005, preferred stock dividends are required to be paid in cash, if declared, and the preferred stock is mandatorily redeemable on September 30, 2009. The DeCrane Holdings preferred stock has a total redemption value of $66,654,000 as of June 30, 2003, including accumulated dividends.

Note 12.    Business Segment Information

        The Company supplies products and services to the business, VIP and head-of-state aircraft market within the aerospace industry. The Company's subsidiaries are organized into two groups, each of which is a strategic business that develops, manufactures and sells distinct products and services. The groups and a description of their businesses are as follows:

  •
  Cabin Management—manufactures interior cabin components, including cabin interior furnishings, cabin management systems, seating and composite components;

  •
  Systems Integration—manufactures auxiliary fuel systems and auxiliary power units, provides system integration services, provides aircraft completion and refurbishment services and is a Boeing Business Jet authorized service center.

        In prior periods, the Company's Specialty Avionics Group was a third strategic business for which segment information was provided. As a result of the sale of the Specialty Avionics Group, this group is reflected as a discontinued operation and segment information for prior periods has been restated.

        Management utilizes more than one measurement to evaluate group performance and allocate resources; however, management considers Adjusted EBITDA, as defined, to be the primary measurement of a group's overall core economic performance and return on invested capital. Management also uses Adjusted EBITDA in the Company's annual budget and planning process for future periods, as one of the decision-making criteria for funding discretionary capital expenditures and product development programs and as the measure in determining the value of acquisitions and dispositions. The board of directors uses Adjusted EBITDA as one of the performance metrics for determining the amount of bonuses awarded to pursuant to the Company's cash incentive bonus plan and as an indicator of enterprise value used in determining the exercise price of stock options granted and the acceleration of stock option vesting pursuant to the Company's incentive stock option plan.

        Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, restructuring, asset impairment and other related charges, acquisition related charges not capitalized and other noncash and nonoperating charges. Management believes the presentation of this measure is relevant and useful to investors because it allows investors and analysts to view group performance in a manner similar to the method used by management, helps improve their ability to understand the Company's core segment performance, adjusted for items management believes are unusual, and makes it easier to compare the Company's results with other companies that have different financing, capital structures and tax rates. In addition, management believes these measures are consistent with the manner in which its lenders and investors measure the Company's overall performance and liquidity, including its ability to service debt and fund discretionary capital expenditure and product development programs.

        The financial measure Adjusted EBITDA, as defined, excludes certain charges reflected in the Company's financial statements which are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, the Company's presentation of Adjusted EBITDA is in accordance with the GAAP requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires the Company to report the primary measure of segment performance used by management to evaluate and manage its businesses. The Company's method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance GAAP, such as net income (loss), the nearest comparable GAAP financial measure. A reconciliation of Adjusted EBITDA to net income (loss) is included herein to clarify the differences between these financial measures.

        The accounting policies of the groups are substantially the same as those described in the summary of significant accounting policies Note 1 to the audited financial statements. Some transactions are recorded at the Company's corporate headquarters and are not allocated to the groups, such as most of the Company's cash and cash equivalents, debt and related net interest expense, corporate headquarters costs and income taxes.

        The tables below summarize selected financial data by business segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited) (In thousands)
Revenues:
Cabin Management	$29,635	$48,232	$60,255	$94,099
Systems Integration	14,718	13,223	26,850	28,300
Inter-group elimination (1)	(240)	(162)	(1,092)	(287)

Consolidated totals	$44,113	$61,293	$86,013	$122,112

Adjusted EBITDA (as defined):
Cabin Management	$4,310	$9,042	$8,860	$16,503
Systems Integration	4,180	4,096	6,337	8,392
Corporate (2)	(1,395)	(1,629)	(3,507)	(3,187)
Inter-group elimination (3)	2	(111)	112	—

Consolidated totals (4)	$7,097	$11,398	$11,802	$21,708

	June 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Total assets (as of period end):
Cabin Management	$236,941	$281,655
Systems Integration	69,049	62,437
Corporate (5)	17,091	44,247
Inter-group elimination (6)	(435)	(113)

Continuing operations	322,646	388,226
Discontinued operations (Specialty Avionics)	—	160,741

Consolidated totals	$322,646	$548,967

(1)
Inter-group sales are accounted for at prices comparable to sales to unaffiliated customers, and are eliminated in consolidation.

(2)
Reflects the Company's corporate headquarters costs and expenses not allocated to the groups.

(3)
Reflects elimination of the effect of inter-group profits in inventory.

(4)
The table below reconciles the financial measure Adjusted EBITDA, as defined, to net loss.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited) (In thousands)
Consolidated Adjusted EBITDA (as defined)	$7,097	$11,398	$11,802	$21,708
Restructuring, asset impairment and
other related charges	(47,394)	(7,666)	(47,394)	(11,709)
Depreciation and amortization of
long-lived assets (a)	(2,451)	(2,680)	(4,967)	(5,447)
Acquisition related charges not capitalized	(8)	(468)	(17)	(478)
Other noncash charges	—	(84)	—	(138)
Interest expense	(6,468)	(6,134)	(12,337)	(12,082)
Other expenses, net	(407)	(86)	(746)	(199)
Income tax benefit	9,365	2,050	10,630	3,191
Income (loss) from discontinued operations	747	1,738	(5,650)	(35,702)
Cumulative effect of change in accounting principle	—	—	—	(17,828)

Net loss	$(39,519)	$(1,932)	$(48,679)	$(58,684)

  (a)
  Reflects depreciation and amortization of long-lived assets and amortization of deferred financing costs, which are classified as a component of interest expense, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited) (In thousands)
Depreciation and amortization of long-lived assets	$2,451	$2,680	$4,967	$5,447
Amortization of deferred financing costs	680	707	1,375	1,296

Consolidated depreciation and amortization	$3,131	$3,387	$6,342	$6,743

(5)
Reflects the Company's corporate headquarters assets, excluding investments in and notes receivable from subsidiaries.

(6)
Reflects elimination of inter-group receivables and profits in inventory as of period end.

Note 13.    Supplemental Condensed Consolidating Financial Information

        In conjunction with the 12% senior subordinated notes described in Note 8, the following condensed consolidating financial information is presented segregating the Company, as the issuer, and guarantor and non-guarantor subsidiaries. The accompanying financial information in the guarantor subsidiaries column reflects the financial position, results of operations and cash flows for those subsidiaries guaranteeing the senior credit facility and the notes.

        The guarantor subsidiaries are wholly-owned subsidiaries of the Company and their guarantees are full and unconditional on a joint and several basis. There are no restrictions on the ability of the guarantor subsidiaries to transfer funds to the issuer in the form of cash dividends, loans or advances. Separate financial statements of the guarantor subsidiaries are not presented because management believes that such financial statements would not be material to investors. Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

  (1)
  Elimination of investments in subsidiaries.

  (2)
  Elimination of intercompany accounts.

  (3)
  Elimination of equity in earnings of subsidiaries.

Balance Sheets

	June 30, 2003 (Unaudited)
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$3,571	$102	$—	$—		$3,673
Accounts receivable, net	—	20,726	—	—		20,726
Inventories	—	63,125	—	—		63,125
Other current assets	1,190	591	—	—		1,781

Total current assets	4,761	84,544	—	—		89,305
Property and equipment, net	2,105	32,696	—	—		34,801
Goodwill	10,224	152,206				162,430
Other assets, principally intangibles, net	—	36,110	—	—		36,110
Investments in subsidiaries	289,218	—	—	(289,218	)(1)	—
Intercompany receivables	56,259	74,846	—	(131,105	)(2)	—

Total assets	$362,567	$380,402	$—	$(420,323)		$322,646

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholder's Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$7,336	$1,149	$—	$—		$8,485
Other current liabilities	10,477	20,164	—	—		30,641

Total current liabilities	17,813	21,313	—	—		39,126
Long-term debt, less current portion	242,936	8,436	—	—		251,372
Intercompany payables	74,846	56,259	—	(131,105	)(2)	—
Other long-term liabilities	6,332	5,540	—	—		11,872
Mandatorily redeemable preferred stock	37,335	—	—	—		37,335

Stockholder's equity (deficit):
Paid-in capital	115,293	337,592	—	(337,592	)(1)	115,293
Retained earnings deficit	(131,988)	(48,374)	—	48,374	(1)	(131,988)
Accumulated other comprehensive loss	—	(364)	—	—		(364)

Total stockholder's equity (deficit)	(16,695)	288,854	—	(289,218)		(17,059)

Total liabilities, mandatorily redeemable preferred stock and stockholder's equity (deficit)	$362,567	$380,402	$—	$(420,323)		$322,646

	December 31, 2002
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$12,343	$78	$—	$—		$12,421
Accounts receivable, net	—	26,354	—	—		26,354
Inventories	—	59,300	—	—		59,300
Other current assets	17,711	443	—	—		18,154
Assets of discontinued operations	—	166,507	5,197	(10,963	)(1)	160,741

Total current assets	30,054	252,682	5,197	(10,963)		276,970
Property and equipment, net	2,485	33,654	—	—		36,139
Other assets, principally intangibles, net	11,708	224,150	—	—		235,858
Investments in subsidiaries	348,559	—	—	(348,559	)(1)	—
Intercompany receivables	276,121	172,389	5,740	(454,250	)(2)	—

Total assets	$668,927	$682,875	$10,937	$(813,772)		$548,967

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholder's Equity
Current liabilities:
Current portion of long-term debt	$15,337	$980	$—	$—		$16,317
Other current liabilities	16,786	27,763	—	—		44,549
Liabilities of discontinued operations	—	19,954	(26)	—		19,928

Total current liabilities	32,123	48,697	(26)	—		80,794
Long-term debt, less current portion	355,568	9,132	—	—		364,700
Intercompany payables	178,242	276,008	—	(454,250	)(2)	—
Other long-term liabilities	33,601	840	—	—		34,441
Mandatorily redeemable preferred stock	34,081	—	—	—		34,081

Stockholder's equity:
Paid-in capital	118,621	337,592	15,440	(353,032	)(1)	118,621
Retained earnings (deficit)	(83,309)	10,967	(4,477)	(6,490	)(1)	(83,309)
Accumulated other comprehensive loss	—	(361)	—	—		(361)

Total stockholder's equity	35,312	348,198	10,963	(359,522)		34,951

Total liabilities, mandatorily redeemable preferred stock and stockholder's equity	$668,927	$682,875	$10,937	$(813,772)		$548,967

Statements of Operations

	Six Months Ended June 30, 2003 (Unaudited)
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Revenues	$—	$86,013	$—	$—		$86,013
Cost of sales	—	76,286	—	—		76,286

Gross profit	—	9,727	—	—		9,727
Selling, general and administrative expenses	4,904	9,573	—	—		14,477
Impairment of goodwill	—	34,000	—	—		34,000
Amortization of intangible assets	—	1,826	—	—		1,826
Interest expense	12,116	221	—	—		12,337
Intercompany charges	(11,575)	11,575	—	—		—
Equity in loss of subsidiaries	34,615	218	—	(34,833	)(3)	—
Other expenses, net	586	160	—	—		746
Provision for income taxes (benefit)	8,033	(18,663)	—	—		(10,630)
Loss from discontinued operations	—	5,432	218	—		5,650

Net loss	$(48,679)	$(34,615)	$(218)	$34,833		$(48,679)

	Six Months Ended June 30, 2002 (Unaudited)
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Revenues	$—	$122,112	$—	$—		$122,112
Cost of sales	—	92,212	—	—		92,212

Gross profit	—	29,900	—	—		29,900
Selling, general and administrative expenses	5,788	18,459	—	—		24,247
Amortization of intangible assets	—	1,717	—	—		1,717
Interest expense	12,008	74	—	—		12,082
Intercompany charges	(14,310)	14,310	—	—		—
Equity in loss of subsidiaries	54,287	9,510	—	(63,797	)(3)	(3)
Other expenses, net	174	25	—	—		199
Provision for income tax benefit	(747)	(2,444)	—	—		(3,191)
Loss from discontinued operations	—	26,192	9,510	—		35,702
Cumulative effect of change in accounting principle	1,484	16,344	—	—		17,828

Net loss	$(58,684)	$(54,287)	$(9,510)	$63,797		$(58,684)

Statements of Cash Flows

	Six Months Ended June 30, 2003 (Unaudited)
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Cash flows from operating activities:
Net loss	$(48,679)	$(34,615)	$(218)	$34,833	(3)	$(48,679)
Loss from discontinued operations	—	5,432	218	—		5,650
Noncash adjustments:
Equity in loss of subsidiaries	34,615	218	—	(34,833	)(3)	—
Other noncash adjustments	(21,973)	61,060	—	—		39,087
Changes in working capital	15,765	(31,765)	—	—		(16,000)

Net cash used for operating activities	(20,272)	330	—	—		(19,942)

Cash flows from investing activities:
Net proceeds from sale of Specialty Avionics Group	132,800	—	—	—		132,800
Capital expenditures	(26)	(1,976)	—	—		(2,002)
Cash paid for acquisitions	(600)	—	—	—		(600)

Net cash provided by (used for) investing activities	132,174	(1,976)	—	—		130,198

Cash flows from financing activities:
Principal payments on long-term debt, leases and other debt	(129,924)	(524)	—	—		(130,448)
Net senior revolving credit facility borrowings	9,250	—	—	—		9,250

Net cash used for financing activities	(120,674)	(524)	—	—		(121,198)

Net cash provided by discontinued operations	—	2,194	—	—		2,194

Net increase (decrease) in cash and equivalents	(8,772)	24	—	—		(8,748)
Cash and equivalents at beginning of period	12,343	78	—	—		12,421

Cash and equivalents at end of period	$3,571	$102	$—	$—		$3,673

	Six Months Ended June 30, 2002 (Unaudited)
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated Total
	(In thousands)
Cash flows from operating activities:
Net loss	$(58,684)	$(54,287)	$(9,510)	$63,797	(3)	$(58,684)
Loss from discontinued operations	—	26,192	9,510	—		35,702
Noncash adjustments:
Equity in loss of subsidiaries	54,287	9,510	—	(63,797	)(3)	—
Other noncash adjustments	2,318	27,367	—	—		29,685
Changes in working capital	3,664	(14,217)	—	—		(10,553)

Net cash provided by (used for) operating activities	1,585	(5,435)	—	—		(3,850)

Cash flows from investing activities:
Cash paid for acquisitions	(5,890)	—	—	—		(5,890)
Capital expenditures	(46)	(1,978)	—	—		(2,024)

Net cash used for investing activities	(5,936)	(1,978)	—	—		(7,914)

Cash flows from financing activities:
Net senior revolving credit facility borrowings	8,000	—	—	—		8,000
Principal payments on long-term debt and leases	(2,863)	(1,623)	—	—		(4,486)
Deferred financing costs	(1,663)	—	—	—		(1,663)
Other, net	(268)	545	—	—		277

Net cash provided by (used for) financing activities	3,206	(1,078)	—	—		2,128

Net cash provided by discontinued operations	—	8,747	—	—		8,747

Net increase (decrease) in cash and equivalents	(1,145)	256	—	—		(889)
Cash and equivalents at beginning of period	9,641	(163)	—	—		9,478

Cash and equivalents at end of period	$8,496	$93	$—	$—		$8,589

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses, all of which are to be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee.

Item	Amount
SEC registration fee(1)	$—
Legal fees and expenses	75,000
Accounting fees and expenses	50,000
Printing and engraving expenses	20,000
Trustee fees	3,000
Miscellaneous expenses	2,000

Total	$150,000

(1)
Pursuant to Rule 457(q), no filing fee is required.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The certificate of incorporation of DeCrane Aircraft contains a provision eliminating or limiting director liability to the company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. Those provisions may not, however, eliminate or limit the personal liability of a director:

  •
  for any breach of such director's duty of loyalty to the company or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        As a result of this provision, the ability of the company, or a stockholder thereof, to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction based upon a director's breach of his duty of care.

        In addition, the certificate of incorporation and bylaws for DeCrane Aircraft provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the company who (by reason of the fact that he or she is a director or officer) is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable corporate law.

        DeCrane Aircraft also maintains directors' and officers' liability insurance.

        The Registration Rights Agreement filed as Exhibit 4.2 to this Registration Statement provides for indemnification of directors and officers of DeCrane Aircraft by CSFB against certain liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        On June 30, 2000, the Registrant sold 250,000 units consisting of 250,000 shares of its 16% mandatorily redeemable preferred stock and warrants to purchase 0.55728 shares of DeCrane Holdings Co. common stock (exercisable at $0.01 per share) to investors affiliated with DLJ Merchant Banking Partners II, L.P. as listed in the table below for $100.00 dollars per unit for a total selling price of $25.0 million in cash. No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder.

	Number of
	16% Preferred Stock	$.01 Common Stock Warrants	Total Selling Price
	(In thousands, except share data)
DLJ Investment Partners II, L.P.	142,064	79,191	$14,206
DLJ Investment Partners, L.P.	63,140	35,196	6,314
DLJ ESC II, L.P.	31,357	17,479	3,136
DLJ Investment Funding II, Inc.	13,439	7,491	1,344

Total	250,000	139,357	$25,000

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
Exhibits

        The list of exhibits is incorporated herein by reference to the Exhibit Index following the signature pages.

(b)
Financial Statement Schedules

Report of Independent Accountants on Financial Statement Schedule

To the Board of Directors and Stockholder of
DeCrane Aircraft Holdings, Inc.

        Our audits of the consolidated financial statements referred to in our report dated February 18, 2003, except for Notes 2 and 10, which are as of May 23, 2003, also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California

May 23, 2003

DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Financial Statement Schedules
Schedule II—Valuation and Qualifying Accounts

	Balance at Beginning of Period	Charged to Cost and Expense	Charged to Other Accounts		Deductions	Balance at End of Period
	(In thousands)
Year Ended December 31, 2002(1)
Allowance for doubtful accounts	$2,108	$843	$—		$(1,746)	$1,205
Reserve for excess, slow moving and potentially obsolete material(2)	2,986	3,553	—		(2,780)	3,759
Year Ended December 31, 2001(1)
Allowance for doubtful accounts	$1,536	$2,001	$—		$(1,429)	$2,108
Reserve for excess, slow moving and potentially obsolete material(3)	3,213	731	—		(958)	2,986
Year Ended December 31, 2000(1)
Allowance for doubtful accounts	$1,713	$7	$223	(4)	$(407)	$1,536
Reserve for excess, slow moving and potentially obsolete material	5,229	631	215	(4)	(2,862)	3,213

(1)
Excludes amounts attributable to the Specialty Avionics Group which is classified as discontinued operation.

(2)
Excludes $7,241,000 of other asset impairment related charges resulting from the 2002 and 2001 restructuring programs.

(3)
Excludes $12,155,000 of inventory and capitalized program cost write-offs resulting from the 2001 restructuring program.

(4)
Attributable to companies acquired. Reflects historical amounts used to determine the fair value of assets acquired.

ITEM 17.    UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
		(ii)
			To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
		(iii)
			To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"
	(2)
		That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 18th day of September, 2003.

DeCrane Aircraft Holdings, Inc.
By:	/s/ RICHARD J. KAPLAN Richard J. Kaplan Senior Vice President, Chief Financial Officer, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

By:	* Thompson Dean Chairman of the Board of Directors	By:	* R. Jack DeCrane Director and Principal Executive Officer
By:	/s/ RICHARD J. KAPLAN Richard J. Kaplan Director and Principal Accounting and Financial Officer	By:	* James A. Quella Director
By:	* Susan C. Schnabel Director	By:	* Albert E. Suter Director
*By:	/s/ RICHARD J. KAPLAN Richard J. Kaplan Attorney-in-Fact
Date: September 18, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the Registrants listed below has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 18th day of September, 2003.

Audio International, Inc.
Carl F. Booth & Co., LLC
Custom Woodwork & Plastics, LLC
DAH-IP Holdings, Inc.
DAH-IP Infinity, Inc.
DeCrane Aircraft Furniture Co., L.P.
DeCrane Aircraft Seating Company, Inc.
DeCrane Cabin Interiors, LLC
Hollingsead International, Inc.
PATS, Inc.
PCI Newco, Inc.
PPI Holdings, Inc.
Precision Pattern, Inc.
The Infinity Partners, Ltd.
By:	/s/ RICHARD J. KAPLAN Richard J. Kaplan Chief Financial Officer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

By:	* R. Jack DeCrane Director and Principal Executive Officer of each of each of the above-mentioned Registrants	By:	/s/ RICHARD J. KAPLAN Richard J. Kaplan Director and Principal Accounting and Financial Officer of each of the above-mentioned Registrants
*By:	/s/ RICHARD J. KAPLAN Richard J. Kaplan Attorney-in-Fact
Date: September 18, 2003

EXHIBIT INDEX

Exhibit Number	Filing Reference	Exhibit Description
2.1	(18)	Stock Purchase Agreement dated as of March 14, 2003 among Wings Holdings, Inc. and DeCrane Aircraft Holdings, Inc. and DeCrane Holdings Co. relating to the purchase and sale of 100% of the Common Stock of Avtech Corporation and Tri-Star Electronics International, Inc. and 100% of the Membership Interest of Aerospace Display Systems, LLC
3.1.1	(1)	Certificate of Incorporation of DeCrane Aircraft Holdings, Inc.
3.1.1.1	(15)	Certificate of Amendment of Certificate of Incorporation of DeCrane Aircraft Holdings, Inc. dated October 17, 2001
3.1.2	*	Bylaws of DeCrane Aircraft Holdings, Inc. as amended on July 9, 2003
3.3.1	(1)	Articles of Incorporation of Audio International, Inc.
3.3.2	(1)	Amended & Restated Bylaws of Audio International, Inc.
3.4.1	(1)	Articles of Incorporation of Hollingsead International, Inc.
3.4.2	(1)	Bylaws of Hollingsead International Inc.
3.5.1	(1)	Articles of Incorporation of PATS, Inc.
3.5.1.1	(1)	Amendment to Articles of Incorporation of PATS, Inc.
3.5.2	(1)	Bylaws of PATS, Inc.
3.5.2.1	(1)	Amendment to Bylaws of PATS, Inc.
3.6.1	(3)	Articles of Incorporation of PPI Holdings, Inc.
3.6.2	(3)	Bylaws of PPI Holdings, Inc.
3.7.1	(3)	Articles of Incorporation of Precision Pattern, Inc.
3.7.2	(3)	Bylaws of Precision Pattern, Inc.
3.8.1	(10)	Certificate of Formation and Certificate of Merger for Custom Woodwork & Plastics, LLC
3.8.2	(10)	Limited Liability Company Operating Agreement for Custom Woodwork & Plastics, LLC
3.9.1	(4)	Articles of Incorporation of PCI Newco, Inc. (formerly PCI Acquisition Co., Inc.)
3.9.1.1	(16)	Certificate of Amendment of Articles of Incorporation of PCI Acquisition Co., Inc. (changing its name to PCI Newco, Inc.)
3.9.2	(4)	Bylaws of PCI Newco, Inc. (formerly PCI Acquisition Co., Inc.)
3.10.1	(5)	Articles of Incorporation DAH-IP Holdings, Inc.
3.10.2	(5)	Bylaws of DAH-IP Holdings, Inc.
3.11.1	(5)	Articles of Incorporation of DAH-IP Infinity, Inc.
3.11.2	(5)	Bylaws of DAH-IP Infinity, Inc.
3.12.1	(5)	Certificate of Limited Partnership of The Infinity Partners, LTD. (formerly DAH-IP Acquisition Co., L.P.)
3.12.1.1	(16)	Certificate of Amendment of the Certificate of Limited Partnership of DAH-IP Acquisition Co., L.P. (changing its name to The Infinity Partners, LTD.)
3.12.2	(5)	Limited Partnership Agreement of The Infinity Partners, LTD. (formerly DAH-IP Acquisition Co., L.P.) among DAH-IP Holdings, Inc., the General Partner, and DeCrane Aircraft Holdings, Inc., the Limited Partner
3.12.3	(5)	Assignment of Partnership Interest in The Infinity Partners, LTD. (formerly DAH-IP Acquisition Co., L.P.) by DeCrane Aircraft Holdings, Inc. to DAH-IP Infinity, Inc.
3.13.1	(8)	Certificate of Formation and Certificate of Amendment of Carl F. Booth & Co., LLC
3.13.2	(8)	Limited Liability Company Agreement of Carl F. Booth & Co., LLC
3.14.1	(10)	Restated Articles of Incorporation of ERDA, Inc.
3.14.1.1	(17)	Articles of Amendment amending the Restated Articles of Incorporation of ERDA, Inc. (changing its name to DeCrane Aircraft Seating Company, Inc.
3.14.2	(10)	Bylaws of ERDA, Inc. (formerly ERDA Acquisition Co., Inc.)

3.15.1	(13)	Certificate of Limited Partnership of DeCrane Aircraft Furniture Co., LP
3.15.2	(13)	Limited Partnership Agreement of DeCrane Aircraft Furniture Co., LP
3.16.1	(17)	Certificate of Formation of DeCrane Cabin Interiors, LLC
3.16.2	(17)	Limited Liability Company Agreement of DeCrane Cabin Interiors, LLC
4.1	(1)	Indenture dated October 5, 1998 between DeCrane Aircraft and State Street Bank and Trust Company
4.1.1	(1)	Supplemental Indenture dated January 22, 1999 among PATS, Inc. and its subsidiaries, the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.2	(2)	Supplemental Indenture dated April 23, 1999 among PPI Holdings, Inc., Precision Pattern, Inc., the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.3	(12)	Supplemental Indenture dated August 5, 1999 among CWP Acquisition, Inc. d/b/a Custom Woodwork & Plastics, Inc., the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.4	(12)	Supplemental Indenture dated October 6, 1999 among PCI Acquisition Co., Inc. d/b/a PCI Newco, Inc., the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.5	(12)	Supplemental Indenture dated December 17, 1999 among DAH-IP Acquisition, L.P. d/b/a Infinity Partners, L.P., DAH-IP Holdings, Inc., DAH-IP Infinity, Inc., the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.6	(12)	Supplemental Indenture dated May 11, 2000 among Booth Acquisition, LLC, the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.7	(12)	Supplemental Indenture dated June 16, 2000 among DeCrane Aircraft Furniture Co., L.P., the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.8	(12)	Supplemental Indenture dated June 30, 2000 among ERDA, Inc., the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.1.9	(20)	Supplemental Indenture dated June 17, 2003 among DeCrane Cabin Interiors, LLC, the other guarantors under the Indenture, DeCrane Aircraft and State Street Bank and Trust Company
4.2	(1)	A/B Exchange Registration Rights Agreement among DeCrane Aircraft Holdings, Inc., the subsidiary guarantors, and DLJ Securities Corporation
4.5	(1)	Form of DeCrane Aircraft 12% Senior Subordinated Notes due 2008
4.6	(10)	Certificate of Designations, Preferences and Rights of 16% Senior Redeemable Exchangeable Preferred Stock due 2009
4.6.1	(12)	Amendment to the Certificate of Designations, Preferences and Rights of 16% Senior Redeemable Exchangeable Preferred Stock due 2009 dated October 5, 2000
4.7	(10)	Senior Preferred Stock Registration Rights Agreement dated as of June 30, 2000 among DeCrane Aircraft Holdings, Inc. and the Holders of Senior Preferred Stock
4.7.1	(12)	Amendment No. 1 to the Senior Preferred Stock Registration Rights Agreement dated as of June 30, 2000 among DeCrane Aircraft Holdings, Inc. and the Holders of Senior Preferred Stock dated October 6, 2000
5.1	(21)	Opinion of Spolin Silverman Cohen & Bartlett LLP with respect to the validity of the Notes
10.1	(10)	Securities Purchase Agreement dated as of June 30, 2000 among DeCrane Aircraft Holdings, Inc., DeCrane Holdings Co. and the purchasers named therein

10.2	(12)	Amended and Restated Investors' Agreement dated as of October 6, 2000 by and among DeCrane Holdings Co., DeCrane Aircraft Holdings, Inc. and the stockholders named therein
10.5	(1)	Tax Sharing Agreement dated March 15, 1993 between DeCrane Aircraft and several subsidiaries
10.6	(1)	Employment Agreement dated July 17, 1998 between DeCrane Aircraft Holdings, Inc. and R. Jack DeCrane
10.6.1	(13)	First Amendment to Employment Agreement dated May 5, 2000 between DeCrane Aircraft Holdings, Inc. and R. Jack DeCrane
10.7	(1)	401(k) Salary Reduction Non-Standardized Adoption Agreement dated April 30, 1992 between the Company and The Lincoln National Life Insurance Company
10.8	(1)	Form of Subscription Agreement for DeCrane Holdings Co. common and preferred stock by certain members of Global Technology Partners LLC
10.10	(1)	Credit Agreement dated August 28, 1998 by and among DeCrane Aircraft Holdings, Inc. (successor by merger to DeCrane Finance Co.) and DLJ Capital Funding, Inc.
10.10.1	(1)	First Amendment to Credit Agreement dated January 22, 1999
10.10.2	(6)	Second Amended and Restated Credit Agreement dated as of December 17, 1999 among DeCrane Aircraft Holdings, Inc., the lenders listed therein, DLJ Capital Funding, Inc., as syndication agent, and Bank One NA, as administrative agent
10.10.3	(9)	Third Amended and Restated Credit Agreement dated as of May 11, 2000 among DeCrane Aircraft Holdings, Inc., the lenders listed therein, DLJ Capital Funding, Inc., as syndication agent, and Bank One NA, as administrative agent
10.10.3.1	(12)	First Amendment to the Third Amended and Restated Credit Agreement dated as of June 30, 2000 among DeCrane Aircraft Holdings, Inc., the lenders listed therein, DLJ Capital Funding, Inc., as syndication agent, and Bank One NA, as administrative agent
10.10.4	(14)	Increased Commitments Agreement, dated as of April 27, 2001, pursuant to Third Amended and Restated Credit Agreement, dated as of May 11, 2000, as amended by the First Amendment to the Third Amended and Restated Credit Agreement, dated as of June 30, 2000
10.10.5	(16)	Second Amendment to the Third Amended and Restated Credit Agreement dated as of March 19, 2002 among DeCrane Aircraft Holdings, Inc., the lenders listed therein, Credit Suisse First Boston (as successor to DLJ Capital Funding, Inc.) as syndication agent, and Bank One NA, as administrative agent
10.10.6	(18)	Third Amendment to the Third Amended and Restated Credit Agreement dated as of March 31, 2003 among DeCrane Aircraft Holdings, Inc., the lenders listed therein, Credit Suisse First Boston (as successor to DLJ Capital Funding, Inc.) as syndication agent, and Bank One NA, as administrative agent
10.11	(1)	General Terms Agreement between The Boeing Company and PATS, Inc. dated February 17, 1998
10.11.1	(1)	Special Business Provisions between The Boeing Company and PATS, Inc. dated February 17, 1998
10.11.2	(1)	Letter Agreement between The Boeing Company and DeCrane Aircraft Holdings, Inc. dated January 15, 1999
10.11.3	(21)	Addendum 6-5723-03-064 to the Special Business Provisions between The Boeing Company and PATS, Inc. dated April 16, 2003
10.19	(5)	Amended Management Incentive Stock Option Plan
10.20	(5)	Amended Stock Subscription Agreement
10.21	(5)	Amended Incentive Bonus Plan
10.22	(7)	Executive Deferred Compensation Plan

10.23	(18)	Form of Change of Control Agreements between DeCrane Aircraft Holdings, Inc. and certain executives
12.1	*	Computation of Earnings to Fixed Charges Ratios
21.1	(19)	List of Subsidiaries of Registrant
23.1	(21)	Consent of Spolin Silverman Cohen & Bartlett LLP (contained in their opinion filed as Exhibit 5.1)
23.2	*	Consent of PricewaterhouseCoopers LLP
24	(20)	Powers of Attorney (included on signature pages)
25	(20)	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1

*
Filed herewith.

(1)
Filed as an exhibit to our Registration Statement (Registration No. 333-70365) on Form S-1 (Amendment No. 1) filed with the Commission on March 3, 1999.

(2)
Filed as an exhibit to our Registration Statement (Registration No. 333-70365) on Form S-1 (Amendment No. 2) filed with the Commission on April 23, 1999.

(3)
Filed as an exhibit to our Registration Statement (Registration No. 333-70365) on Form S-1 (Amendment No. 3) filed with the Commission on May 6, 1999.

(4)
Filed as an exhibit to our Form 8-K dated August 5, 1999 filed with the Commission on October 19, 1999.

(5)
Filed as an exhibit to our Form 8-K dated December 17, 1999 filed with the Commission on December 31, 1999.

(6)
Filed as an exhibit to our Form 10-K dated December 31, 1999 filed with the Commission on March 30, 2000.

(7)
Filed as an exhibit to our Form 10-Q dated March 31, 2000 filed with the Commission on May 9, 2000.

(8)
Filed as an exhibit to our Form 8-K dated May 11, 2000 filed with the Commission on May 25, 2000.

(9)
Filed as an exhibit to our Form 8-K (Amendment No. 1) dated May 11, 2000 filed with the Commission on June 16, 2000.

(10)
Filed as an exhibit to our Form 8-K (Amendment No. 1) dated June 30, 2000 filed with the Commission on August 2, 2000.

(11)
Filed as an exhibit to our Form 10-Q dated June 30, 2000 filed with the Commission on August 14, 2000.

(12)
Filed as an exhibit to our Form 10-Q dated September 30, 2000 filed with the Commission on November 14, 2000.

(13)
Filed as an exhibit to our Form 10-K dated December 31, 2000 filed with the Commission on March 30, 2001.

(14)
Filed as an exhibit to our Form 10-Q dated March 31, 2001 filed with the Commission on May 14, 2001.

(15)
Filed as an exhibit to our Form 10-Q dated September 30, 2001 filed with the Commission on November 13, 2001.

(16)
Filed as an exhibit to our Form 10-K dated December 31, 2001 filed with the Commission on March 27, 2002.

(17)
Filed as an exhibit to our Form 10-Q dated March 31, 2002 filed with the Commission on May 13, 2002.

(18)
Filed as an exhibit to our Form 10-K dated December 31, 2002 filed with the Commission on April 15, 2003.

(19)
Filed as an exhibit to our Form 8-K dated May 23, 2003 filed with the Commission on June 6, 2003.

(20)
Filed as an exhibit to our Registration Statement (Registration No. 333-106381) on Form S-1 filed with the Commission on June 23, 2003.

(21)
Filed as an exhibit to our Registration Statement (Registration No. 333-106381) on Form S-1 filed with the Commission on August 12, 2003.

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TABLE OF ADDITIONAL REGISTRANTS
EXPLANATORY NOTE
Table of Contents
SUMMARY
Our Company
Our Operating Groups
Industry Overview and Trends
Risk Factors
The Notes
Summary Selected Consolidated Financial Data
RISK FACTORS
Risks Relating to Our Substantial Debt
Risk Related to Our Control by Principal Stockholders
Risks Related to Our Business
Special Note Regarding Forward-Looking Statements
RECENT DEVELOPMENTS Sale of the Specialty Avionics Group
INDUSTRY AND MARKET DATA
CAPITALIZATION
USE OF PROCEEDS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Recent Developments
Industry Overview and Trends
Results of Operations
Restructuring, Asset Impairment and Other Related Charges
Goodwill Impairment Charges
Liquidity and Capital Resources
Disclosure of Contractual Obligations and Commitments
Disclosure About Off-Balance Sheet Commitments and Indemnities
Critical Accounting Policies
Recently Issued Accounting Pronouncements
Quantitative and Qualitative Disclosures About Market Risk
BUSINESS
MANAGEMENT
Directors and Executive Officers
Executive Compensation
Directors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT DeCrane Aircraft
DeCrane Holdings
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS Acquisition of Donaldson, Lufkin & Jenrette, Inc. by Credit Suisse Group
Transactions with Management and Others
Indebtedness of Executive Officers and Directors
DESCRIPTION OF THE SENIOR BANK CREDIT FACILITY
DESCRIPTION OF THE NOTES General
Principal, Maturity and Interest
Subordination
Note Guarantees
Optional Redemption
Selection and Notice
Mandatory Redemption
Repurchase at the Option of Holders
Principal Covenants
Events of Default and Remedies
No Personal Liability of Member, Directors, Officers, Employees and Stockholders
Legal Defeasance and Covenant Defeasance
Transfer and Exchange
Amendment, Supplement and Waiver
Concerning the Trustee
Book-Entry, Delivery and Form
Key Definitions
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Balance Sheets
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Stockholder's Equity
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Balance Sheets
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statement of Stockholder's Equity (Deficit)
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Condensed Notes to Unaudited Consolidated Financial Statements
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
Report of Independent Accountants on Financial Statement Schedule
DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES Consolidated Financial Statement Schedules Schedule II—Valuation and Qualifying Accounts
  ITEM 17. UNDERTAKINGS
SIGNATURES
SIGNATURES
EXHIBIT INDEX